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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114802

PROSPECTUS

43,328,933 Shares

Fieldstone Investment Corporation
Common Stock

        We are a self-managed, fully integrated mortgage banking company that has a portfolio of mortgage loans we originated and that originates, securitizes, sells and services non-conforming and conforming single-family residential mortgage loans. We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, commencing with our taxable year ended December 31, 2003. We originate loans for borrowers nationwide through our operating subsidiary, Fieldstone Mortgage Company (Fieldstone Mortgage). We originate loans through our two primary channels: non-conforming and conforming. Each channel has wholesale and retail lending divisions. We maintain a wholesale network of over 4,700 independent mortgage brokers, of which approximately 4,200 are non-conforming brokers and 500 are conforming brokers serviced by 15 regional operations centers. In addition, we operate a network of non-conforming retail branch offices and conforming retail branch offices located in 26 states throughout the country.

        In August 2003, we began implementing our current business strategy of retaining a portion of the non-conforming loans that we originate on a long-term basis in a portfolio, financed primarily by issuing mortgage-backed securities secured by these loans. Our goal is to build and manage a portfolio of loans with superior risk-adjusted returns to generate for our stockholders stable cash flows and dividends based on managing the credit quality of loans, the interest rate risk of the portfolio and the level of leverage we use to finance our portfolio. We continue to sell to third parties a portion of the non-conforming loans and all of the conforming loans that we originate, on a servicing-released basis.

        This prospectus covers the resale of up to 43,328,933 shares of our common stock that the selling stockholders listed beginning on page 124 of this prospectus may offer for sale from time to time following the effective date of the registration statement of which this prospectus is a part. We are registering these shares of common stock to provide the selling stockholders with registered securities, but this prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.

        Our common stock trades on the NASDAQ National Market under the symbol "FICC." On March 28, 2005 the last reported sale price of our common stock on NASDAQ was $14.55 per share. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any stock exchange or market on which our common stock is then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices.

        We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We will not receive any of the proceeds from sales of our shares by the selling stockholders, but will incur expenses. Our common stock is subject to transfer restrictions principally intended to preserve our status as a REIT. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 11 of this prospectus for risk factors relevant to an investment in our common stock, including, among others:

  •
  We have a limited operating history with building and managing an investment portfolio, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

  •
  If we do not receive the payments from the loans that we anticipate, our revenues may be insufficient to cover our costs to originate, the interest expense and the losses on these loans, as well as the repayment of principal on the warehouse or securitization debt used to finance these loans.

  •
  We require substantial cash to fund our loan originations, to pay our loan origination expenses and to hold our loans pending sale or securitization, and if it is not available, our business, financial condition and results of operations will be significantly harmed.

  •
  Fluctuating or rising interest rates may adversely affect our earnings or ability to borrow under our warehouse lines of credit and repurchase facilities.

  •
  The use of securitizations with over-collateralization requirements may have a negative effect on our cash flow if our loan delinquencies exceed certain levels.

  •
  We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

  •
  If we fail to qualify or remain qualified as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing our net income and the amount of funds available for making distributions to our stockholders, and the taxable income of our securitization trusts may be subject to an entity level tax.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2005

        You may rely only on information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.

i

SUMMARY

        This summary highlights the material information contained elsewhere in this prospectus but does not contain all of the information that you should consider before investing. You should read the entire prospectus, including "Risk Factors" and our financial statements and the related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context indicates otherwise, references to "our company," "we," "our" and "us" refer to the activities of, and the assets and liabilities of, the business and operations of Fieldstone Investment Corporation (Fieldstone Investment) and its subsidiaries. References to "Fieldstone Mortgage" refer to the activities of our principal operating subsidiary, Fieldstone Mortgage Company.

Our Company

        We are a self-managed, fully integrated mortgage banking company that has a portfolio of mortgage loans we originated and that originates, securitizes, sells and services non-conforming and conforming single-family residential mortgage loans. We originate loans for borrowers nationwide through our operating subsidiary, Fieldstone Mortgage. Fieldstone Mortgage has been operating since 1995, and we believe we have developed processes and criteria that promote sound underwriting and pricing decisions and provide the ability to approve and fund quality non-conforming and conforming loans efficiently.

        In August 2003, we began implementing our current business strategy of retaining a portion of the non-conforming loans that we originate on a long-term basis in a portfolio, financed primarily by issuing mortgage-backed securities secured by these loans. Our goal is to build and manage a portfolio of loans with superior risk-adjusted returns to generate for our stockholders stable cash flows and dividends based on managing the credit quality of loans, the interest rate risk of the portfolio and the level of leverage we use to finance our portfolio. As of December 31, 2004, we have completed six securitizations totaling $4.7 billion and added $4.8 billion to our portfolio of loans held for investment. We continue to sell to third parties a portion of the non-conforming loans and all of the conforming loans that we originate, on a servicing-released basis.

        We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, commencing with our taxable year ended December 31, 2003. We intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax. We intend to retain our net gains on sales of loans to build our capital base. In order to meet some of the requirements to qualify as a REIT, we conduct all of our loan origination, processing, underwriting, sales and servicing functions through our primary operating subsidiary, Fieldstone Mortgage, which we have elected to treat as a taxable REIT subsidiary. Fieldstone Mortgage funds the conforming and non-conforming loans we intend to sell.

        Fieldstone Mortgage continues to originate all of our conforming and non-conforming loans. However, with respect to non-conforming loans held for investment, Fieldstone Mortgage closes the loans using funds advanced by Fieldstone Investment and simultaneously assigns the loans to Fieldstone Investment.

        We have been originating mortgage loans since 1996. We originate loans through our two primary channels: non-conforming and conforming. A non-conforming loan is a loan that is ineligible for purchase by Fannie Mae or Freddie Mac due to either loan size, credit characteristics of the borrower or documentation standards in connection with the underwriting of the borrower's income. The credit characteristics that cause a loan to be ineligible include those where there is a relatively higher level of debt service carried by the borrower, higher loan to value ratio (LTV), and loans by borrowers who may have a record of credit write-offs, outstanding judgments, prior bankruptcies and other credit items that do not satisfy the Fannie Mae or Freddie Mac underwriting guidelines. Documentation standards that are not eligible may include borrowers who provide limited or no documentation of their income in connection with the underwriting of the related mortgage loan. During 2004 and 2003, we originated approximately $7.5 billion and $7.4 billion, respectively, of mortgage loans, of which approximately 83% and 70%, respectively, were non-conforming loans and 17% and 30%, respectively, were conforming loans.

        Each channel has a wholesale and retail lending division. The primary difference between wholesale and retail lending is the borrower's point of contact. For wholesale loans, an independent mortgage broker is the borrower's primary contact. The broker sends a completed loan application to us for underwriting. For retail loans, we contact the borrower directly. For all loans that we fund, we control the credit underwriting, documentation and closings. We maintain a wholesale network of over 4,700 independent mortgage brokers, of which approximately 4,200 are non-conforming brokers and 500 are conforming brokers. We operate our own network of non-conforming retail branch offices and conforming branch offices located in 26 states throughout the country.

        Our business, therefore, is divided into four production segments, non-conforming wholesale, non-conforming retail, conforming wholesale and conforming retail. You will find information concerning the financial results of our four production segments in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the section entitled "Production Segment Results."

        The following table summarizes information regarding our total loan originations in 2004, 2003, and 2002 by production segment (in thousands):

	Year Ended December 31,
	2004		2003		2002
Production Segment	Loans Originated	Percentage of Total Originations	Loans Originated	Percentage of Total Originations	Loans Originated	Percentage of Total Originations
Non-Conforming Wholesale Segment	$5,529,824	74%	$4,477,756	61%	$2,080,526	52%
Non-Conforming Retail Segment	655,221	9%	670,426	9%	398,797	10%
Conforming Wholesale Segment	922,335	12%	1,523,920	21%	1,014,789	25%
Conforming Retail Segment	367,867	5%	699,948	9%	522,295	13%

Total Originations	$7,475,247	100%	$7,372,050	100%	$4,016,407	100%

        We finance our mortgage originations on a short-term basis through a variety of warehouse lines of credit and repurchase facilities. We retain a substantial portion of our non-conforming loans in our investment portfolio on a long-term basis, financed largely by issuing mortgage-backed securities secured by these loans. These securitizations are structured as financings for accounting purposes; therefore, we do not recognize a gain or loss on our securitization of these loans. We record interest income generated by the loans and recognize interest expense on the mortgage-backed securities over the life of the loans and corresponding mortgage-backed securities debt.

        We generate earnings from the non-conforming loans we retain primarily through:

  •
  net interest income, which is the difference between the interest income we receive from the loans and the interest expense paid under our warehouse lines and repurchase facilities and to the holders of the mortgage-backed securities;

        less

  •
  losses due to defaults and delinquencies on the loans; and

  •
  servicing fees and selling and general administrative expenses that we must pay.

Our net interest income will vary based upon, among other things, the difference between the weighted average interest earned on the loans and the interest payable to our warehouse lenders and the holders of the mortgage-backed securities, the performance of the underlying loans and the amount and timing of borrower prepayments of the underlying loans.

        We sell all of our conforming loans as well as the non-conforming loans held for sale on a "servicing-released" basis, which means we sell the loans together with the servicing rights to the buyer of the loans. These transactions are typically referred to as whole loan sales. We aggregate these loans into mortgage pools and sell these pools of mortgages to third parties on a servicing-released basis. We generally sell our loans held for sale within 45 days of funding. We perform the initial interim servicing functions for all of our loans. We intend to develop our servicing capability to allow us to permanently service the portfolio of non-conforming loans held for investment, but until this capability is developed, we contract with third parties to service these loans for us. We perform the initial interim servicing functions for these loans between the time of origination and the time of transfer of servicing to the long-term servicer of these loans, which is generally within 90 days after funding.

        Under our whole loan sale strategy, our income is generated primarily by:

  •
  the sale of loans at a premium to our weighted average origination costs (net of origination fee income); and

  •
  net interest income, which is the difference between the interest income we receive from the loans and our interest expense paid under our warehouse lines and repurchase facilities used to fund the loans.

Risk Factors

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 11 of this prospectus for risk factors relevant to an investment in our common stock, including, among others:

  •
  We have a limited operating history with respect to our portfolio strategy, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

  •
  We have invested the substantial majority of our shareholders' equity in a portfolio of non-conforming mortgage loans held for investment financed by pledging the loans to secure mortgage-backed securities. If we do not receive the payments from the loans that we anticipate, due to either early prepayment of the loans or default by more borrowers than we have anticipated, our revenues may be insufficient to cover our costs to originate, the interest expense and losses on these loans, as well as the repayment of principal on the warehouse or securitization debt used to finance these loans.

  •
  We require substantial cash to fund our loan originations, to pay our loan origination expenses and to hold our loans pending sale or securitization, and if it is not available, our business, financial condition and results of operations will be significantly harmed.

  •
  Fluctuating or rising interest rates may adversely affect our earnings or ability to borrow under our warehouse lines of credit and repurchase facilities.

  •
  The use of securitizations with over-collateralization requirements may have a negative effect on our cash flow if our loan delinquencies exceed certain levels.

  •
  We have not established a minimum distribution payment level. If the cash we generate from our operations is insufficient to make our REIT distributions, we may need to borrow funds on a short-term basis to make distributions to stockholders. We cannot assure you of our ability to make distributions to our stockholders in the future.

  •
  If we fail to qualify or remain qualified as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing our net income and the amount of funds available for making distributions to our stockholders, and our taxable income of our securitization trusts may be subject to an entity level tax.

Our Principal Office

        Our principal offices are located at 11000 Broken Land Parkway, Suite 600, Columbia, Maryland 21044. Our telephone number is (410) 772-7200. Our website is www.FieldstoneInvestment.com. Fieldstone Mortgage's website is www.fmcc.com or www.FieldstoneMortgage.com. The information on our websites does not constitute a part of this prospectus.

Restrictions on Ownership of Our Common Stock

        Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our charter documents generally prohibit any stockholder from actually or constructively owning more than 9.8% of the outstanding shares of our common stock. Our board may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if our board is presented with satisfactory evidence that the ownership will not then or in the future jeopardize our REIT status. Our charter also prohibits certain cooperatives, governmental entities and tax-exempt organizations that are exempt from the unrelated business income tax from owning our shares because a tax could be imposed on us if our shares are held by these entities.

Our Corporate History, Formation and Tax Status

        We were formed on August 20, 2003 as a Maryland corporation and a wholly owned subsidiary of Fieldstone Holdings Corp., a Delaware corporation. In 1998, Fieldstone Holdings acquired Fieldstone Mortgage Company, a Maryland corporation formed in 1995 that has been originating and selling residential mortgage loans since 1996. On November 14, 2003, we completed a private offering of 47.15 million shares of our common stock pursuant to Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended (referred to herein as the 144A Offering), which yielded net proceeds of approximately $658.1 million. In connection with the private offering, we merged with Fieldstone Holdings. As the surviving entity, we succeeded to all of the assets and liabilities of Fieldstone Holdings, and Fieldstone Mortgage became our wholly owned principal operating subsidiary.

        Pursuant to the merger, the shareholders of Fieldstone Holdings received 565.38168 shares of our common stock for each share of common stock of Fieldstone Holdings. Immediately following the closing of the 144A Offering, we redeemed the shares of common stock held by a group of former shareholders of Fieldstone Holdings for approximately $188.1 million of the net proceeds of the 144A Offering.

        Prior to 2003, Fieldstone Holdings operated as a regular taxable C corporation. Effective January 1, 2003, Fieldstone Holdings made an election to be taxed as an S corporation. Effective November 13, 2003, prior to merging with Fieldstone Investment, Fieldstone Holdings revoked its S corporation status. We have elected to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, effective November 13, 2003. As a REIT, we generally are not subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income and property. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we are organized as required to qualify as a REIT under the Internal Revenue Code and that our manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes.

        We have elected to treat Fieldstone Mortgage as our taxable REIT subsidiary (TRS). This entity earns income and engages in activities that are not meant to occur in a REIT. For example, a TRS could earn income from the servicing and origination and sale of loans, which would not be qualifying income for purposes of the REIT income tests. A TRS is taxed as a regular corporation, and its net income is, therefore, subject to federal, state and local corporate level tax.

        In addition to Fieldstone Mortgage, we have two other wholly owned subsidiaries, Fieldstone Mortgage Ownership Corp. (FMOC) and Fieldstone Servicing Corp. (FSC), which were formed on February 3, 2004 as Maryland corporations and are treated as qualified REIT subsidiaries. FMOC holds securities and ownership interests in owner trusts and other securitization entities, including securities issued by us or on our behalf. FMOC holds the equity interests in our securitized pools of mortgage loans, as well as any derivatives designated as interest rate hedges related to our securitized debt. FSC holds the rights to direct the servicing of our loans held for investment.

Our Distribution Policy

        To satisfy the requirements to qualify as a REIT, and to reduce our liability to pay taxes on our income, we will make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their REIT taxable income, excluding net capital gains, to their stockholders on an annual basis. If we fail to qualify as a REIT, we will be subject to tax as a regular corporation and may face substantial tax liability. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on a portion of our income and property. Our REIT taxable income, and our cash available for distribution, will not include any earnings of Fieldstone Mortgage that we choose to retain in that subsidiary (by not making a dividend of those earnings to Fieldstone Investment). Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest income we receive from the non-conforming loans we retain in our portfolio, the revenue we receive from the securitization and sale of loans, our operating expenses and any other expenditures. In addition, if our minimum distribution required to maintain our REIT status exceeds our cash available for distribution because our income for tax purposes exceeds our cash flow from operations, we could be forced to borrow funds, sell assets or raise capital on unfavorable terms in order to maintain our REIT status.

        We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future. We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although if we were to restructure our investment portfolio and sell loans held in the portfolio, a portion of any distributions may be designated by us as capital gain, based on the tax accounting for our income. In addition, a portion of our dividend will be classified as excess inclusion income. If our distributions exceed our accumulated REIT taxable income, as calculated for federal income tax purposes, distributions may constitute a return of capital for tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization for tax purposes. See "Material Federal Income Tax Considerations."

144A Offering

        We sold a total of 47.15 million shares of our common stock in the fourth quarter of 2003. Of these shares, we sold 36.56 million shares at $13.95 per share to Friedman, Billings, Ramsey &

Co., Inc., or FBR, as initial purchaser, on November 14, 2003, and an additional 195,400 shares of our common stock at $13.95 per share to FBR, as initial purchaser, on December 11, 2003, pursuant to the exercise by FBR of its option to purchase shares to cover additional allotments. FBR resold 33,166,835 shares to investors at a price of $15.00 per share in transactions not involving registration under the Securities Act. As part of this same offering, we sold 10,398,936 shares of our common stock (including 356,540 shares sold to our employees and directors in a directed share program) directly in a private placement in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, at a price of $15.00 per share. FBR received a fee of $1.05 per share as placement agent in respect of the shares sold in the private placement (except for the shares sold in the directed share program for which no fee was paid). We also issued 400,000 shares of our common stock to FBR as consideration for financial advisory services, at a price of $0.01 per share. The value of the shares issued to FBR for its financial advisory services was approximately $6.0 million. The shares sold to FBR and those sold by us directly in the private placement are collectively referred to as the 144A Offering.

        Our net proceeds from the 144A Offering were approximately $658.1 million. We have used the net proceeds as follows:

  •
  approximately $188.1 million to redeem 94.83% of our common stock outstanding immediately prior to the closing of the 144A Offering;

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  approximately $33.0 million to repay in full the principal and interest on our subordinated debt outstanding immediately prior to the closing of the 144A Offering;

  •
  approximately $4.4 million to pay advisory, legal and accounting fees incurred in connection with the 144A Offering, including fees incurred in connection with filing the registration statement of which this prospectus is a part, and the reimbursement of certain fees and expenses incurred by FBR; and

  •
  the remainder, $432.6 million, for building our investment portfolio, working capital and other general corporate purposes, including repaying outstanding borrowings under our warehouse lines and repurchase facilities.

        For a more detailed discussion of the 144A Offering see "Our Structure and Formation Transactions; 144A Offering."

The Offering

        This prospectus covers the resale of up to 43,328,933 shares of our common stock, which represents 88.7% of our total outstanding common stock. We issued and sold 47,150,000 shares in the 144A Offering. FBR has represented to us that the shares it purchased in the 144A Offering and those it placed on our behalf were resold to qualified institutional buyers, as defined in Rule 144A under the Securities Act, institutional accredited investors, as defined in Rule 501 under the Securities Act, or to non-U.S. persons, as defined in Regulation S under the Securities Act, initially at a price of $15.00 per share.

Common stock offered by the selling stockholders	43,328,933 shares(1)
Common stock outstanding	48,835,876 shares(2)
Offering price	The selling stockholders are offering, from time to time, the shares being offered by this prospectus at the then current market price.
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock sold by the selling stockholders.
Trading	Our common stock trades on the NASDAQ National Market under the symbol "FICC."

(1)
Includes (i) 42,553,073 of the 47,150,000 shares issued and sold in the 144A Offering and (ii) 775,860 shares owned by Michael J. Sonnenfeld, our president and chief executive officer, prior to the 144A Offering.

(2)
Includes (i) 47.15 million shares issued and sold in the 144A Offering, (ii) 400,000 shares issued to FBR in consideration for financial advisory services rendered, (iii) 775,860 shares owned by Michael J. Sonnenfeld, our president and chief executive officer, prior to the 144A Offering, (iv) 493,116 shares of restricted stock issued and outstanding to our directors, officers and key employees under our Equity Incentive Plan and (v) 16,900 shares issued upon the exercise of options. Excludes 731,350 shares issuable upon the exercise of options outstanding on March 28, 2005.

Summary Selected Historical Consolidated Financial Data
(In thousands)

        The following table sets forth selected financial and operating information for Fieldstone Investment, including Fieldstone Holdings, deemed to be our predecessor for accounting purposes. The financial statements represent the combined financial condition and results of operations of Fieldstone Investment and its subsidiaries. In addition, the financial data included below for the years ended December 31, 2000 through 2002 reflect our prior business strategy of selling all of our loans on a whole-loan servicing released basis. Accordingly, our historical financial results will not be indicative of our future performance. The financial and operating data presented have been derived from our consolidated financial statements for each of the periods presented. The following selected financial and operating information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus:

Selected Consolidated Financial and Other Data
(In thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002	2001	2000
Operating Data:
Revenues:
Interest income:
Loans held for investment	$206,460	17,749	—	—	—
Loans held for sale	25,316	49,118	33,666	16,747	8,639

Total interest income	231,776	66,867	33,666	16,747	8,639

Interest expense:
Loans held for investment	69,039	5,137	—	—	—
Loans held for sale	5,498	17,424	13,543	10,287	7,571
Subordinated revolving line of credit	—	510	576	741	1,106

Total interest expense	74,537	23,071	14,119	11,028	8,677

Net interest income (expense)	157,239	43,796	19,547	5,719	(38)
Provision for loan losses—loans held for investment	21,556	2,078	—	—	—

Net interest income after provision for loan losses	135,683	41,718	19,547	5,719	(38)
Gains on sales of mortgage loans, net	52,147	117,882	74,875	42,429	25,065
Other income (expense)—portfolio derivatives	8,789	(3,398)	—	—	—
Fees and other income	3,714	3,188	3,230	2,834	2,305

Total revenues	200,333	159,390	97,652	50,982	27,332

Expenses:
Payroll and related expenses, net	81,915	84,227	40,482	28,260	23,629
General and administrative expenses(1)	48,888	29,947	19,568	14,619	13,530

Total expenses	130,803	114,174	60,050	42,879	37,159

Income (loss) before income taxes	69,530	45,216	37,602	8,103	(9,827)
Provision for income tax (expense) benefit	(3,966)	2,616	(15,855)	3,140	—

Net income (loss)	$65,564	47,832	21,747	11,243	(9,827)

Earnings (loss) per share of common stock:
Basic	$1.34	2.48	1.44	0.74	(0.65)
Diluted	1.34	2.47	1.44	0.74	(0.65)
Dividends declared per common share(2)	$1.09	2.53	—	—	—

	Year Ended December 31,
	2004	2003	2002	2001	2000
Other Data:
Fundings:
Non-Conforming fundings	$6,185,045	5,148,182	2,479,323	1,175,389	681,135
Conforming fundings	1,290,202	2,223,868	1,537,084	1,070,455	459,192

Total mortgage fundings	$7,475,247	7,372,050	4,016,407	2,245,844	1,140,327

Non-Conforming Loan Fundings Statistics
Weighted average interest rate	7.2%	7.3%	8.4%	9.6%	10.7%
Weighted average credit score	652	653	645	632	616
Weighted average loan to value	84.5%	86.0%	85.7%	84.6%	78.4%
Full documentation	59.4%	55.0%	51.0%	55.0%	80.2%
Mortgage Loan Sales Statistics
Mortgage sales:
Non-Conforming loan sales	$2,220,609	3,989,664	2,128,497	1,047,115	648,136
Conforming loan sales	1,279,169	2,372,853	1,365,081	1,008,349	410,744

Total mortgage sales	$3,499,778	6,362,517	3,493,578	2,055,464	1,058,880

Weighted average whole loan sales price over par
Non-Conforming sales	3.1%	3.8%	4.2%	4.2%	3.5%
Conforming sales	2.0%	2.0%	2.0%	2.1%	1.9%
Total	2.7%	3.1%	3.3%	3.2%	2.9%
Average hedge gain (loss) on whole loan sales
Non-Conforming sales	(0.11)%	(0.09)%	(0.07)%	—	—
Conforming sales	(0.05)%	0.02%	0.03%	(0.19)%	—
Total	(0.09)%	(0.05)%	(0.05)%	(0.09)%	—
Provision for loan losses—loans sold(3)	0.3%	0.4%	0.5%	0.4%	0.2%
Gain on sale margin(4)	1.5%	1.9%	2.1%	2.1%	2.4%
Yield Analysis
Yield analysis—loans held for investment
Yield on loans held for investment	6.6%	6.6%	—	—	—
Cost of financing for loans held for investment	2.4%	2.3%	—	—	—
Net yield on loans held for investment	4.4%	4.7%	—	—	—
Yield on loans held for investment after provision for loan losses	3.7%	3.9%	—	—	—
Yield analysis—loans held for sale
Yield on loans held for sale	7.2%	7.0%	7.6%	8.5%	9.2%
Cost of financing for loans held for sale	2.6%	2.8%	3.4%	5.8%	8.4%
Net yield on loans held for sale	5.6%	4.5%	4.6%	3.3%	1.1%
Yield analysis—loans held for investment and loans held for sale
Yield — net interest income after provision for loan losses	3.9%	4.3%	4.4%	2.9%	0.0%
Net cash settlements received (paid)—portfolio derivatives(5)	(0.4)%	—	—	—	—
Operating Ratios:
Debt to capital	9.0%	2.9%	16.2%	10.7%	12.4%
Return on average equity	12.5%	44.4%	88.3%	167.6%	N/A
Return on average assets	1.8%	4.8%	4.7%	5.4%	(9.6)%
Average equity as a percentage of average assets	14.4%	10.7%	5.3%	3.2%	(0.9)%
Cost to produce as % of volume(6)	2.52%	2.06%	1.99%	2.26%	3.23%
Total expenses as a percentage of average assets	3.6%	11.4%	12.9%	20.6%	36.5%

Efficiency ratio(7)	65.3%	71.6%	61.5%	84.1%	136.0%
Book value per share	$10.77	10.52	N/A	N/A	N/A
Statements of Condition Data:
Mortgage loans held for sale, net Non-Conforming loans	$254,368	404,099	578,853	223,307	95,371
Conforming loans	102,682	106,285	270,830	105,535	45,915

Total	$357,050	510,384	849,683	328,842	141,286

Mortgage loans held for sale, net—seriously delinquent(8)	1.0%	0.4%	1.3%	0.5%	2.5%
Mortgage loans held for investment, net Loans to be securitized	$583,924	835,271	—	—	—
Loans securitized	4,168,184	491,570	—	—	—

Total	$4,752,108	1,326,841	—	—	—

Mortgage loans held for investment, net—seriously delinquent(8)	1.7%	0.4%	—	—	—
Weighted average credit score—mortgage loans held for investment	650	653	—	—	—
Average Balance Data:
Mortgage loans held for sale	$347,513	695,890	436,062	193,585	92,293
Mortgage loans held for investment	3,072,684	266,558	—	—	—
Warehouse financing—loans held for sale	204,464	619,795	392,561	174,086	89,251
Warehouse financing—loans held for investment	616,181	102,548	—	—	—
Securitization financing	2,251,980	115,822	—	—	—
Total assets(9)	3,637,818	1,005,335	464,205	208,109	101,931
Total equity(10)	$523,398	107,714	24,632	6,707	(912)

(1)
Represents the accumulation of occupancy, depreciation and amortization, servicing fees and general and administration expense reported within the audited statements of operations.

(2)
Fieldstone Holdings paid dividends of $15 million and $23 million to its shareholders in the second and third quarters, respectively, of 2003, prior to the formation of Fieldstone Investment.

(3)
Calculated as provision for loan losses—loans sold divided by mortgage sales. The provision is recorded as a reduction of gains on sales of mortgage loans.

(4)
Gain on sale margin is calculated as gains on sales of mortgage loans, net divided by total sales.

(5)
Calculated as net cash settlements on existing derivatives and net cash settlements incurred or paid to terminate derivatives prior to final maturity (a component of "Other income (expense)—portfolio derivatives") divided by average loans held for investment debt.

(6)
Cost to produce as a percentage of volume is calculated as cost to produce divided by fundings. Cost to produce is a non-GAAP financial measure. For a reconciliation of cost to produce to the most directly comparable GAAP measure, total expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cost to Produce."

(7)
Calculated as total expenses divided by total revenues.

(8)
Seriously delinquent is defined as 60 plus days past due and loans in the process of foreclosure.

(9)
Average total assets is calculated using daily average loan balances and month-end balances for the other assets.

(10)
Average total equity is calculated using month-end balances.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. Any of the following factors could harm our business, financial condition and results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Business

We have invested the substantial majority of our shareholders' equity in a portfolio of non-conforming mortgage loans held for investment financed by pledging the loans to secure mortgage-backed securities. We have a limited operating history with building and managing an investment portfolio, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

        In August 2003, we began implementing our portfolio strategy of retaining a substantial portion of the non-conforming loans we originate, financed by issuing mortgage-backed securities secured by these loans. From August 1, 2003 through December 31, 2003, we retained 50% of the non-conforming loans we originated during that period. For the year ended December 31, 2004, we retained 66% of the non-conforming loans we originated during that period, and we expect to continue to retain approximately 65% of the non-conforming loans we originate until we have invested all of the proceeds from the 144A Offering according to our portfolio strategy or we otherwise change our portfolio strategy. After we have invested all of the proceeds, the percentage of loans we retain will vary based primarily upon the rate of prepayments of principal on the loans we hold in our portfolio and the availability of loans which meet our investment criteria, unless we change our targeted leverage or raise additional equity. Our ability to complete securitizations in the future will depend upon a number of factors, including the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain credit enhancement. In addition, poor performance of any pool of loans that we securitize could increase the expense of any of our subsequent securitizations. If we are unable to securitize efficiently the loans in our portfolio, then our revenues for the duration of our investment in those loans could decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure you that we will be able to complete loan securitizations in the future on favorable terms, or at all.

We do not have comprehensive historical loan performance data on our loans sold on which to base future loan performance estimates on our loans held for investment. If we do not receive the payments from the loans that we anticipate, our revenues may be insufficient to cover our costs to originate, the interest expense and the losses on these loans, as well as the repayment of principal on the warehouse or securitization debt used to finance these loans.

        Through June 2003, we sold all of the loans that we originated on a whole-loan, servicing-released basis. As a result, we are unable to track the delinquency, loss and prepayment history of these loans. Consequently, we do not have representative historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating future delinquency, loss and prepayment rates for our originated loans. In view of our lack of historical loan performance data, it is extremely difficult to validate our loss or prepayment assumptions used to calculate assumed net interest income in current and future securitizations of our non-conforming loans. If we do not receive the payments from the loans that we have anticipated, our revenues may be insufficient to cover our costs to originate, the interest expense and losses on these loans, as well as the repayment of principal on the warehouse and securitization debt used to finance these loans. The greater the difference between our assumptions and actual performance proves to be, the greater the effect will be on our earnings, the interest rates and over-collateralization levels of our mortgage-backed securities and the timing and receipt of our future revenues, the value of the residual interests held on our statement of condition and our cash flow.

Dependence upon financing facilities and securitizations and our ability to maintain our status as a REIT may create liquidity risks.

  Liquidity risks associated with warehouse lines and credit facilities.

        Pending sale or securitization of a pool of mortgage loans, we will finance mortgage loans that we originate through borrowings under our warehouse lines and repurchase facilities. It is possible that our warehouse lenders could experience changes in their ability to advance funds to us, independent of our performance or the performance of our loans. In addition, if the regulatory capital requirements imposed on our lenders change, our lenders may be required to increase significantly the cost of the lines of credit that they provide to us. Our repurchase facilities are dependent on our counterparties' ability to re-sell loans originated by us to third parties. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected.

        We finance substantially all of our loans through three warehouse lines and four repurchase facilities. Each of these facilities is cancelable by the lender for cause at any time. As of March 15, 2005, the maximum available outstanding balance under these seven facilities was $1.9 billion. The initial term of each facility is generally 364 days or less, and the facilities mature at various times during the year. We cannot provide any assurances that we will be able to extend these existing facilities on favorable terms, or at all. If we are not able to renew any of these credit facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may not be able to originate new loans or continue to fund our operations.

        Cash could be required to meet margin calls under the terms of our borrowings in the event that there is a decline in the market value of the loans that collateralize our debt, the terms of short-term debt becomes less attractive, or for other reasons. If we are required to meet significant margin calls, we may not be able to originate new loans or continue to fund our operations.

  Liquidity risks associated with credit enhancements provided in connection with our securitizations.

        In connection with our securitizations, we provide credit enhancement for a portion of the mortgage-backed securities that we issue called "senior securities." The credit enhancement for the senior securities comes primarily from either designating another portion of the securities we issue as "subordinate securities" (on which the credit risk from the loans is concentrated), purchasing financial guaranty insurance policies for the loans, or both. The market for subordinate securities could become temporarily illiquid or trade at steep discounts, thereby reducing the cash flow we receive over time from the loans securing our mortgage-backed securities. If we purchase financial guaranty insurance policies and the expense of these insurance policies increases, our net income will be reduced as the cost of borrowing increases. While we have used these senior and subordinated credit enhancement features in connection with our previous securitizations, we cannot assure you that these features will be available at costs that would allow us to achieve our desired level of net income from future securitizations.

        Some of the mortgage-backed securities that we have issued and intend to issue in the future to finance our portfolio of loans require, or will require, in the early years after issuance of the mortgage-backed securities that we "lock out" cash flows and receive less than our pro-rata share of cash flows from principal payments. In addition, if the performance of the loans pledged to collateralize the mortgage-backed securities is worse than the thresholds set forth in the securitization documents, then the net interest income we would otherwise receive will be held as over-collateralization reserves to provide additional credit enhancements for the outstanding senior securities.

        If prepayments on the loans securitizing any of our mortgage-backed securities slow or our credit quality deteriorates, cash flow that we might otherwise receive in connection with the mortgage-backed securities might be delayed significantly.

  Liquidity risks associated with our REIT status.

        If our minimum distribution required to maintain our REIT status exceeds our cash available for distribution, because our income for tax purposes exceeded our cash flow from operations, we could be forced to borrow funds, sell assets or raise capital on unfavorable terms in order to maintain our REIT status. Additionally, negative cash flow could threaten our continued ability to satisfy the income and assets tests necessary to maintain our status as a REIT or our solvency. See "—Risks Associated with our Organization and Structure."

  Liquidity risks associated with the change in our business strategy.

        In August 2003, we began to retain a portion of our non-conforming loans to build a portfolio of non-conforming mortgages and issue mortgage-backed securities, rather than selling these loans for a gain shortly after origination. As indicated above, some of the mortgage-backed securities that we have issued and expect to issue in the future may, for an initial period, require that any excess cash flow from the mortgages (after payments required to be made to the senior securities and to the sub-servicer) be retained in an issuing trust to build over-collateralization to support the senior securities we have sold. Accordingly, we may receive little or no cash as the owner of the loans during that initial period. For some period of time our portfolio of securitized loans may not generate sufficient net interest income to cover our operating expenses, and in this event we will use cash and unborrowed collateral, which totaled approximately $255 million as of December 31, 2004, as we continue to originate new loans for our portfolio. This amount is comprised of the proceeds remaining from the 144A Offering and retained earnings. If we have fully invested all of our cash and unborrowed collateral prior to our portfolio generating sufficient cash for us to fund our operations, if it ever does, then we will need to either restructure the mortgage-backed securities supporting our portfolio, sell additional shares of capital stock or debt securities to generate additional working capital or, if we are unable to sell additional securities on reasonable terms or at all, we will need to either reduce our origination business or sell a higher portion of our loans. If we sell our loans rather than put them into our investment portfolio, then we will reduce the rate at which we increase our portfolio and we will owe taxes relative to any gains we achieve by selling our loans. In the event that our liquidity needs exceed our available capital, we may need to sell assets at an inopportune time, which will result in a reduction in our earnings.

The failure to prevail in our litigation with our former shareholders could have a negative effect on our liquidity.

        On May 24, 2004, our former shareholders prior to the closing of the 144A Offering filed a lawsuit against us alleging that the shareholders are entitled to an additional post-closing redemption price payment of between $15.8 million and $19.8 million. These shareholders' shares were redeemed following the closing of the 144A Offering, for approximately $188.1 million. On June 14, 2004, we filed our answer generally denying all of the allegations in the complaint. The Redemption Agreement between the redeemed shareholders and us required us to adjust the redemption price we paid to the redeemed shareholders based on our November 13, 2003 balance sheet, as audited by KPMG LLP. On January 12, 2004, KPMG issued an independent auditors' report of our November 13, 2003 balance sheet. Based on this audit and the terms of the Redemption Agreement, we paid an additional $1.8 million to the redeemed shareholders on February 18, 2004. The lawsuit alleges that our

November 13, 2003 balance sheet should have included a deferred tax asset that, if included, would have increased our net worth on November 13, 2003. The lawsuit also alleges that the redeemed shareholders are entitled to an increase in the redemption price if our November 13, 2003 balance sheet is revised to include the deferred tax asset. On April 20, 2004, following notification by the redeemed shareholders of their dispute concerning our November 13, 2003 balance sheet, KPMG advised that their January 12, 2004 independent auditors' report of our November 13, 2003 balance sheet should no longer be relied upon. On September 9, 2004, in its response to a request for disclosure from the plaintiffs, KPMG stated, among other things, that it had determined that the deferred tax asset, which is reflected in our December 31, 2003 audited financial statements, should have been reflected in our November 13, 2003 balance sheet. If we ultimately are unsuccessful, we could be required to pay to the redeemed shareholders in excess of $19 million, plus any potential interest or third-party costs associated with the litigation, which at such time could have an adverse effect on our liquidity. The $19.0 million payment will be an increase in the redemption price of their shares and will be recorded as a reduction of our paid in capital in the period in which the dispute is resolved and will not be reflected in our statement of operations. Any interest and other third-party costs, if payable as part of a settlement, will be recorded to earnings in the period in which the dispute is resolved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Commitments and Contingencies" beginning on page 74.

Our ability to generate net interest income from our securitized loans is dependent upon the success of our portfolio-based model of securitizations, which is subject to several risks.

        The success of our portfolio-based model of securitizations is subject to the effects of fluctuations in interest rates and loan defaults.

        We expect to generate a substantial portion of our earnings and cash flow from the non-conforming loans we originate and securitize, primarily through net interest income. A substantial portion of the net interest income generated by our securitized loans is based upon the difference between the weighted average interest earned on the mortgage loans held in our portfolio and the interest payable to holders of the mortgage-backed securities. The interest expense on the mortgage-backed securities is typically adjusted monthly relative to market interest rates. Because the interest expense associated with the mortgage-backed securities typically adjusts faster than the interest income from the mortgage loans, our net interest income can be volatile in response to changes in interest rates. Also, the net interest income we receive from securitizations will likely decrease and our cash flow will be reduced if there are defaults on a significant number of our securitized loans or if a large number of our securitized loans prepay prior to their scheduled maturities. The effects will be magnified if the defaults or prepayments occur with respect to securitized loans with interest rates that are high relative to the rest of our securitized loans. Generally, loans with higher relative interest rates represent loans to higher-risk borrowers and these loans generally have a higher default rate than loans to lower-risk borrowers. As a result, our cash flow could be significantly reduced, limiting our ability to make distributions to you.

        We are subject to the risk of margin calls while our loans held for investment are financed with short term borrowings, and we are obligated to repay the full amount of our debt under our short term borrowings regardless of the value of the mortgage loans collateralizing the debt.

        Our portfolio-based model is based on our expectation that the interest income we receive from the loans in the portfolio will exceed the interest expense of the debt we incur for financing those loans. However, we are required to repay our portfolio debt regardless of the loans' performance, which means that our portfolio income is at risk for the expense of repaying our debt as well as for the performance of the loans. This is true both for the short-term debt we incur to finance loans held for investment prior to securitization and for the securitization debt that we incur as long term financing of our loans held for investment. We are subject to two risks while our loans held for investment are financed with short term borrowings that we are not subject to relative to our securitization debt: first, we may be required to make additional payments to our lenders (known as "margin calls") relative to our short term financing if the lenders determine that the market value of the mortgage loans they hold as collateral has declined, which could happen at any time as a result of increases in market interest rates; and second, we are obligated to repay the full amount of our debt under our short term borrowings regardless of the value of the mortgage loans collateralizing the debt. Our securitization debt is long-term structured debt on which we never have margin calls and are at risk only for the amount we have invested in the loans, which exceeds the securitization debt.

  Over-collateralization may reduce or eliminate our net interest income.

        As a relatively new issuer of mortgage-backed securities, we may be required to provide higher than average levels of credit enhancement and over-collateralization on our initial securitizations, which may delay our receipt of net interest income from our securitizations. Even after we have established ourselves as an issuer of mortgage-backed securities, if any of our loan pools fail to perform, our credit enhancement expenses likely will increase.

        The nature and level of credit enhancement required to achieve specified ratings for a securitization transaction are established in negotiations and discussions among the issuer, underwriter and rating agencies and are based, in significant measure, on the loan characteristics of the securitized pool. To date, we have securitized seven separate pools of residential mortgage loans. Our securitizations have been structured to achieve AAA ratings for the most senior classes of issued securities. To achieve those ratings, our securitization transactions have included credit enhancement in the form of structural subordination, over-collateralization and the allocation of excess cash flow to cover pool losses. We have retained the most subordinated interest in each securitized pool. Our securitization transactions generally require an initial over-collateralization percentage of approximately 2.50% for the first 36 months of the transaction to support BBB ratings for the most junior classes of securities issued. Thereafter, the required over-collateralization percentage may be reduced in accordance with a prescribed formula, subject to the satisfaction of certain pool performance criteria. Specifically, any reduction in the over-collateralization percentage is conditioned on satisfaction of certain pool loss and delinquency levels, sometimes referred to as triggers. The loss triggers for our outstanding securitizations require that the over-collateralization percentage not be reduced if pool losses exceed certain percentages, which increase over the life of the pool.

        The delinquency triggers for our outstanding transactions require that all principal receipts on the mortgage loans be allocated to senior classes of securities if the percentage of pool mortgage loans that are 60 days or more delinquent represents more than approximately 40% of the credit enhancement available to such senior classes.

        As the holder of the most subordinated interest in our securitized pools, we are entitled to distributions from the securitization trusts only to the extent that amounts received in respect of the securitized mortgage loans are not allocated to the payment of any related outstanding class of securities. Therefore, as a result of the required credit enhancement provisions and, particularly, the effects of loss and delinquency triggers, credit losses or delinquencies on the mortgage loans in a securitized pool could result in a reduction or elimination of amounts available for distribution to us from the related securitized pool.

        Over the next two to five years, as performance data on our securitized loans becomes available to the rating agencies, we expect that our credit enhancement levels will be refined for future securitizations. Whether or not our enhancement levels are lowered will depend upon whether our performance meets or exceeds the rating agencies' expectations.

  We may not succeed in developing a portfolio-based model of securitizations.

        We expect to rely upon our ability to securitize our non-conforming loans to generate cash proceeds for repayment of our warehouse lines and repurchase facilities and to originate additional conforming and non-conforming mortgage loans. We cannot assure you, however, that we will be successful in securitizing a substantial portion of the non-conforming loans that we accumulate. In the event that it is not possible or economical for us to complete the securitization of a substantial portion of our non-conforming loans, we may continue to hold these loans and bear the risks of interest rate changes and loan defaults and delinquencies, and we may exceed our capacity under our warehouse lines and repurchase facilities and be unable or limited in our ability to originate future mortgage loans. If we determine that we should sell all or part of our non-conforming loans initially funded in our investment portfolio rather than securitizing them, there could be a significant reduction in our net income and stockholder distributions because of the potential application of a 100% tax on gains of such sales pursuant to the rules governing REITs.

        The senior securities that we issue in connection with our securitizations have various ratings and are priced at a spread over an identified benchmark rate, such as the yield on United States Treasury bonds, interest rate swaps, or the London Inter-Bank Offered Rate (LIBOR). If the spread that investors demand over the benchmark rate widens and the rates we charge on our non-conforming loans are not commensurately increased, we may experience a decrease in the net interest income from any additional securitizations and therefore experience a reduction in the economic value of the pool of loans in our portfolio.

Fluctuating or rising interest rates may reduce our earnings or limit or eliminate our ability to borrow under our warehouse lines and repurchase facilities and to originate mortgages.

        Changes in interest rates could affect our ability to originate loans, affect the value of the conforming and non-conforming loans we have originated prior to the time of the change in interest rates, inhibit our ability to securitize our non-conforming loans, or diminish the value of our retained interests in loan pools. Because the interest payable on the mortgage-backed securities issued in a securitization generally will adjust monthly and be based on shorter term floating interest rates, and the interest income we receive from our securitized loans generally will either be fixed, adjust less frequently than monthly or be subject to caps on the rates the borrowers pay, the net interest income generated by the securitized mortgages likely will decrease in a period of rising interest rates. In addition, when interest rates rise, the variable interest rates that we pay to finance our operations may rise above the interest we collect on our loans.

        Fluctuations in interest rates may also affect our profitability in other ways, including the following:

  •
  lower interest rates may cause prepayments to increase, reducing our net interest income over time from our securitized loans;

  •
  higher interest rates may reduce overall demand for mortgage loans, particularly conforming loans, and accordingly reduce our origination of new loans;

  •
  increases in short- or long-term interest rates may reduce the value of loans on our consolidated statement of condition; and

  •
  decreases in short-term interest rates will result in a non-cash charge being recognized for income reporting to reflect the mark to market of the interest rate derivatives hedging the variable rate debt financing our held for investment portfolio.

        In addition, the amount available to us under our warehouse lines and repurchase facilities depends in large part on the lender's valuation of the mortgage loans that secure the facilities. Each credit facility provides the lender the right, under certain circumstances, to re-evaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings at a time when we may not have a sufficient inventory of loans or cash to satisfy the margin call. Accordingly, any failure by us to meet a margin call could cause us to default on our credit facilities and limit or eliminate our ability to borrow and to originate mortgages.

Our internal controls and disclosure controls and procedures may not be adequate to ensure that we are able to report accurately our financial results.

        Effective internal controls are necessary for us to provide reliable financial reports. In order to establish effective internal control over financial reporting, we must evaluate and document the design of and test the effectiveness of our internal controls over financial reporting. During this process, we, or our independent auditors, may identify deficiencies in our system of internal control over financial reporting that may require remediation.

        In conjunction with the audit of our financial statements as of December 31, 2004, our independent auditors, KPMG LLP, reported several significant deficiencies to our Audit Committee. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects a company's ability to initiate, authorize, record, process, or report external financial data reliably and in accordance with GAAP, such that there is more than a remote likelihood that a misstatement of annual or interim financial statements that is more than inconsequential will not be prevented or detected. KPMG reported several significant deficiencies in our information technology area related to access controls that leave us vulnerable to unauthorized or inappropriate access to relevant financial reporting applications or data, and change management controls. KPMG also reported a significant deficiency in the process for determining the application of accounting principles to individual transactions. This significant deficiency primarily was in connection with our recent restatement of our audited financial statements for the year ended December 31, 2003 to eliminate the use of cash flow hedge accounting for our interest rate swap transactions because we determined that our hedge documentation was not sufficient to qualify for cash flow hedge accounting in accordance with the requirements of Statement of Financial Accounting Standards No. 133 (Statement 133) "Accounting for Derivative Instruments and Hedging Activities." Management has discussed these deficiencies with our independent auditors, and is in the process of developing and implementing remediation plans. Any failure to remediate a significant deficiency or to implement required new or improved controls could lead to material errors in our financial statements, cause us to fail to meet our reporting obligations, and expose us to civil and criminal actions. Any of these results could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

If we do not manage our growth effectively, our management, administrative, operational and infrastructure may be harmed.

        In recent years, we have experienced rapid growth that has placed, and will continue to place, pressures on our management, administrative, operational and financial infrastructure. We also intend to increase our business in the future by permanently servicing and continuing to securitize non-conforming loans, which will require capital and systems development and human resources beyond those that we currently have. To develop the capacity to permanently service loans, we may acquire a third party with servicing capacity or a servicing component of a third party or, alternatively, develop servicing capacity internally. If we are unable to or choose not to acquire this servicing capacity from a third party, we will require significant time to develop the capacity internally. We have not determined how we will develop the servicing capacity and as a result, we cannot determine if and when we will have the capacity to service our non-conforming loans on a permanent basis. In addition, we cannot assure you that we will be able to satisfy our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire additional qualified employees, satisfactorily perform our servicing obligations or incorporate effectively the components of any businesses that we may acquire to achieve this growth. If we are unable to manage growth effectively, we may become less efficient in originating, selling and securitizing loans, which could result in a decrease in our profit on loans sold and our net interest income from retained loans.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.

        We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When interest rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of loans held for sale. We cannot assure you, however, that our use of derivatives will fully offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will recognize losses on our derivative financial instruments under required accounting rules that will not be fully offset by gains we recognize on loans held for sale or loans held for investment. The derivative financial instruments that we select may not have the effect of reducing our price risk on our loans, including our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies, improperly executed transactions or unanticipated market fluctuations could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.

        Furthermore, we cannot assure you that the period in which the income or expense from the hedging transaction is recognized in our earnings will coincide with the period or periods in which the income or expense from the item we are economically hedging will be recognized in our earnings because we are marking to market our interest rate derivatives hedging our variable rate debt through earnings each period. These derivatives are structured to limit the volatility of our current period interest expense due to changes in interest rates over a period of generally two years. The fair market value of the derivatives will incorporate the market's expected level of interest rates in these future periods. Accordingly, the mark to market of the derivatives through the income statement will bring the market's expectation about changes in interest rates in the future into current period earnings. It is possible that there will be periods during which we will recognize non-cash losses on derivative transactions that may result in us reporting a net loss for the period. As a result, without cash flow hedge accounting, our reported earnings will be subject to greater volatility.

Our portfolio consists primarily of adjustable rate mortgage (ARM) loans, many of which are "interest only" for the first five years, which exposes us to a higher risk of default.

        Our portfolio consists almost entirely of adjustable rate mortgage (ARM) loans, the payments on which are adjustable from time to time as interest rates change, generally after an initial two-year period during which the loans' interest rates are fixed and do not change. After the initial fixed rate period, the borrowers' payments on our ARM loans adjust once every six months to a pre-determined margin over a measure of market interest rates, generally the London InterBank Offered Rate (LIBOR) for one-month deposits. As of December 31, 2004, 60% of our ARM loans held for investment also have an "interest only" feature for the first five years of the loan, so that the borrowers do not begin to re-pay the principal balance of the loans until after the fifth year of the loans. After the fifth year, the borrowers' payments increase to amortize the entire principal balance owed over the remaining 25 years of the loan.

        These features will likely result in the borrowers' payments increasing in the future. The interest adjustment feature generally will result in an increased payment after the second year of the loan and the interest only feature will result in an increased payment after the fifth year of the loan. Since these features will increase the debt service requirements of our borrowers, it may increase our risk of default in our investment portfolio for loans that remain in our portfolio for at least two years (relative to the ARM feature) or for five years (relative to the interest only feature).

Our warehouse lines and repurchase facilities contain covenants that restrict our operations and any default under these credit facilities would inhibit our ability to grow our business and increase revenues.

        Our existing warehouse lines and repurchase facilities contain extensive restrictions and covenants and require us to maintain or satisfy specified financial ratios and tests, including among other things, minimum levels of consolidated tangible net worth, liquidity and profitability, maximum ratio of indebtedness to consolidated adjusted tangible net worth and maintenance of asset quality and portfolio performance tests. Failure to meet or satisfy any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. These agreements are secured by substantially all of our assets and also contain cross-default provisions, so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, enforce their rights by foreclosing on collateral pledged under these agreements and restrict our ability to make additional borrowings under these agreements.

        Our warehouse lines and repurchase facilities also restrict our ability to, among other things:

  •
  incur additional debt;

  •
  acquire all or substantially all of the assets or ownership interests of another entity; and

  •
  engage in mergers or consolidations.

        These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may inhibit our ability to grow our business and increase revenues.

If the prepayment rates for our mortgage loans are higher than expected, our net interest income may be reduced.

        The rate and timing of unscheduled payments and collections of principal on our loans is impossible to predict accurately and will be affected by a variety of factors, including, without limitation, the level of prevailing interest rates, refinancing incentives that are a function of home value changes, restrictions on voluntary prepayments contained in the loans, the availability of lender credit and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the interest rate on a loan, the borrower is more likely to prepay the then higher rate loan than if prevailing rates remain at or above the interest rate on the loan. Unscheduled principal prepayments are permitted under all of our loans. Our results of operations could be reduced to the extent that we are unable to reinvest the funds we receive from unscheduled principal prepayments at an equivalent or higher rate, if at all. In addition, a large amount of prepayments, especially prepayments on loans with interest rates that are high relative to the rest of the loan portfolio, will likely decrease the net interest income we receive from the portfolio. Also, elevated prepayment levels will cause the amortization of deferred origination costs to increase and reduce net interest income.

Our non-conforming loans are underwritten to non-conforming underwriting standards, which may result in losses or shortfalls on our mortgage-backed securities.

        We underwrite all of our non-conforming loans in accordance with our non-conforming credit underwriting standards. A non-conforming mortgage loan is a mortgage loan which is ineligible for purchase by Fannie Mae or Freddie Mac due to either loan size, credit characteristics of the borrower or documentation standards in connection with the underwriting of the borrower's income. The credit characteristics that cause a loan to be ineligible include those where there is a relatively higher level of debt service carried by the borrower, higher LTV, and loans by borrowers who may have a record of credit write-offs, outstanding judgments, prior bankruptcies and other credit items that do not satisfy the Fannie Mae or Freddie Mac underwriting guidelines. Documentation standards that are not eligible may include borrowers who provide limited or no documentation of their income in connection with the underwriting of the related mortgage loan. Accordingly, mortgage loans underwritten under our non-conforming credit underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than mortgage loans originated in accordance with Fannie Mae or Freddie Mac underwriting guidelines. We cannot provide assurance that our underwriting criteria or collection methods will afford adequate protection against the higher risks associated with loans made to non-conforming borrowers. If we are unable to mitigate these risks, our net interest income from our securitizations may be reduced.

We may be required to repurchase mortgage loans that we have sold, or replace loans that have been securitized, which could significantly reduce our cash flow and limit our ability to make distributions to our stockholders.

        When we sell or securitize a loan we make certain representations, warranties and covenants regarding certain characteristics of the loans, the borrowers and the underlying properties, including that:

  •
  we deliver all required documentation within the applicable time period for delivery;

  •
  we will repurchase the loan in the event of an early payment default (generally defined as a default of the first payment after sale or default of two of the first four payments after sale); and

  •
  the borrower's credit documents submitted for loan underwriting were not falsified, contained no untrue statement of material fact and did not omit to state a material fact.

        If we are found to have breached any of our representations or warranties, we may be required to repurchase those loans or, in the case of securitized loans, replace them with substitute loans or cash. If this occurs, we may have to bear any associated losses directly. In addition, in the case of loans that we sold, we may be required to indemnify the purchasers of the loans for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against these loans is limited. Any significant repurchases or indemnification payments we make could significantly reduce our cash flow and limit our ability to make distributions to you.

        In May 2004, the conforming division of Fieldstone Mortgage, d/b/a Broad Street Mortgage Co., received notification from HUD's Regional Office of the Inspector General for Audit, in Fort Worth, Texas (the HUD IG), that an audit would be conducted to review loan origination procedures and the quality control plan for FHA loans originated by one of the division's San Antonio branches. The HUD IG audit was triggered by the relatively high delinquency rate of loans originated by this San Antonio branch, even though the delinquency rate on FHA loans originated by all of Fieldstone Mortgage's other branches is not above the national average. On August 31, 2004, we closed this San Antonio branch and terminated the staff through a reduction in force.

        We received a draft audit report from the HUD IG dated February 28, 2005. In the draft audit report, the HUD IG has recommended that we indemnify HUD for any loan losses for 27 loans that may be, or have previously been, incurred, and that we make certain amendments to our quality control plan for our conforming division. We will meet with the HUD IG and submit a response to the draft audit report in April 2005. The HUD IG will then issue a final audit report to the FHA Commissioner (who also serves as the Chairman of HUD's Mortgagee Review Board) and to us. At that point, HUD staff of the Office of Program Enforcement will make a decision whether to refer the audit to the Mortgagee Review Board for its consideration, handle the matter within that office, or refer it to the appropriate HUD Homeownership Center for resolution.

        The Mortgagee Review Board could impose a civil money penalty for some or all of the 27 loans referenced in the draft audit report.

The success of our portfolio management and securitization business will depend upon our ability to service effectively the loans held in our portfolio and in our securitizations.

        Once we securitize non-conforming loans, our strategy is to retain the servicing of those loans, including, but not limited to, all collection, advancing and loan level reporting obligations, maintenance of custodial and escrow accounts, and maintenance of insurance and enforcement of foreclosure proceedings. Historically, we have only serviced loans for the initial interim period between when we fund the loans and when we sell the loans and transfer the servicing at the direction of the purchaser. We have no experience servicing a large portfolio of loans for an extended period of time. We must either implement a servicing function or continue to contract with a third party to service the loans for us to fully implement our strategy. We cannot assure you that we will be able to service the loans according to industry standards either now or in the future. Any failure to service the loans properly will harm our operating results. Because we have not built or acquired the servicing capabilities that we need, we presently contract with Wells Fargo Bank, N.A., an experienced master servicer of non-conforming mortgage loans, to serve as master servicer, and Chase Home Finance LLC, an experienced servicer of non-conforming loans, to "sub-service" our loans for us. The aggregate fees paid to our master servicer and sub-servicer, generally between 21 and 25 basis points of the outstanding principal balance, are a component of our general and administrative expenses. Furthermore, our net interest income depends upon the effectiveness of the third party sub-servicer.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values may result in a reduction of mortgage origination activity, which could limit our ability to grow our loan portfolio and thus our net income.

        An economic slowdown or a recession may have an adverse impact on our operations and our financial condition, particularly if accompanied by declining real estate values. Declining real estate values likely will reduce our level of new originations because borrowers use increases in the value of their homes to support new loans and higher levels of borrowings. Declining real estate values also negatively affect loan-to-value ratios of our existing loans and increase the likelihood that borrowers may default on existing loans. Any sustained period of delinquencies, foreclosures or losses could adversely affect our net interest income from loans in our portfolio, as well as our ability to originate, sell and securitize loans.

The residential mortgage origination business is a cyclical industry, and we expect that a rise in interest rates may result in a decreased volume of loan originations in the foreseeable future resulting in increased competition for the remaining loans.

        The residential mortgage origination business historically has been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The residential mortgage industry has experienced rapid growth over the past three years due largely to declining interest rates. The Mortgage Bankers Association of America has predicted that residential mortgage originations will decrease in 2005 relative to the 2004 levels due to rising interest rates. During periods of rising interest rates, refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. We expect this to result in a decreased volume of originations in the foreseeable future, especially for conforming loans. Due to stable and decreasing interest rates over recent years, our historical performance will not be indicative of results in a rising interest rate environment. If interest rates rise, the number of loan originations may decrease generally, resulting in increased competition for the remaining loans. In addition, our recent and rapid growth may distort some of our ratios and financial statistics and may make period-to-period comparisons difficult. In light of this growth, our historical performance and operating and origination data may be of little relevance in predicting our future performance.

Our business may be significantly affected by the economies of California, Illinois and Colorado, where we conduct a significant amount of our business.

        Although we are licensed or exempt from licensing requirements to originate loans in 48 states and the District of Columbia, and we regularly originate loans in most of these states, in 2004 approximately 44.8% of the loans we originated were loans secured by properties located in California, 7.16% were loans secured by properties located in Illinois, and 6.57% were loans secured by properties located in Colorado. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster, such as an earthquake, in California, Illinois or Colorado could adversely affect the value of the mortgaged properties in those states and increase the risk of delinquency, foreclosure, bankruptcy or loss on mortgage loans in our portfolio. This would negatively affect our ability to originate, sell and securitize mortgage loans, which could result in a decrease in our profit on loans sold and our net interest income from retained loans.

We face intense competition that could adversely affect our market share and our revenues.

        We face intense competition from finance and mortgage banking companies, other mortgage REITs, Internet-based lending companies where entry barriers are relatively low and, to a growing extent, from traditional bank and thrift lenders that have entered the mortgage industry. As we seek to expand our business, we will face a significant number of additional competitors that may be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.

        In addition to mortgage banking companies, other mortgage REITs, Internet-based lending companies, traditional banks and thrift lenders, the government-sponsored entities (Fannie Mae and Freddie Mac), are also expanding their participation in the mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are able to offer. While these entities are not legally authorized to originate mortgage loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase non-conforming loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, Fannie Mae or Freddie Mac experiences significantly higher-than-expected losses, the experience could adversely affect the overall investor perception of the non-conforming mortgage industry.

        The intense competition in the non-conforming mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current retail and wholesale origination structure and information systems to compete effectively. An inability to continue enhancing our current systems and Internet capabilities, or to adapt to other technological changes in the industry, could significantly harm our business, financial condition and results of operations.

        Competition in the mortgage industry can take many forms, affecting interest rates and costs of a loan, stringency of underwriting standards, convenience in obtaining a loan, customer service, loan amounts and loan terms and marketing and distribution channels. The need to maintain mortgage loan volume in a competitive environment may create price competition, which could cause us to lower the interest rates that we charge borrowers, and could lower the value of our loans held for sale or in our portfolio, or credit competition, which could cause us to adopt less stringent underwriting standards. The combination of price competition and credit competition could result in greater loan risk without compensating pricing. If we do not address either or both of these competitive pressures in response to our competitors, we could lose market share, reduce the volume of our loan originations and sales and significantly harm our business, financial condition and results of operations.

        The cyclical decline in the mortgage industry's overall level of originations following 2004 may lead to increased competition for the remaining loans.

An interruption in or breach of our information systems could impair our ability to originate loans on a timely basis and may result in lost business.

        We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems that we rely on could cause delays in underwriting, fewer loan applications to be received and processed and reduced efficiency in loan servicing. We currently contract with a third party, LION, Inc., to provide a software database application to track and provide market valuations for our conforming originations and related derivatives. This contract is renewable annually. We also contract with a third party, Ceridian Corporation, to provide payroll services, including employee pay disbursement, payroll tax deposits and all related federal and state payroll tax reporting requirements. This contract is renewable annually. We cannot assure you that no failures or interruptions will occur or, if they do occur, that we or the third parties on which we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our business, financial condition and results of operations.

        Our independent auditors have reported to our audit committee that for 2004 we had significant deficiencies in the information technology area related to systems access and change management controls. If we are unable to remediate these significant deficiencies, it could materially harm our ability to implement effective internal control over financial reporting.

If we are unable to maintain and expand our network of independent brokers, our loan origination business will decrease.

        A significant portion of the mortgage loans that we originate comes from independent brokers. In 2004, approximately 4,700 brokers were involved in the origination of approximately 86% of our mortgage loans. Our brokers are not contractually obligated to do business with us. Further, our competitors also have relationships with our brokers and actively compete with us in our efforts to obtain loans from our brokers and to expand broker networks. Accordingly, we cannot assure you that we will be successful in maintaining our existing broker relationships or expanding our broker networks. If we are not successful, it could negatively affect the volume and pricing of our loans.

Loss of our key management or the inability to attract and retain key employees may impair our ability to operate successfully.

        Our future success depends to a significant extent on the continued services of our senior management and the senior management of Fieldstone Mortgage, particularly, Messrs. Sonnenfeld,

Partlow, Buczynski, Hagan, Camp and Uchino. We do not maintain "key person" life insurance for any of our personnel. The loss of the services of any of our senior managers, or other key employees, could harm our business and our prospects. Further, loss of a key member of our senior management team could be negatively perceived in the capital markets, which could have a negative impact on the market price of our common stock.

        It is an event of default under our warehouse facility with JPMorgan Chase Bank if, without the prior written consent of JPMorgan Chase Bank, Messrs. Sonnenfeld and Partlow cease to serve and perform their duties as Chief Executive Officer and Chief Financial Officer, respectively, of Fieldstone Investment and Fieldstone Mortgage for any period of 45 consecutive days, and, within 60 days of the later departure of Messrs. Sonnenfeld and Partlow, successors satisfactory to JPMorgan Chase Bank have not been appointed.

        In addition, we depend on our production managers, account executives and loan officers to attract borrowers by, among other things, developing relationships with other financial institutions, mortgage companies and mortgage brokers, real estate agents and real estate brokers and others. These relationships lead to repeat and referral business. The market for skilled production managers, account executives and loan officers is highly competitive. Competition for qualified production managers, account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled production managers, account executives and loan officers at manageable costs, it could harm our business, financial condition and results of operations.

We may be subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

        When we originate mortgage loans, we rely upon information supplied by third parties, including the information contained in the loan application made by the applicant, property appraisal, title information and employment and income documentation. If a third party misrepresents any of this information and we do not discover the misrepresentation prior to funding the loan, the value of the loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with the misrepresentation whether it is made by the loan applicant, the mortgage broker, another third party or one of our employees. A loan that is subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. Although we may have rights against persons who, or entities that, made, or knew about, the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that we have suffered.

        In addition, for approximately 40% of the non-conforming loans that we originate, we receive little or no documentation of the borrowers' income. Instead, we base our credit decisions on the borrowers' credit score and credit history, the collateral value of the property securing the loan and the effect of the loan on the borrowers' debt service. There is a higher risk of default on loans where there is little or no documentation of the borrower's income.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

        Our mortgage loan origination business is dependent upon our ability to interface effectively with our brokers, borrowers and other third parties and to effectively and efficiently process loan applications. The origination process is becoming more dependent upon advanced technology to process applications over the Internet, interface with brokers, borrowers and other third parties through electronic means and underwrite loan applications. Over the next six to nine months, we plan to continue developing and implementing new software technology for use in our loan origination system. The estimated cost of implementing this new system is approximately $6.1 million. Implementing this new technology and maintaining the effectiveness and efficiency of the technology currently used in our operations may require significant capital expenditures. We will have to fully develop our technological capabilities to remain competitive.

Our operations are subject to a body of complex laws and regulations at the federal, state and local levels, thereby potentially increasing our exposure to the risks of non-compliance.

        Because we originate loans nationwide, we must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations has increased in recent years, and, in addition, individual municipalities have begun to enact laws, rules and regulations that restrict loan origination activities, and in some cases loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to understand and deal with all of these laws, rules and regulations, thereby potentially increasing our exposure to the risks of non-compliance.

        Local jurisdictions in California and Ohio have enacted laws restricting loan origination activities. In Cleveland Heights, Ohio, where we lend, additional disclosures are required. In Cleveland, Ohio, where we do not currently lend, restrictions have been placed on loan flipping, negative amortization, balloon loans as well as caps on points, fees and APRs for first and second liens. We originate all conforming and non-conforming loans through Fieldstone Mortgage, which is licensed to originate residential mortgages in all states in which it conducts business and in which a license is required. Fieldstone Mortgage is licensed or exempt from licensing requirements to originate residential mortgages in the District of Columbia and all of the states except for Alabama and New York. With respect to our portfolio of non-conforming loans held for investment, Fieldstone Mortgage closes the loans in its own name using funds advanced by Fieldstone Investment, with a simultaneous assignment of the loans to Fieldstone Investment. Fieldstone Mortgage services the loans for a fee until transferred to the sub-servicer. Fieldstone Investment is licensed or exempt from licensing requirements to fund residential mortgage loans or acquire closed residential mortgage loans in all states in which it conducts business and in which a license is required.

        Our failure to comply with these laws, rules and regulations can lead to:

  •
  civil and criminal liability, including potential monetary penalties;

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  loss of state licenses or other approved status required for continued lending and servicing operations;

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  legal defenses causing delay or otherwise adversely affecting the servicer's ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

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  demands for indemnification or loan repurchases from purchasers of our loans;

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  class action lawsuits; and

  •
  administrative enforcement actions.

        Some states in which we operate may impose regulatory requirements for financial disclosure on our officers and directors and parties holding 10%, and in some cases 5%, of our outstanding shares of stock. If any officer, director or person holding 10%, and in applicable cases 5%, or more of our outstanding shares of stock fails to meet or refuses to comply with a state's applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. If we lost our authority to conduct business in a state for this or any other reason, and we were unable to increase our mortgage originations in other states, our residential mortgage originations will decrease, reducing our profits on loans sold and our net interest income from retained loans.

New legislation may restrict our ability to make loans, negatively affecting our revenues.

        In recent years, federal and many state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as "predatory" lending practices that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and impose additional costly and burdensome compliance requirements. These laws, rules and regulations impose restrictions on loans on which various points and fees or the annual percentage rate, or APR, meets or exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten or originated. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether a purchaser knew of, or participated in, the violation. Accordingly, the companies that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance any loans subject to these types of laws, rules and regulations.

        The continued enactment of these laws, rules and regulations may prevent us from making some loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for non-conforming loans. These laws, rules and regulations have increased our cost of doing business, as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

        In addition, many of these state laws, rules and regulations are not applicable to the mortgage operations of national banks, or other financial institutions chartered by the federal government, thereby giving the mortgage operations of these institutions a competitive advantage over us.

        The federal Home Ownership and Equity Protection Act (HOEPA) identifies a category of mortgage loans as "high cost" and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate (APR) exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the purchasers of our loans as well. Our policy is to not make loans that are subject to HOEPA. We anticipate that we will continue to avoid making loans subject to HOEPA, and any lowering of the thresholds beyond which loans become subject to HOEPA may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. If we inadvertently make a loan subject to HOEPA or if we decide to relax our restrictions on loans subject to HOEPA, we will be subject to greater risks for non-compliance with HOEPA and other applicable laws, including demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits and administrative enforcement actions.

        Our policy is to avoid originating loans that are designated as "high cost" by the federal HOEPA law and the various state and local laws, rules and regulations. Although these laws, rules and regulations do not prohibit us from making a "high cost" loan that is covered by these laws, if we do, we are subject to certain additional requirements that, although different from state to state, generally include restrictions on prepayment fees, balloon payments and negative amortization, prohibitions against interest rate increases as a result of default, a decreased ability to accept a loan with a less favorable risk grade or accepting a loan at a higher cost, caps on finance points and fees, and prohibitions against refinancing and "flipping" of loans (a practice involving repeatedly refinancing loans so that the borrower's equity is depleted by the lender's fees and making loans without a reasonable expectation that the borrowers will be able to repay the loans).

        Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans on which certain points and fees or the APR exceeds specified thresholds. The following table sets forth the APR and points and fees thresholds imposed by states that have enacted these laws at the present time.

APR and Points and Fees Thresholds

Interest Rate	APR-First Liens	APR-Subordinate Liens	Points & Fees
3%	—	—	IL(1)
<4.5%	—	—	NJ(2)
<5%	—	—	AR(3), CT(8), DC, GA(4), IL, IN(2), MA, NC(4), NM(4), PA(4), SC(4)
<6%	DC, IL	—	AR(5), CA, CO, IN(10) NJ(11)(12), WI
≤7%	MD, NM	DC	MD
≤8%	AR, CA, CO, CT, Fl GA, IN, KY, ME, MA NC, NJ, OH, OK, PA, SC, TX, UT, WI	CA, IL	AR(6), CT(9), FL, GA(7), KY, ME, NC(7), NM(7), OH, OK, PA, SC (7), TX, UT
≤9%	—	MD, MA, NM	—
≤10%	—	AR, CO, CT, FL, GA IN, KY, ME, NC, NJ, OH, OK, PA, SC, TX, UT, WI	—

(1)
Applies to loans with an APR ≥ 8%.

(2)
Applies to loans ≥ $40,000.

(3)
Applies to loans ≥ $75,000.

(4)
Applies to loans ≥ $20,000.

(5)
Applies to loans $20,001 to $74,999.

(6)
Applies to loans ≤ $20,000.

(7)
Applies to loans < $20,000, lesser of 8% or $1,000.

(8)
Applies to 1st lien fees greater of 5% or $2,000.

(9)
Applies to 2nd lien fees.

(10)
Applies to loans < $40,000.

(11)
Applies to loans < $20,000, lesser of 6% or $1,000.

(12)
Applies to loans ≥ $20,000 to $39,999.

        We may decide to make a loan that is covered by one of these laws, rules or regulations only if, in our judgment, the loan is made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, financial condition and results of operations.

We are exposed to environmental liabilities with respect to properties to which we take title, which may harm our liquidity and results of operations.

        In the course of our business we may foreclose and take title to residential properties and, if we take title, we could be subject to environmental liabilities with respect to these properties. From January 1, 2000 through December 31, 2004, we foreclosed on 0.03% of the loans we funded during that period. In those circumstances, we may be liable to a governmental entity or third parties for property damage, personal injury, investigation or clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial and may harm our liquidity and results of operations.

Risks Related to our Recent Restatement of our Financial Statements

We may become subject to liability and incur increased expenditures as a result of our recent restatement of our financial statements.

        We recently restated our audited financial statements for the year ended December 31, 2003 and our unaudited financial statements for the three and nine months ended September 30, 2004 to eliminate cash flow hedge accounting treatment for our interest rate swap transactions entered into during those periods. We designed our interest rate swap transactions to allow us to match-fund the interest rates on our assets and liabilities by fixing the interest rates that we pay on our warehouse and securitization debt, which bear interest at variable rates, during the period that our mortgage loan assets have a fixed interest rate, generally during the first two years of the mortgages' lives. We attempted to document our interest rate swaps transactions to meet the requirements of Statement 133 in order for the swaps to be eligible for cash flow hedge accounting. We have now determined that our interest rate swaps did not qualify for cash flow hedge accounting under Statement 133. On January 14, 2005, management recommended and the Audit Committee approved the restatement to eliminate cash flow hedge accounting and to reclassify the effective portion of the mark to market of the changes in fair market value of our interest rate swaps in place during the affected periods from accumulated other comprehensive income into current period earnings.

        The restatement of our previously issued financial statements could expose us to civil, criminal and regulatory actions. The defense of any such actions could cause the diversion of management's attention and resources, and we could be required to pay damages to settle such actions or if any such actions are not resolved in our favor. Even if resolved in our favor, such actions could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions from our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

Our internal controls and disclosure controls and procedures may not be adequate to ensure that we are able to report accurately our financial results.

        Effective internal controls are necessary for us to provide reliable financial reports. We believe we have put in place the personnel, processes and systems necessary to implement and maintain adequate and effective disclosure controls and procedures and internal control over financial reporting. This effort includes evaluating and documenting the design of and testing the effectiveness of our internal controls over financial reporting. During this process, we may identify deficiencies in our system of internal controls over financial reporting that may require remediation.

        We recently restated our audited financial statements for the year ended December 31, 2003 and our unaudited financial statements for the three and nine months ended September 30, 2004 to eliminate the use of cash flow hedge accounting for our interest rate swap transactions because we determined that our hedge documentation was not sufficient to qualify for cash flow hedge accounting in accordance with the requirements of Statement 133. Any deficiencies identified with our hedge accounting strategy may result in our auditors reporting an internal control material weakness to our Audit Committee. A material weakness is a reportable condition in which the design or operation of one or more internal control components does not reduce to a relatively low likelihood the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statement being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. Any failure to remediate reportable conditions or to implement required new or improved controls could lead to material errors in our financial statements, cause us to fail to meet our reporting obligations, and expose us to civil and criminal actions. Any of these results could cause investors to lose confidence in our reported financial information and could have a negative effect on the trading price of our common stock.

Risks Related to this Offering

We have not established a minimum distribution payment level. If cash we generate from our operations is insufficient to make our REIT distributions, we may need to borrow funds on a short-term basis to make distributions to stockholders. Our payment of required REIT distributions could reduce our stockholders' equity. We cannot assure you of our ability to make distributions to our stockholders in the future.

        To qualify as a REIT, we must distribute to our stockholders at least 90% of our net taxable income with respect to each year, determined without regard to the dividends paid deduction permitted to REITs and by excluding our net capital gain. In addition, we are subject to a tax on any undistributed portion of our income at regular corporate rates and also may be subject to a 4% excise tax on this undistributed income if we do not meet certain minimum distribution requirements in a calendar year. We intend to make quarterly distributions to our stockholders in order to distribute all or substantially all of our REIT taxable income with respect to each year, beginning in 2004. Doing this, and meeting other criteria, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level, and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing and we cannot assure you that we will have the ability to make distributions to our stockholders in the future. In addition, due to differences between the computation of our income for federal income tax purposes and the computation of our income under GAAP, we may be required under the applicable tax rules to pay distributions that are based on our REIT taxable income but that exceed our GAAP income, which would have the effect of reducing our stockholders' equity.

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

        For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or any class or series of our outstanding preferred stock or other stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of a class of outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the class of outstanding stock, and subject the individual or entity to the ownership limit in our charter. Any attempt to own or transfer shares of our common stock or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void and may result in the shares being transferred by operation of law to a charitable trust. These ownership restrictions might inhibit market activity and opportunities for our stockholders to receive a premium for their shares if any person were to attempt to assemble a block of shares of our stock, which although in violation of these ownership restrictions, might be in the best interests of our stockholders.

        Under the terms of our charter, our board of directors may grant an exception to the 9.8% ownership limit to, and establish a higher ownership limit for, a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 9.8% limit would not jeopardize our qualification as a REIT. FBR is currently deemed to beneficially own (as determined under the terms of our charter) 9.71% of our common stock. In accordance with our charter, FBR requested a waiver from our board of directors to own up to 12% of our common stock (in value or number of shares, whichever is more restrictive) for the period beginning November 10, 2003 and ending December 13, 2004, which period was extended by our board of directors through April 4, 2005, FBR has provided our board of directors with information and representations to establish that FBR's ownership would not jeopardize our qualification as a REIT. Our board of directors determined that it was advisable to grant this waiver request and extension.

Future offerings of debt or preferred equity securities that are senior to our common stock and other equity securities upon liquidation, or other equity securities may dilute our existing stockholders, may be senior to our common stock for the purposes of distributions and may harm the value of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other debt will receive a distribution from our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

A regular trading market for our common stock might not develop, which would harm the liquidity and value of our common stock.

        Our common stock trades on the NASDAQ National Market under the symbol "FICC." However, we cannot assure you that regular trading of our common stock will develop on NASDAQ or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of:

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  the likelihood that a regular market for our common stock will develop;

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  the liquidity of any market for our common stock;

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  the ability of our stockholders to sell their shares of our common stock; or

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  the prices that our stockholders may obtain for their shares of our common stock.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

        Even if an active trading market develops for our common stock, the market price of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated variations in our quarterly operating results or distributions;

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  changes in our cash flows, funds from operations or earnings estimates or publication of research reports about us or our industry, although there can be no assurance that any research reports about us will be published;

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  increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

Broad market fluctuations could harm the market price of our common stock.

        The stock market has experienced extreme price and volume fluctuations that has affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performance. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common stock.

Shares of our common stock eligible for future sale may harm our stock price.

        We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of our shares of common stock, or the perception that large sales could occur, may harm prevailing market prices for our common stock. As of March 28, 2005, there were:

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  48,835,876 outstanding shares of our common stock;

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  outstanding options to purchase 731,350 shares of our common stock at a weighted average exercise price of $15.27 per share; and

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  an additional 1,449,250 shares of our common stock available for future awards under our equity incentive plan.

        All of the 43,328,933 shares registered pursuant to the registration statement of which this prospectus is a part are eligible for immediate resale, unless subject to the provisions of a lock-up agreement. If any or all of these selling stockholders sell a large number of shares of our common stock in the public market, the sale could reduce the market price of our common stock and could impede our ability to raise future capital through a sale of additional equity securities.

Changes in yields may harm the market price of our stock.

        Our earnings are derived primarily from the expected positive net interest income we expect to receive from the yield on our portfolio of mortgage loans less the cost of our borrowings and other expenses and loan losses. This net interest income will not necessarily be larger in high interest rate environments than in low interest rate environments and also may be negative. In addition, during periods of high interest rates, our net income, and therefore the amount of any distributions on our common stock, might be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market price of our common stock.

Risks Related to our Organization and Structure

Our organizational documents contain provisions that may inhibit potential acquisition bids that our stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

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  There are ownership limits and restrictions on transferability in our charter. In order to qualify as a REIT, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by 5 or fewer individuals and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our charter generally prohibits any stockholder from actually or constructively owning more than 9.8% of our outstanding shares of common stock. This restriction may:

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  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

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  compel a shareholder who had acquired more than 9.8% of our shares to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares. Any acquisition of our common stock in violation of these ownership restrictions will be void ab initio or will result in automatic transfers of our common stock to a charitable trust, which will be responsible for selling the common stock to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees.

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  Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to issue up to 10,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption as determined by our board. Our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price.

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  Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. These provisions include advance notice requirements for stockholder proposals.

        In addition, Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to:

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  accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation;

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  authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholder rights plan;

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  make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act; or

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  act or fail to act solely because of the effect that the act or failure to act might have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

        Moreover, under Maryland law, the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith and in a manner that he or she reasonably believes is in the best interests of the corporation and its stockholders and in a manner that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of directors and officers, requires us to indemnify our directors and officers for actions taken by them in those capacities to the full extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Tax Risks

We may be unable to comply with the requirements applicable to REITs, or compliance with these requirements could adversely affect our financial condition.

        Commencing with our short taxable year ended December 31, 2003, which began on November 13, 2003, we believe that we qualify as a REIT under the Internal Revenue Code. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control. For example, to qualify as a REIT, at least 75% of our annual gross income must come from real estate sources, including mortgages on real property, and 95% of our annual gross income must come from real estate sources and other sources that are itemized in the REIT tax laws, mainly interest and dividends. We are subject to various limitations on our ownership of investments, including a limitation that the fair market value of our investment in our taxable REIT subsidiary, Fieldstone Mortgage, together with any other investments in taxable REIT subsidiaries that we may hold in the future, cannot exceed more than 20% of our total assets at the close of any quarter

(subject to a 30-day "cure" period following the close of each quarter). Fieldstone Mortgage conducts substantial loan origination and servicing activities and will accumulate some or all of the income from those activities. As of December 31, 2004, the estimated fair market value of our investment in Fieldstone Mortgage was 4.1% of our total assets. In addition to this limitation, at least 75% of our assets at the close of any quarter (subject to the 30-day "cure" period) must be qualified real estate assets, government securities and cash and cash items. Certain other quarterly asset ownership requirements also apply. Although we have attempted to be prudent in valuing our investment in Fieldstone Mortgage and our other assets and believe that we currently satisfy all of the asset ownership requirements, we cannot provide assurance that the IRS will agree with these determinations. The need to comply with the income and asset ownership requirements applicable to REITs may cause us to acquire other assets that are qualified real estate assets for purposes of these requirements (for example, interests in other mortgage loan portfolios) but that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

There would be adverse consequences to us and our stockholders if we failed to qualify as a REIT.

        The requirements for qualification as a REIT are highly technical and complex and even a technical or inadvertent mistake could jeopardize our REIT status. Moreover, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, our ability to qualify as a REIT or the federal income tax consequences of such qualification.

        If we fail to qualify or remain qualified as a REIT in any taxable year and the relief provisions set forth in the Internal Revenue Code do not apply, among other things:

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  we will have to pay federal, state and local tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates because our distributions will not be deductible by us;

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  we will not be required to make any distributions to our stockholders;

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  our securitizations may be subject to an entity level tax, and the cash flows from these securitizations may be diverted to accelerate the repayment of the underlying bonds;

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  any distributions we make to our stockholders will be taxable to them as dividends to the extent of our current and accumulated earnings and profits, although, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions, and individual distributees may be eligible for the capital gains tax rate of 15% or less on such dividends; and

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  we generally will be disqualified from electing treatment as a REIT for the four taxable years following the year in which our REIT status is lost, unless we are entitled to relief under statutory provisions.

        In addition to the consequences listed above, the tax liability resulting from our failure to qualify as a REIT:

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  would substantially reduce our earnings and our cash available to pay distributions (and, consequently, your yield on your investment in our common stock);

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  might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results; and

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  could affect the trading price of our common stock.

        In October 2004, new legislation, referred to as the "American Jobs Creation Act of 2004," was enacted into law. This new legislation contained several provisions applicable to REITs, including provisions that could provide relief in the event we violate a provision of the Code that would result in our failure to qualify as a REIT. If these relief provisions, which generally became applicable to us beginning January 1, 2005, are inapplicable to a particular set of circumstances which otherwise would disqualify us as a REIT, we would fail to qualify as a REIT. Even if these relief provisions apply, we would be subject to a penalty tax of at least $50,000 for each disqualifying event in most cases.

Despite our REIT status, we remain subject to various taxes, including substantial contingent tax liabilities.

        Similar provisions of the Internal Revenue Code apply to REITs and to S corporations that acquire any assets from a non-REIT C corporation in a carry-over basis transaction. These provisions permit the REIT or S corporation, as applicable, to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until the REIT or S corporation disposes of that built-in gain asset during the ten-year period following its acquisition. At the time of the disposal, the REIT or S corporation would recognize and be subject to tax at the highest regular corporate rate on the "built-in gain." Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time the REIT or S corporation acquires the asset.

        On January 1, 2003, the effective date of the S election made by our predecessor, Fieldstone Holdings, a material amount of "franchise value" existed in the business in excess of its book value, which could give rise to a tax liability pursuant to the built-in gain rules described above on a sale of the business prior to December 31, 2012. We inherited the potential tax liability relating to any built-in gain of Fieldstone Holdings as a result of our merger with Fieldstone Holdings on November 14, 2003. Accordingly, if we sell our business or substantially all of our assets during the ten-year period ending December 31, 2012, we will be subject to regular corporate tax on some amount of gain. The total amount of gain on which we can be taxed is limited to the excess of the aggregate fair market value of our assets on January 1, 2003, the effective time of Fieldstone Holdings' S election, over the adjusted tax bases of those assets at that time. As this tax would be significant, we intend to manage our affairs in a manner that takes into account the potential incurrence of this tax, which may result in our seeking to avoid any taxable disposition of our business or substantially all of our assets prior to January 1, 2013, even if such a transaction might otherwise be in our best interests if this tax were not to apply. None of the loan sales made by Fieldstone Holdings since January 1, 2003 triggered any built-in gains tax because these loans were held for sale, and Fieldstone Holdings was required to use "mark-to-market" accounting for its tax accounting. Consequently, no gain was attributable to those loans for tax purposes at the time of the S election.

        In addition, notwithstanding our status as a REIT, we remain subject to federal, state and local taxes on our income and property. We may be subject to some state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes.

We may not qualify as a REIT if we failed to distribute by the close of 2003 any undistributed earnings and profits that were attributable to a non-REIT C corporation taxable year.

        To qualify as a REIT, at the end of any taxable year, we cannot have any undistributed or retained earnings and profits that are attributable to a non-REIT C corporation taxable year (non-REIT C corporation E&P). For certain years prior to January 1, 2003, our predecessor, Fieldstone Holdings, and its wholly owned subsidiary, Fieldstone Mortgage, were taxable as C corporations for federal income tax purposes. Effective January 1, 2003, Fieldstone Holdings elected to be treated as an S corporation, and Fieldstone Mortgage became a "qualified subchapter S subsidiary" of Fieldstone Holdings that was disregarded as separate from Fieldstone Holdings. As of the effective date of Fieldstone Holdings' S election, Fieldstone Holdings had non-REIT C corporation E&P. We commissioned a national accounting firm to verify our calculation of this E&P. Prior to the merger with

Fieldstone Investment, Fieldstone Holdings made distributions of non-REIT C corporation E&P in 2003 to its shareholders in an amount greater than the amount of non-REIT C corporation E&P as determined by our verified calculations. We succeeded to any non-REIT C corporation E&P of Fieldstone Holdings remaining after those dividends were paid and had until December 31, 2003, the close of our first taxable year as a REIT, to distribute any remaining non-REIT C corporation E&P. We believe that, as of the close of 2003, we had no undistributed non-REIT C corporation E&P based on our calculations and the review of those calculations by a national accounting firm.

        There can be no assurance, however, that the IRS will not examine our tax returns from our years as a C corporation and propose adjustments to increase our taxable income from those years. If the IRS determines that we failed to distribute all of our non-REIT C corporation E&P by the close of 2003, although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which we had non-REIT C corporation E&P, provided that we satisfy the "deficiency dividend" procedures described in "Material Federal Income Tax Considerations—Annual Distribution Requirements Applicable to REITs." Our REIT shareholders would be subject to tax on the dividends at the applicable ordinary income tax rates even though these dividends would be, as a practical matter, a return of a portion of the capital invested in us. For individuals, these distributions would be eligible for the lower capital gains rates. Due to the inherently factual nature of the determination of our earnings and profits, and given the inability of counsel to opine on this issue, there is a risk that the IRS could succeed in challenging our determination that we do not have any undistributed non-REIT C corporation E&P, in which event we either could fail to qualify as a REIT or could be required to satisfy the "deficiency dividend" procedures referenced above.

The tax imposed on REITs for "prohibited transactions" limits our ability to engage in transactions, including certain methods of securitizing our loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held for sale, other than foreclosure property, but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize the loans in a manner that was treated as a sale of inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures used for our securitization transactions even though these sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our portfolio of mortgage loans from time to time even if we believe it would be in our best interest to do so. However, loan sales by Fieldstone Mortgage are not subject to this prohibited transaction tax because Fieldstone Mortgage has elected to be treated as a taxable REIT subsidiary, although the net income recognized by Fieldstone Mortgage from any sales is subject to tax at regular corporate rates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the statements under "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should, "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

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  the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business;"

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  general volatility of the capital markets and the market price of our common stock;

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  changes in our business strategy;

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  availability, terms and deployment of capital;

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  availability of qualified personnel;

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  changes in our industry, interest rates or the general economy;

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  increased rates of default under or prepayment of our mortgage loans; and

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  the degree and nature of our competition.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. We have agreed, however, to pay expenses relating to the registration of the shares of common stock under applicable securities laws.

MARKET PRICE OF AND DISTRIBUTIONS ON OUR COMMON STOCK

Market Information

        Since February 3, 2005, our common stock has traded on the NASDAQ National Market under the symbol "FICC." Prior to trading on the NASDAQ National Market, our common stock was not listed or quoted on any national exchange or market system.

        The following table sets forth, for the periods indicated, the high and low closing sale prices for our common stock as reported on the NASDAQ National Market:

	Price Range
2005
	High	Low
First Quarter (February 3 – March 28)	$19.50	$13.90

        On March 28, 2005, the last sale price reported on the NASDAQ National Market for our common stock was $14.01 per share. As of March 28, 2005, there were 64 holders of record of our common stock, including holders who are nominees for an undetermined number of beneficial owners.

Current and Future Distributions

        To maintain our status as a REIT and to avoid paying federal income tax on our distributed income, we are required to distribute, on an annual basis, 90% of our REIT taxable income. We intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. Any distributions we make will be at the discretion of our board of directors and will depend upon our REIT taxable earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law and such other factors as our board of directors deems relevant.

        The following table sets forth, for the periods indicated, the cash distributions declared per share on our shares of common stock since our formation on August 20, 2003 (excluding dividends paid to shareholders of our predecessor, Fieldstone Holdings, in 2003):

2004	Declared Per Share Cash Distributions	Declaration Date	Record Date	Payment Date
First Quarter	$0.07	April 29, 2004	May 14, 2004	May 28, 2004
Second Quarter	$0.24	July 26, 2004	August 13, 2004	August 27, 2004
Third Quarter	$0.34	October 27, 2004	November 12, 2004	November 26, 2004
Fourth Quarter	$0.44	December 17, 2004	December 30, 2004	January 14, 2005

        All of our 2004 dividends are classified as ordinary income for tax purposes, rather than capital gains or return of capital. A portion of our dividends may be deemed excess inclusion income for shareholders subject to the Unrelated Business Income Tax. We estimate that $0.80 per share of the total $1.09 per share of 2004 dividends paid will be deemed excess inclusion income. While we are looking at strategies to reduce our dividends classified as excess inclusion income in the future, we currently believe that a substantial portion of our dividends will be classified as excess inclusion income.

        To maintain our status as a REIT and to avoid paying federal income tax on our distributed income, we are required to distribute, on an annual basis, 90% of our REIT taxable income. We intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. Any distributions we make will be at the discretion of our board of directors and will depend upon our REIT taxable earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law and such other factors as our board of directors deems relevant.

        Our distributions declared to date are not necessarily indicative of distributions that we will declare in the future. We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future. We anticipate that our distributions generally will be taxable as ordinary income to our stockholders. In the event that we were to restructure our investment portfolio and sell loans held in the portfolio, a portion of any distributions may be designated by us as capital gain, based on the tax accounting for our income. In addition, a portion of our dividend will be classified as excess inclusion income. See "Material Federal Income Tax Considerations—Taxable Mortgage Pools and REMICs." If our distributions exceed our accumulated REIT taxable income, distributions may constitute a return of capital for tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization for tax purposes.

        Our REIT taxable income, which is the basis of our dividend distribution obligation, will vary from the consolidated GAAP earnings we report, due to timing differences in income and expense recognition for tax purposes compared to GAAP. The primary timing differences between GAAP and tax income and expense recognition rules are outlined below.

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  The provision for loan losses expense is recognized by Fieldstone Investment for GAAP purposes, based upon our estimate of probable loan losses inherent in the portfolio during the current reporting period, for which we have not yet recorded a charge-off. Tax accounting rules only allow a deduction for loan losses in the period when a charge-off occurs. The difference between the provision for loan losses recognized for GAAP compared to actual charge-offs during the reporting period, will be adjusted to the consolidated GAAP earnings. We expect that the provision for loan losses will exceed actual charge-offs as we retain loans to build our initial investment portfolio, and may result in our REIT taxable income being higher than our consolidated GAAP income.

  •
  The mark to market of the fair value of our interest rate swaps, which is recognized in current period financial statements for GAAP purposes, is not recognized in the current period for tax purposes. We have identified our interest rate swaps for tax purposes as hedging a liability incurred to acquire or carry a mortgage asset under IRS Regulation 1.1221-2. Tax accounting rules do not require properly identified REIT liability hedges to be marked to market at the end of a period. For tax reporting purposes, only the net periodic payments received on a swap and any lump sum non-periodic payments received if a swap is terminated at a gain or loss constitute reportable items of gross ordinary income or loss. The periodic mark to market of our interest rate swaps will result in an increase to income for GAAP purposes during a period when the forward LIBOR curve is rising, or a charge to income during a period when the forward LIBOR curve is falling, and, therefore, our REIT taxable income may be higher or lower than our consolidated GAAP income depending on the periodic interest rate volatility.

  •
  Certain direct origination costs, which for GAAP purposes may be expensed during the period incurred, are capitalized for tax purposes, and amortized through interest income over the life of the loan. During the period we are building our investment portfolio, this timing difference may result in our REIT taxable income being higher than our consolidated GAAP income.

  •
  The income of Fieldstone Mortgage, our taxable REIT subsidiary (TRS), is included with Fieldstone Investment's earnings for consolidated GAAP purposes. Tax accounting rules for REIT taxable income do not allow a REIT to recognize the income of the TRS unless and until the TRS pays a dividend to the REIT. We currently do not expect the TRS to pay any dividend to the REIT, but expect to retain any income of the TRS for capital and operational growth requirements. This difference may result in our REIT taxable income being lower than our consolidated GAAP income.

        The net result of these differences may mean that we pay dividends to our shareholders that are equal to our REIT taxable income but that exceed our GAAP income during the period that we are retaining loans to build our initial portfolio and our portfolio consists primarily of more recently originated loans. The temporary timing differences in income recognition that cause this effect during periods while we are building our portfolio also will result in our recognizing less income for tax purposes than for accounting purposes during periods when our portfolio is not increasing or is stable and when we hold more mature loans in our portfolio.

        We build our portfolio of non-conforming loans in the REIT and originate and sell from our taxable REIT subsidiary the loans that we do not hold in our portfolio. Our taxable REIT subsidiary pays income taxes on its net earnings, and we expect that it may also retain its after tax income, which may limit the amount of cash available for distribution to our stockholders. If we choose in the future to pay dividends from our taxable REIT subsidiary to the REIT, these amounts will be part of the REIT taxable income that we expect to distribute to our stockholders. Our cash available for distributions may be less than 90% of our REIT taxable income. In this case, in order to distribute annually at least 90% of our REIT taxable income, we may need to borrow funds on a short-term basis, raise capital on unfavorable terms or sell assets.

Historical Distributions

        Prior to 2003, our predecessor, Fieldstone Holdings, paid no dividends to its shareholders. Following its S corporation election effective January 1, 2003, Fieldstone Holdings began to make distributions to its shareholders. In June 2003, Fieldstone Holdings made an aggregate distribution of $15.0 million to its shareholders on a pro rata basis in accordance with their percentage ownership. In September 2003, Fieldstone Holdings distributed an additional $23.0 million (inclusive of $2.1 million advanced on behalf of shareholders for state tax withholding purposes for both the June 2003 and September 2003 distributions) to its S corporation shareholders. Fieldstone Holdings' shareholders elected to treat both of the 2003 distributions as first being made from Fieldstone Holdings' non-REIT C corporation E&P with the intent of eliminating any non-REIT C corporation E&P prior to the closing of the 144A Offering. Fieldstone Holdings' 2003 distributions are not indicative of the distributions we are likely to make in the future, as our business model and strategies are materially different from our historical business model and strategies.

OUR STRUCTURE AND FORMATION TRANSACTIONS; 144A OFFERING

Structure and Formation Transactions

        We formed Fieldstone Investment as a Maryland corporation on August 20, 2003 as a wholly owned subsidiary of Fieldstone Holdings, which was formed in Delaware in 1998. In connection with the closing of the 144A Offering, Fieldstone Holdings merged with and into Fieldstone Investment, with Fieldstone Investment as the surviving entity. Pursuant to the merger, the shareholders of Fieldstone Holdings received 565.38168 shares of common stock of Fieldstone Investment for each share of common stock of Fieldstone Holdings. After giving effect to the merger, but before giving effect to the issuance of shares of common stock sold in the 144A Offering, there were 15,000,000 shares of Fieldstone Investment common stock outstanding, of which 775,860 shares were owned by Michael J. Sonnenfeld, President and Chief Executive Officer of Fieldstone Investment. Fieldstone Investment redeemed the balance of the previously outstanding shares with $188.1 million of the proceeds of the 144A Offering immediately following the closing of the 144A Offering.

        As the surviving entity, Fieldstone Investment succeeded to all of the assets and liabilities of Fieldstone Holdings. Fieldstone Mortgage, the principal operating subsidiary of Fieldstone Holdings, was formed in 1995 as a Maryland corporation and, as a result of the merger, is now a wholly owned subsidiary of Fieldstone Investment. On September 27, 2001, Fieldstone Mortgage established a wholly owned subsidiary, Fieldstone Mortgage SPE (ML)-I, L.L.C., a Delaware limited liability company, to engage in loan repurchase transactions with a financial services corporation with which it has a master repurchase agreement. This entity was dissolved on December 29, 2004.

        On February 3, 2004, we formed two wholly owned subsidiaries, Fieldstone Mortgage Ownership Corp. (FMOC) and Fieldstone Servicing Corp. (FSC), as Maryland corporations, which are treated as qualified REIT subsidiaries. FMOC will hold securities and ownership interests in owner trusts and other financing vehicles, including securities issued by us or on our behalf. FMOC will hold the residual interests in our future securitized pools, as well as any derivatives designated as interest rate hedges related to securitized debt. FSC will hold the rights to direct the servicing of our mortgage loans held for investment.

        We have elected to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, commencing with our short taxable year beginning November 13, 2003 and ending December 31, 2003. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual annual (or in some cases, quarterly) operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of gross income, the composition and values of assets, distribution levels and the diversity of ownership of shares. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that our current and intended manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes.

        As a REIT, we generally will not be subject to federal income tax on REIT taxable income distributed currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even as a REIT, we may be subject to some federal, state and local taxes on our income and property.

        We have elected to treat Fieldstone Mortgage as a taxable REIT subsidiary. This entity earns income and engages in activities that might otherwise jeopardize our status as a REIT. For example, a taxable REIT subsidiary could earn income from the servicing and origination and sale of loans, which would not be qualifying income for purposes of the REIT income tests. A taxable REIT subsidiary is taxed as a regular corporation, and its net income is, therefore, subject to federal, state and local corporate level tax.

        The holders of the 94.83% of our common stock whose shares were redeemed immediately prior to the closing of the 144A Offering for approximately $188.1 million of the net proceeds of the 144A Offering were individuals or trusts or other entities in which the beneficial interest is held by

Messrs. Lee M. Bass and Sid R. Bass of Fort Worth, Texas, or members of their immediate families or their business associates. No single redeemed stockholder had the right to vote or control the disposition of 10% or more of the shares of our common stock. The two largest redeemed shareholders, each of which owned 9.7% of the outstanding shares, were 820 Management Trust, a Texas revocable grantor trust controlled by Lee M. Bass of Fort Worth, Texas, as sole trustee, and Sid R. Bass Management Trust, a Texas revocable grantor trust controlled by Sid R. Bass of Fort Worth, Texas, as sole trustee. Based upon the representations to us of the redeemed stockholders, only Herbert L. Carrel was deemed an affiliate of our predecessor, Fieldstone Holdings. Mr. Carrel owned approximately 2.2% of the total number of shares redeemed immediately prior to the closing of the 144A Offering. Mr. Carrel resigned from the board of directors and as Chief Executive Officer of Fieldstone Holdings effective upon the closing of the 144A Offering.

        On November 10, 2003, we entered into a redemption agreement with the holders of 94.83% of our common stock prior to the closing of the 144A Offering. Under the terms of the redemption agreement, the redemption price of the shares was to be $13.95 per share (the offering price of the shares in the 144A Offering ($15.00 per share), net of the initial purchaser's discount ($1.05)), subject to the following adjustments: the redemption price would be increased or reduced by the amount by which our net worth on the day immediately prior to the closing of the 144A Offering (November 13, 2003), calculated in accordance with generally accepting accounting principles, was greater than or less than $50 million and increased or reduced by 3.0% of the amount by which the principal balance of our inventory of non-conforming loans as of the close of business on the day immediately prior to the closing of the 144A Offering (November 13, 2003) was greater than or less than $1.0 billion. These adjustments were estimated prior to the closing of the 144A Offering, but the adjustments were subject to a post-closing audit to be performed by KPMG LLP. We estimated these adjustments prior to the closing of the 144A Offering, and based on these estimates, we redeemed the shares for $186,286,482, subject to the post-closing audit. KPMG conducted its post-closing audit of our November 13, 2003 balance sheet and submitted its audit report on January 12, 2004. Based on this audit report, we remitted an additional $1,820,443 as part of the redemption price, for a total redemption price of $188,106,925, or $13.22 per redeemed share.

        On May 24, 2004, our former shareholders prior to the closing of the 144A Offering filed a lawsuit against us alleging that the shareholders are entitled to an additional post-closing redemption price payment of between $15.8 million and $19.8 million. These shareholders' shares were redeemed following the closing of the 144A Offering, for approximately $188.1 million. On June 14, 2004, we filed our answer generally denying all of the allegations in the complaint. The Redemption Agreement between the redeemed shareholders and us required us to adjust the redemption price we paid to the redeemed shareholders based on our November 13, 2003 balance sheet, as audited by KPMG LLP. On January 12, 2004, KPMG issued an independent auditors' report of our November 13, 2003 balance sheet. Based on this audit and the terms of the Redemption Agreement, we paid an additional $1.8 million to the redeemed shareholders on February 18, 2004. The lawsuit alleges that our November 13, 2003 balance sheet should have included a deferred tax asset that, if included, would have increased our net worth on November 13, 2003. The lawsuit also alleges that the redeemed shareholders are entitled to an increase in the redemption price if our November 13, 2003 balance sheet is revised to include the deferred tax asset. On April 20, 2004, following notification by the redeemed shareholders of their dispute concerning our November 13, 2003 balance sheet, KPMG advised that their January 12, 2004 independent auditors' report of our November 13, 2003 balance sheet should no longer be relied upon. On September 9, 2004, in its response to a request for disclosure from the plaintiffs, KPMG stated, among other things, that it had determined that the deferred tax asset, which is reflected in our December 31, 2003 audited financial statements, should have been reflected in our November 13, 2003 balance sheet. If we ultimately are unsuccessful, we could be required to pay to the redeemed shareholders in excess of $19 million, plus any potential interest or third-party costs associated with the litigation, which at such time could have an adverse effect on our liquidity. The $19.0 million payment will be an increase in the redemption price of their shares and will be recorded as a reduction of our paid in capital in the period in which the dispute is resolved and will not be reflected in our statement of operations. Any interest and other third-party costs, if payable as part of a settlement, will be recorded to earnings in the period in which the dispute is resolved. This lawsuit is currently pending. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Commitments and Contingencies" beginning on page 74 and "Business—Legal Proceedings" beginning on page 100.

144A Offering

        We sold 36,555,664 shares of our common stock at $13.95 per share to Friedman, Billings, Ramsey & Co., Inc., or FBR, as initial purchaser, on November 14, 2003, and an additional 195,400 shares of our common stock at $13.95 per share to FBR, as initial purchaser, on December 11, 2003, pursuant to the exercise by FBR of its option to purchase shares to cover additional allotments. FBR resold 33,166,835 shares to investors at a price of $15.00 per share in transactions not involving registration under the Securities Act. As part of this same offering, we sold 10,398,936 shares of our common stock (including 356,540 shares sold to our employees and directors in a directed share program) directly in a private placement in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, at a price of $15.00 per share. FBR received a fee of $1.05 per share as placement agent in respect of the shares sold in the private placement (except for the shares sold in the directed share program for which no fee was received). We also issued 400,000 shares of our common stock to FBR, as consideration for financial advisory services, at a price of $0.01 per share. The shares sold to FBR and those sold by us directly in the private placement are collectively referred to as the 144A Offering.

        FBR has represented to us that it offered and sold the shares of our common stock only to persons it reasonably believed to be:

  •
  "qualified institutional buyers" (as defined in Rule 144A under the Securities Act);

  •
  institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act);

  •
  individual "accredited investors" (as defined in Rule 501(a)(4), (5), or (6) under the Securities Act); or

  •
  an investor that was not purchasing for the account or benefit of a U.S. person and was purchasing the shares of common stock in an offshore transaction pursuant to Regulation S of the Securities Act.

        Our net proceeds from the 144A Offering were approximately $658.1 million. We used the net proceeds as follows:

  •
  approximately $188.1 million to redeem 94.83% of our common stock outstanding immediately prior to the closing of the 144A Offering;

  •
  approximately $33 million to repay in full the outstanding principal and interest on our subordinated debt;

  •
  approximately $4.4 million to pay advisory, legal and accounting fees incurred in connection with the 144A Offering, including fees incurred in connection with filing the registration statement of which this prospectus is a part, and the reimbursement of certain fees and expenses incurred by FBR; and

  •
  the remainder, $432.6 million, for building our investment portfolio, working capital and other general corporate purposes, including repaying outstanding borrowings under our warehouse lines and repurchase facilities.

        We have agreed to furnish to the holders or beneficial owners of the shares of our common stock sold in the 144A Offering and prospective purchasers of the common stock designated by those holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until the time that the shares of common stock are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(In thousands)

        The following table sets forth selected financial and operating information for Fieldstone Investment, including Fieldstone Holdings, deemed to be our predecessor for accounting purposes. The financial statements represent the combined financial condition and results of operations of Fieldstone Investment and its subsidiaries. In addition, the financial data included below for the years ended December 31, 2000 through 2002 reflect our prior business strategy of selling all of our loans on a whole-loan servicing released basis. Accordingly, our historical financial results will not be indicative of our future performance. The financial and operating data presented have been derived from our consolidated financial statements for each of the periods presented. The following selected financial and operating information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus:

Selected Consolidated Financial and Other Data
(In thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002	2001	2000
Operating Data:
Revenues:
Interest income:
Loans held for investment	$206,460	17,749	—	—	—
Loans held for sale	25,316	49,118	33,666	16,747	8,639

Total interest income	231,776	66,867	33,666	16,747	8,639

Interest expense:
Loans held for investment	69,039	5,137	—	—	—
Loans held for sale	5,498	17,424	13,543	10,287	7,571
Subordinated revolving line of credit	—	510	576	741	1,106

Total interest expense	74,537	23,071	14,119	11,028	8,677

Net interest income (expense)	157,239	43,796	19,547	5,719	(38)
Provision for loan losses—loans held for investment	21,556	2,078	—	—	—

Net interest income after provision for loan losses	135,683	41,718	19,547	5,719	(38)
Gains on sales of mortgage loans, net	52,147	117,882	74,875	42,429	25,065
Other income (expense)—portfolio derivatives	8,789	(3,398)	—	—	—
Fees and other income	3,714	3,188	3,230	2,834	2,305

Total revenues	200,333	159,390	97,652	50,982	27,332

Expenses:
Payroll and related expenses, net	81,915	84,227	40,482	28,260	23,629
General and administrative expenses(1)	48,888	29,947	19,568	14,619	13,530

Total expenses	130,803	114,174	60,050	42,879	37,159

Income (loss) before income taxes	69,530	45,216	37,602	8,103	(9,827)
Provision for income tax (expense) benefit	(3,966)	2,616	(15,855)	3,140	—

Net income (loss)	$65,564	47,832	21,747	11,243	(9,827)

Earnings (loss) per share of common stock:
Basic	$1.34	2.48	1.44	0.74	(0.65)
Diluted	1.34	2.47	1.44	0.74	(0.65)
Dividends declared per common share(2)	$1.09	2.53	—	—	—

Other Data:
Fundings:
Non-Conforming fundings	$6,185,045	5,148,182	2,479,323	1,175,389	681,135
Conforming fundings	1,290,202	2,223,868	1,537,084	1,070,455	459,192

Total mortgage fundings	$7,475,247	7,372,050	4,016,407	2,245,844	1,140,327

Non-Conforming Loan Fundings Statistics
Weighted average interest rate	7.2%	7.3%	8.4%	9.6%	10.7%
Weighted average credit score	652	653	645	632	616
Weighted average loan to value	84.5%	86.0%	85.7%	84.6%	78.4%
Full documentation	59.4%	55.0%	51.0%	55.0%	80.2%
Mortgage Loan Sales Statistics
Mortgage sales:
Non-Conforming loan sales	$2,220,609	3,989,664	2,128,497	1,047,115	648,136
Conforming loan sales	1,279,169	2,372,853	1,365,081	1,008,349	410,744

Total mortgage sales	$3,499,778	6,362,517	3,493,578	2,055,464	1,058,880

Weighted average whole loan sales price over par
Non-Conforming sales	3.1%	3.8%	4.2%	4.2%	3.5%
Conforming sales	2.0%	2.0%	2.0%	2.1%	1.9%
Total	2.7%	3.1%	3.3%	3.2%	2.9%
Average hedge gain (loss) on whole loan sales
Non-Conforming sales	(0.11)%	(0.09)%	(0.07)%	—	—
Conforming sales	(0.05)%	0.02%	0.03%	(0.19)%	—
Total	(0.09)%	(0.05)%	(0.05)%	(0.09)%	—
Provision for loan losses—loans sold(3)	0.3%	0.4%	0.5%	0.4%	0.2%
Gain on sale margin(4)	1.5%	1.9%	2.1%	2.1%	2.4%
Yield Analysis
Yield analysis—loans held for investment
Yield on loans held for investment	6.6%	6.6%	—	—	—
Cost of financing for loans held for investment	2.4%	2.3%	—	—	—
Net yield on loans held for investment	4.4%	4.7%	—	—	—
Yield on loans held for investment after provision for loan losses	3.7%	3.9%	—	—	—
Yield analysis—loans held for sale
Yield on loans held for sale	7.2%	7.0%	7.6%	8.5%	9.2%
Cost of financing for loans held for sale	2.6%	2.8%	3.4%	5.8%	8.4%
Net yield on loans held for sale	5.6%	4.5%	4.6%	3.3%	1.1%
Yield analysis—loans held for investment and loans held for sale
Yield—net interest income after provision for loan losses	3.9%	4.3%	4.4%	2.9%	0.0%
Net cash settlements received (paid) — portfolio derivatives(5)	(0.4)%	—	—	—	—
Operating Ratios:
Debt to capital	9.0%	2.9%	16.2%	10.7%	12.4%
Return on average equity	12.5%	44.4%	88.3%	167.6%	N/A
Return on average assets	1.8%	4.8%	4.7%	5.4%	(9.6)%
Average equity as a percentage of average assets	14.4%	10.7%	5.3%	3.2%	(0.9)%
Cost to produce as % of volume(6)	2.52%	2.06%	1.99%	2.26%	3.23%
Total expenses as a percentage of average assets	3.6%	11.4%	12.9%	20.6%	36.5%
Efficiency ratio(7)	65.3%	71.6%	61.5%	84.1%	136.0%
Book value per share	$10.77	10.52	N/A	N/A	N/A

Statements of Condition Data:
Mortgage loans held for sale, net
Non-Conforming loans	$254,368	404,099	578,853	223,307	95,371
Conforming loans	102,682	106,285	270,830	105,535	45,915

Total	$357,050	510,384	849,683	328,842	141,286

Mortgage loans held for sale, net—seriously delinquent(8)	1.0%	0.4%	1.3%	0.5%	2.5%
Mortgage loans held for investment, net
Loans to be securitized	$583,924	835,271	—	—	—
Loans securitized	4,168,184	491,570	—	—	—

Total	$4,752,108	1,326,841	—	—	—

Mortgage loans held for investment, net—seriously delinquent(8)	1.7%	0.4%	—	—	—
Weighted average credit score—mortgage loans held for investment	650	653	—	—	—
Average Balance Data:
Mortgage loans held for sale	$347,513	695,890	436,062	193,585	92,293
Mortgage loans held for investment	3,072,684	266,558	—	—	—
Warehouse financing—loans held for sale	204,464	619,795	392,561	174,086	89,251
Warehouse financing—loans held for investment	616,181	102,548	—	—	—
Securitization financing	2,251,980	115,822	—	—	—
Total assets(9)	3,637,818	1,005,335	464,205	208,109	101,931
Total equity(10)	$523,398	107,714	24,632	6,707	(912)

(1)
Represents the accumulation of occupancy, depreciation and amortization, servicing fees and general and administration expense reported within the audited statements of operations.

(2)
Fieldstone Holdings paid dividends of $15 million and $23 million to its shareholders in the second and third quarters, respectively, of 2003, prior to the formation of Fieldstone Investment.

(3)
Calculated as provision for loan losses—loans sold divided by mortgage sales. The provision is recorded as a reduction of gains on sales of mortgage loans.

(4)
Gain on sale margin is calculated as gains on sales of mortgage loans, net divided by total sales.

(5)
Calculated as net cash settlements on existing derivatives and net cash settlements incurred or paid to terminate derivatives prior to final maturity (a component of "Other income (expense)—portfolio derivatives") divided by average loans held for investment debt.

(6)
Cost to produce as a percentage of volume is calculated as cost to produce divided by fundings. Cost to produce is a non-GAAP financial measure. For a reconciliation of cost to produce to the most directly comparable GAAP measure, total expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cost to Produce."

(7)
Calculated as total expenses divided by total revenues.

(8)
Seriously delinquent is defined as 60 plus days past due and loans in the process of foreclosure.

(9)
Average total assets is calculated using daily average loan balances and month-end balances for the other assets.

(10)
Average total equity is calculated using month-end balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

        We are a mortgage REIT that invests in certain non-conforming loans originated by our wholly owned subsidiary, Fieldstone Mortgage Company (Fieldstone Mortgage), and financed with mortgage-backed securities. Fieldstone Mortgage originates loans through both wholesale and retail origination channels. Through Fieldstone Mortgage, we originate, service and sell both non-conforming and conforming single family residential mortgage loans.

        Currently, our primary sources of income are the net interest income on our loans, both held for investment and held for sale, and the gains on sales of mortgage loans held for sale. Our current strategy is to retain a significant portion of our non-conforming loans in our REIT investment portfolio, to finance our portfolio of loans with mortgage-backed securities collateralized by those loans, and to continue to sell our conforming loans and the remainder of our non-conforming loans.

        Until we began to build an investment portfolio in the fourth quarter of 2003, we sold all of our mortgages on a whole loan, servicing-released basis and recognized a gain or loss on sale of the loan upon completion of the sale. The percentage of revenue derived from gains on sale of loans in periods after 2003 has changed significantly due to the change in our business strategy. We derived 73% of our total net revenue from gain on the sale of mortgages in 2003, decreasing to 26% in 2004, as we retained $4.1 billion of gross loans originated in 2004 to grow our investment portfolio. Net interest income on loans held for investment after provision for loan losses has increased from 7% of total net revenue in 2003 to 58% of total net revenue in 2004, reflecting the growth of the portfolio to $4.8 billion as of December 31, 2004 from $1.3 billion as of December 31, 2003. We financed the growth in our investment portfolio through five securitizations closed in 2004, issuing $4.15 billion of mortgage-backed securities which were collateralized by $4.34 billion of our non-conforming mortgages.

        Our current portfolio strategy is to incur financing debt on the portfolio of approximately 11 times our equity. The percentage of loans we retain for our portfolio will vary based primarily upon our leverage policy, and the size of the portfolio we can support with that strategy, the rate of prepayments of principal on the loans we hold in our portfolio because we will retain new loans to replace prepaid loans and the availability of loans which meet our investment criteria.

        We use interest rate swaps and caps to hedge the financing costs on our two and three year hybrid mortgage loans held for investment. Because these derivatives are not designated as cash flow hedges under Statement No. 133, changes in the fair market value of the swaps and caps are recorded to current period earnings and reported in our consolidated statement of operations in "Other income (expense)-portfolio derivatives." We cannot predict the magnitude by which these changes in the fair market value of our swaps will cause our total revenue and net income to increase or decrease significantly during periods of significant interest rate volatility.

Key Components of Financial Results of Operations

Revenues

        The principle factors that affect our revenues are interest rate volatility, origination volumes, prepayment speeds of our mortgage loans held for investment, credit losses on our investment portfolio and sale margins on our loans held for sale. Rising interest rates generally result in an increase in the mortgage rates we charge on our loan originations, but also increase our costs of borrowing to finance the loans. Rising interest rates may lead to decreases in loan prepayments of our hybrid adjustable rate mortgages during the initial loan period in which our borrowers pay a fixed interest rate, generally during the first two to three years of the loan, but increase prepayments at or near the reset date of the loan, when the coupon resets to a six-month LIBOR-based ARM reflecting the higher market rates. Decreases in prepayment speeds result in lower prepayment fee income, but decrease the rate of amortization of deferred origination costs and bond issuance costs, which are recorded as a reduction in yield. Descriptions of certain key components of our revenues are set forth below:

  Interest Income—Loans Held for Investment

        Interest income—loans held for investment represents the interest earned on our loans held for investment following the funding of the loans, and includes prepayment fee income collected when a borrower chooses to prepay before a contractual time period. Components of interest income include the gross interest received on our mortgage loans, less the amortization of net deferred direct origination costs.

  Interest Income—Loans Held for Sale

        Interest income—loans held for sale represents the interest earned on our mortgage loans held for sale during the period from the date of funding to the date of sale.

  Interest Expense—Loans Held for Investment

        Interest expense—loans held for investment consists of the borrowing costs to finance our portfolio of loans held for investment following the funding of the loans, including both financing under our warehouse lines and repurchase facilities, and our securitization debt. Interest expense includes credit line commitment fees, custodial charges, non-use fees and the amortization of original issue discount and bond issuance costs incurred on our securitization financings.

  Interest Expense—Loans Held for Sale

        Interest expense—loans held for sale consists of the borrowing costs to finance our mortgage loans during the period from the date of funding to the date of sale, including credit line commitment fees, custodial charges and non-use fees.

  Provision for Loan Losses—Loans Held for Investment

        Provision for loan losses—loans held for investment represents a charge for our estimate of probable losses inherent in our portfolio of non-conforming mortgage loans held for investment. See Critical Accounting Policies—"Allowance for loan losses—loans held for investment."

  Gains on Sales of Mortgage Loans, Net

        Gains on sales of mortgage loans, net, includes gross gain on sale of mortgage loans, reduced by the provision for losses on loans sold. Gross gain on sale is generated by selling loans for a premium. Gains on sales also includes any origination, underwriting, discount points and other funding fees received net of other direct origination costs originally capitalized when a loan closes, which are deferred and recognized when the loan is sold. Direct origination costs include the direct costs associated with origination, such as commissions, direct salaries for funded loans, direct general and administrative costs and premiums paid to brokers for loans originated by the wholesale division, which are initially capitalized at loan funding and increase our basis in the loan. Gains on sale is reduced by the provision for losses related to our representation and warranty liabilities related to the sold loans, and for our obligation to rebate a portion of any premium paid by a purchaser when a borrower prepays a sold loan before a specified date. The provision is recorded when loans are sold and is calculated as the estimated fair value of losses reasonably estimated to occur over the life of the loan.

  Other Income (Expense)—Portfolio Derivatives

        Other income (expense)—portfolio derivatives, includes all cash settlements and any fair value gains or losses from any undesignated derivatives used to hedge the financing costs of our loans held for investment. The gain or loss is comprised of (i) the change in the periodic mark to market of the future value of the interest rate swaps and caps in effect as of period end, (ii) the net cash settlements from the swaps and caps in place during the reporting period and (iii) any net cash gain or loss received if a derivative is terminated before maturity. We enter into interest rate swaps designed to stabilize the interest rates we pay on our variable rate warehouse and securitization financing debt during the period that our mortgage loans have a fixed interest rate, generally during the first two years of the mortgages' lives. The interest rate swaps and caps are not designated as cash flow hedges in accordance with Statement No. 133 and, therefore, the change in the periodic mark to market value of the future value of the swaps, and any net cash received or paid at periodic swap settlement dates or if terminated before maturity, will be recorded to "Other income (expense)—portfolio derivatives."

Expenses

        The principle factors which lead to changes in our expenses are funding volumes, the number of production facilities we operate, our staffing required to support our origination platform, the balance of our investment portfolio incurring third-party servicing fee expenses and the corporate overhead required to support a public company. As loan volumes increase, we generally would expect salaries and benefits expense to increase as well as variable loan related expenses. There are also increased cash requirements related to compliance with the Sarbanes-Oxley Act of 2002, SEC and investor reporting and audit and legal consulting fees. We also expect expenses to increase during the development phases of our new loan origination software and during the period the capitalized development costs are depreciated. Descriptions of certain key components of our total expenses are set forth below.

  Salaries and Employee Benefits

        Salaries and employee benefits include salaries, benefits and payroll taxes that have not been designated as direct costs of loan origination, including salaries for managers, administrative positions, corporate personnel and the component of salaries that is deemed to reflect the cost associated with processing applications for loans that are not ultimately funded. Salaries and benefits are relatively fixed at any point based on our existing staffing levels, which correlate to the current level of loan origination volume and our estimate of future loan origination volume.

  General and Administrative Expenses

        General and administrative expenses consist primarily of costs relating to marketing, quality control, equipment maintenance, delivery and postage, telephone, audit and legal, and travel expenses.

  Servicing Fees

        Servicing fees include the third party servicing expense relating to our portfolio of loans held for investment. Because we do not currently have the servicing capabilities required for a large mortgage portfolio, we presently contract with an experienced servicer of non-conforming loans to "sub-service" our loans for us.

  Income Tax (Benefit) Expense

        For the year ended December 31, 2004, income tax expense represents the federal and state tax on the pre-tax earnings of Fieldstone Mortgage Company, our taxable REIT subsidiary. The income tax benefit for the year ended December 31, 2003 reflects the recognition of a deferred tax asset resulting from a change in tax status in 2003. For the year ended December 31, 2002, income tax expense represents the federal and state tax on the consolidated taxable income of our predecessor, Fieldstone Holdings Corp.

        For purposes of determining taxable income of each entity, transactions between the REIT and the TRS, including inter-company borrowings, and fees charged by the TRS to originate loans to be funded by the REIT, are structured as arms-length transactions with market pricing.

Critical Accounting Policies

        We consider the policies discussed below to be critical to an understanding of our financial statements because their application places the most significant demands on the judgment of our management, with financial reporting results relying on estimates about the effects of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. We believe that the estimates and assumptions utilized in preparing our financial statements are reasonable. With regard to these policies, we caution you that future events rarely develop exactly as forecasted, and the best estimates routinely require adjustment. Actual results could differ from those estimates, and these differences could be significant.

  Securitizations

        We must comply with the provisions of Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement No. 140) and Financial Interpretation Number 46R (FIN 46R), "Consolidation of Variable Interest Entities," relating to each securitization. Depending on the structure of the securitization, it will either be treated as a sale or secured financing for financial statement purposes. We intend that each of our securitizations be treated as a secured financing, and accordingly, one of our critical accounting policies is compliance with these pronouncements.

  Allowance for Loan Losses—Loans Held for Investment

        Because we maintain our loans held for investment on the statements of condition for the life of the loans, we maintain an allowance for loan losses, which is based on our estimates of the losses inherent in the portfolio. This is a critical accounting policy because of the subjective nature of the estimate required and potential for imprecision. Two critical assumptions used in estimating the loss reserve are an assumed rate at which the loans go into foreclosure subsequent to initial default and an assumed loss severity rate, which represents the expected rate of realized loss upon disposition of the properties that have been foreclosed. Because we have limited historical loss data on our past originations, all of which were sold servicing-released, we currently utilize industry loss assumptions for loans similar in credit, loan size and product type. These assumptions result in an estimate that approximately 24% of loans that are delinquent 30+ days ultimately will default and experience an average principal balance loss of 35%. These underlying assumptions and estimates are continually evaluated and updated to reflect management's current assessment of the value of the underlying collateral and other relevant factors impacting portfolio credit quality and inherent losses. Provision for losses is charged to our consolidated statements of operations as a reduction in net interest income. Losses incurred on mortgage loans held for investment are charged to the allowance at the time of liquidation or at the time the loan is transferred to real estate owned.

        We define the beginning of the loss emergence period for a mortgage loan to be the occurrence of a contractual delinquency greater than 30 days. On a monthly basis, loans meeting this criterion are included in a determination of the allowance for loan losses, which utilizes industry roll rate experience to assess the likelihood and severity of portfolio losses. We do not assess loans individually for impairment due to the homogeneous nature of the loans, which are collectively evaluated for impairment. If actual results differ from our estimates, we may be required to adjust our provision accordingly. Likewise, the use of different estimates or assumptions could produce different provisions for loan losses.

        The following table presents the impact on our allowance for loan loss if the assumptions utilized in our model had been varied as follows (in thousands):

As of December 31, 2004	Change in Allowance for Loan Losses
Allowance for loan losses—loans held for investment	$22,648
Foreclosure rate after initial default:
Increase in foreclosure rate estimate of 10%	3,558
Increase in foreclosure rate estimate of 20%	7,580
Decrease in foreclosure rate estimate of 10%	(3,113)
Decrease in foreclosure rate estimate of 20%	(5,804)
Loss severity rate:
Increase in loss severity rate estimate of 10%	2,265
Increase in loss severity rate estimate of 20%	4,530
Decrease in loss severity rate estimate of 10%	(2,265)
Decrease in loss severity rate estimate of 20%	(4,530)
Change in both foreclosure rate and loss severity rate:
Increase in foreclosure and loss severity rate estimate of 10%	6,179
Increase in foreclosure and loss severity rate estimate of 20%	13,626
Decrease in foreclosure and loss severity rate estimate of 10%	(5,066)
Decrease in foreclosure and loss severity rate estimate of 20%	(8,312)

  Amortization of Deferred Loan Origination Costs and Deferred Debt Issuance Costs

        Interest income on our mortgage loan portfolio is a combination of the accrual of interest based on the outstanding balance and contractual terms of the mortgage loans, adjusted by the amortization of net deferred origination costs related to originations in our investment portfolio, in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" (Statement No. 91). Our net deferred origination costs consist primarily of premiums, discounts and other net capitalized fees or costs associated with originating our mortgage loans. For our loans held for investment, these net deferred costs are amortized as adjustments to interest income over the estimated lives of the loans using the interest method. Because we hold a large number of similar loans for which prepayments are probable and for which we can reasonably estimate the timing of such prepayments, we currently factor in prepayment estimates in determining periodic amortization based on a model that considers actual prepayment experience to-date as well as forecasted prepayments based on the contractual interest rate on the loans, loan age, loan type, prepayment fee coverage and a variety of other factors. Mortgage prepayments are also affected by the terms and credit grades of the loans, conditions in the housing and financial markets and general economic conditions. Prepayment assumptions are reviewed regularly to ensure that actual company experience as well as industry data are supportive of prepayment assumptions used in our model. Updates that are required to be made to these estimates are applied as if the revised estimates had been in place since the origination of the loans and result in adjustments to the current period amortization recorded to interest income.

        Interest expense on our warehouse and securitization financing is a combination of the accrual of interest based on the contractual terms of the financing arrangements and the amortization of bond original issue discounts and issuance costs. The amortization of bond original issue discounts and issuance costs also considers estimated prepayments and is calculated using the interest method. The principal balance of the securitization financing is repaid as the related collateral principal balance amortizes, either through receipt of monthly mortgage payments or any loan prepayment. The deferred issuance costs and original issue discounts are amortized through interest expense over the estimated life of the outstanding balance of the securitization financing, utilizing the prepayment assumptions referenced above to estimate the average life of the related debt. Updates that are required to be made to these estimates are applied as if the revised estimates had been in place since the issuance of the related debt and result in adjustments to the period amortization recorded to interest expense.

        We have sought to minimize the effects caused by faster than anticipated prepayment rates by originating mortgage loans with prepayment fees. These fees typically expire two to three years after origination of a loan. As of December 31, 2004, approximately 86.6% of our mortgage loan portfolio had active prepayment fee features. We anticipate that prepayment rates on a significant portion of our adjustable rate mortgage portfolio will increase as these predominately adjustable rate loans reach their initial adjustments during 2005 and 2006 due to the high concentration of two to three year hybrid loans we originated during 2003 and 2004. The constant prepayment rate, or CPR, currently used to project cash flows is based upon historical industry speeds for similar loan product and actual history to date. The forward-looking expected CPR used in our current assumptions averages 28 CPR during the first 12 months, averages 46 CPR through month 24 and declines to an average 42 CPR thereafter. If prepayment speeds increase, our net interest margin would decrease due to the additional yield adjustment amortization.

        The following table presents the effects on our net interest income related to changes in our deferred origination cost amortization and deferred issuance cost amortization for the year ended December 31, 2004 under various prepayment rate scenarios. Actual prepayment fee income is recorded as cash is collected and is not recorded based on CPR assumptions. Therefore, in instances where our CPR increases, we anticipate also having an increase in prepayment fee income that would partially offset the effects shown in the table below (in thousands).

Year Ended December 31, 2004	Change in Net Interest Income
Net Interest Income	$157,239
Constant Prepayment Rate*:
Increase in CPR estimate of 10%	(1,364)
Increase in CPR estimate of 20%	(2,627)
Decrease in CPR estimate of 10%	1,067
Decrease in CPR estimate of 20%.	2,259

*
The constant prepayment rate, or CPR, means a prepayment assumption which represents a constant assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans.

  Hedging

        Hedging is a critical aspect of our business because of its interest rate sensitivity and the difficulty in estimating which interest rate locks will convert to closed loans as interest rates fluctuate. We use various financial instruments to hedge our exposure to changes in interest rates. The financial instruments typically include mandatory delivery forward sale contracts of mortgage-backed securities, mandatory and best efforts whole-loan sales agreements and treasury note forward sales contracts. These financial instruments are intended to mitigate the interest rate risk inherent in providing interest rate lock commitments to prospective borrowers to finance one-to-four family homes and to hedge the value of our loans held for sale prior to entering fixed price sale contracts.

        The interest rate locks for conforming loans and the mandatory forward sales, which are typically used to hedge the interest rate risk associated with these locks, are undesignated derivatives and are marked to market through earnings. For interest rate lock commitments related to conforming loans, mark to market adjustments are recorded from inception of the interest rate lock through the date the underlying loan funds. The funded loans have not been designated by us as a qualifying hedged asset in accordance with Statement of Financial Accounting Standards No. 133 (Statement 133), "Accounting for Derivative Instruments and Hedging Activities." We record the funded loans on the consolidated statements of condition at the lower of cost or market value. The mandatory forward sales, which generally serve as an effective economic hedge from the inception of the interest rate lock through the time of the sale of the loans, remain subject to mark to market adjustments beyond the time the loan funds, and our reported earnings may reflect some non-economic volatility as a result of this differing treatment.

        The interest rate lock commitments associated with non-conforming loans held for sale and the treasury note forward sales contracts typically used to hedge the interest rate risk associated with these locks are also derivatives and are marked to market through earnings. Similar to the conforming loans, the funded non-conforming loans have not been designated as a qualifying hedged asset in accordance with Statement 133, and, accordingly, we record them at the lower of cost or market value on the consolidated statements of condition. The treasury note forward sales contracts, which do serve as an effective economic hedge prior to the sale of some of our non-conforming loans, remain subject to mark to market adjustments beyond the time the loans fund, and our reported earnings may reflect some non-economic volatility as a result of this differing treatment.

        We hedge the effect of interest rate changes on our cash flows relative to our loans held for investment as a result of changes in the benchmark interest rate, in this case, LIBOR, of the interest payments on warehouse financing and securitization financing (both variable rate debt). These derivatives are not classified as cash flow hedges under Statement 133. We enter into interest rate swap agreements to hedge the financing on mortgage loans held for investment. The change in fair value of the derivative during the hedge period is reported as a component of "Other income (expense)—portfolio derivatives." The periodic net cash settlements and any gain or loss on terminated swaps are also reported as a component of "Other income (expense)—portfolio derivatives." We also entered into an interest rate cap agreement to hedge interest rate changes relative to our first securitization in the fourth quarter of 2003. The cap was not designated as a cash flow hedge instrument, and as such, realized and unrealized changes in its fair value are recognized in current period earnings during the period in which the changes occur.

        Changes in interest rates will affect the mark to market valuations on our undesignated derivatives. Increases in short-term interest rates will result in a non-cash credit being recognized for income reporting, while decreases in short-term rates will result in a non-cash charge to earnings.

        The following table presents the effects on our mark to market of our undesignated derivatives economically hedging the financing costs associated with our loans held for investment as of

December 31, 2004, under various LIBOR rate scenarios which assume a parallel shift in the curve (in thousands):

As of December 31, 2004	Change in Fair Value of Interest Rate Swaps and Caps
Fair value of interest rate swaps and caps	$20,354
Fair value of loan commitments and derivatives hedging loans held for sale	(193)

Fair value of derivative assets, net	$20,161

Parallel increase in LIBOR curve of 10%	$21,786
Parallel increase in LIBOR curve of 20%	43,841
Parallel decrease in LIBOR curve of 10%	(25,626)
Parallel decrease in LIBOR curve of 20%	(49,162)

  Stock Based Compensation

        We adopted the fair value method of accounting for stock options and shares of restricted stock as prescribed by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123.) Under this method, compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the award's vesting period. The fair value of awards of restricted stock is determined at the date of grant based on the market price of the common stock on that date. For both the stock options and restricted stock, the amount of compensation cost is adjusted for estimated annual forfeitures. The fair value of the stock options is determined using the Black Scholes option pricing model. Due to the subjective nature and estimates required under Statement No. 123, this is considered a critical accounting policy.

  Reserve for Losses—Loans Sold

        We maintain a reserve for our representation and warranty liabilities related to the sale of loans and for our contractual obligation to rebate a portion of any premium paid by a purchaser when a borrower prepays a sold loan within an agreed period. The representations and warranties generally relate to the accuracy and completeness of information related to the loans sold and to the collectibility of the first four payments following the sale of the loan. The reserve, which is recorded as a liability on the consolidated statements of condition, is established when loans are sold and is calculated as the fair value of losses estimated to occur over the life of the loan. The reserve for losses is established through a provision for losses, which is reflected as a reduction of the gain on the loans sold at the time of sale. We use an internally developed analysis of incurred historical losses, stratified by type of loss, by type of loan and by year of sale to forecast future losses on current sales. This analysis takes into consideration historical information regarding frequency and severity of losses, organized by loan product and year of sale. We estimate losses due to premium recaptures on early loan prepayments by reviewing loan product and rate, borrower prepayment fee, if any, and estimates of future interest rate volatility.

Restatement of our 2003 Financial Statements and Significant Deficiencies in Internal Control Over Financial Reporting

        On January 14, 2005, we announced that we would restate our audited financial statements for the year ended December 31, 2003, and our unaudited financial statements for each of the first three quarters of 2004, to eliminate the use of cash flow hedge accounting treatment for our interest rate swap transactions in place during these periods. We determined that our interest rate swap transactions did not qualify for cash flow hedge accounting under Statement 133. Cash flow hedge accounting results in recognizing the mark to market of the remaining effective future value of the interest rate swaps' cash flow on our balance sheet in accumulated other comprehensive income, the impact of which would be reflected in total shareholders' equity but not our reported net income. We issued restated financial statements on January 25, 2005 through an amendment to our registration statement on Form S-11, primarily to reclassify the effective portion of the mark to market of the changes in fair market value of our interest rate swaps from accumulated other comprehensive income into net income. This reclassification had no effect on our REIT taxable income, which is the basis for determining the dividends we pay to our stockholders.

        In conjunction with the audit of our financial statements as of December 31, 2004, our independent auditors, KPMG LLP, reported several significant deficiencies to our audit committee. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects a company's ability to initiate, authorize, record, process or report external financial data reliably and in accordance with GAAP, such that there is more than a remote likelihood that a misstatement of annual or interim financial statements that is more than inconsequential will not be prevented or detected. KPMG reported several significant deficiencies in our information technology area related to system access and change management controls. KPMG also reported a significant deficiency in our process for determining the application of accounting principles to individual transactions which was primarily related to our prior hedge accounting and restatement described above. KPMG has reported to our audit committee their concurrence with management's determination that these significant deficiencies were not material weaknesses, either individually or in the aggregate. Management is in the process of developing and implementing remediation plans.

Results of Operations

Year Ended December 31, 2004 Compared to Years Ended December 31, 2003 and 2002

Net Income

        Net income increased 37.1%, or $17.7 million, to $65.6 million, for the year ended December 31, 2004, from $47.8 million in 2003. The increase was primarily the result of increased net interest income on our loans held for investment reflecting the growth in our portfolio balance. Our average balance of loans held for investment was $3.1 billion in 2004 as compared to $0.3 billion in 2003. This increase was offset by lower gains on sales of mortgage loans, net, in 2004 as compared to 2003 as we continued in 2004 to implement our new business strategy of retaining a significant portion of our non-conforming fundings for investment, rather than sell 100% of our loans for current period cash gains prior to the third quarter of 2003. The increase in net income in 2004 also includes a $12.2 million increase in other income(expense)—portfolio derivatives, which includes a $23.9 million increase in the mark to market valuation of our derivatives economically hedging the warehouse and securitization financing of our loans held for investment, offset by an $11.7 million increase in net cash settlement payments on our derivatives. Our interest rate swaps and caps are not designated as cash flow hedges and, therefore, the change in the periodic mark to market of the future value of the interest rate swaps and caps is reported in current period earnings. The increase in the ending valuation of the swaps and cap resulted from an increasing interest rate environment in 2004. The $26.1 million, or 119.9% increase in net income from 2002 to 2003 reflects the 82.1% increase in sales volume in 2003, due to an 83.5% increase in loan originations. In 2002, we sold 100% of our non-conforming and conforming loan fundings on a servicing-released basis for current period cash gains.

Revenues

  Net Interest Income after Provision for Loan Losses

        The following are the components of net interest income after provision for loan losses for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	Year Ended December 31,
	2004	2003	2002
Interest income:
Coupon interest income on loans held for investment	$207,138	18,222	—
Coupon interest income on loans held for sale	25,316	49,118	33,666
Amortization of deferred origination costs	(12,710)	(473)	—
Prepayment fees	12,032	—	—

Total interest income	231,776	66,867	33,666

Interest expense:
Financing interest expense on loans held for investment	63,968	4,800	—
Financing interest expense on loans held for sale	5,498	17,424	13,543
Amortization of deferred bond issuance costs	5,071	337	—
Subordinate revolving line of credit	—	510	576

Total interest expense	74,537	23,071	14,119

Net interest income	157,239	43,796	19,547
Provision for loan losses—loans held for investment	21,556	2,078	—

Net interest income after provision for loan losses	$135,683	41,718	19,547

        The following table presents the average balances for our loans held for investment and loans held for sale and our warehouse and securitization financing, with the corresponding annualized yields for the years ended December 31, 2004, 2003, and 2002 (in thousands). Prior to the fourth quarter of 2003, we did not hold loans for investment.

	Year Ended December 31,
	2004	2003	2002
Average balances:
Mortgage loans held for investment	$3,072,684	266,558	—
Securitization financing—loans held for investment	2,251,980	115,822	—
Warehouse financing—loans held for investment	616,181	102,548	—
Yield analysis—loans held for investment:
Coupon interest income on loans held for investment	6.6%	6.8%	—
Amortization of deferred origination costs	(0.4)%	(0.2)%	—
Prepayment fees	0.4%	0.0%	—

Yield on loans held for investment	6.6%	6.6%
Interest expense securitization financing	2.0%	1.8%	—
Interest expense warehouse financing	2.7%	2.6%	—
Amortization—deferred bond issuance costs and issue discount	0.2%	0.3%	—
Cost of financing for loans held for investment	2.4%	2.3%	—
Net yield on loans held for investment	4.4%	4.7%	—
Yield on provision for loan losses	(0.7)%	(0.8)%

Net yield on loans held for investment after provision for loan losses	3.7%	3.9%	—
Average balances:
Mortgage loans held for sale	$347,513	695,890	436,062
Warehouse financing—loans held for sale	204,464	619,795	392,561
Yield analysis—loans held for sale:
Yield on loans held for sale	7.2%	7.0%	7.6%
Cost of financing for loans held for sale	2.6%	2.8%	3.4%
Net yield on loans held for sale	5.6%	4.5%	4.6%
Yield—net interest income after provision for loan losses*	3.9%	4.3%	4.4%

*
Yield—net interest income after provision for loan losses is computed by dividing the annualized net interest income after provision for loan losses for both loans held for investment and loans held for sale by the average daily balance of loans held for investment and loans held for sale.

        The increase in our net interest income after provision for loan losses from 2003 to 2004 was primarily attributable to the increase in interest income earned on our growing portfolio of loans held for investment, partially offset by the increased interest costs on the higher securitization debt financing of the portfolio, as interest rates rose throughout 2004. Prepayment fee income collected in 2004 was substantially offset by the amortization of deferred origination costs on the loans. We expect prepayment fee income will increase in 2005, reflecting the growth of the portfolio. Both the net yield on loans held for sale and loans held for investment in 2004 reflect the use of the proceeds from our 2003 equity offering to finance loan fundings during 2004. We anticipate that interest expense related to our warehouse financing will increase in 2005 as a significant portion of the remaining equity proceeds of the 144A Offering, approximately $190 million at December 31, 2004 are used to support the collateralization of anticipated non-conforming loan securitizations in 2005. The provision for loan losses increased in 2004, consistent with expectations, due to the growth of the portfolio and the continued seasoning of the loans.

        The net interest income after provision for loan losses does not include the $11.7 million of net cash settlements paid in 2004 under the terms of the swap and cap agreements used to economically hedge the financing costs of our loans held for investment. The regular monthly swap and cap settlement amounts, plus any cash paid or received at termination of the agreements prior to maturity, are included in the line item "Other income (expense)—portfolio derivatives." We expect that net interest income after provision for loan losses will increase in 2005, reflecting the anticipated growth in our portfolio of loans held for investment, partially offset by margin decreases as our portfolio financing costs rise due to anticipated increases in the LIBOR interest rate to which they are indexed.

        The growth in net interest income after provision for loan loss from 2002 to 2003 primarily reflects the 83.5% funding volume increase in 2003 as compared to 2002, and the inception of our new business strategy to retain a portion of our non-conforming loans to be held for investment, initiated in the third quarter of 2003.

  Gains on Sales of Mortgage Loans, Net

        The components of the gains on sale of mortgage loans, net are illustrated in the following table for the years ended December 31, 2004, 2003, and 2002 (in millions)*:

	Year Ended December 31,
	2004	% of Sales Volume	2003	% of Sales Volume	2002	% of Sales Volume
Gross premiums from whole loan sales	$93.1	2.7%	$197.4	3.1%	$114.0	3.3%
Loan fees collected(1)	21.0	0.6%	41.0	0.6%	27.7	0.8%
Premiums paid(2)	(25.6)	(0.7)%	(47.1)	(0.7)%	(23.0)	(0.7)%
Hedging losses	(3.0)	(0.1)%	(3.0)	0.0%	(1.8)	(0.1)%

Gross gain on sale	85.5	2.5%	188.3	3.0%	116.9	3.3%
Provision for losses—sold loans	(9.4)	(0.3)%	(26.2)	(0.4)%	(16.6)	(0.5)%
Direct origination costs(3)	(24.0)	(0.7)%	(44.2)	(0.7)%	(25.4)	(0.7)%

Gains on sales of mortgage loans, net	$52.1	1.5%	$117.9	1.9%	$74.9	2.1%

Loan sales volume	$3,499.8		$6,362.5		$3,493.6

*
Loan fees collected, premiums paid and direct origination costs are deferred at funding and recognized at loan sale.

(1)
Loan fees collected represent points and fees collected from borrowers.

(2)
Premiums paid represent fees paid to brokers for wholesale loan originations.

(3)
Direct origination costs primarily are commissions and direct salary costs.

        The 55.8% decrease in gains on sale of mortgage loans, net, for the year ended December 31, 2004 compared to 2003 is primarily due to a 45.0% decrease in sales volume in 2004, as we continued to accumulate non-conforming loans held for investment compared to our strategy prior to the third quarter of 2003 in which we sold 100% of our loans. Our gross gain on sale margin on loans sold in 2004 decreased to 2.5% from 3.0%, reflecting the generally lower market sale margins in 2004 compared to 2003, and the changing mix of loan products sold. As we continued to accumulate the majority of our adjustable non-conforming loan product to be held for investment, we sold all of our conforming originations, all of our second lien loans and the majority of our fixed rate product, which typically earned lower sale premiums. We sold approximately $15.9 million of loans with documentation deficiencies or delinquency histories for less than standard sale premiums in 2004 at a discount of approximately 1%, and recorded a $1.9 million valuation allowance on $6.6 million of unsaleable loans as of December 31, 2004.

        The 57.4% increase in gain on sale for the year ended December 31, 2003 compared to 2002 was due to an 82.1% increase in sales volume, offset by a decrease in gross margins due to the changing mix in loan products sold as we began to accumulate non-conforming loans for investment, which typically earn higher premiums than conforming loan sales.

        Provision for losses—loans sold as a percent of sales volume decreased in 2004 from 2003 and 2002 levels because 2004 loan sales were comprised of a higher percentage of conforming loans, which typically incur lower representation and warranty losses than non-conforming loans.

  Other Income (Expense)—Portfolio Derivatives

        We use interest rate swap and cap agreements to create economic hedges of the variable rate debt financing our portfolio of non-conforming mortgages held for investment. Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market's changing projections of interest rates, are recognized in the line item "Other income (expense)—portfolio derivatives" in the consolidated statements of operations. This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period. The cash settlements include regular monthly payments or receipts under the terms of the swap agreements and cash paid or received to terminate the agreements prior to maturity. We did not enter into any interest rate swap and cap agreements prior to the fourth quarter of 2003. The amounts of cash settlements and non-cash changes in value that were included in "Other income (expense)—portfolio derivatives" is as follows for the years ended December 31, 2004 and 2003 (in thousands):

	Year Ended December 31,
	2004	2003
Non-cash changes in fair value	$20,512	(3,398)
Net cash settlements on existing derivatives	(10,739)	—
Net cash settlements made to terminate derivatives prior to final maturity	(984)	—

Other income (expense)—portfolio derivatives	$8,789	(3,398)

        Our portfolio derivatives allow us to "lock-in" the expected financing costs of our investment portfolio over a future contractual time period. At December 31, 2004, the notional balance of our interest rate swaps and cap was $3.7 billion and $0.4 billion, respectively.

        The following table summarizes the average notional balance and the future weighted average fixed payment interest rate of our interest rate swaps and cap in effect as of December 31, 2004, for the years ending December 31, 2005 and 2006 (in thousands):

	Year Ended December 31,
	2005		2006
	Average Notional Balance	Weighted Average Pay Rate	Average Notional Balance	Weighted Average Pay Rate
Interest rate swaps	$3,323,824	2.69%	$1,436,455	2.98%
Interest rate cap	$252,719	2.77%	—	—

        Other income (expense)—portfolio derivatives will vary as movements in the LIBOR interest rate occur throughout the period. Generally, rising interest rates will increase the fair value of our derivatives and our net cash settlements on existing derivatives. We cannot predict the net effect of interest rate volatility in future periods to our other income (expense)—portfolio derivatives.

Expenses

        The following is a summary of total expenses and the percentage change from the prior period, for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	Year Ended December 31,
	2004	2003	2002
Salaries and employee benefits	$81,915	84,227	40,482
Occupancy	7,083	5,078	3,631
Depreciation and Amortization	2,760	1,570	985
Servicing fees	6,499	213	—
General and administration	32,546	23,086	14,952

Total expenses	$130,803	114,174	60,050

Percentage change from prior period	14.6%	90.1%	N/A

        Total Expenses.    The increase in total expenses from 2003 to 2004 is primarily due to the increased expense of the personnel, facilities and retail marketing initiatives in place in 2004 to originate the higher volumes of non-conforming loans that we achieved in 2004. The increase also is attributable to additional expenses related to our growing portfolio of loans held for investment, including third-party servicing fees, increased accounting and legal fees related to our new REIT tax status and expenses associated with becoming a publicly held company. The increase in total expenses for the year ended December 31, 2003 compared to 2002 reflects the 83.5% increase in fundings in 2003, and includes a $16.2 million change of control expense that we paid relative to our 144A Offering in November 2003. We expect total expenses to increase in 2005, reflecting increased costs primarily related to third-party portfolio servicing fees, legal and accounting expenses related to operating as a public company, and the depreciation and maintenance expenses related to placing a new loan origination software system fully in service.

        We are currently replacing our two non-integrated conforming and non-conforming origination software systems with a single, integrated system to serve as both the conforming and non-conforming origination and funding support system, and we are upgrading "Fieldscore," our pre-approval and credit gathering engine. The project involves purchasing, developing, installing training and supporting the new system. The "Fieldscore" upgrade was complete as of December 31, 2004, and we anticipate the origination components will be fully implemented by the end of 2005. We have capitalized $4.4 million to date for hardware and software and expensed approximately $0.9 million in maintenance contracts and depreciation for the hardware and in-use portion of the internally-developed software. We expect maintenance and depreciation expense to increase in 2005 as we complete development of the software and place the system fully into service.

        Salaries and Employee Benefits.    Salaries and employee benefits decreased from 2003 to 2004 due to the $16.2 million non-recurring change of control expense paid in 2003 relative to the 144A Offering, offset by $14.0 million in increased expenses associated with staffing increases in 2004 to support the increased non-conforming origination activity and our new status as a public company. The number of full-time employees increased 6.9% to 1,238 as of December 31, 2004, from 1,158 as of December 31, 2003. We expect salaries and employee benefits to increase in 2005 primarily due to the additional personnel required to support the growth of our REIT portfolio and the legal and finance requirements of operating as a public company.

        Servicing Fees.    Servicing fees paid to our third-party servicer of the loans in our portfolio increased for the year ended December 31, 2004 compared to 2003 due to the growth of the investment portfolio. No third party servicing fees were paid prior to the fourth quarter of 2003 as we had not implemented our investment portfolio business model. Currently, all of our loans held for investment are serviced by a third-party servicer effective with the first mortgage payment due after loan funding. We expect servicing fees to increase in 2005 relative to the expected increase in our loans held for investment portfolio.

        General and Administrative Expenses.    General and administrative expenses increased in 2004 from 2003 due to increased costs associated with retail marketing initiatives, quality control and due diligence programs, audit, legal and insurance fees related to operation as a public company, maintenance and equipment costs associated with the development of a new loan origination system and the increased costs associated with higher non-conforming mortgage loan fundings. The increase in general and administrative expenses in 2003 compared to 2002 is primarily due to the costs associated with increased loan fundings, and the opening of new production offices. We expect general and administrative expenses to increase in 2005 primarily due to increased legal and professional fees associated with operation as a public company and the increase in maintenance expenses as the new loan origination software system is placed fully into service.

        Provision for Income Tax (Expense) Benefit.    We elected to be taxed as a REIT, effective in the fourth quarter of 2003, and we elected to treat our loan origination and sale subsidiary, Fieldstone Mortgage, as a taxable REIT subsidiary (TRS). We recognized income tax expense of $4.0 million for the year ended December 31, 2004 related to the $10.1 million pretax net income of Fieldstone Mortgage. In 2003, we recognized a $2.6 million tax benefit compared to income tax expense of $15.9 million for 2002. In 2003 our predecessor, Fieldstone Holdings, elected Subchapter S status for income tax purposes. Fieldstone Holdings revoked its Subchapter S election on November 13, 2003, prior to the initial closing of the 144A offering. With the election to treat Fieldstone Mortgage as a TRS, Fieldstone Mortgage established a net deferred tax asset in 2003 for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The income tax benefit in 2003 represents the net change in the deferred tax asset in 2003, net of the income tax expense incurred by the TRS in the fourth quarter of 2003, following its election to be a TRS through December 31, 2003. Based on the current geographic mix of business, the effective tax rate on Fieldstone Mortgage's pretax earnings is approximately 39.3%. We expect minimal change to our geographic mix of business and Fieldstone Mortgage's current effective tax rate in 2005. Income tax expense of $15.8 million recorded for the year ended December 31, 2002 reflects the federal and state tax on the consolidated taxable income of our predecessor, Fieldstone Holdings.

Loan Fundings

        The following table indicates our total loan fundings of loans held for investment and loans held for sale for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	Year Ended December 31,
	2004		2003		2002
	Fundings	% of Total	Fundings	% of Total	Fundings	% of Total
Non-Conforming:
Loans held for investment	$4,112,190	66%	$1,328,868	26%	$—	—
Loans held for sale	2,072,855	34%	3,819,314	74%	2,479,323	100.0%

Total Non-Conforming	6,185,045	100.0%	5,148,182	100.0%	2,479,323	100.0%
Conforming:
Loans held for sale	1,290,202	100.0%	2,223,868	100.0%	1,537,084	100.0%

Total Fundings	$7,475,247		$7,372,050		$4,016,407

        The increase in loan fundings in 2004 compared to 2003 was the result of a 20.1% increase in our non-conforming fundings as we opened new branches and hired additional account executives, partially offset by a 42.0% decrease in our conforming fundings, which is consistent with the industry-wide reduction in the conforming loan refinance business in 2004. This increase in loan fundings directly affected the levels of all of our revenues and many of our operating expenses in 2004 compared to prior periods. We expect funding volumes to remain relatively flat in 2005, as we plan to hire additional account executives and loan officers in our production centers to mitigate the effects of increased market competition and rising interest rates.

Cost to Produce

        Cost to produce is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because this measure includes additional costs to originate mortgage loans, both recognized when incurred and deferred costs, which are not all included in total expenses under generally accepted accounting principles (GAAP). In addition, the production segments' cost to produce includes the allocation of the direct expenses of the operating segments, which include corporate home office costs and investment portfolio management costs. The presentation of cost to produce is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

        As required by Regulation G, a reconciliation of cost to produce to the most directly comparable measure under GAAP, which is total expenses, is provided below for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	Year Ended December 31,
	2004	2003	2002
Total expenses	$130,803	114,174	60,050
Deferred origination costs	52,634	50,725	28,490
Servicing costs—internal and external	(9,484)	(2,609)	(1,340)
Change of control expense*	—	(16,225)	—

Total general and administrative costs	173,953	146,065	87,200
Premiums paid, net of fees collected	14,079	5,527	(7,156)

Cost to produce	$188,032	151,592	80,044

Fundings:
Non-Conforming wholesale	$5,529,824	4,477,756	2,080,526
Non-Conforming retail	655,221	670,426	398,797
Conforming wholesale	922,335	1,523,920	1,014,789
Conforming retail	367,867	699,948	522,295

Total mortgage fundings	$7,475,247	7,372,050	4,016,407

Cost to produce as % of volume	2.52%	2.06%	1.99%
Total general and administrative costs as % of volume	2.33%	1.98%	2.17%
Segment cost to produce as % of volume:
Non-Conforming wholesale	2.40%	2.17%	2.21%
Non-Conforming retail	3.89%	2.46%	1.89%
Conforming wholesale	2.32%	1.81%	1.81%
Conforming retail	2.37%	1.51%	1.56%

*
Reflects expense incurred in 2003 relative to our 144A Offering.

        Our cost to produce increased in 2004 from prior year levels due to the increased expense of the personnel, facilities and retail marketing initiatives in place in 2004 to originate the higher volumes of non-conforming loans that we achieved in 2004. The increase also was attributable to additional expenses related to our portfolio of loans held for investment, including portfolio management personnel, increased accounting and legal costs, Sarbanes-Oxley implementation costs, expenses associated with becoming a publicly held company and the cost of implementing a new loan origination software system.

        Non-Conforming Wholesale Segment.    Our non-conforming wholesale segment net cost to produce increased in 2004 from 2003, primarily due to increased general and administrative costs which included expansion costs for new offices in the northwest region of the country, and the personnel to support a 23.5% increase in loan fundings in 2004 from 2003. The premiums we paid to mortgage brokers also increased in 2004, which is consistent with historical trends of rising broker premiums during periods of increased market competition.

        Non-Conforming Retail Segment.    The increase in our non-conforming retail segment cost to produce primarily reflects a reduction in the fees we collected due mainly to increased pricing competition, and a higher percentage in 2004 of second lien originations, which generate lower fee income. Our general and administrative production costs increased in 2004 due to increased marketing expenses and the overhead and salary expenses associated with six additional retail branches that opened in the third quarter of 2004 that had not yet begun to fund loans at a normalized level.

        Conforming Wholesale Segment.    Our conforming wholesale segment cost to produce increased in 2004 from 2003 primarily due to the 39.5% decrease in 2004 loan fundings as compared to 2003. In 2003, a higher funding volume supported management salaries, office rent and other fixed costs compared to 2004. Broker premiums paid also increased in the conforming wholesale segment reflecting the rise in market competition.

        Conforming Retail Segment.    The increase in the cost to produce of our conforming retail segment in 2004 reflects a 47.4% decrease in loan fundings in 2004 from 2003 levels, as the fixed operating costs in 2004 supported a lower funding volume. The increase in cost to produce in 2004 was partially offset by an increase in loan fees collected due to a rise in revenue from loans brokered to other mortgage companies.

Consolidated Statements of Condition at December 31, 2004 and 2003

  Investment Portfolio

        The following table summarizes the principal balance of our investment portfolio for the years ended December 31, 2004 and 2003 (in thousands):

	Year Ended December 31,
	2004	2003
Beginning principal balance	$1,319,123	—
Loan fundings	4,112,190	1,328,591
Payoffs and principal reductions	(690,037)	(9,468)
Transfers to real estate owned	(6,213)	—

Ending principal balance	4,735,063	1,319,123
Net deferred loan origination (fees)/costs	39,693	9,796

Ending balance loans held for investment	4,774,756	1,328,919
Allowance for loan losses	(22,648)	(2,078)

Ending balance loans held for investment, net	$4,752,108	1,326,841

        In the third quarter of 2003, we began building our portfolio of loans held for investment. The portfolio increased to $1.3 billion of mortgage loans for the year ended December 31, 2003 and generated $12.6 million of net interest income before provision for loan losses. During 2003, we recorded a provision for loan losses of $2.1 million. During the year ended December 31, 2004, our portfolio of loans held for investment increased to $4.8 billion and generated $137.4 million of net interest income before provision for loan losses. A provision for loan losses of $21.6 million was recorded and $1.0 million of charge-offs were incurred, resulting in an allowance for loan losses of $22.6 million as of December 31, 2004.

        The increase in payoffs and principal reductions is consistent with expectations as the portfolio grows and seasons. Because we historically sold all of our loans prior to the third quarter of 2003, we do not have comprehensive performance data on our loans sold to investors. We estimate prepayment speeds based upon historical industry data for similar loan products and actual history to date. These assumptions for prepayment curves indicate an average loan life of approximately twenty-four months. There can be no assurance that this industry data will be reflective of our actual results.

  Allowance for Loan Losses—Loans Held for Investment

        The following table summarizes the allowance for loan loss activity of our investment portfolio for the years ended December 31, 2004 and 2003 (in thousands):

	Year Ended December 31,
	2004	2003
Beginning balance allowance for loan losses	$2,078	—
Provision	21,556	2,078
Charge-offs	(986)	—

Ending balance allowance for loan losses	$22,648	2,078

Ending principal balance, mortgage loans held for investment	$4,735,063	1,319,123
Ending allowance balance as % of ending principal balance	0.5%	0.2%

        The delinquency status of our loans held for investment as of December 31, 2004 and December 31, 2003 was as follows (in thousands):

	December 31, 2004		December 31, 2003
	Principal Balance	Percentage of Total	Principal Balance	Percentage of Total
Current	$4,424,418	93.4%	$1,290,369	97.8%
30 days past due	230,787	4.9%	23,624	1.8%
60 days past due	38,713	0.8%	3,830	0.3%
90+ days past due	15,487	0.3%	—	0.0%
In process of foreclosure	25,658	0.6%	1,300	0.1%

Total	$4,735,063	100.0%	$1,319,123	100.0%

        Delinquency and life to date loss status of our loans held for investment by securitization pool as of December 31, 2004 was as follows (in thousands):

	As of December 31, 2004
	Current Principal Balance	% of Principal Balance Seriously Delinquent	Original Principal Pledged	% of Realized Losses*	Avg. Age of Loans from funding (months)
Loans held for investment-securitized:
FMIC Series 2003-1	$308,758	3.4%	$498,844	0.07%	17
FMIT Series 2004-1	490,043	3.2%	680,858	0.04%	13
FMIT Series 2004-2	709,909	3.3%	879,325	0.04%	10
FMIT Series 2004-3	913,253	1.6%	999,865	0.00%	8
FMIT Series 2004-4	842,340	1.3%	879,604	0.00%	5
FMIT Series 2004-5	892,488	0.5%	900,000	0.00%	3

Total	4,156,791	1.9%	4,838,496	0.02%
Loans held for investment-to be securitized	578,272	0.2%	578,312	0.00%	1

Total loans held for investment	$4,735,063	1.7%	$5,416,808	0.02%	7

*
Realized losses include charge-offs to the allowance for loan losses—loans held for investment related to loan principal balances and do not include previously accrued but uncollected interest, which is reversed against current period interest income.

        The increase in allowance for loan losses as of December 31, 2004 reflects our estimate of losses inherent in the loan portfolio, and is based upon loss assumptions which take into account the contractual delinquency status, market delinquency roll rates and market historical loss severities. We currently estimate an average loss severity of 35%, not including past due interest which is reversed against current period interest income when the loan is placed on non-accrual status. Due to the short time span from our initial securitization through December 31, 2004, we have limited actual loss experience on our investment portfolio. We sold eight REO properties in 2004 with an average net charge-off of 10%. As we dispose of sufficient properties to determine a loss severity trend inherent in our portfolio, we will review these assumptions and update as required.

        At December 31, 2004, $79.9 million, or 1.7%, of loans held for investment were seriously delinquent (60+ days past due and loans in the process of foreclosure), compared to $5.1 million, or 0.4%, at December 31, 2003. The higher percentage of seriously delinquent loans as of December 31, 2004 which were securitized in Series 2004-2 as compared to the slightly more seasoned loans securitized in Series 2004-1 may reflect the lower average credit score reported for Series 2004-2 as compared to Series 2004-1.

        We anticipate that delinquent loans will continue to increase in principal balance and as a percentage of the portfolio, consistent with industry expectations, as the portfolio grows and the loans continue to season. According to Moody's Investor Service report dated March 3, 2005, the industry 60+ days delinquency rate on loan products with similar credit characteristics to our portfolio and a weighted average seasoning of 14.6 months was 5.75% in November 2004. Our more seasoned portfolio delinquency rate may be higher or lower than this industry average.

  Mortgage Loans Held for Sale and Related Warehouse Financing—Loans Held for Sale

        The following tables provide a summary of the mortgage loans held for sale, net and warehouse financing—loans held for sale as of December 31, 2004 and 2003 (in thousands):

	December 31,
	2004	2003
Mortgage loans held for sale, net:
Non-conforming	$252,620	403,234
Conforming	104,430	107,150

Total mortgage loans held for sale, net	$357,050	510,384

Warehouse financing—mortgage loans held for sale	$188,496	450,456
Percentage financed—mortgage loans held for sale	53%	88%

        The decrease in mortgage loans held for sale, net, at December 31, 2004 compared to 2003 reflects the decrease in fourth quarter 2004 non-conforming loan origination volumes compared to the same period in 2003. We typically retain loans held for sale for 60 to 90 days prior to investor purchase. We had $6.6 million and $7.7 million of loans deemed to be unsaleable at standard sale premiums as of December 31, 2004 and 2003, respectively, for which we had recorded a valuation allowance of $1.9 million and $1.8 million, respectively.

        Warehouse financing—loans held for sale decreased as of December 31, 2004 compared to December 31, 2003 reflecting our reduced level of mortgage loans held for sale at December 31, 2004, and the use of a portion of the proceeds from the 144A Offering in November 2003 to fund loans held for sale as of December 31, 2004. We expect the balance of warehouse financing to increase relative to the balance of loans held for sale, as we utilize the remaining equity offering proceeds to support our portfolio of loans held for investment.

  Trustee Receivable

        Trustee receivable increased to $91.1 million at December 31, 2004, from $6.4 million at December 31, 2003. The increase reflects higher principal payments and prepaid loan payments received after the cut-off date for the current month bond payments from our six securitized mortgage pools outstanding as of December 31, 2004, compared to one securitized pool outstanding as of December 31, 2003. Trustee receivable includes principal and interest prepayments received after the 15th day of the period end month from loans securitized in pools FMIT Series 2004-1 through pools FMIT Series 2004-5, and prepayments received after the last day of the month prior to the period end month from loans in pool FMIC Series 2003-1. The funds are retained by the trustee until the following month's disbursement date.

  Securitization Financing

        The following is a summary of the outstanding securitization bond financing by series as of December 31, 2004 (in thousands):

	Bonds Issued	Current Balance
FMIT Series 2004-5	$863,550	861,403
FMIT Series 2004-4	845,283	816,527
FMIT Series 2004-3	949,000	879,659
FMIT Series 2004-2	843,920	692,854
FMIT Series 2004-1	652,944	484,025
FMIC Series 2003-1	488,923	316,817

	4,643,620	4,051,285
Unamortized bond discount	(1,130)	(499)

Total securitization financing	$4,642,490	4,050,786

        During the years ended December 31, 2004 and 2003, we issued $4.2 billion and $0.5 billion, respectively, of mortgage-backed bonds through six securitization trusts to finance the Company's portfolio of loans held for investment. Interest rates reset monthly and are indexed to one-month LIBOR. The bonds pay interest monthly based upon a spread over LIBOR. The estimated average months to maturity is based on estimates and assumptions made by management. The actual maturity may differ from expectations. We retain the option to repay the bonds when the remaining unpaid principal balance of the underlying mortgages loans for each pool falls below 20% of the original principal balance, with the exception of FMIC Series 2003-1, which may be repaid when the principal balance falls below 10% of the original collateralized amount. The repayment of the bonds is secured by pledging mortgage loans to the trust.

        As of December 31, 2004 and 2003, the outstanding bonds were over-collateralized by $194.8 million and $11.7 million, respectively. The collateral includes mortgage loans and trustee receivables. We enter into interest rate swap or cap agreements to hedge the bond costs and protect against rising interest rates.

        Total Shareholders' Equity.    Our total shareholders' equity increased to $526.3 million at December 31, 2004, from $513.6 million at December 31, 2003. The change in shareholders' equity primarily reflects an increase in accumulated earnings of $65.6 million from net income for the year ended December 31, 2004, offset by $53.3 million in dividends declared in 2004. Dividends were paid from our operating cash flows and had no material impact on our liquidity. The following is a summary of the dividends declared per share for the year ended December 31, 2004:

Declaration Date	Payment Date	Dividend
April 29, 2004	May 28, 2004	$0.07
July 26, 2004	August 27, 2004	$0.24
October 27, 2004	November 26, 2004	$0.34
December 17, 2004	January 14, 2005	$0.44

Business Segment Results

        We have a total of six reportable business segments which include four production segments and two operating segments. We originate loans through our production segments which include the Non-Conforming Wholesale, Non-Conforming Retail, Conforming Wholesale, and Conforming Retail segments. The results of operations of our production segments primarily include a net interest income allocation for funded loans, direct expenses and an allocation of corporate overhead expenses. In addition, revenues include an allocation method whereby the production segments are credited with a pro forma value for net gain on sale of loan production as if all fundings were sold servicing-released, concurrent with funding, at standard investor premium margins.

        The operating segments include the Investment Portfolio and Corporate segments. The results of operations of the Investment Portfolio segment primarily include the net interest income after provision for loan losses for the loans held in our investment portfolio, changes in the fair value and actual cash settlements relating to our portfolio derivatives and direct expenses, including third-party servicing fees paid related to our loans held for investment. The results of operations of the Corporate segment primarily include direct expenses of the corporate home office and the elimination of the corporate overhead allocated to the production segments. The Corporate segment also includes various reconciling amounts necessary to convert the production segments' allocated revenue and expenses to comply with GAAP reporting under Statement No. 91.

        The results of operations reported per segment differ materially from consolidated results due to timing differences in net gain on sale recognition at time of cash settlement of the sale compared to loan funding, the actual sale prices compared to the pro forma values, the actual net interest margin earned on loans prior to their sale and the holding for investment of a substantial portion of our non-conforming loans for which actual revenue will consist of net interest income rather than net gain on sale.

        The following is a summary of net income (loss) by production segments and operating segments for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	Production Segments	Operating Segments	Total
Year Ended December 31, 2004
Total revenues	$211,181	(10,848)	200,333
Total expenses	179,543	(48,740)	130,803

Income before income taxes	31,638	37,892	69,530
Provision for income tax (expense) benefit	—	(3,966)	(3,966)

Net income (loss)	$31,638	33,926	65,564

Year Ended December 31, 2003
Total revenues	$222,905	(63,515)	159,390
Total expenses	156,693	(42,519)	114,174

Income (loss) before income taxes	66,212	(20,996)	45,216
Provision for income tax (expense) benefit	—	2,616	2,616

Net income (loss)	$66,212	(18,380)	47,832

Year Ended December 31, 2002
Total revenues	$134,517	(36,865)	97,652
Total expenses	93,255	(33,205)	60,050

Income (loss) before income taxes	41,262	(3,660)	37,602
Provision for income tax (expense) benefit	—	(15,855)	(15,855)

Net income (loss)	$41,262	(19,515)	21,747

Production Segment Results

        The following tables summarize our production segment results for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	Non-Conforming		Conforming
					Total Production
	Wholesale	Retail	Wholesale	Retail
Year Ended December 31, 2004
Revenues	$148,301	40,195	7,859	14,826	211,181
Direct expenses	81,678	36,801	9,863	14,045	142,387

Segment contribution	66,623	3,394	(2,004)	781	68,794
Corporate overhead allocation	31,508	4,353	936	359	37,156

Net income (loss)	$35,115	(959)	(2,940)	422	31,638

Funding volume	$5,529,824	655,221	922,335	367,867	7,475,247
Segment contribution as % of volume	1.20%	0.52%	(0.22)%	0.21%	0.92%
Year Ended December 31, 2003
Revenues	$139,096	44,858	16,837	22,114	222,905
Direct expenses	64,097	32,301	12,126	17,331	125,855

Segment contribution	74,999	12,557	4,711	4,783	97,050
Corporate overhead allocation	24,647	4,637	1,071	483	30,838

Net income (loss)	$50,352	7,920	3,640	4,300	66,212

Funding volume	$4,477,756	670,426	1,523,920	699,948	7,372,050
Segment contribution as % of volume	1.67%	1.87%	0.31%	0.68%	1.32%
Year Ended December 31, 2002
Revenues	$74,449	30,566	12,397	17,105	134,517
Direct expenses	33,632	19,854	8,241	13,887	75,614

Segment contribution	40,817	10,712	4,156	3,218	58,903
Corporate overhead allocation	13,577	3,072	633	359	17,641

Net income (loss)	$27,240	7,640	3,523	2,859	41,262

Funding volume	$2,080,526	398,797	1,014,789	522,295	4,016,407
Segment contribution as % of volume	1.96%	2.69%	0.41%	0.62%	1.47%

        Non-Conforming Wholesale Segment.    Our non-conforming wholesale segment continued to report a positive segment contribution before corporate allocation in 2004, although reduced from 2003 and 2002 levels primarily due to thinning interest and sale margins as interest rates increased throughout 2004. The 27.4% increase in direct expenses in 2004 compared to 2003 reflects the additional costs to originate the 23.5% increase in loan production year over year.

        Non-Conforming Retail Segment.    The decrease in our non-conforming retail segment contribution in 2004 from 2003 and 2002 reflects a reduction in the fees we collected due primarily to increased pricing competition and a higher percentage in 2004 of second lien originations, which generate lower fee income. Our non-conforming retail direct expenses also increased in 2004 due to expanded marketing initiatives, and the overhead and salary expenses associated with additional retail branches opened in 2004. We have reduced our marketing budget for 2005 and appointed new management to support our model of improving cost efficiencies within the production centers and improving the segment's contribution in 2005 as a percentage of volume.

        Conforming Wholesale Segment.    The negative conforming wholesale segment contribution reported in 2004 reflects a 39.5% decrease in funding volume combined with the costs of downsizing production operations to support the lower volumes. In the second half of 2004, we evaluated each conforming wholesale branch for profitability and closed those branches with negative contributions. The remaining five wholesale production centers in our conforming wholesale segment are forecasting positive segment contribution in 2005.

        Conforming Retail Segment.    The decrease in our conforming retail segment contribution in 2004 from 2003 and 2002 reflects a 47.4% decrease in loan funding volume combined with the costs of downsizing production operations to support the lower volumes. We closed six under-performing retail production centers in 2004 and anticipate the remaining centers to report an improved segment contribution as a percentage of volume in 2005.

Operating Segment Results

        The following table summarizes our operating segment results for the years ended December 31, 2004, 2003, and 2002 (in thousands):

		Corporate
	Investment Portfolio	Segment Results	Reconciliations to GAAP	Total Corporate	Total Operating
Year Ended December 31, 2004
Revenues	$124,610	422	(135,880)	(135,458)	(10,848)
Direct expenses	7,833	33,217	(52,634)	(19,417)	(11,584)

Segment contribution	116,777	(32,795)	(83,246)	(116,041)	736
Corporate overhead allocation	—	(37,156)	—	(37,156)	(37,156)

Income (loss) before income taxes	116,777	4,361	(83,246)	(78,885)	37,892
Provision for income tax (expense) benefit	—	(3,966)	—	(3,966)	(3,966)

Net income (loss)	$116,777	395	(83,246)	(82,851)	33,926

Year Ended December 31, 2003
Revenues	$7,136	(159)	(70,492)	(70,651)	(63,515)
Direct expenses	—	39,044	(50,725)	(11,681)	(11,681)

Segment contribution	7,136	(39,203)	(19,767)	(58,970)	(51,834)
Corporate overhead allocation	—	(30,838)	—	(30,838)	(30,838)

Income (loss) before income taxes	7,136	(8,365)	(19,767)	(28,132)	(20,996)
Provision for income tax (expense) benefit	—	2,616	—	2,616	2,616

Net income (loss)	$7,136	(5,749)	(19,767)	(25,516)	(18,380)

Year Ended December 31, 2002
Revenues	$—	(392)	(36,473)	(36,865)	(36,865)
Direct expenses	—	12,925	(28,489)	(15,564)	(15,564)

Segment contribution	—	(13,317)	(7,984)	(21,301)	(21,301)
Corporate overhead allocation	—	(17,641)	—	(17,641)	(17,641)

Income (loss) before income taxes	—	4,324	(7,984)	(3,660)	(3,660)
Provision for income tax (expense) benefit	—	(15,855)	—	(15,855)	(15,855)

Net income (loss)	$—	(11,531)	(7,984)	(19,515)	(19,515)

        Investment Portfolio.    Segment contribution increased $109.6 million in the year ended December 31, 2004 as compared to 2003 primarily due to the increase of net interest income after provision for loan loss of $105.4 million, as a result of the growth of our portfolio of loans held for investment. During the year ended December 31, 2004, our portfolio of loans held for investment increased to $4.8 billion from $1.3 billion at December 31, 2003. Direct expenses primarily include the third party servicing expense relating to our portfolio of loans held for investment and the salaries incurred for portfolio management personnel. We did not retain loans held for investment prior to the third quarter of 2003, and we reported the minimal 2003 direct costs incurred in the corporate segment results of operations. We anticipate an increase in investment segment contribution in 2005, primarily due to an increase in net interest income on our growing investment portfolio, offset by increasing third-party servicing fees, portfolio management personnel and analytical technology costs.

        Corporate.    Direct expenses decreased from 2003 to 2004 due to the $16.2 million change of control expense paid in 2003 relative to our 144A Offering, offset by staffing increases in 2004 primarily to support our legal, accounting and information technology departments. The increase in 2004 direct expenses also includes increases in equity compensation, board fees, insurance and professional costs related to operating as a public company. We expect direct expenses to increase in 2005 reflecting costs to be incurred for the implementation of Sarbanes-Oxley Act compliance measures and additional depreciation and maintenance expenses related to placing our new loan origination software system fully into service.

Liquidity and Capital Resources

        As a mortgage lending company, we borrow substantial sums of money to fund the mortgage loans we originate. After funding, our primary operating subsidiary, Fieldstone Mortgage, holds all of the conforming loans and some of the non-conforming loans that it originates in inventory (warehouse) prior to sale. We hold the remainder of the non-conforming loans for investment in our portfolio. Our primary cash requirements include:

  •
  mortgage origination funding;

  •
  premiums paid in connection with loans originated in the wholesale channel;

  •
  interest expense on our warehouse lines and repurchase facilities and securitization financings;

  •
  ongoing general and administrative expenses;

  •
  hedge transactions; and

  •
  stockholder distributions.

        Our primary cash sources include:

  •
  borrowings from our warehouse lines and repurchase facilities secured by mortgage loans held in inventory;

  •
  proceeds from the issuance of securities collateralized by the loans in our portfolio;

  •
  proceeds of whole loan sales;

  •
  principal and interest collections relative to the mortgage loans held in inventory; and

  •
  points and fees collected from the origination of retail and wholesale loans.

        We rely on our securitizations as a primary source of liquidity. As of December 31, 2004, we have completed six securitizations, issuing an aggregate of $4.7 billion of mortgage-backed securities.

        The following is a summary of the securitizations issued by series during the years ended December 31, 2004 and 2003 (in millions):

	FMIC 2003-1	FMIT 2004-1	FMIT 2004-2	FMIT 2004-3	FMIT 2004-4	FMIT 2004-5
Issue date	Oct 2003	Feb 2004	Apr 2004	Jul 2004	Oct 2004	Nov 2004
Bonds issued	$488	$652	$844	$ 949	$845	$864
Loans pledged	$500	$681	$880	$1,000	$879	$900
Bond ratings—Standard and Poor's	AAA-BBB-	AAA-BBB	AAA-BBB	AAA-BBB	AAA-BBB	AAA-BBB
Bond ratings—Moody's	Aaa-Baa-	Aaa-Baa	Aaa-Baa	Aaa-Baa2	Aaa-Baa2	Aaa-Baa2
Financing costs—LIBOR plus	0.22%-7.6%	0.29-1.8%	0.24-2.15%	0.27-2.15%	0.33-1.80%	0.24-1.85%
Weighted average spread over LIBOR	0.83%	0.55%	0.47%	0.48%	0.51%	0.53%
Weighted average life of loans	2.6 years	2.5 years	2.5 years	2.5 years	2.5 years	2.5 years
Transaction fees	0.50%	0.36%	0.32%	0.34%	0.35%	0.32%

        We use our various warehouse lines and repurchase facilities to fund substantially all of our loan originations. Fieldstone Mortgage sells the mortgage loans it holds within two or three months of origination and pays down these facilities with the proceeds. We issue mortgage-backed securities to pay down those facilities financing our loans held for investment.

        The material terms and features of these secured warehouse lines and repurchase facilities as of December 31, 2004 are as follows (in millions):

Lender	Committed	Uncommitted	Maturity Date	Range of Allowable Advances	Minimum Consolidated Tangible Net Worth	Ratio of Indebtedness To Adjusted Tangible Net Worth	Minimum Liquidity
Credit Suisse First Boston Mortgage Capital*	$500.0	—	February 2005	95%-99%	$400.0	16:1	$15.0
Countrywide Warehouse Lending	100.0	—	April 2005	95%-98%	250.0	17:1	N/A
JP Morgan Chase Bank	200.0	—	April 2005	95%-97%	400.0	16:1	20.0
Guaranty Bank Warehouse Facility	50.0	—	June 2005	95%-98%	400.0	15:1	N/A
Guaranty Bank Purchase Facility	—	50.0	Uncommitted	95%-98%	N/A	N/A	N/A
Merrill Lynch Bank USA	500.0	—	November 2005	93%-98%	250.0	17:1	N/A
Lehman Brothers Bank	500.0	—	December 2005	95%-98.5%	250.0	N/A	15.0

	$1,850.0	50.0

*
During the first quarter of 2005 the Credit Suisse First Boston Mortgage Capital repurchase facility was extended through March 31, 2005. Management expects to renew this repurchase facility.

        Under our warehouse lines and repurchase facilities, interest is payable monthly in arrears and outstanding principal is payable upon receipt of loan sale proceeds or transfer of a loan into a securitization trust. Outstanding principal is also repayable upon the occurrence of certain disqualifying events, which include a mortgage loan in default for a period of time, a repaid mortgage loan, a mortgage loan obtained with fraudulent information or the failure to cure a defect in a mortgage loan's documentation. Outstanding principal also is repayable if the mortgage loan does not close, but had been pledged and funds were advanced. Our warehouse lines and repurchase facilities contain terms mandating principal repayment if a loan remains on the line after a contractual time period from date of funding, or on the maturity date of the facility.

        A primary component of our liquidity strategy is to finance our mortgage loans held for sale and our loans held for investment (prior to issuing securities collateralized by those loans) through a diverse group of lending counterparties and to schedule frequent sales or securitizations of loans so that the average holding period of our inventory of loans generally does not exceed 60 days.

        We use our excess cash from operations to reduce the advances on our warehouse lines or repurchase facilities. This process reduces our debt outstanding and the corresponding interest expense incurred and results in a pool of highly liquid mortgage collateral available to secure borrowings to meet our working capital needs. This pool of available collateral totaled approximately $190 million and $304 million as of December 31, 2004 and 2003, respectively. We expect to continue to invest our working capital in our portfolio of loans held for investment.

        The warehouse lines and repurchase facilities are secured by substantially all of our mortgage loans and contain customary financial and operating covenants that, among other things, require us to maintain specified levels of liquidity and net worth, restrict indebtedness other than in the ordinary course of business, restrict investments in other entities except in certain limited circumstances, restrict our ability to engage in mergers, consolidations or substantially change the nature or character of our business and require compliance with applicable laws. We were in compliance with all of these covenants at December 31, 2004.

        For our warehouse lines and repurchase facilities, advances bear interest at annual rates that vary depending upon the type of mortgage loans securing the advance of LIBOR or the 30-day Eurodollar rate plus an additional percentage which ranges from 0.80% to 3.25%. We are required to pay facilities fees ranging from 0.10% to 0.25% of the committed amount of the facility. We are also required to pay non-use fees ranging from 0.125% to 0.25% on unused amounts which exceed certain thresholds relating to the average outstanding balance of the facility.

  Cash Flows

        For the year ended December 31, 2004, our cash flow from operations was $120.0 million as compared to operating cash flows of $(90.5) million for the year ended December 31, 2003. The positive increase in operating cash flows in 2004 is primarily due to the proceeds from mortgage loan sales in excess of mortgage loan fundings, as the balance of loans held for sale decreased throughout 2004.

        Our cash used in investing activities was $(3.5) billion and $(855.2) million for the years ended December 31, 2004 and 2003, respectively. The increase in investing activities primarily relates to the increase in funding of mortgage loans held for investment offset by principal payments. Our investing cash flows, as presented in our consolidated statements of cash flows, exclude the net proceeds from mortgage warehouse financing and securitization financing used to support the increase in our investment in mortgage loans. We are required to show the net proceeds from, or repayments of, mortgage financing in our consolidated statements of cash flows as cash flow from financing activities and not as investing cash flow. Our cash flows from financing activities were $3.3 billion, $1.1 billion, and $492.4 million for the years ended December 31, 2004, 2003, and 2002, respectively.

  REIT Taxable Income

        To maintain our status as a REIT, we are required to distribute at least 90% of our REIT taxable income each year to our shareholders. Federal tax rules calculate REIT taxable income in a manner that, in certain respects, differs from the calculation of consolidated net income pursuant to GAAP. Our consolidated GAAP net income will differ from our REIT taxable income primarily for the following reasons:

  •
  the provision for loan loss expense recognized for GAAP purposes is based upon our estimate of probable loan losses inherent in our current portfolio of loans held for investment, for which we have not yet recorded a charge-off (tax accounting rules allow a deduction for loan losses only in the period when a charge-off occurs);

  •
  the mark-to-market valuation changes to our interest rate swap derivatives recognized for GAAP purposes are not recognized for tax accounting;

  •
  there are differences between GAAP and tax methodologies for capitalization of origination expenses; and

  •
  income of the TRS is included in the REIT's earnings for consolidated GAAP purposes; tax rules for REIT taxable income does not provide for a REIT to recognize income of the TRS until the TRS pays a dividend to the REIT.

        Our REIT taxable income will continue to differ from our GAAP consolidated income, particularly during the period in which we build our investment portfolio.

        REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that the presentation of REIT taxable income provides useful information to investors regarding the estimated annual distributions to our investors. The presentation of REIT taxable income is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

        The following table is a reconciliation of GAAP net income to estimated REIT taxable net income for the year ended December 31, 2004 (in thousands):

Consolidated GAAP pre-tax net income	$69,530
Plus:
Provision for loan losses in excess of actual charge-offs	21,056
Variance in recognition of net origination expenses	9,922
Less:
Taxable REIT subsidiary pre-tax net income	10,091
Mark-to-market valuation changes on derivatives	22,079
Miscellaneous other	4,972

Estimated REIT taxable income	$63,366

        REIT taxable income for 2004 is an estimate only, and is subject to change until we file the 2004 REIT federal tax return.

  Commitments and Contingencies

        We had commitments to fund approximately $422.0 million and $414.0 million of mortgage loans at December 31, 2004 and 2003, respectively. Interest rate lock commitments are considered derivatives under Statement No. 133, and as such, have been recorded at fair value in the consolidated statements of condition at period ends. This does not necessarily represent future cash requirements, as some of the commitments are likely to expire without being drawn upon or may be subsequently declined for credit or other reasons.

        We had forward delivery commitments to sell approximately $0.4 billion and $1.1 billion of loans at December 31, 2004 and 2003, respectively, of which $63.1 million and $94.5 million, respectively, were mandatory sales of mortgage-backed securities and investor whole loan trades. At December 31, 2004 and 2003, we had a commitment to sell $40.0 million and $325.0 million, respectively, of treasury note forward contracts, which we used to economically hedge the interest rate risk of our non-conforming loans.

        The following tables outline the timing of payment requirements related to our commitments as of December 31, 2004 and 2003. The principal maturity of the securitization financing reflects our estimate of the expected loan prepayments of the mortgage loans securing the debt. Actual maturity may vary from this estimate. We do not have comprehensive performance data on our loans sold to investors. Accordingly, we have utilized historical industry data for our prepayment assumptions based upon characteristics such as the credit, loan size, product type and prepayment fee terms. There can be no assurance that this historical data will be reflective of our actual results.

Payment Due by Period
(In thousands)

As of December 31, 2004	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	More Than 5 Years
Warehouse financing facilities—lines of credit	$124,384	124,384	—	—	—
Warehouse financing facilities—repurchase facilities	585,618	585,618	—	—	—
Securitization financing	4,050,786	1,545,817	1,956,025	548,944	—
Deferred compensation*	4,710	2,230	2,480	—	—
Operating leases	19,662	6,371	9,132	3,948	211

Total commitments	$4,785,160	2,264,420	1,967,637	552,892	211

*
Effective July 2002, the board of directors of our predecessor, Fieldstone Holdings, adopted an employee incentive and retention bonus plan for eligible senior management. Under this incentive plan, the board of directors could, in its sole discretion, periodically establish an aggregate amount to be awarded to eligible senior management, to be paid at a defined date, subject to continued employment over a defined period of time. The amounts reflected as deferred compensation represent the awards payable in 2005 through 2007 under this incentive plan. No further awards under this plan are expected to be made.

        Because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with various state and federal lending and consumer protection laws, we are subject to various legal proceedings in the ordinary course of our business related to foreclosures, bankruptcies, condemnation and quiet title actions and alleged statutory and regulatory violations. We are also subject to other legal proceedings in the ordinary course of business related to employee matters. All of these ordinary course proceedings, taken as a whole, are not expected to have a material adverse effect on our business, financial condition or results of operations.

        In addition, on May 24, 2004, 820 Management Trust, one of our former shareholders prior to the closing of the 144A Offering, filed an action in the District Court of Tarrant County, Texas, against us, Fieldstone Mortgage and KPMG LLP, alleging that the shareholders whose shares were redeemed following the closing of the 144A Offering, for approximately $188.1 million, are entitled to an additional post-closing redemption price payment of approximately $19.0 million. On September 9, 2004, KPMG served its response to plaintiff's request for disclosure, stating, among other things, that KPMG has determined that the deferred tax asset, which is reflected in our December 31, 2003 audited financial statements, should have been reflected in our financial statements as of November 13, 2003, the day immediately prior to the closing of the 144A Offering. At the present time, the ultimate outcome of this claim and the amount of liability, if any, that may result is not determinable, and no amounts have been accrued in our financial statements with respect to this claim. We intend to vigorously defend against this claim. Regardless of the outcome, in the opinion of management, the final resolution of this dispute will not have a material effect on our business, financial condition or results of operations. If we ultimately are unsuccessful in defending this matter, we could be required to make a cash payment of up to $19.0 million to the redeemed shareholders, plus potential interest and third-party costs associated with the litigation. Excluding interest or third-party costs, which may be payable as part of a settlement, the potential payment will be an increase in the redemption price of their shares and recorded as a reduction of our paid in capital in the period in which the dispute is resolved and will be paid out of our working capital and will not be reflected in our income statement.

  Impact of New Accounting Standards

        In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in a purchase business combination but does not apply to loans originated by the entity. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management believes the implementation of SOP 03-3 will not have a material effect on our results of operations or statements of condition.

        In March 2004, the SEC issued Staff Accounting Bulletin No. 105 (SAB 105), "Application of Accounting Principles to Loan Commitments." SAB 105 summarizes the SEC Staff's position regarding the application of accounting principles generally accepted in the United States to loan commitments accounted for as derivatives. We account for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB 105, we consider the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates.

        In March 2004, the FASB issued Emerging Issues Task Force Issue No. 03-1 (EITF 03-1) "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provided guidance for evaluating whether an investment in debt and equity securities is other-than-temporarily impaired and was effective for other than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. According to EITF 03-1, a security is impaired when its fair value is less than its carrying value, and an impairment is other-than-temporary if the investor does not have the "ability and intent" to hold the investment until a forecasted recovery of its carrying amount. EITF 03-1 requires that once an investment is determined to be impaired, the impairment must be assessed using the ability-and-intent-to-hold criterion regardless of the severity or amount of the impairment. If the impairment is determined to be other-than-temporary, an impairment loss should be recognized in earnings. On September 30, 2004, the FASB Staff issued FSP EITF 03-1-1, which deferred the application of measurement provisions of EITF 03-1. The FASB determined that a delay in the effective date of those provisions was necessary until it can issue additional guidance on the application of EITF 03-1. We currently hold no investments in debt or equity securities.

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (Statement 123R), "Share Based Payment," requiring, among other things, that the compensation cost of stock options and other equity-based compensation issued to employees, which cost is based on the estimated fair value of the awards on the grant date, be reflected in the income statement over the requisite service period. Statement No. 123R is effective for interim or annual reporting periods beginning after June 15, 2005. We have adopted the fair value method of accounting for our grants of stock options and restricted stock as prescribed by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." Under this method, compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the award's vesting period. Management believes that the implementation of Statement 123R will not have a material effect on our results of operations or statements of condition.

  Effect of Inflation

        Inflation affects us most significantly in the effect it has on interest rates and real estate values. Our level of loan originations is affected by the level and trends of interest rates. Interest rates normally increase during periods of high inflation (or in periods when the Federal Reserve Bank raises short-term interest rates in an attempt to prevent inflation) and decrease during periods of low inflation. In addition, inflation of real estate values increases the equity homeowners have in their homes and increases the volume of refinancing loans we can originate as borrowers draw down on the increased equity in their homes. We believe that real estate inflation will improve the performance of the loans originated by us in the past, reducing delinquencies and defaults, as borrowers protect or borrow against the equity in their homes.

BUSINESS

Overview

        We are a fully integrated mortgage banking company that has a portfolio of mortgage loans we originated and that originates, securitizes, sells and services non-conforming and conforming single-family residential mortgage loans. We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We originate loans for borrowers nationwide through our operating subsidiary, Fieldstone Mortgage Company (Fieldstone Mortgage). Fieldstone Mortgage has been operating since 1995, and we believe we have developed processes and criteria that promote sound underwriting and pricing decisions and provide the ability to approve and fund quality non-conforming and conforming loans efficiently.

        We originate loans through our two primary channels: non-conforming and conforming. Each channel has wholesale and retail lending divisions. We maintain a wholesale network of over 4,700 independent mortgage brokers, of which approximately 4,200 are non-conforming brokers and 500 are conforming brokers serviced by 15 regional operations centers. In addition, we operate a network of non-conforming retail branch offices and conforming retail branch offices located in 26 states throughout the country.

        In August 2003, we began implementing our current business strategy of retaining a portion of the non-conforming loans that we originate on a long-term basis in a portfolio, financed primarily by issuing mortgage-backed securities secured by these loans. Our goal is to build and manage a portfolio of loans with superior risk-adjusted returns to generate for our stockholders stable cash flows and dividends based on managing the credit quality of loans, the interest rate risk of the portfolio and the level of leverage we use to finance our portfolio. As of December 31, 2004, we have completed six securitizations totaling $4.7 billion and added $4.8 billion to our portfolio of loans held for investment. We continue to sell to third parties a portion of the non-conforming loans and all of the conforming loans that we originate, on a servicing-released basis.

History and Structure

        We were formed on August 20, 2003 as a Maryland corporation and a wholly owned subsidiary of Fieldstone Holdings Corp., a Delaware corporation. In 1998, Fieldstone Holdings acquired Fieldstone Mortgage Company, a Maryland corporation formed in 1995 that has been originating and selling residential mortgage loans since 1996. On November 14, 2003, we completed a private offering of 47.15 million shares of our common stock pursuant to Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended (referred to herein as the 144A Offering), which yielded net proceeds of approximately $658.1 million. In connection with the private offering, we merged with Fieldstone Holdings. As the surviving entity, we succeeded to all of the assets and liabilities of Fieldstone Holdings, and Fieldstone Mortgage became our wholly owned principal operating subsidiary.

        Pursuant to the merger, the shareholders of Fieldstone Holdings received 565.38168 shares of our common stock for each share of common stock of Fieldstone Holdings. Immediately following the closing of the 144A Offering, we redeemed the shares of common stock held by a group of former shareholders of Fieldstone Holdings for approximately $188.1 million of the net proceeds of the 144A Offering.

        We have elected to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code. Our qualification as a REIT depends upon our ability to meet, on an annual or in some cases quarterly basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of gross income, the composition and values of assets, distribution levels and the diversity of ownership of shares.

        We have elected to treat Fieldstone Mortgage as a taxable REIT subsidiary (TRS). This entity earns income and engages in activities that are not meant to occur in a REIT. For example, a TRS could earn income from the servicing and origination and sale of loans, which would not be qualifying income for purposes of the REIT income tests. A TRS is taxed as a regular corporation, and its net income is, therefore, subject to federal, state and local corporate level tax.

        In addition to Fieldstone Mortgage, we have two other wholly owned subsidiaries, Fieldstone Mortgage Ownership Corp. (FMOC) and Fieldstone Servicing Corp. (FSC), which were formed on February 3, 2004 as Maryland corporations and are treated as qualified REIT subsidiaries. FMOC holds securities and ownership interests in owner trusts and other securitization entities, including securities issued by us or on our behalf. FMOC holds the equity interests in our securitized pools of mortgage loans, as well as any derivatives designated as interest rate hedges related to our securitized debt. FSC holds the rights to direct the servicing of our loans held for investment.

Strengths

        We believe that we possess the following strengths that allow us to compete effectively and will enable us to continue to expand our business:

  •
  Corporate Culture of Integrity, Service, Efficiency and Teamwork. We have grown over the past 10 years with a focus on the integrity of our personnel and our loans, a commitment to customer service and a commitment to constant improvement of our operations to achieve higher service levels, greater efficiencies and lower costs. Our entire team, including senior management, regional managers, branch managers, loan originators, processors, underwriters, funders and shippers, together with the quality control, secondary, shipping, servicing, information systems, accounting, legal, human resources, finance, internal audit and treasury employees in our home office, work as a team in the loan origination, sales, interim servicing and securitization processes. Our philosophy is that each aspect of originating a loan, from setting underwriting guidelines to processing loan applications to funding loans to entering loan data, is equally important in the origination process.

  •
  Disciplined and Efficient Underwriting Guidelines and Supporting Processes and Technology. We believe we have a disciplined approach to underwriting mortgage loans using complex and integrated risk management techniques, together with effective implementation of technology to support operating efficiency and to lower our costs, maintain the consistency of our credit decisions and drive loss mitigation efforts. We believe that this allows us to make reliable and timely credit underwriting decisions and to offer a competitive price.

  •
  Quality Customer Service. Our loan officers and account executives work closely with our customers and our internal customer-focused processing and underwriting teams to provide high quality service and to be responsive to borrowers' and brokers' needs. We believe our focus on service, quality and efficiency results in increased originations through referrals and repeat business from brokers and other financial service companies.

  •
  Comprehensive Product Offering. We offer a wide array of loan products to our customers. We offer first and second lien loan programs as either fixed-rate loans or adjustable-rate mortgage loans (ARMs), including hybrid loans with an initial fixed interest rate that subsequently converts to an adjustable rate. In addition, we offer ARM loans with an "interest only" feature for the first five years of the loan.

  •
  Management Experience and Expertise. Our management team has an average of over 17 years of experience in mortgage banking, securitization and specialty finance businesses. Our experienced management team has developed the comprehensive originating processes, procedures and technology that we believe help to position us as a high quality, low-cost, customer-focused residential mortgage loan originator.

  •
  Successful Securitizations. As of December 31, 2004, we have completed six securitizations. In connection with these securitizations, we believe that we have (i) established a credible relationship with various nationally recognized credit rating organizations, (ii) begun to establish a track record with investors in mortgage-backed securities and (iii) begun to monitor a number of performance characteristics of each loan pool by building a loan performance database to improve risk management, loan product design and pricing, and to ensure adequate risk-adjusted returns. We use securitizations to match fund the maturities of our debt with the scheduled repayment of our loans. We believe that building a history of issuing successful securitizations will facilitate our ability to execute additional securitizations and create a continued source of long-term financing for our portfolio in the future.

Production Segments

        We have been originating mortgage loans since 1996. We originate loans through our two primary channels: non-conforming and conforming. A non-conforming loan is a loan that is ineligible for purchase by Fannie Mae or Freddie Mac due to either loan size, credit characteristics of the borrower or documentation standards in connection with the underwriting of the borrower's income. The credit characteristics that cause a loan to be ineligible include those where there is a relatively higher level of debt service carried by the borrower, higher LTV, and loans by borrowers who may have a record of credit write-offs, outstanding judgments, prior bankruptcies and other credit items that do not satisfy the Fannie Mae or Freddie Mac underwriting guidelines. Documentation standards that are not eligible may include borrowers who provide limited or no documentation of their income in connection with the underwriting of the related mortgage loan. During 2004 and 2003, we originated approximately $7.5 billion and $7.4 billion, respectively, of mortgage loans, of which approximately 83% and 70%, respectively, were non-conforming loans and 17% and 30%, respectively, were conforming loans.

        Each channel has a wholesale and retail lending division. The primary difference between wholesale and retail lending is the borrower's point of contact. For wholesale loans, an independent mortgage broker is the borrower's primary contact. The broker sends a completed loan application to us for underwriting. For retail loans, we contact the borrower directly. For all loans that we fund, we control the credit underwriting, documentation and closings. We maintain a wholesale network of over 4,700 independent mortgage brokers, of which approximately 4,200 are non-conforming brokers and 500 are conforming brokers. We operate our own network of non-conforming retail branch offices and conforming branch offices located in 26 states throughout the country.

        Our business, therefore, is divided into four production segments, non-conforming wholesale, non-conforming retail, conforming wholesale and conforming retail. You will find information concerning the financial results of our four production segments in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the section entitled "Production Segment Results."

        The following table summarizes information regarding our total loan originations in 2004 and 2003 by production segment (in thousands):

	Year Ended December 31,
	2004		2003		2002
Production Segment	Loans Originated	Percentage of Total Originations	Loans Originated	Percentage of Total Originations	Loans Originated	Percentage of Total Originations
Non-Conforming Wholesale Segment	$5,529,824	74%	$4,477,756	61%	$2,080,526	52%
Non-Conforming Retail Segment	655,221	9%	670,426	9%	398,797	10%
Conforming Wholesale Segment	922,335	12%	1,523,920	21%	1,014,789	25%
Conforming Retail Segment	367,867	5%	699,948	9%	522,295	13%

Total Originations	$7,475,247	100%	$7,372,050	100%	$4,016,407	100%

  Non-Conforming Wholesale Segment

        We have non-conforming wholesale operations centers in the following 12 states: Arizona, California (4), Colorado, Florida, Georgia, Illinois, Kansas, Maryland, Massachusetts, Minnesota, Texas and Washington. We originate wholesale non-conforming loans through a network of over 4,200 independent mortgage brokers that are solicited by and have contact with our account executives. Our account executives provide on-site training to broker personnel on the use of our products and services and help facilitate the funding of loans. In the wholesale origination process, brokers identify the prospective borrower, assist the borrower with completion of the loan application, gather necessary documentation and serve as the borrowers' initial "point of contact."

        We conduct due diligence on independent mortgage brokers with whom we consider doing business. Our due diligence process includes reviewing the broker's financial condition, running credit checks on its principals, and verifying a good standing status with applicable regulators. Once approved, we require that a mortgage broker sign an agreement that governs the mechanics of doing business with us and sets forth the representations and warranties the broker makes to us regarding each loan.

        We review and underwrite every loan application submitted by our broker network, approve or deny each application and set the interest rates, costs, fees and other terms of the loan (which the broker evaluates with the borrower). Once all conditions to the closing of the loan have been met to our satisfaction, we create the closing documents for the loan, arrange an insured closing with a title company or closing agent and then fund the loan. The brokers conduct all marketing to borrowers for our wholesale loans and earn a brokerage fee on the loans they originate, including both fees paid by the borrower directly and premiums we pay directly to the brokers in addition to those fees, known as "yield spread premiums." Our wholesale broker network allows us to increase our volume of loan originations without incurring the significantly greater overhead or marketing expenses associated with direct sales to consumers.

  Non-Conforming Retail Segment

        We have non-conforming retail lending offices in the following 19 states: Arizona, California (2), Colorado, Florida, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Missouri, Nebraska, Nevada, Oklahoma, Oregon, Tennessee, Texas and Washington. We market retail non-conforming loans through a variety of methods, including direct mailings, the Internet, print and telephone directory advertisement, and affinity lending relationships. Our loan officers identify loan applicants and assist the applicants in gathering their loan documentation. Our processors enter the borrower information into FieldScore, our proprietary automated pre-qualification system. We believe that this regional presence enables us to provide better service to our customers and allows us to satisfy the lender criterion most important to our customers: speed of approval and funding. We also believe that local loan officers and branch managers are better suited to avoiding fraudulent loan applications based on their knowledge of their local market.

  Conforming Wholesale Segment

        We have conforming wholesale operations centers in the following four states: California, Colorado, Florida and Massachusetts. We originate wholesale conforming loans through a network of approximately 500 independent mortgage brokers that are solicited by and have contact with our account executives. Our account executives provide on-site training to broker personnel on the use of our products and services and help facilitate the funding of loans. In the wholesale origination process, brokers identify the prospective borrower, assist the borrower with completion of the loan application, gather necessary documentation and serve as the borrowers' initial "point of contact."

        We conduct due diligence on independent mortgage brokers with whom we consider doing business. Our due diligence process includes reviewing the broker's financial condition, running credit checks on its principals, checking business references and verifying a good standing status with applicable regulators. Once approved, we require that a mortgage broker sign an agreement that governs the mechanics of doing business with us and sets forth the representations and warranties the broker makes to us regarding each loan.

        We review and underwrite every loan application submitted by our broker network, or approve or deny each application and set the interest rates, costs, fees and other terms of the loan (which the broker evaluates with the borrower). Once all conditions to the closing of the loan have been met to our satisfaction, we create the closing documents for the loan, arrange an insured closing with a title company or closing agent and then fund the loan. The brokers conduct all marketing to borrowers for our wholesale loans and earn a brokerage fee on the loans they originate, including both fees paid by the borrower directly and premiums we pay directly to the brokers in addition to those fees. Our wholesale broker network allows us to increase our volume of loan originations without incurring the significantly greater overhead or marketing expenses associated with direct sales to consumers.

  Conforming Retail Segment

        We have conforming retail lending offices in the following eight states: Arizona, Colorado, Kentucky, Maryland, North Carolina, Virginia, Tennessee and Texas. We market retail conforming loans through a variety of methods, including the Internet and print advertisement. Our loan officers identify loan applicants and assist the applicants in gathering their loan documentation. Our loan officers or processors enter the borrower information into the automated underwriting systems of Fannie Mae, Freddie Mac or one of our institutional investors. We believe that this regional presence enables us to provide better service to our customers and allows us to satisfy the lender criterion most important to our customers: speed of approval and funding. We also believe that our local loan officers and branch managers are better suited to identify potentially fraudulent loan applications based on their knowledge of the local market.

  Loan Originations by Borrower Purpose

        The following table sets forth information about our 2004 and 2003 loan production based on borrower purpose (in thousands):

	Year Ended December 31,
	2004		2003		2002
	Loans Funded	Percentage of Total Loans	Loans Funded	Percentage of Total Loans	Loans Funded	Percentage of Total Loans
Non-Conforming:
Refinance of existing mortgage	$2,519,273	41%	$2,056,092	40%	$970,407	39%
Purchase of home	3,665,772	59%	3,092,090	60%	1,508,916	61%

Total Non-Conforming	$6,185,045	100%	$5,148,182	100%	$2,479,323	100%

Conforming:
Refinance of existing mortgage	$727,908	56%	$1,567,495	70%	$974,357	63%
Purchase of home	562,294	44%	656,373	30%	562,727	37%

Total Conforming	$1,290,202	100%	$2,223,868	100%	$1,537,084	100%

        Our non-conforming division focuses on lending to borrowers for the purchase of a home. We believe these originations, as well as cash-out refinances, are less dependent on the relative level of interest rates than rate-term refinances.

  Geographic Concentration of Originations

        The following tables set forth aggregate dollar amounts and the percentage of all loans we originated in 2004 and 2003 by state (in thousands):

	Year Ended December 31,
	2004		2003		2002
Non-Conforming
California	$2,772,306	45%	$2,616,298	51%	1,287,650	52%
Illinois	495,075	8%	426,020	8%	227,116	9%
Colorado	386,844	6%	395,098	8%	183,750	8%
Arizona	299,392	5%	222,222	4%	51,679	2%
Texas	262,816	4%	201,689	4%	129,224	5%
Massachusetts	259,530	4%	127,178	2%	4,025	0%
Florida	242,680	4%	158,922	3%	54,748	2%
Washington	210,678	3%	141,942	3%	77, 416	3%
Maryland	118,919	2%	96,423	2%	48,989	2%
Minnesota	99,854	2%	72,598	1%	20,703	1%
Other	1,036,951	17%	689,792	14%	394,023	16%

Total	$6,185,045	100%	$5,148,182	100%	$2,479,323	100%

	Year Ended December 31,
	2004		2003		2002
Conforming
California	$575,476	45%	$969,115	44%	$654,545	42%
Maryland	126,610	10%	235,669	11%	171,416	11%
Massachusetts	118,549	9%	20,037	1%	—	0%
Colorado	104,068	8%	327,981	15%	254,014	16%
Texas	91,627	7%	169,021	8%	133,763	9%
Illinois	40,199	3%	100,805	4%	89,225	6%
Virginia	37,364	3%	50,683	2%	25,999	2%
New Hampshire	32,488	3%	7,313	0%	—	2%
Florida	30,783	2%	120,945	5%	75,609	5%
Arizona	26,726	2%	36,507	2%	30,448	2%
Other	106,312	8%	185,792	8%	102,065	7%

Total	$1,290,202	100%	$2,223,868	100%	$1,537,084	100%

        Our loan originations are concentrated heavily in California because it is the largest mortgage market and, for our non-conforming loans, our underwriting, product design and pricing philosophies address the apparent needs of California borrowers: non-standard credit profiles, interest in low downpayment products, payment-focused and higher home values.

Loan Products

        We offer both fixed-rate loans and adjustable-rate loans, or ARMs, to our non-conforming and conforming borrowers, including hybrid loans with an initial fixed interest rate that subsequently convert to an adjustable rate. The payments on our ARM loans are adjustable from time to time as interest rates change, generally after an initial two-year period during which the loans' interest rates are fixed and do not change. After an initial fixed rate period, the borrowers' payments on our ARM loans generally adjust once every six months to a pre-determined margin over a measure of market interest rates, generally the London InterBank Offered Rate (LIBOR) for one-month deposits. In addition, we offer ARM loans with an "interest only" feature for the first five years of the loan. Borrowers with this loan feature do not begin to re-pay the principal balance of the loans until after the fifth year of the loan. After the fifth year, the borrowers' payments increase to amortize the entire principal balance owed over the remaining 25 years of the loan. Our loan products are available at different interest rates and with different origination and application points and fees, depending on the particular borrower's risk classification. See "Business—Underwriting Guidelines." If permitted by applicable law and agreed to by the borrower, we may include a prepayment fee that is triggered by a loan's full or substantial prepayment early in the loan's term. Approximately 62.2% of the loans we originated in 2004 and approximately 56.8% of the loans we originated in 2003 included some form of prepayment fee.

  Non-Conforming Loan Products

        We underwrite each non-conforming loan that we originate in accordance with our underwriting guidelines. Our underwriting guidelines are established by our credit committee, which is composed of our senior management team, including our President and Chief Executive Officer, Executive Vice President—Secondary Marketing, Chief Financial Officer, Chief Credit Officer, Senior Vice President—Investment Portfolio and the Executive Vice President—Non-Conforming Wholesale Division. The credit committee meets on an as-needed basis to review proposed changes to our underwriting guidelines. We have developed underwriting processes and criteria that we believe generate high quality loans and give us the ability to approve and fund loans quickly. Our guidelines help us evaluate a borrower's credit history, willingness and ability to repay the loan as well as the value and adequacy of the collateral, based on the experience we have had with similar loans in the past, and on industry performance data. Our underwriting guidelines are designed to generate loans that balance the credit risk of the borrower with the LTV and interest rate of the loan to provide stable risk-adjusted returns for our portfolio. In addition, our guidelines are designed to afford us the opportunity to sell any of our loan products to two or more institutional buyers of mortgages.

        We consider a combination of factors in order to assess the borrower's ability and willingness to repay the loan according to its terms, which is the basis for our underwriting guidelines and risk-based pricing:

  •
  Credit History: A borrower's past mortgage payment history, foreclosure history, bankruptcy history as well as other consumer debt payment history. We obtain a credit report on each borrower from a third-party vendor that merges the credit data from the three national credit data repositories (Equifax, TransUnion, and Experian). We segment loans based upon risk grades determined by the borrower's credit history.

  •
  Credit Score: Typically referred to as either the "credit score" or "FICO score," which is a statistical ranking of likely future credit performance developed by Fair Isaac, & Company. We require a minimum credit score, or FICO, of 500 and use the middle of the three scores (or lower of two) from the three national credit bureaus when classifying a borrower.

  •
  Debt-to-Income: The debt-to-income, or DTI, is the ratio of a borrower's total mortgage and consumer monthly debt payments to total monthly income. The maximum DTI varies based upon the loan-to-value, credit history and income documentation of a particular borrower.

  •
  Appraisal: We require a full appraisal of each property that is prepared by a licensed, third-party, fee-based appraiser. The appraisals include an inspection of the exterior and interior of the subject property. The appraisal contains a cost analysis based on the current cost of constructing a similar home, a market value analysis based upon recent sales of comparable homes in the area and an income analysis (where appropriate). Before we fund any mortgage loan, a non-affiliated appraisal review firm or one of our qualified underwriters reviews every appraisal using additional data to evaluate the appraisal. Except under defined circumstances, we order either automated valuation models (AVMs), desk reviews, field reviews or second full appraisals or other valuation tools on all of our non-conforming loans to validate the appraisals.

  •
  Loan-to-Value: The loan-to-value, or LTV, is the ratio of the amount of the loan to the appraised value. Combined-loan-to-value, or CLTV, is the ratio of first and second lien loans to the appraised value. Our guidelines allow for loans up to 100% LTV or 100% CLTV. As a borrower's credit history and credit score decline in quality, the maximum allowable LTV or CLTV available to a borrower declines. Substantially all of our second lien loans are funded simultaneously with a first lien. In 2004 and 2003, these simultaneous fundings had an average CLTV of 98.7% and 99.9%, respectively.

  •
  Property Type: We lend against residential real estate, which includes properties up to 4 units, condominiums and planned unit developments.

  •
  Owner Occupancy Status: We provide separate requirements depending upon whether the property securing the loan will be the borrower's primary residence, second home or an investment property, and generally we require a lower LTV and higher interest rate for second homes and investment properties.

  •
  Loan Size: Our minimum loan size for first liens is $50,000 and for second liens is $20,000; our maximum loan size for first liens is $1 million and for second liens is $250,000. Our maximum loan size is $1 million on the combination of a first lien and second lien. With larger loan amounts, we generally require a lower LTV or CLTV.

  Conforming Loan Products

        The most common types of loans we offer through our conforming division (which does business as Broad Street Mortgage Co.) consist of:

  •
  Conventional Loans. Loans that meet the underwriting standards of Fannie Mae, Freddie Mac or institutional investors. These conventional loans are considered by us to be of the A+ and A risk classifications.

  •
  FHA Loans. Loans to buyers who qualify through the Federal Housing Authority's loan mortgage insurance program, designed to help give prospective home buyers the opportunity to qualify for a mortgage when they may not otherwise qualify. The Department of Housing and Urban Development assumes some of the risk on the loan by providing levels of guarantees provided that the loans are underwritten to their guidelines.

  •
  VA Loans. Loans guaranteed by the Veterans Administration pursuant to a loan guarantee program available to qualified veterans of the U.S. armed services. This guarantee provides protection to us and the purchaser of our VA loans against defaults and delinquencies, and enables veterans to obtain mortgages when they might not otherwise qualify, and with little to no down payment.

  •
  Jumbo Loans. Loans that generally meet the underwriting standards of Fannie Mae and Freddie Mac, except for the amount of the loan. Fannie Mae and Freddie Mac are prohibited from owning or guaranteeing single-family residential mortgage loans with balances greater than a certain dollar limit which is re-set annually. Loans with balances in excess of this amount are referred to as jumbo loans.

Underwriting

        Our underwriting process requires a rigorous application review and documentation designed to maximize the value of our mortgage loans. If an individual loan application does not meet our formal written underwriting guidelines, but the underwriter has a documented belief both that the borrower has the ability and willingness to pay and that the property provides adequate collateral for the borrower's obligations, our underwriters can make underwriting exceptions according to our written exception policies and approval authorities. We may, from time to time, apply underwriting criteria that are either more stringent or more flexible depending upon the economic conditions of a particular geographic market. For many of our higher debt ratio and LTV loan programs, we do not allow exceptions to our underwriting guidelines.

        We do not permit variations from our guidelines without significant equity in the property securing the loan or other compensating factors. However, for lower LTV loans or for borrowers with higher credit scores or lower debt ratios, our underwriting policy is to analyze the overall situation of the borrower and to take into account compensating factors that may be used to offset areas of weakness. These compensating factors include credit scores, proposed reductions in the borrower's debt service expense, employment stability, number of years in residence and net disposable income. Based upon this analysis and the information generated by our FieldScore software, we can make pre-qualification decisions generally within minutes. We then determine loan terms and conditions to produce loans that we believe are appropriately priced relative to principal amount and other factors, meet our quality standards and are profitable.

        All of our non-conforming loans are underwritten by our on-staff underwriting personnel. We do not delegate underwriting authority to any broker or third party. Our underwriters review each non-conforming loan in one of our 15 regional operations centers. We regularly train our loan originators on emerging trends in production, and we believe that our originators and underwriters are highly qualified and experienced and are familiar with our underwriting guidelines.

        We underwrite and process all of our conforming loans according to the automated underwriting systems or guidelines of Fannie Mae, Freddie Mac, FHA, VA or institutional investors, or these loans are underwritten by our correspondent or the purchaser on a pre-funded basis. In addition, for our conforming loans we review credit scores from one or more nationally recognized credit scoring models. We perform our conforming loan underwriting using our on-staff underwriting personnel or by contract personnel dedicated to one of our branches. We submit our conforming loans to the automated underwriting systems of Fannie Mae (Desktop Underwriter) or Freddie Mac (Loan Prospector) or to the automated underwriting systems of other secondary market participants.

  Originated Non-Conforming Loan Characteristics

        The following tables provide a summary of the characteristics of our total non-conforming loan originations for the year ended December 31, 2004 (in thousands):

  Income Documentation

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV
Full Documentation	$3,096,608	50.1%	7.1%	630	$143	85.7%	91.3%
Stated Income Wage Earner	1,574,074	25.4%	7.2%	691	150	83.1%	94.9%
Stated Income Self Employed	905,961	14.6%	7.4%	673	152	82.3%	93.3%
24 Month Bank Statements	290,914	4.7%	7.1%	633	191	87.0%	92.6%
12 Month Bank Statements	289,149	4.7%	7.1%	641	174	84.0%	91.6%
Limited Documentation	28,339	0.5%	7.2%	639	149	81.0%	89.7%

Total	$6,185,045	100.0%

Weighted Average/Average			7.2%	652	$149	84.5%	92.6%

  Credit Score

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
500-549	$375,871	6.1%	7.8%	530	$152	79.2%	80.3%	82.7%
550-599	788,176	12.7%	7.4%	577	160	84.6%	86.3%	77.4%
600-649	1,639,393	26.5%	7.2%	627	152	86.0%	92.2%	67.5%
650-699	2,105,717	34.1%	7.1%	673	144	84.5%	95.5%	33.3%
700 or greater	1,275,888	20.6%	6.9%	732	148	84.0%	95.8%	29.0%

Total	$6,185,045	100.0%

Weighted Average/Average			7.2%	652	$149	84.5%	92.6%	50.1%

  Product Type

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
6 month LIBOR ARM	$3,384	0.1%	6.4%	686	$260	79.7%	91.2%	6.5%
6 month LIBOR ARM IO	11,667	0.2%	6.6%	688	220	80.9%	95.3%	20.0%
2/28 LIBOR ARM	1,894,070	30.6%	7.3%	628	153	84.7%	91.6%	56.8%
2/28 LIBOR ARM IO	2,716,827	43.9%	6.7%	660	250	82.9%	93.8%	45.0%
3/27 LIBOR ARM	116,952	1.9%	7.1%	633	152	84.0%	90.0%	64.0%
3/27 LIBOR ARM IO	149,006	2.4%	6.6%	657	239	81.4%	90.9%	59.8%
5/25 Treasury ARM	73,820	1.2%	6.5%	662	173	79.2%	86.1%	64.4%
5/25 Treasury ARM IO	152,283	2.5%	6.4%	674	253	81.3%	89.7%	67.5%
Fixed Rate	392,372	6.3%	7.0%	661	145	78.1%	83.6%	62.7%
Fixed Rate IO	87,135	1.4%	7.1%	682	252	79.6%	91.3%	39.1%
2nd	587,529	9.5%	9.7%	681	46	98.7%	98.7%	34.1%

Total	$6,185,045	100.0%

Weighted Average/Average			7.2%	652	$149	84.5%	92.6%	50.1%

        The following tables provide a summary of the characteristics of our total non-conforming loan originations for the year ended December 31, 2003 (in thousands):

  Income Documentation

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV
Full Documentation	$2,517,590	48.9%	7.3%	628	$148	87.7%	91.6%
Stated Income Wage Earner	1,483,140	28.8%	7.3%	693	139	84.2%	95.4%
Stated Income Self Employed	808,877	15.7%	7.5%	669	145	83.4%	93.7%
24 Month Bank Statements	202,412	3.9%	7.3%	629	185	88.8%	93.1%
12 Month Bank Statements	112,918	2.2%	7.6%	637	174	84.7%	91.2%
Limited Documentation	23,245	0.5%	7.2%	630	180	82.0%	88.9%

Total	$5,148,182	100.0%

Weighted Average/Average			7.3%	653	$147	86.0%	93.1%

  Credit Score

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
500-549	$319,874	6.2%	7.9%	531	$145	79.3%	80.2%	81.3%
550-599	679,551	13.2%	7.5%	577	159	86.1%	87.4%	78.8%
600-649	1,308,322	25.4%	7.3%	627	155	88.3%	93.2%	68.0%
650-699	1,707,370	33.2%	7.3%	673	140	86.0%	95.7%	31.5%
700 or greater	1,133,065	22.0%	7.0%	733	141	85.1%	96.0%	26.0%

Total	$5,148,182	100.0%

Weighted Average/Average			7.3%	653	$147	86.0%	93.1%	48.9%

  Product Type

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
2/28 LIBOR ARM	$2,735,386	53.1%	7.2%	637	$171	85.9%	92.5%	54.5%
2/28 LIBOR ARM IO	1,232,611	24.0%	6.6%	670	251	84.9%	95.3%	40.8%
3/27 LIBOR ARM	63,954	1.2%	7.0%	645	165	85.3%	90.3%	66.0%
3/27 LIBOR ARM IO	39,528	0.8%	6.6%	666	258	83.5%	90.4%	55.0%
5/25 Treasury ARM	14,716	0.3%	5.7%	696	177	77.4%	84.2%	62.4%
5/25 Treasury ARM IO	7,540	0.1%	6.4%	694	279	79.6%	96.6%	56.9%
Fixed Rate	534,775	10.4%	7.3%	669	149	80.6%	87.5%	54.5%
Fixed Rate IO	102,187	2.0%	7.0%	687	250	80.1%	92.8%	45.5%
2nd	417,485	8.1%	10.5%	686	44	98.5%	98.5%	26.2%

Total	$5,148,182	100.0%

Weighted Average/Average			7.3%	653	$147	86.0%	93.1%	48.9%

        The following tables provide a summary of the characteristics of our total non-conforming loan originations for the year ended December 31, 2002 (in thousands):

  Income Documentation

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV
Full Documentation	$1,182,941	47.7%	8.2%	620	$134	87.6%	91.5%
Stated Income Wage Earner	673,291	27.1%	8.5%	683	119	84.2%	95.4%
Stated Income Self Employed	535,002	21.6%	8.7%	655	130	83.4%	94.1%
24 Month Bank Statements	38,370	1.6%	8.1%	623	164	88.2%	93.9%
12 Month Bank Statements	42,824	1.7%	8.4%	627	171	84.6%	91.1%
Limited Documentation	6,895	0.3%	8.5%	611	168	80.0%	87.4%

Total	$2,479,323	100.0%

Weighted Average/Average			8.4%	645	$130	85.7%	93.2%

  Credit Score

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
500-549	$181,643	7.3%	8.9%	531	$135	80.6%	85.0%	83.5%
550-599	367,195	14.8%	8.5%	577	147	85.8%	88.6%	79.7%
600-649	744,675	30.0%	8.5%	628	130	86.9%	93.6%	55.2%
650-699	764,340	30.9%	8.4%	672	124	85.8%	95.5%	28.4%
700 or greater	421,470	17.0%	8.0%	732	126	85.6%	95.7%	26.5%

Total	$2,479,323	100.0%

Weighted Average/Average			8.4%	645	$130	85.7%	93.2%	47.7%

  Product Type

	Aggregate Principal Balance	Percent of Originations	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
2/28 LIBOR ARM	$1,552,882	62.7%	8.1%	638	$170	85.1%	93.1%	49.8%
2/28 LIBOR ARM IO	—	—	—	—	—	—	—	—
3/27 LIBOR ARM	335,463	13.5%	8.1%	631	165	85.3%	92.2%	57.8%
3/27 LIBOR ARM IO	—	—	—	—	—	—	—	—
5/25 Treasury ARM	—	—	—	—	—	—	—	—
5/25 Treasury ARM IO	—	—	—	—	—	—	—	—
Fixed Rate	371,867	15.0%	8.1%	668	145	81.1%	91.2%	43.9%
Fixed Rate IO	—	—	—	—	—	—	—	—
2nd	219,111	8.8%	12.0%	675	41	98.6%	98.6%	24.0%

Total	$2,479,323	100.0%

Weighted Average/Average			8.4%	645	$130	85.7%	93.2%	47.7%

Regulatory Compliance, Quality Control and Licensing

  Regulatory Compliance

        We regularly monitor the laws, rules and regulations that apply to our business and analyze any changes. We integrate many legal and regulatory requirements into our automated loan origination system to reduce the prospect of inadvertent non-compliance due to human error. We also maintain policies and procedures, and summaries and checklists, to help our origination personnel comply with these laws. Our loans and practices are also reviewed regularly in connection with the due diligence that we do and that is performed by the purchasers of our loans, our securitization dealers and our warehouse lenders. Our state regulators also review our practices and loan files regularly and report the results to us.

        In May 2004, the conforming division of Fieldstone Mortgage, d/b/a Broad Street Mortgage Co., received notification from HUD's Regional Office of the Inspector General for Audit, in Fort Worth, Texas (the HUD IG), that an audit would be conducted to review loan origination procedures and the quality control plan for FHA loans originated by one of the division's San Antonio branches. The HUD IG audit was triggered by the relatively high delinquency rate of loans originated by this San Antonio branch, even though the delinquency rate on FHA loans originated by all of Fieldstone Mortgage's other branches is not above the national average. On August 31, 2004, we closed this San Antonio branch and terminated the staff through a reduction in force.

        We received a draft audit report from the HUD IG dated February 28, 2005. In the draft audit report, the HUD IG has recommended that we indemnify HUD for any loan losses for 27 loans that may be, or have previously been, incurred, and that we make certain amendments to our quality control plan for our conforming division. We will meet with the HUD IG and submit a response to the draft audit report in April 2005. The HUD IG will then issue a final audit report to the FHA Commissioner (who also serves as the Chairman of HUD's Mortgagee Review Board) and to us. At that point, HUD staff of the Office of Program Enforcement will make a decision whether to refer the audit to the Mortgagee Review Board for its consideration, handle the matter within that office, or refer it to the appropriate HUD Homeownership Center for resolution.

        The Mortgagee Review Board could impose a civil money penalty for some or all of the 27 loans referenced in the draft audit report.

  Quality Control

        Our quality control group is an integral part of our origination team and is dedicated to improving the quality of our operations. The professional staff are all full-time employees and consist of a manager, two audit supervisors (one specializing in conforming loans and one specializing in non-conforming loans), five auditors and one special auditor located at our home office, who have an average of 15 years of industry experience. Each month, our quality control group, working in conjunction with other managers, selects a random sample of at least 10% of all loans originated through our non-conforming and conforming origination channels during the prior month, and a targeted sample of at least 5% of all loans originated through our non-conforming and conforming origination channels during the prior month. The targeted sample may include loans with a first payment default or early payoff, loans originated by a branch that was recently cited for failing to comply with company policies and procedures, loans that are the subject of an employee or consumer complaint, loans originated by a branch or through an operation center for which management has requested additional reviews about loan quality or others groups of loans requested by management.

        Once the random and targeted samples are selected, our quality control group re-verifies the sources of income and employment for all borrowers in connection with all loans in the sample and imaged versions of the loan files are forwarded to a recognized third party provider, who, using its own personnel, reviews, re-underwrites and audits the entire sample to ensure compliance with our underwriting guidelines and applicable regulations. Once the audit results are received back from the third party provider, our quality control group investigates, audits, reviews and re-underwrites loans cited by the third party provider as having errors or irregularities. Specifically, the quality control group:

  •
  re-underwrites these loans, comparing the underwriting at the time of origination with our underwriting guidelines;

  •
  investigates any waivers of the underwriting guidelines;

  •
  reviews, investigates and analyzes the reverification data received in response to our reverification requests;

  •
  reviews borrowers' signatures for authenticity and consistency;

  •
  reviews all closing documents to ensure all conditions have been met;

  •
  reviews the fee labeling by brokers and title companies to verify regulatory compliance;

  •
  performs specific loan tests to verify our compliance with the relevant regulatory requirements; and

  •
  reviews appraisals to ensure collateral values for the loans are supported.

        Our quality control group also conducts on-site audits of each of our branch offices. These on-site audits involve an in-person and comprehensive review and determination of compliance in the following areas: data collection, account reconciliation, advertising (for content and compliance with regulations), a sample of declined loans, credit approval process and licensing and employment practices.

        The quality control group reports all of its findings on a regular basis to the respective managers in order to implement corrective actions where necessary. The group's findings are also reported to members of senior management and, on a quarterly basis to our Board of Directors. Management analyzes the results of these audits as well as performance trends and servicing issues. Based upon this analysis, further corrective actions and/or training may be recommended and implemented for a particular branch, operations center or employee. Any costs or expenses incurred as a consequence of an error made by a particular branch or operations center that is discovered in the course of a closed loan or on-site audit by the quality control group is deducted from the internal profit and loss calculation for that branch or operations center. Our branch managers' compensation is also tied partly to the quality control results of the loans originated by their branch.

  Licensing

        We originate all our loans through Fieldstone Mortgage, our primary operating subsidiary. As of December 31, 2004, Fieldstone Mortgage was licensed or exempt from licensing requirements to originate residential mortgages in 48 states and the District of Columbia.

        With respect to our portfolio of non-conforming loans held for investment, Fieldstone Mortgage closes the loans using funds advanced by us, with a simultaneous assignment of the loans to us. Fieldstone Mortgage services the loans for us for a fee until the loans are transferred to a sub-servicer. As of December 31, 2004, Fieldstone Investment was licensed or exempt from licensing requirements to fund residential mortgage loans and acquire closed residential mortgage loans in all states in which it conducts business.

Portfolio Strategy—Loans Held for Investment

        During 2004, our portfolio of non-conforming loans held for investment increased to $4.8 billion and generated $137.4 million of net interest income before provision for loan losses, or 4.4% of average loans held for investment. During 2003, our portfolio of non-conforming loans held for investment increased to $1.3 billion and generated $12.6 million of net interest income before provision for loan losses, or 4.7% of average loans held for investment. Our provision for loan losses was $21.6 million and $2.1 million for 2004 and 2003, respectively.

        Our portfolio strategy is to build a portfolio of non-conforming loans with stable risk-adjusted returns, considering the inherent volatility in returns and cash flows, by managing the credit quality of the loans we originate, the interest rate risk associated with our portfolio of loans and the amount of leverage we use to finance our portfolio. We retain primarily hybrid non-conforming loans in our portfolio to reduce the duration of our assets and mitigate the interest rate risk inherent in our portfolio. We utilize interest rate swaps and caps to mitigate the risk of our LIBOR-based financing costs increasing during the period in which the interest on the hybrid loan is fixed, generally 2 to 3 years. As of December 31, 2004 and 2003, over 86.6% and 84.5%, respectively, of the loans in our portfolio contain a prepayment fee. The inclusion of this fee reduces prepayment speed volatility and allows us to recover our investment in the loan if it prepays in the first two or three years after origination. We manage the credit risk by focusing upon a disciplined loan origination and underwriting process as well as constructing a portfolio with an average credit score of approximately 650.

        For the year ended December 31, 2004, we retained 66% of the non-conforming loans we originated during that period, and from August 1, 2003 through December 31, 2003, we retained 50% of the non-conforming loans we originated during that period. We expect to continue to retain approximately 65% of the non-conforming loans we originate until we reach our targeted leverage ratio or we otherwise determine to change our portfolio investment strategies.

  Portfolio Loan Characteristics

        The following table provides overall detail of the mortgage loans held for investment, net as of December 31, 2004 and 2003 (in thousands):

	December 31, 2004	December 31, 2003
Principal balance mortgage loans held for investment	$4,735,063	1,319,123
Net deferred origination fees and costs	39,693	9,796

Mortgage loans held for investment	4,774,756	1,328,919
Allowance for loan losses—loans held for investment	(22,648)	(2,078)

Mortgage loans held for investment, net	$4,752,108	1,326,841

        The following tables provide a summary of the characteristics of the principal balance of our portfolio of loans held for investment as of December 31, 2004 (in thousands):

  Income Documentation

	Aggregate Principal Balance	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV
Full Documentation	$2,192,845	46.3%	6.8%	622	$172	83.5%	90.5%
Stated Income Wage Earner	1,377,144	29.1%	6.7%	690	217	81.0%	95.1%
Stated Income Self Employed	728,194	15.4%	6.9%	670	219	80.3%	93.3%
24 Month Bank Statements	193,864	4.1%	6.8%	628	230	83.6%	91.0%
12 Month Bank Statements	218,679	4.6%	6.9%	640	218	83.4%	91.6%
Limited Documentation	24,337	0.5%	6.9%	627	206	81.3%	91.6%

Total	$4,735,063	100.0%

Weighted Average/Average			6.8%	650	$194	82.3%	92.3%

  Credit Score

	Aggregate Principal Balance	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
500-549	$360,567	7.6%	7.8%	530	$144	79.8%	80.9%	82.1%
550-599	662,393	14.0%	7.3%	575	165	82.8%	84.9%	75.5%
600-649	1,144,413	24.2%	6.8%	628	194	82.8%	91.1%	63.2%
650-699	1,591,176	33.6%	6.6%	674	211	82.2%	95.9%	28.4%
700 or greater	976,514	20.6%	6.4%	735	220	82.3%	97.1%	22.6%

Total	$4,735,063	100.0%

Weighted Average/Average			6.8%	650	$194	82.3%	92.3%	46.3%

  Product Type

	Aggregate Principal Balance	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
2/28 LIBOR ARM	$1,732,711	36.6%	7.2%	630	$147	82.3%	90.3%	51.8%
2/28 LIBOR ARM IO	2,633,284	55.6%	6.6%	663	247	82.4%	94.0%	41.0%
3/27 LIBOR ARM	98,289	2.1%	7.1%	630	150	82.2%	89.2%	60.5%
3/27 LIBOR ARM IO	135,413	2.8%	6.5%	659	242	80.8%	90.4%	56.8%
5/25 Treasury ARM	27,580	0.6%	6.3%	657	171	79.1%	86.4%	58.3%
5/25 Treasury ARM IO	68,817	1.4%	6.1%	675	259	81.6%	90.6%	66.6%
Fixed Rate	21,927	0.5%	7.5%	706	145	81.4%	87.1%	51.1%
Fixed Rate IO	8,331	0.2%	6.9%	699	214	81.1%	94.7%	53.6%
6 Month ARM IO	4,917	0.1%	6.6%	691	223	80.7%	95.0%	24.7%
2nd	3,794	0.1%	10.4%	683	49	100.0%	100.0%	45.6%

Total	$4,735,063	100.0%

Weighted Average/Average			6.8%	650	$194	82.3%	92.3%	46.3%

        The following tables provide a summary of the characteristics of the principal balance of our portfolio of loans held for investment as of December 31, 2003 (in thousands):

  Income Documentation

	Aggregate Principal Balance	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV
Full Documentation	$554,139	42.0%	7.1%	620	$165	84.6%	89.5%
Stated Income Wage Earner	460,644	34.9%	6.7%	691	203	82.1%	95.6%
Stated Income Self Employed	220,871	16.7%	7.0%	668	221	81.3%	93.9%
24 Month Bank Statements	45,836	3.5%	7.0%	622	219	83.1%	89.6%
12 Month Bank Statements	36,735	2.8%	7.3%	630	211	84.2%	89.8%
Limited Documentation	898	0.1%	7.1%	593	225	81.9%	88.0%

Total	$1,319,123	100.0%

Weighted Average/Average			6.9%	653	$188	83.1%	92.4%

  Credit Score

	Aggregate Principal Balance	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
500-549	$100,703	7.6%	7.9%	532	$138	78.9%	79.9%	83.9%
550-599	178,053	13.5%	7.5%	573	161	82.6%	83.9%	74.3%
600-649	278,464	21.1%	7.1%	629	186	84.1%	90.7%	59.7%
650-699	460,372	34.9%	6.7%	673	206	83.4%	96.2%	23.9%
700 or greater	301,531	22.9%	6.5%	732	208	83.4%	97.3%	20.2%

Total	$1,319,123	100.0%

Weighted Average/Average			6.9%	653	$188	83.1%	92.4%	42.0%

  Product Type

	Aggregate Principal Balance	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Aggregate Principal Balance	Weighted Average LTV	Weighted Average CLTV	Percent Full Documentation
2/28 LIBOR ARM	$581,037	44.1%	7.3%	634	$153	83.1%	90.3%	48.2%
2/28 LIBOR ARM IO	629,214	47.7%	6.6%	668	246	83.2%	94.5%	35.3%
3/27 LIBOR ARM	13,197	1.0%	7.2%	630	159	82.2%	87.5%	57.3%
3/27 LIBOR ARM IO	25,132	1.9%	6.6%	671	259	82.7%	90.3%	50.4%
5/25 Treasury ARM	4,350	0.3%	6.7%	695	198	78.3%	93.1%	28.4%
5/25 Treasury ARM IO	7,540	0.6%	6.4%	694	279	79.6%	96.6%	61.4%
Fixed Rate	32,541	2.5%	7.5%	655	154	81.5%	88.2%	47.6%
Fixed Rate IO	17,850	1.3%	6.9%	690	235	78.5%	94.1%	42.1%
2nd	8,262	0.6%	10.4%	684	52	99.9%	99.9%	39.1%

Total	$1,319,123	100.0%

Weighted Average/Average			6.9%	653	$188	83.1%	92.4%	42.0%

        The non-conforming loans we hold for investment generally are made to borrowers with higher risk than borrowers of conforming loans due to a number of factors including inconsistent or poor credit history, a high level of debt service, high LTV ratios or limited or no documentation of the borrower's income. Accordingly, some of our loans will become delinquent and require foreclosure and sale. We begin to establish a reserve for this risk of loss once a loan becomes 30 days past-due. The reserve is based upon our estimate of the borrower's probability of "rolling" to a greater delinquency category in the future and our estimate of the likelihood that we will ultimately recognize a loss on the foreclosure of the property. Because we have only limited performance information on our loans, we have utilized market delinquency roll rates and loss severities for the reserve calculation, and we will continue to do so until such time as we have sufficient performance data on our loan performance to derive delinquency and loss severity assumptions based upon the past performance of our loans. In addition, once a loan becomes 90 days or more delinquent, we place the loan on non-accrual status, which means we will not continue to accrue interest income on the loan due to its non-performance.

  Portfolio Financing

        We finance our portfolio of loans held for investment initially with warehouse debt and then with the mortgage-backed bonds we issue through our periodic securitizations. We structure our securitizations of the non-conforming loans held for investment as financings rather than sales of the underlying loans for GAAP and tax accounting purposes. We generate earnings and cash flow from the non-conforming loans we securitize primarily through net interest income over time, rather than generating a gain or loss at the time of the securitization. Securitized loans remain on our consolidated statement of condition as an asset, while the securitization debt is accounted for as a liability on our consolidated statement of condition. Accordingly, we record interest income generated by the mortgage loans and recognize interest expense on the mortgage-backed securities over the life of the loan.

        We have structured each of our securitizations to distribute the net interest spread (interest income on the mortgages less servicing fees, securitization debt interest expense and loan losses) beginning on the month following the securitization by providing the initial credit enhancement for the investment grade securities, through structural subordination and over-collateralization, at the time of securitization. Therefore, we will receive monthly cash flows on these loans, in the form of net interest spread on the securitized loans, that we recognize as income for both GAAP and tax purposes unless certain long-term delinquency and loss tests are met by the loans securing a particular securitization trust.

        Because the securitized loans and their cash flow are collateral for the securitization debt, the cash flow available to us varies depending upon the operation of many factors, including the following:

  •
  Over-collateralization: Our securitizations generally are structured such that the credit enhancement for the senior bonds issued is provided by the net interest spread on the securitized loans and over-collateralization. In 2004, we fully over-collateralized each of our securitizations to the over-collateralization targets established by the applicable rating agencies at the time of securitizations. The required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies exceed defined levels. This could have the effect of reducing or even eliminating the net interest income that would otherwise be distributed to us.

  •
  Interest rate spread: The net interest income we receive from our securitized loans is based upon the spread between the weighted average interest we earn on the mortgage loans and the interest we pay to holders of the mortgage-backed securities. A substantial portion of the mortgage-backed securities we issue are and will be variable-rate securities, the interest expense of which varies monthly based on short-term interest rates, while the interest income we receive from the underlying loans is tied to medium-and long-term interest rates. Accordingly, relative changes in short-term interest rates could have a material effect on the net interest income we receive. If short-term interest rates rise relative to long-term interest rates, the excess cash generated by the mortgage pool likely will decrease as our cost of funds increases faster than the interest income on our loans. In addition, the net interest income we receive from securitizations will be reduced according to the terms of the securitization documents if there are a significant amount of loan defaults or a large amount of loan prepayments, especially defaults on, or prepayments of, loans with interest rates that are high relative to the rest of our loans. We attempt to mitigate at least a portion of this net interest income variability by entering into interest rate swap agreements or purchasing interest rate caps relative to any period during which our interest income from loans is fixed rather than variable. However, while these hedging strategies provide an effective economic hedge of our interest expense, the changes in the fair market value of the economic hedges each period have been required to be recognized in our consolidated statements of operations.

Loan Sales

        We sell a portion of the non-conforming loans that we originate and all of the conforming loans that we originate on a whole loan, servicing-released basis. During 2004 and 2003, we sold $2.2 billion, or 36%, and $4.0 billion, or 77%, respectively, of our non-conforming loan fundings. Prior to 2003, we sold 100% of our non-conforming loans.

        We attempt to maximize the return on our loan sales by originating loans with credit histories, LTVs, credit scores and other characteristics for which we believe institutional purchasers of whole loans will be willing to pay higher prices. Our average sales premium in 2004 was 3.1% for our non-conforming loan sales as compared to 3.8% in 2003 and 4.2% in 2002. Our average sales premium for conforming loan sales remained constant at 2.0% in 2004, 2003, and 2002. We sell our loans to a broad group of institutional buyers of mortgages loans.

        The following table presents our loan sales by investor for the years ended December 31, 2004, 2003, and 2002 (in millions):

	Year Ended December 31,
	2004	% of Sales Volume	2003	% of Sales Volume	2002	% of Sales Volume
Lehman Bros. Bank, FSB	$1,031.0	29.5%	$1,526.8	24.0%	$750.4	21.5%
HSBC Mortgage Services	647.8	18.5%	1,829.6	28.8%	913.2	26.1%
Countrywide Home Loans	468.6	13.4%	910.0	14.3%	847.0	24.2%
Merrill Lynch & Co., Inc.	403.4	11.5%	—	—	—	—
Wells Fargo Funding Inc.	397.4	11.4%	589.0	9.3%	356.3	10.2%
Credit Suisse First Boston	54.2	1.5%	431.3	6.8%	362.1	10.4%
Washington Mutual	166.3	4.7%	601.0	9.4%	106.4	3.0%
All others	331.1	9.5%	474.8	7.4%	158.2	4.6%

Total Loan Sales	$3,499.8	100.0%	$6,362.5	100.0%	$3,493.6	100.0%

        We sell whole loans on a non-recourse basis pursuant to purchase agreements. Our loan sales transactions are subject to standard mortgage industry representations and warranties, including provisions requiring us to repurchase a loan if a borrower fails to make one or more of the first loan payments due on the loan. Material violations of any of these representations and warranties may require us to repurchase some or all of the loans that we sold, substitute different loans in exchange for the defaulting loans or pay the investor for the cost incurred as a result of any inaccurate information. We reacquire the risks of delinquency and default for loans that we repurchase. At December 31, 2004 and 2003, mortgage loans held for sale included approximately $2.4 million and

$1.9 million, respectively, of loans repurchased pursuant to the provisions described in the preceding sentence, net of valuation allowance. Net realized losses on sold loans, primarily related to early payment defaults, premium recaptures on early payoffs and representation and warranty liability totaled $8.1 million, $9.8 million and $7.6 million, or 0.23%, 0.15% and 0.22% of total loan sales in 2004, 2003, and 2002, respectively.

        We intend to continue our whole loan sale strategy for our conforming loans and that portion of our non-conforming loans that we do not retain for our portfolio.

Loan Servicing

        Our loan servicing activities are designed to ensure that each loan is repaid in accordance with its terms. These activities include: collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance and, if applicable, contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of un-remedied defaults. We provide interim servicing on the loans held for sale from the time of funding until the time we transfer the permanent servicing of the loans, which is generally about 30 to 45 days after funding of the loans. We place a welcome call when a loan is funded and instruct the borrower about the due date of the first payment and where the payment should be mailed. If our servicing department has trouble contacting the borrower, the borrower's contact information is verified with the originating branch, and, if contact still cannot be made, the loan is investigated for potential fraud. Prior to the permanent servicer of the loan assuming the servicing function, we send a required servicing transfer notice (a "good-bye" letter) and place a "good-bye" call that advises the borrower that the loan has been sold and instructs the borrower where to send future payments. In some cases, where the transfer is completed in less than 30 days, the "welcome" and "good-bye" calls are combined into a single call.

        In connection with our securitization strategy, we believe retaining the servicing rights on our loans held for investment is important to ensure the performance of the loans and to maximize our returns over time. Because we currently do not have the capability to service these loans for the life of the loans, we have contracted with Chase Home Finance LLC, an experienced servicer of non-conforming loans, to "sub-service" these loans for us.

Competition

        We face intense competition in the business of originating mortgage loans for sale and for our investment portfolio. Our competitors in the non-conforming market include consumer finance companies, mortgage banking companies, other mortgage REITs, commercial banks and credit unions and savings and loan companies. We also expect increased competition over the Internet in the non-conforming market, as entry barriers are relatively low. Many traditional mortgage lenders have begun to offer products similar to those we offer to non-conforming borrowers. Fannie Mae and Freddie Mac also have expressed interest in adapting their programs to include non-conforming products and have begun to expand their operations into the non-conforming market. Our competitors in the conforming market include mortgage banking companies, mortgage brokers, commercial banks, Fannie Mae and Freddie Mac, as well as Internet-based companies.

        Many of our competitors, including large financial corporations taking advantage of consolidation opportunities in the industry, are substantially larger and have more capital or greater access to capital at lower costs, and have greater technical and marketing resources than we have. Efficiencies in the mortgage-backed securities market generally have created a desire for increasingly larger transactions, giving companies with greater volumes of originations a competitive advantage.

        Competition in the industry can be directed at many components of and factors relevant to the mortgage loan process, including interest rates and costs of loans, convenience in obtaining loans, customer service, amounts and terms of loans and marketing and distribution channels.

Government Regulation

        Because we originate loans throughout the United States, we must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations has increased in recent years, and, in addition, individual municipalities have begun to enact laws, rules and regulations that restrict loan origination activities and, in some cases, loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other.

        Our failure to comply with these laws, rules and regulations can lead to:

  •
  civil and criminal liability, including potential monetary penalties;

  •
  loss of state licenses or other approved status required for continued lending and servicing operations;

  •
  legal defenses causing delay or otherwise adversely affecting the servicer's ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

  •
  demands for indemnification or loan repurchases from purchasers of our loans;

  •
  class action lawsuits; and

  •
  administrative enforcement actions.

Regulatory Developments

        Privacy.    The federal Gramm-Leach-Bliley financial reform legislation imposes additional obligations on us to safeguard the information we maintain on our borrowers. Regulations have been proposed by several agencies that may affect our obligations to safeguard information. In addition, regulations that could affect the content of our notices are being considered by several federal agencies. Also, several states are considering even more stringent privacy legislation. California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation became effective July 1, 2004 and will impose additional notification obligations on us that are not pre-empted by existing federal law. If other states choose to follow California and adopt a variety on inconsistent state privacy legislation, our compliance costs could substantially increase.

        Fair Credit Reporting Act.    The Fair Credit Reporting Act provides federal preemption for lenders to share information with affiliates and certain third parties and to provide pre-approved offers of credit to consumers. Congress acted in late 2003 to make this preemption permanent; otherwise, it would have expired at the end of the year and states could have imposed more stringent and inconsistent regulations regarding the use of pre-approved offers of credit and other information sharing. Congress also amended the Fair Credit Reporting Act to place further restrictions on the use of information shared between affiliates, to provide new disclosures to consumers when risk-based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

        Home Mortgage Disclosure Act.    In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act, or HMDA. Among other things,

the new regulations require lenders to report pricing data on loans with annual percentage rates that exceed the yield on treasury bills with comparable maturities by 3% for first liens and 5% for second liens. For 2004, approximately 11.62% of our first liens and 5.34% of our second liens were subject to the expanded reporting requirements. The expanded reporting took effect in 2004 and our first report was due on March 1, 2005, and filed on February 28, 2005. The expanded reporting does not provide for additional information related to a loan applicant or borrower's creditworthiness, such as credit risk, debt-to-income ratio, loan-to-value ratio, income documentation or other salient loan features. As a result, lenders like us are concerned that the reported information, without reference to credit data, may lead to increased litigation as the information could be misinterpreted by third parties.

        Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act.    These laws, enacted in 1991 and 1994, respectively, are designed to restrict unsolicited advertising using the telephone and facsimile machine. Since they were enacted, however, telemarketing practices have changed significantly as new technologies make it easier to market to potential customers while, at the same time, making it more cost effective to do so. The Federal Communications Commission and the Federal Trade Commission have responsibility for regulating various aspects of these laws, such as regulating unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages, and telephone facsimile machines. In 2003, both agencies adopted "do not call" registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also mandate that we do not call consumers who have chosen to be on the "do not call" list. During this same time, over 25 states have also adopted similar laws, with which we comply. As with other regulatory requirements, these provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs. The Federal Communications Commission recently amended its rules regarding unsolicited faxes. Beginning July 1, 2005, it will be unlawful to send an unsolicited advertisement to a facsimile machine without the prior written permission of the recipient of the advertisement, regardless of whether there is an established business relationship between the sender of the facsimile and the recipient.

        Predatory Lending Legislation.    The federal Home Ownership and Equity Protection Act (HOEPA) identifies a category of mortgage loans as "high cost" and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which the points and fees or the annual percentage rate (APR) exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the purchasers of our loans as well. Our policy is to not make loans that are subject to HOEPA. We anticipate that we will continue to avoid making loans subject to HOEPA, and any lowering of the thresholds beyond which loans become subject to HOEPA may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. If we inadvertently make a loan subject to HOEPA or if we decide to relax our restrictions on loans subject to HOEPA, we will be subject to greater risks for non-compliance with HOEPA and other applicable laws, including demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits and administrative enforcement actions, and these loans are ineligible for normal sale or securitization.

        Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they are intended to eliminate certain lending practices, often referred to as "predatory" lending practices. Many of these laws, rules and regulations restrict commonly accepted lending activities. As a result, these new laws, rules and regulations impose additional costly and burdensome compliance requirements on mortgage lenders. These laws, rules and regulations impose restrictions on loans on which certain points and fees or the annual percentage rate (or APR) meet or exceed specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanctions no matter how carefully a loan is underwritten or how well-intentioned we are as a lender. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether the purchaser knew of or participated in the violation. Accordingly, the companies that buy our loans or provide financing for loan originations may not want, and are not contractually required, to buy or refinance any loans subject to these types of laws, rules and regulations.

        Our policy is to avoid originating loans that meet or exceed the APR or "points and fees" thresholds of these laws, rules and regulations, except in the relatively small number of states whose laws, rules and regulations relating to "points and fees" thresholds allow these loans, in our judgment, to be made within our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. Our primary safeguards to avoid inadvertently making a loan in violation of these laws, rules and regulations are:

  •
  policies and procedures designed to achieve strict compliance with all applicable laws, rules and regulations, including without limitation, policies and procedures designed to ensure that the applicable APR or "points and fees" thresholds are not inadvertently met or exceeded in connection with a loan; and

  •
  requiring that our branches prepare a written borrower benefit analysis for each non-conforming refinance loan we originate.

        The continued enactment of these laws, rules and regulations may prevent us from making some loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand in the secondary market for non-conforming loans. These laws, rules and regulations have increased our cost of doing business as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements. If we decide to relax further our self-imposed restrictions on our origination of loans subject to these laws, rules and regulations, we may be subject to greater risks for actual or perceived non-compliance with these laws, rules and regulations, including demands for indemnification or loan repurchases from lenders and investors, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. Any of the foregoing could significantly harm our business, financial condition and results of operations.

Environmental Exposure

        In the course of our business, we may foreclose and take title to residential properties and, if we take title, we could be subject to environmental liabilities with respect to these properties. From January 1, 2000 through December 31, 2004, we foreclosed on 0.03% of the loans we funded. In those circumstances, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation or clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could exceed the value of the underlying properties.

Employees

        As of December 31, 2004, we had 1,238 employees. Of these employees, 823 were employed in our non-conforming division, 202 worked in our conforming division and 213 were employed in our home office. In addition, as of December 31, 2004, we had four contract underwriters assisting our employee underwriters with conforming loan underwriting. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that the compensation and benefits offered to our employees are competitive and that our relations with our employees are good.

Properties

        Our corporate headquarters is located in Columbia, Maryland and contains approximately 71,572 square feet (including 11,000 square feet subleased from another tenant on a month-to-month basis through May 2005). Effective June 1, 2005, the corporate headquarters will increase by 17,896 square feet to a total of approximately 89,468 square feet. Our lease expires on May 1, 2010. As of December 31, 2004, we also leased additional property in the following states and metropolitan areas ranging in size from approximately 200 to 23,700 square feet with original lease terms varying from month-to-month to five years: Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Massachusetts, Maryland, Minnesota, Montana, North Carolina, Nebraska, New Jersey, Nevada, Ohio, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. All of our facility leases are operating leases. We do not consider any specific leased location to be material to our operations. We believe that equally suitable locations are available in all areas where we currently do business.

Legal Proceedings

        Hill, et al. v. Fieldstone Mortgage Company, et al., is a class action filed on January 16, 2002 in the Circuit Court for Baltimore City by plaintiffs, who are two individuals who obtained a second mortgage loan from Fieldstone Mortgage in 1998, in the amount of $28,000, secured by their residence, against Fieldstone Mortgage and 10 other mortgage lenders that plaintiffs contend are or were the assignees of second mortgage loans in Maryland made by Fieldstone Mortgage. The lawsuit alleges, among other things, that (i) the defendants violated the Maryland Second Mortgage Loan Law, or SMLL, by failing to obtain the necessary license to provide a second mortgage loan and by charging fees unauthorized by the SMLL, and (ii) the defendants violated the Maryland Consumer Protection Act by engaging in conduct contrary to the provisions of the SMLL. The plaintiffs seek a declaratory judgment that their mortgage contract is illegal and, therefore, that they do not need to honor their obligation to repay the second mortgage loan. The plaintiffs also seek monetary damages in the amount of $300,000. Fieldstone Mortgage, and each of the other defendants, filed motions to dismiss asserting that, among other things, the plaintiffs' claims are barred by the applicable three-year statute of limitations, the plaintiffs' failed to properly plead a claim under the Maryland Consumer Protection Act, and the plaintiffs' request for a judicial declaration that their mortgage contract is illegal is not a remedy available under either Maryland statutory or common law. The circuit court heard oral arguments on the motions to dismiss in January 2003. To date, the court has not ruled on this motion. This lawsuit was consolidated with 14 other class actions with identical claims against other mortgage lenders. No motion for class certification has yet been filed in this case.

        Due to the inherent uncertainties of the judicial process, we are unable to predict the outcome of this matter. While we intend to continue to vigorously defend this claim and believe we have meritorious defenses available to us, there can be no assurance we will prevail.

        820 Management Trust et al. v. Fieldstone Investment Corporation, Fieldstone Mortgage Company and KPMG LLP, is an action filed on May 24, 2004 in the District Court of Tarrant County, Texas by 820 Management Trust, one of our former shareholders prior to the closing of the 144A Offering, alleging that the shareholders whose shares were redeemed following the closing of the 144A Offering, for approximately $188.1 million, are entitled to an additional post-closing redemption price payment of approximately $19.0 million. On June 14, 2004, we filed our answer, generally denying all of the allegations in the complaint. The Redemption Agreement between the shareholders and us required us to adjust the redemption price we paid to the shareholders based on our November 13, 2003 balance sheet, as audited by KPMG. Our November 13, 2003 balance sheet does not include the deferred tax asset now being requested by the redeemed shareholders, and on January 12, 2004, KPMG issued an independent auditors' report of the November 13, 2003 balance sheet. We paid an additional $1.8 million to the redeemed shareholders on February 18, 2004 based on our audited November 13,

2003 balance sheet and the terms of the Redemption Agreement. The lawsuit alleges that our November 13, 2003 balance sheet should have included a deferred tax asset that, if included, would have increased our net worth on November 13, 2003. The redeemed shareholders allege that they are entitled to an increase in the redemption price if our November 13, 2003 balance sheet is revised to include the deferred tax asset. On April 20, 2004, following notification by the redeemed shareholders of their dispute concerning our November 13, 2003 balance sheet, KPMG advised that their January 12, 2004 independent auditors' report of our November 13, 2003 balance sheet should no longer be relied upon. The lawsuit seeks an order requiring KPMG to provide an audit report on a revised November 13, 2003 balance sheet, including the deferred tax asset as the plaintiffs request, other alternative equitable relief and unspecified damages. On August 12, 2004, the plaintiffs served a request for disclosure on us, Fieldstone Mortgage and KPMG. On September 9, 2004, KPMG served its response to this request for disclosure, which states, among other things, that KPMG has determined that the deferred tax asset, which is reflected in our December 31, 2003 audited financial statements, should have been reflected in our November 13, 2003 balance sheet. This lawsuit is currently pending.

        While we intend to vigorously pursue our position in the above action and believe we have meritorious arguments available to us, there can be no assurance that we will prevail. Regardless of the outcome, we do not believe that the final resolution of this dispute with the shareholders whose shares were redeemed prior to the closing of the 144A Offering will have a material effect on our business, financial condition or results of operations. If we ultimately are required to make an additional payment to the redeemed shareholders, the payment will be an increase in the redemption price of their shares and will be recorded as a reduction of our paid in capital in the period in which the dispute is resolved and will not be reflected in our statement of operations. In addition, we may be required to pay interest and other third-party costs associated with the litigation, which, if payable as part of a settlement, will be recorded to earnings in the period in which the dispute is resolved.

        In addition to the matters described above, because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with various state and federal lending and consumer protection laws, we are subject to various legal proceedings in the ordinary course of our business related to foreclosures, bankruptcies, condemnation and quiet title actions and alleged statutory and regulatory violations. We are also subject to other legal proceedings in the ordinary course of business. All of these ordinary course proceedings, taken as a whole, are not expected to have a material adverse effect on our business, financial condition or results of operations.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO
CERTAIN ACTIVITIES AND TRANSACTIONS

        The following is a discussion of our investment policies with respect to trading and hedging, portfolio management, securitization, liquidity and loss mitigation and reserves and policies with respect to certain other activities and transactions. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of the change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in the best interest of our stockholders. We cannot assure you that our investment objectives will be attained.

Trading and Hedging Policy

        We expect to continue to fully hedge our mortgage loan and commitment positions and do not intend to engage in market speculation in anticipation of rate moves. We hedge our unfunded loan commitments based on our estimates of loan commitments that will actually fund with us. Our estimates are based on historical rates at which loan commitments have funded with us. Our estimates will change as interest rates rise or fall because as interest rates fluctuate borrowers may choose not to fund their loans with us.

        The hedging parameters for our non-conforming loans held for investment, non-conforming loans held for sale, and conforming loans held for sale are as follows:

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  Non-conforming loans held for investment:

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  for funded hybrid and any fixed rate loans, cover between 90% and 100% of the variable rate debt for the funded loans, including prior to securitization (during the hybrid loans' fixed rate period), based on projected prepayment rates;

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  for locked but un-funded hybrid and fixed rate loans, cover between 80% and 100% of the variable rate debt that will be required to finance the loans on funding (during the hybrid loans' fixed rate period), based on expected percentages of loan commitments that will fund with us (determined based primarily on the locked rate and then current market rate, as well as other current market conditions) and on projected prepayment rates;

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  structure securitization debt (including the use of swaps, caps and other derivatives) to match fund the loans so that minimal derivative hedging is required;

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  pledge derivative contracts, whenever possible, into a securitization trust to stabilize our net cash flows; and

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  we are currently not covering periodic caps (initial and ongoing interest rate resets, generally limited to 3% and 1%, respectively) and life cap risk (our hybrid loans have a maximum interest rate at which they can reset) on our ARM and hybrid loans (during their ARM period) held for investment.

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  Non-conforming loans held for sale:

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  cover 80% to 100% of funded loans using a combination of forward sales, and trades of treasury, mortgage-backed and derivative securities; and

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  cover between 50% and 90% of the unfunded locked or rate-protected loans that we expect to fund (determined based primarily on the locked rate and then current market rate, as well as other current market conditions).

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  Conforming loans held for sale:

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  cover all funded loans;

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  cover 95% of the unfunded loans with documents out for signature; and

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  cover at least 80% of the net unfunded loans that we expect to fund (determined based primarily on the locked rate and then current market rate, as well as other current market conditions).

        We use various hedging instruments to implement our hedging policies with respect to our non-conforming and conforming loans. We use the following instruments to hedge our non-conforming loans: interest rate swaps, interest rate caps, two- and five-year treasury notes and forward whole-loan sales. We use the following instruments to hedge our conforming loans: forward sales of agency mortgage-backed securities, assignments of mortgage-backed securities and forward whole-loan sales.

Portfolio Policy

        We identify the non-conforming loans with the cash flow characteristics that we believe will provide the most stable cash flows when securitized for our investment portfolio. These loans are classified at funding as "held for investment." The loans we hold for investment include Hybrid ARM: 2/28, 3/27 and 5/25 loans, and loans with an LTV generally at or below 100%. We retained a limited number of fixed rate and second lien mortgages in our portfolio in issuing our first securitization in October 2003, but to date in 2004 we have chosen not to add fixed rate or second lien mortgages to our portfolio. None of the mortgages we hold in our portfolio currently carry mortgage insurance nor are any of the loans covered by any governmental guaranty or insurance. Over 95% of the mortgages in the portfolio are single-family residential mortgages. The properties generally are the borrower's primary residence; however, some of the properties are investment properties or second homes. As of September 30, 2004, 93% of the mortgages in the portfolio were secured by liens on the borrowers' primary residences. The projected cash flows from the ARM loans are variable, which should provide more stable cash flow from our portfolio because our portfolio financing also is variable, but may increase our risk of default because the borrowers' payments may increase if interest rates increase in the future. In addition, approximately 59% of our ARM loans in our investment portfolio are interest only for the first five years of the loans' terms, so that the borrowers do not begin to re-pay the principal balance of the loans until after the fifth year of the loans. After the fifth year, the borrowers' payments increase to amortize the entire principal balance owed over the 25 years of the loan. Accordingly, there may be a higher risk of default on any of our loans held for investment that remain in our portfolio for five years due to the increase to the borrowers' payments beginning in the fifth year at the time the borrower is required to begin repaying principal. The loans we sell currently include fixed-rate loans and second lien loans.

        Our board of directors will determine from time to time the degree to which we should finance the loans in our portfolio (i.e., the amount of leverage we should maintain). These limits determined by our board of directors will determine the size of our portfolio, based on our capital position at any time. Once we are fully invested in our portfolio according to the determination of our board of directors, we will retain a smaller percentage of our fundings, in amounts sufficient to replace any prepaid loans, so that we remain fully invested and we will sell the balance of the loans we fund.

Liquidity Policy

        Our goal is to have in place committed financing facilities of $2.5 billion to support our origination activities and our portfolio management and securitization activities. This level of committed financing facilities should allow us to retain loans held for investment prior to a securitization for an additional 60 to 90 days (after the normal holding period of approximately 60 days) in the event that there is a short-term disruption of the securitization market. Our existing level of originations does not require this level of financing in the current market environment for loan sales and securitizations.

        We have three primary securitization bankers, each providing a $500 million financing facility, and we will continue to have a number of other facilities that will make up the balance of our funding needs. We expect generally to have available funds in an amount equal to the greater of (i) $15 million, (ii) 6% of the prior month's origination, and (iii) the next quarter's REIT distribution. "Available funds" include cash on hand, amounts available to be drawn under warehouse lines secured by the pledge of excess mortgage loan collateral and amounts available to be drawn against any committed, secured lines of credit we establish in the future.

Loss Mitigation and Reserve Policy

        Loss Mitigation.    We believe that ultimately it is important for us to control the servicing of loans in our investment portfolio to minimize the credit losses on these loans. Until we have developed the internal capacity to service these loans, however, we will continue to work with contract servicers to service these loans through the loans' entire life cycle. We have an established internal interim servicing function that performs the critical loan set-up functions for every loan we originate. We currently manage the risk of loss on loans that we hold for sale if the loans become delinquent or if we have been required to repurchase non-performing loans that we sold previously.

        Reserve and Loss Accounting.    We follow the GAAP rules that govern the establishment of reserves for losses on loans in our portfolio. These rules do not provide for the establishment of reserves for losses until there is some impairment in the performance of the loans. We continue to take reserves for our representation and warranty risk on our sale of loans to cover our projected losses over the life of the loans based on our prior experience with sales of comparable credit quality.

        We record mortgage loans held for sale on our books at the lower of cost or market value calculated on an aggregate basis by loan product. We record allowances to recognize market values below cost, and we report them as a reduction in the carrying value of our mortgage loans held for sale. We specifically review for marketability loans remaining in inventory for over 90 days, and we record a valuation allowance if market value is determined to be less than cost. We place loans that become more than 90 days delinquent on non-accrual status and reverse through current period earnings all previous interest income accrued.

Policies with Respect to Certain Other Activities

        If our board of directors determines that we require additional working capital, we may raise funds through additional equity offerings, debt financings, retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods.

        If our board of directors determines that it is advisable to raise additional equity capital, it has the authority, without stockholder approval, to issue additional authorized common and preferred stock in any manner and on such terms and for such consideration as our board of directors deems appropriate, including in exchange for property or other non-cash consideration.

        Debt financings may be in the form of traditional bank borrowings, publicly or privately placed debt instruments, purchase money obligations to the sellers of assets to us, long-term bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including collateralized debt securities, any of which indebtedness may be unsecured or may be secured by mortgage loans or other interests in our assets. This indebtedness may have recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

        We have authority to offer our common stock or other equity or debt securities in exchange for property or other non-cash consideration and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. Similarly, we may offer additional interests that are exchangeable into common stock or, at our option, cash, in exchange for property or other non-cash consideration. We also may make loans to our subsidiaries. We may, but do not intend to, make loans to any other persons outside of our ordinary course of business as a mortgage banking company.

        Subject to our ownership limitations and the gross income and asset tests necessary for REIT qualification, we may invest in other entities engaged in mortgage-related activities or in the securities of other issuers, including for the purpose of exercising control over such entities. We also may engage in the purchase and sale of investments. We do not intend to underwrite the securities of other issuers. In addition, we will provide our stockholders with an annual report which will contain financial statements audited by our independent public accountant.

        Our board of directors may change any of these policies without a vote of our stockholders.

Policies with Respect to Certain Transactions

        We do not expect that our directors, officers, security holders or affiliates would ever have any direct or indirect financial interest in any investment to be acquired or disposed of by us, or otherwise be involved in any transaction in which we are a party or have an interest. In our Code of Business Conduct and Ethics, adopted by our board of directors on July 23, 2004, we have included the following provision:

  No employee, director, officer, security holder or affiliate of the Company may have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the Company or any of its subsidiaries or otherwise be involved in any transaction in which the Company or any of its subsidiaries is a party or has an interest, unless such employee, director, officer, security holder or affiliate's interest in such investment or involvement in such transaction has been approved in advance by the Company's board of directors.

        Our Code of Business Conduct and Ethics also limits the ability of our directors, officers and employees to engage for their own account in business activities of the types conducted or to be conducted by us, to obtain a significant financial or other beneficial interest in one of our suppliers, customers or competitors or to engage in a significant personal business transaction involving us for profit or gain.

MANAGEMENT

Directors, Executive Officers and Key Employees

        Our board of directors consists of seven directors. Of these seven, six have been determined by the board of directors to be "independent" in accordance with the requirements of NASDAQ. Our directors, executive officers and key employees, their ages and positions are as follows:

Name	Age	Title
Thomas D. Eckert	57	Chairman of the Board of Directors
David S. Engelman	67	Director
Celia V. Martin	46	Director
Jonathan E. Michael	51	Director
David A. Schoenholz	53	Director
Jeffrey R. Springer	60	Director
Michael J. Sonnenfeld(1)(2)	48	Director, President and Chief Executive Officer
Walter P. Buczynski(2)(3)	56	Executive Vice President—Secondary Marketing
James T. Hagan, Jr.(3)(4).	55	Executive Vice President—Non-Conforming Wholesale Division
Robert G. Partlow(2)(3)	38	Senior Vice President—Chief Financial Officer
James D. (JD) Abts(4)	42	Senior Vice President—Non-Conforming Retail Division
John M. Camarena(4)	38	Senior Vice President—Southwest Non-Conforming Region
John C. Camp, IV(2)	34	Senior Vice President—Information Systems and Facilities
Brendan A. George(4)	52	Senior Vice President—Conforming Division Production
Cynthia L. Harkness(2)	43	Senior Vice President—General Counsel and Secretary
John J. Jacobs, IV, CMB(4)	58	Senior Vice President—Conforming Division
John C. Kendall	38	Senior Vice President—Investment Portfolio
Mark C. Krebs(2)	44	Senior Vice President—Treasurer
Teresa McDermott(2)	43	Senior Vice President—Controller
Mary A. O'Bannon(4)	47	Senior Vice President—Conforming Division Operations
Teri A. Rapp(4)	44	Senior Vice President—Non-Conforming Wholesale Division Operations
Gary Uchino(2)	56	Senior Vice President and Chief Credit Officer

(1)
Michael J. Sonnenfeld may be deemed to be a promoter and founder of our company due to his initiative in organizing Fieldstone Investment.

(2)
Position is held with Fieldstone Investment and Fieldstone Mortgage.

(3)
Serves as a director of Fieldstone Mortgage.

(4)
Position is held only with Fieldstone Mortgage Company.

        Thomas D. Eckert has been an independent director since November 2003. Mr. Eckert serves as Chairman of the Board and as a member of the Audit Committee and the Governance and Nominating Committee. Mr. Eckert is the President and Chief Executive Officer of Capital Automotive REIT, a specialty finance company focused solely on automotive retail real estate, and is a member of its Board of Trustees. Mr. Eckert was one of the founders of Capital Automotive in October 1997 and has been President and Chief Executive Officer since that time. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, one of the largest homebuilding firms in the United States, serving most recently as President of Pulte's Mid-Atlantic Region. Prior to Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is a former director of PHM Mortgage Company and Celotex Corporation, and he is a current director of the Munder Funds, a

$7 billion mutual fund group, and the National Association of Real Estate Investment Trusts (NAREIT). Mr. Eckert is a graduate of the University of Michigan.

        David S. Engelman has been an independent director since November 2003. Mr. Engelman serves as Chairman of the Governance and Nominating Committee and as a member of the Compensation Committee. Mr. Engelman is a director of Fleetwood Enterprises, Inc., a manufacturer of recreational vehicles and manufactured housing, and from February 2002 to August 2002, he served as its Chief Executive Officer and President on an interim basis. Mr. Engelman has been a private investor for more than five years. Mr. Engelman is also a director of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation. From 1991 to 1997, Mr. Engelman was Chairman, Chief Executive Officer and President of UnionFed Financial Corporation and its subsidiary Union Federal Bank. Mr. Engelman is a graduate of the University of Arizona.

        Celia V. Martin has been an independent director since November 2003. Ms. Martin serves as a member of the Compensation Committee and the Governance and Nominating Committee. Ms. Martin was one of the founders of Friedman, Billings, Ramsey & Co., Inc. in 1989. From 1989 to June 2003, Ms. Martin was Executive Vice President at Friedman, Billings, Ramsey & Co., Inc., an investment banking and institutional brokerage firm, with responsibility for sales, and from time to time research and banking during that period. Currently, Ms. Martin serves as an unpaid advisor to FBR with respect to FBR's philanthropic activities. From 1987 to 1989, Ms. Martin worked as a research analyst and institutional salesperson at Johnston, Lemon & Co. (MCS Associates in 1987, Trident Financial from 1985-1987). From 1981 to 1983, Ms. Martin worked at Riggs National Bank, first in Trust Operations, and later in fixed income management in the Trust and Investment department. Ms. Martin received her M.B.A. in Finance from The Darden School at the University of Virginia, as well as a B.A. in International Relations from James Madison College at Michigan State University.

        Jonathan E. Michael has been a director since November 2003. Mr. Michael serves as Chairman of the Audit Committee and a member of the Governance and Nominating Committee. Mr. Michael has served as the President and Chief Executive Officer of RLI Corp., a specialty insurance company, since 2001. Having joined RLI in 1982, Mr. Michael has held various positions during his tenure at RLI, including Controller, Vice President, Finance/CFO and Executive Vice President. Prior to 1982, Mr. Michael was associated with Coopers & Lybrand. He currently serves on the Board of Directors of RLI Corp., Maui Jim, Inc. and First Capital Bank. Mr. Michael is a Certified Public Accountant and a graduate of Ohio Dominican College in Columbus, Ohio.

        David A. Schoenholz has been an independent director since August 2004. Mr. Schoenholz serves as a member of the Audit Committee and the Governance and Nominating Committee. Mr. Schoenholz retired from Household International, Inc., an indirect wholly owned subsidiary of HSBC Holdings, plc, in April 2004. From September 2003 to April 2004, he served as a Group General Manager of HSBC Holdings. From July 2002 to April 2004, he served as President and Chief Operating Officer of Household. From January 2002 to July 2002, he served as Household's Vice Chairman—Chief Financial Officer, having previously served as Group Executive—Chief Financial Officer since January 2000, Executive Vice President—Chief Financial Officer since 1996, Senior Vice President—Chief Financial Officer since 1994, and Vice President—Chief Accounting Officer since 1993. He joined Household in 1985 as Director—Internal Audit. Prior to Household, Mr. Schoenholz served as Vice President—Controller of The Commodore Corporation and Arthur Andersen & Co. Mr. Schoenholz received his M.B.A. from Harvard Business School and his A.B. from Duke University.

        Jeffrey R. Springer has been an independent director since November 2003. Mr. Springer serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Springer retired from Citizens Bancorp/Citizens Bank in 1997. From 1987 to 1997, he served as President of Citizens Bancorp/Citizens Bank, a $4 billion bank holding company that merged with Crestar Financial in 1997. From 1980 to 1985, Mr. Springer served as Executive Vice President of Maryland National

Bank. From 1974 to 1980, Mr. Springer served as Senior Vice President of Maryland National Bank. Mr. Springer received his M.B.A. from American University in Washington, D.C. and a B.A. in Economics from Upsala College in New Jersey.

        Michael J. Sonnenfeld, the founder of our company, is our President, Chief Executive Officer and a director. Since July 1995, he has served as our President. From 1994 to 1995, Mr. Sonnenfeld served as Director of the Residential Mortgage Conduit for Nomura Securities International, Inc. Prior to joining Nomura, Mr. Sonnenfeld was the President of Saxon Mortgage Funding Corporation, a subprime and jumbo mortgage originator and conduit, the President of Saxon Mortgage Capital Corporation, an investor in warehouse lines funded through the issuance of commercial paper, and Executive Vice President of Resource Mortgage Investment Corporation, a public REIT with a portfolio of mortgages, mortgage securities and mortgage derivative securities. Mr. Sonnenfeld received his J.D. degree from the University of Michigan Law School and received his B.A. and M.A. degrees in Liberal Arts from the Johns Hopkins University.

        Walter P. Buczynski is our Executive Vice President—Secondary Marketing. He has held this position since January 1, 2003 and prior to that time he served as our Senior Vice President—Secondary Marketing. Prior to joining our company in 2000, Mr. Buczynski served as the Chief Operating Officer of First Home Mortgage Corporation from December 1999 to August 2000. From 1997 to 1999, while serving as Senior Vice President, Mr. Buczynski directed the capital market activities of G.E. Capital Mortgage Services, Inc. From 1991 to 1997, Mr. Buczynski served as Executive Vice President of Secondary Marketing for Margaretten & Company, n.k.a. Chase Manhattan Mortgage Corporation. Mr. Buczynski also has served as Chairman of The GNMA Liaison Committee and Vice Chairman of the Freddie Mac Liaison Committee of the Mortgage Bankers Association of America. Mr. Buczynski received his B.S. degree from Rutgers University.

        James T. Hagan, Jr. is Executive Vice President—Non-Conforming Wholesale Division of Fieldstone Mortgage Company and has served in this position since October 2004. From January 2003 to October 2004, he served as Executive Vice President—West Non-Conforming Division, and from August 1996 to January 2003, he was Senior Vice President—Sales. Prior to joining Fieldstone Mortgage in August 1996, Mr. Hagan served as Senior Vice President for Long Beach Mortgage Corporation where he developed the prime lending division. In 1994, Mr. Hagan served as Divisional Vice President for American Residential Funding, directing the activities of its sub-prime division. From 1988 to 1994, Mr. Hagan served as Regional Vice President for American Residential Mortgage Corporation. Mr. Hagan received his undergraduate degree in Business Administration from Loyola University.

        Robert G. Partlow is our Senior Vice President—Chief Financial Officer. He has held this position since October 2003, after joining us in August 2003 originally to serve as Senior Vice President—Investment Portfolio. Prior to August 2003, Mr. Partlow served as Director of Financial Reporting for Circuit City from February 2003 to July 2003. From July 2002 to January 2003, Mr. Partlow was recovering from surgery and was not employed. From July 2001 to June 2002, Mr. Partlow was Chief Financial Officer, Treasurer and a director of Saxon Capital, Inc. From May 1996 to July 2001, Mr. Partlow served as Chief Financial Officer and Treasurer of Saxon Mortgage, Inc. and its affiliates. Prior to joining Saxon in 1996, Mr. Partlow served as manager of tax and accounting for Dynex Capital, Inc., as a senior tax consultant at KPMG LLP, an international accounting firm, and as a bank examiner for the Federal Reserve Bank of Richmond. Mr. Partlow received a B.S. degree in Business Administration from the University of Richmond and a M.S. degree in Accountancy from the University of Virginia. Mr. Partlow is a licensed Certified Public Accountant in the Commonwealth of Virginia.

        James D. (JD) Abts is Senior Vice President—Non-Conforming Retail Division of Fieldstone Mortgage Company and has served in this position since February 2005. From January 2003 to

February 2005, he served as Regional Vice President—Northwest Retail Region. From September 1999 to January 2003, he served as Regional Manager—Northwest Retail Region. Mr. Abts received his B.S. degree in Business from Oregon State University.

        John M. Camarena, CMB, is Senior Vice President—Southwest Non-Conforming Region of Fieldstone Mortgage Company and has served in this position since January 2003. From October 1996 to January 2003, he was Regional Vice President—Southwest. Prior to joining Fieldstone Mortgage in October 1996, Mr. Camarena founded Atlantic Pacific Bancorp, a sub-prime brokerage firm, where he served as General Manager. Prior to Atlantic Pacific, Mr. Camarena directed sub-prime production activities for American Residential Mortgage Corporation and originated sub-prime wholesale loans for Long Beach Financial Corporation. He earned his undergraduate degree in Liberal Arts at Colorado University. Mr. Camarena is an active member of the Mortgage Bankers Association of America and is a Certified Mortgage Banker (CMB).

        John C. Camp, IV is our Senior Vice President—Chief Information Officer and has served in this position since March 2005. From June 1999 to March 2005, Mr. Camp served as Senior Vice President—Information Systems and Facilities. From May 1994 to May 1999, Mr. Camp served as an instructor and consultant for Chesapeake Computer Consultants and analyzed, developed and implemented various computer systems. From February 1996 to June 1998, Mr. Camp also served as co-owner of Bayserve Technologies Incorporated, where he directed the activities of the systems, facilities and marketing departments. Mr. Camp received his B.S. degree in Computer Science from the University of Maryland.

        Brendan A. George is Senior Vice President—Conforming Division Production of Fieldstone Mortgage and has served in this position since January 2000. Prior to January 2000, Mr. George served as Executive Vice President for Broad Street Mortgage Corporation, a company he co-founded, from October 1995 to December 2000. From 1987 to 1995, Mr. George managed the regional retail production efforts of BancPLUS Mortgage Corporation as Senior Vice President. From 1984 to 1987, Mr. George served as vice president and branch manager with Sears Mortgage Company. He received his B.S. degree at Texas A&M University.

        Cynthia L. Harkness is our Senior Vice President—General Counsel and Secretary. She has served in this capacity since she joined us in March 2004. Prior to joining us, Ms. Harkness served as Vice President and Counsel to Constellation Power Source, Inc. from May 2002 to February 2004. Prior to joining Constellation, Ms. Harkness served as an Assistant General Counsel of Enron North America Corp. from July 1999 to May 2002. From 1991 through 1999, Ms. Harkness held several positions with Banque Indosuez and its successor entity Credit Agricole Indosuez in New York, France and Singapore, where she served as First Vice President and Regional General Counsel—Asia Pacific. She received a B.B.A. and a J.D. from The University of Texas at Austin and is admitted to practice law in the states of Connecticut, Maryland, New York and Texas.

        John J. Jacobs, IV, CMB is Senior Vice President—Conforming Division of Fieldstone Mortgage, which does business under the name Broad Street Mortgage Co. He has served in this position since January 2000. Prior to joining Fieldstone Mortgage, Mr. Jacobs co-founded Broad Street Mortgage Corporation, where he served as President and Chief Executive Officer from September 1995 to January 2000. Prior to co-founding Broad Street, Mr. Jacobs directed all production and secondary marketing activities for BancPLUS Mortgage Corporation, where he served as Executive Vice President and Chief Lending Officer. From 1985 to 1986, as Senior Vice President and Director of Marketing with RIHT Mortgage Corporation, Mr. Jacobs managed the secondary marketing function. Earlier in his career, Mr. Jacobs held leadership roles with Cameron-Brown Company, Advance Mortgage Corporation, Southwest Mortgage Corporation, and SAFECO Title Insurance Company. Mr. Jacobs received his B.S. degree from the University of Wyoming and his M.B.A. from Duke University. He is also a graduate of the Mortgage Bankers of America's School of Mortgage Banking and is a Certified Mortgage Banker (CMB).

        John C. Kendall is our Senior Vice President—Investment Portfolio. He has held this position since joining us in April 2004. From July 1999 to April 2004, Mr. Kendall served as Director for Mason Street Advisors, a wholly owned investment management affiliate of The Northwestern Mutual Life Insurance Company, serving as a portfolio manager in the Structured Products Group dedicated to investment in asset-backed and mortgage-backed securities. Prior to joining Northwestern Mutual in 1999, he spent the initial stage of his career as an investment banker and structured finance specialist with several firms including Kidder Peabody/PaineWebber, from 1993 to 1996, Greenwich Capital Markets, from 1990 to 1993, and Prudential Securities, from 1988 to 1990. Mr. Kendall received a B.S. from Georgetown University School of Foreign Service majoring in International Economics and an M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University majoring in Finance and Accounting.

        Mark C. Krebs is our Senior Vice President—Treasurer. He has held this position since joining us in February 2004. From 2003 until joining us, Mr. Krebs was Senior Vice President and Treasurer of American Home Mortgage Holdings, Inc. From 1986 to 2003, Mr. Krebs was Senior Vice President, Controller and Treasurer of Columbia National, Inc. Prior to that, Mr. Krebs was an auditor with KPMG. He graduated from Towson University in 1982 and is a certified public accountant.

        Teresa McDermott is our Senior Vice President—Controller. Since February 2004, she has served as our Senior Vice President—Controller. From January 2003 to February 2004, she held the position of Vice President and Controller, and from November 2001 to January 2003, she served as Assistant Vice President & Assistant Controller. Prior to joining our company, Ms. McDermott served as Chief Financial Officer of PCLoans.com, the successor to Capital Mortgage Bankers, Inc., a national mortgage banking corporation, from 1985 to 1990 and from 1996 to 2001. Prior to PCLoans.com, Ms. McDermott managed the financial reporting and budgeting efforts for Signature Development, Inc. where she served as Senior Vice President and Controller from 1990 through 1996. Still prior, Ms. McDermott worked as an Accounting Manager for Mercantile Mortgage Corporation. She received her B.A. degree in Accounting from Loyola College and is a certified public accountant.

        Mary M. O'Bannon is Senior Vice President—Conforming Division Operations of Fieldstone Mortgage and has served in this position since January 2000. Prior to January 2000, Ms. O'Bannon served as Senior Vice President of Operations with Broad Street Mortgage Corporation from September 1995 to December 1999, where she directed the company's production operations activities. Ms. O'Bannon also served for many years with BancPLUS Mortgage Corp. in several roles, including Production Operations Manager, Regional Operations Coordinator and Regional Underwriting Manager. Ms. O'Bannon received her undergraduate degree in Business Administration from the University of New Mexico.

        Teri A. Rapp is Senior Vice President—Non-Conforming Wholesale Division Operations of Fieldstone Mortgage Company and has served in this position since October 2004. From January 2003 to October 2004, she served as Senior Vice President—West Non-Conforming Division Operations, and from December 1995 to January 2003, she was Vice President—Operations. Prior to joining Fieldstone Mortgage in December 1995, Ms. Rapp served as Assistant Vice President and Sales Manager with Ford Consumer Finance, where she directed the company's district credit and sales efforts. Prior to Ford, Ms. Rapp served as Compliance Manager for Home Loan Funding, Incorporated. From 1978 to 1990, Ms. Rapp served as Assistant Vice President and Operations and Compliance Manager for Wells Fargo Bank. Ms. Rapp attended Diablo Valley College.

        Gary K. Uchino is our Senior Vice President and Chief Credit Officer and has served in this position since May 1998. From December 1995 to May 1998, Mr. Uchino served as Vice President—Credit Manager. Prior to December 1995, Mr. Uchino was employed by TransAmerica

Finance from 1993 to 1995. From September 1980 to June 1993, Mr. Uchino was employed by Security Pacific corporation where he served as Vice President of credit administration responsible for underwriting and credit policy. From May 1969 to September 1980, Mr. Uchino was employed by Associates Financial Services Company where he served as director of Associates Financial Services Company of Japan, KK responsible for establishing the operations of its Japan subsidiary. Mr. Uchino attended the University of Hawaii majoring in business administration.

The Board of Directors

        Our bylaws currently provide for a seven-member board of directors, and we currently have seven directors. The terms of office of the members of our board of directors are not divided into classes, and, therefore, our entire board of directors will be elected each year. The authorized number of directors may be changed only by resolution of the board of directors.

        In conjunction with the 144A Offering, we entered into a letter agreement with FBR pursuant to which we granted FBR the right to designate two representatives who are employees or agents of FBR to attend and, in a non-voting capacity, participate in all meetings of the board of directors and any committees of the board of directors unless we decided to exclude them. The Board Observer Agreement was amended and restated on September 17, 2004 to eliminate any rights that the FBR board observers had to attend committee meetings. On October 18, 2004, we and FBR terminated the amended and restated Board Observer Agreement in its entirety.

Board Committees

  Audit Committee

        Our audit committee is comprised of four independent directors:

  •
  Jonathan E. Michael, Chair

  •
  Jeffrey R. Springer

  •
  Thomas D. Eckert

  •
  David A. Schoenholz

        Our board of directors has determined that all members of the audit committee satisfy the independence requirements of NASDAQ. Our board also has determined that:

  •
  Each of Messrs. Michael, Eckert, Springer and Schoenholz qualifies as an "audit committee financial expert," as defined in the applicable SEC and NASD Market rules; and

  •
  all members of the audit committee satisfy the financial literacy requirements under the NASD Market rules.

        Our audit committee operates pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the audit committee charter provides that the audit committee's primary duties include:

  •
  serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

  •
  overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside auditors, who will report directly to the audit committee;

  •
  providing an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board of directors;

  •
  meeting at least quarterly with senior executives, internal audit staff and independent auditors; and

  •
  preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholders meeting.

        Our audit committee charter also mandates that our audit committee approve all audit, audit-related, tax and other services conducted by our independent accountants.

  Compensation Committee

        Our compensation committee consists of three independent directors:

  •
  Jeffrey R. Springer, Chair

  •
  David S. Engelman

  •
  Celia V. Martin

        Our compensation committee charter operates pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the compensation committee charter calls upon the compensation committee to:

  •
  establish guidelines and standards for determining the compensation of our executive officers;

  •
  evaluate performance of our senior executives;

  •
  review our executive compensation policies;

  •
  recommend to our board of directors compensation for our executive officers and directors;

  •
  administer and implement our equity incentive plans;

  •
  determine the number of shares underlying, and the terms of, restricted common stock awards, stock options and other equity compensation awards to be granted to our directors, executive officers and other employees pursuant to these plans;

  •
  review and approve any severance or similar termination payments proposed to be made to any of our current or former executive officers; and

  •
  prepare a report on executive compensation for inclusion in the annual proxy statement for our annual stockholders meetings.

  Governance and Nominating Committee

        Our governance and nominating committee consists of:

  •
  David S. Engelman, Chair

  •
  Celia V. Martin

  •
  Jonathan E. Michael

  •
  Thomas D. Eckert

  •
  David A. Schoenholz

        Our governance and nominating committee operates pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the governance and nominating committee charter calls upon the committee to:

  •
  establish standards for service on our board of directors;

  •
  identify individuals qualified to become members of our board of directors and recommend director candidates for election or re-election to our board;

  •
  consider and make recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting directors;

  •
  monitor our corporate governance principles and practices, human resource practices and fulfillment of obligations of fairness in internal and external matters; and

  •
  assist our board in monitoring our compliance with applicable laws, rules and regulations and the requirements of the NASDAQ Stock Market.

Compensation Committee Interlocks and Insider Participation

        Prior to the merger of Fieldstone Holdings with and into Fieldstone Investment in connection with the closing of the 144A Offering, all compensation decisions were made by Fieldstone Holdings' board of directors, which consisted of Messrs. Herbert L. Carrel and Michael J. Sonnenfeld. Fieldstone Holdings did not have a compensation committee of the board. Mr. Carrel approved compensation decisions regarding Mr. Sonnenfeld, and Mr. Sonnenfeld approved compensation decisions regarding Mr. Carrel. In addition, the board included compensation information in the other information regularly distributed to the shareholders. During that period, none of the members of our board, nor any of our executive officers, served as a member of the governing body or compensation committee of any other entity that had one or more executive officers serving as a member of our board.

        In connection with the 144A Offering, we increased the size of our board of directors, which consisted of Michael J. Sonnenfeld, to seven and elected five new independent directors, which left one vacancy. On August 18, 2004, our board of directors appointed David A. Schoenholz to fill this vacancy. None of our directors, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our board.

Compensation of Directors

        Any member of our board of directors who is also an employee will not receive any additional compensation for serving on our board.

        We pay our independent directors the following fees:

Annual retainer	$40,000 ($50,000 per annum for the Chairman of the Board)
Annual retainer for committee chairman	$5,000
Fee for each board and committee meeting attended in person	$2,500 ($5,000 per meeting for the Chairman of the Board or of the Committee)
Fee for each board and committee meeting attended telephonically	$1,250 ($2,500 per meeting for the Chairman of the Board or of the Committee)

        We also reimburse our non-employee directors for their reasonable travel expenses incurred in connection with their attendance at board meetings and committee meetings and in connection with their participation in conferences and training related to their duties as directors.

        In November 2003, in connection with the closing of our private offering, or upon joining the Board of Directors subsequent to the closing of our private offering, we issued options and restricted stock to our non-employee directors. These option and restricted stock grants were made under the Fieldstone Investment Corporation Equity Incentive Plan (Stock Plan). Our Chairman, Mr. Eckert, received options to purchase 30,000 shares of our common stock at an exercise price of $15 per share, the price paid by the investors in the private offering, and each of Messrs. Engelman, Michael and Springer and Ms. Martin received options to purchase 15,000 shares of our common stock at the same exercise price. These options vest in four equal installments over a four-year period, beginning December 31, 2004. Upon joining the Board of Directors on August 18, 2004, Mr. Schoenholz received options to purchase 15,000 shares of our common stock at an exercise price of $15.25 per share, which was the fair market value of our common stock on the date of grant. Mr. Schoenholz's options vest in four equal installments over a four-year period, beginning on June 30, 2005. Our Chairman, Mr. Eckert, received 20,000 shares of restricted stock, and each of the other non-employee directors at the time of the closing of the private offering received 10,000 shares of restricted stock. These shares of restricted stock vest in four equal installments over a four-year vesting period, subject to ratable forfeiture, beginning December 31, 2004. Upon joining the Board of Directors on August 18, 2004, Mr. Schoenholz received 10,000 shares of restricted stock. Mr. Schoenholz's shares of restricted stock vest in four equal installments over a four-year vesting period, subject to ratable forfeiture, beginning on June 30, 2005.

EXECUTIVE COMPENSATION

        The following table sets forth the total compensation paid or accrued by us during the last two fiscal years to our chief executive officer and our other four most highly compensated executive officers (Named Executive Officers):

Summary Compensation Table

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)			Annual Bonus ($)(1)		Other Annual Compensation ($)(2)		Restricted Stock Awards(3)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(4)(5)
Michael J. Sonnenfeld, Director, President and Chief Executive Officer	2004 2003	$ $	375,000 287,500		$ $	337,500 600,000	$ $	18,000 18,000	$	— 1,500,000	— 200,000	$ $	13,105 5,862,210	(6)
Walter P. Buczynski, Executive Vice President—Secondary Marketing	2004 2003	$ $	300,000 234,395		$ $	270,000 250,000	$ $	12,000 12,000	$	— 600,000	— 40,000	$ $	1,260 750,210
Robert G. Partlow, Senior Vice President —Chief Financial Officer	2004 2003	$ $	300,000 116,827	(7)	$ $	270,000 185,000		— —	$	— 300,000	— 30,000	$ $	13,105 1,500
John C. Kendall, Senior Vice President —Investment Portfolio	2004 2003		$187,500 —	(8)		$237,500 —		$26,100 —		$96,250 —	10,000 —		— —
John C. Camp, IV Senior Vice President —Information Systems and Facilities	2004 2003	$ $	200,000 156,250		$ $	200,000 150,000		— —	$	— 300,000	— 30,000	$ $	14,008 508,418

(1)
Bonus amounts earned by the named executive officers for performance in the fiscal year 2004 were paid on February 28, 2005. Bonus amounts shown for 2003 include amounts awarded in 2003 relative to our performance in 2003, but paid in January 2004.

(2)
Other annual compensation for the fiscal year ended December 31, 2004 includes the total value of automobile allowances for Messrs. Sonnenfeld and Buczynski of $18,000 and $12,000, respectively, and $26,100 paid to or on behalf of Mr. Kendall for relocation expenses. Other annual compensation for the year ended December 31, 2003 includes the total value of automobile allowances for Messrs. Sonnenfeld and Buczynski of $18,000 and $12,000, respectively.

(3)
This column shows the market value of restricted stock awards on date of grant. No restricted stock was awarded to any of the named executive officers in 2004, except for Mr. Kendall, who joined the company in April 2004, and was awarded restricted stock on February 25, 2004. The number and value of all unvested shares of restricted stock held on December 31, 2004 by the individuals listed in this table are: Mr. Sonnenfeld, 75,000 shares/$1,293,750; Mr. Buczynski, 30,000 shares/$517,500; Mr. Partlow, 15,000 shares/$258,750; Mr. Kendall, 3,750 shares/$646,875; and Mr. Camp, 15,000 shares/$258,750, based on the closing price per share of our common stock as reported on The Portal Market on December 31, 2004, which was $17.25. The amount of restricted stock for the year ended December 31, 2003 represents the fair market value of restricted stock awards on date of grant. The restricted stock vests ratably over a four-year period. Dividends will be paid on the restricted stock if and when dividends are paid on our common stock.

(4)
The amounts shown in this column include the matching company contributions to the 401(k) Plan, if applicable, and term life insurance premiums, if applicable, paid by the company for the benefit of the officer: For 2004, the amounts were as follows, Mr. Sonnenfeld:401(k) matching contribution-$13,000, term life insurance premium-$105; Mr. Buczynski: term life insurance premium-$1,260; Mr. Partlow: 401(k) matching contribution-$13,000, term life insurance premium-$105; and Mr. Camp: 401(k) matching contribution-$13,000, term life insurance premium-$105.

(5)
The amounts shown in this column for 2003 include the change of control bonuses determined by the board of directors of Fieldstone Holdings prior to the closing of the 144A Offering. The board of directors of Fieldstone Holdings consisted of Mr. Herbert L. Carrel and Mr. Michael J. Sonnenfeld. The board of directors determined that the aggregate amount payable to Messrs. Sonnenfeld and Buczynski, and the other senior officers eligible to participate in the change of control bonus pool established under the terms of the Senior Manager Incentive and Retention Plan was $12.4 million. This aggregate amount was allocated among the eligible managers by the compensation committee of Fieldstone Investment following the closing of the 144A Offering. Mr. Sonnenfeld's change of control bonus is further described in note (6). The aggregate amount of all of the change of control bonuses, the payment to Mr. Sonnenfeld of his 2003 bonus and other payments were accrued prior to the closing of the 144A Offering. The amounts shown in this column for 2003 also include the following matching company contributions to the 401(k) Plan and term life insurance premiums paid by the company for the benefit of the officer: Mr. Sonnenfeld, $12,210; Mr. Buczynski, $210; Mr. Partlow, $1,500; and Mr. Camp, $8,418.

(6)
Includes a change of control bonus of $2 million approved by the board of directors of Fieldstone Holdings, and an additional payment of $3.85 million prior to the closing of the 144A Offering relative to Mr. Sonnenfeld's tax liabilities and as other consideration. As a shareholder of Fieldstone Holdings, Mr. Sonnenfeld incurred personal tax liability of $1.9 million in 2003 relative to the earnings of Fieldstone Holdings as an S corporation during 2003 and to the payment by Fieldstone Holdings of dividends during 2003 (as a result of the election by the Fieldstone Holdings' shareholders to treat its 2003 dividends as a return of its retained C corporation earnings and profits rather than as a payment of its 2003 S corporation income). This additional payment resulted in an additional tax liability for Mr. Sonnenfeld of $1.6 million on the payment itself. As a result, Mr. Sonnenfeld received net additional compensation, after taxes, of approximately $319 thousand as a result of this $3.85 million additional payment.

(7)
Reflects base salary for the period from August 4, 2003 through December 31, 2003.

(8)
Reflects base salary for the period from April 1, 2004 through December 31, 2004.

Employment Agreements

        We entered into employment agreements with Messrs. Sonnenfeld, Buczynski, Partlow and Camp on September 1, 2003. Each of these employment agreements has an initial term of three years, and automatically renews for successive one-year terms. The employment agreements require each of them to devote their best efforts to our interests and business and prohibit them from disclosing information, competing with us and soliciting employees for specified periods during and after termination of employment.

        The employment agreements provide that in the event of termination other than for cause or resignation for good reason, we will pay to that executive two years of extended severance in the annual amounts shown below for each of them respectively, and provide other specified benefits, including a tax gross-up for any excise tax related to any payments deemed to be excess parachute payments.

Summary Employment Agreement Table

	Annual Compensation in 2004
				Potential Retention Bonus
Name and Title			Potential Extended Severance Annual Payment
	Salary	Bonus(1)		2005(2)	2006(2)
Michael J. Sonnenfeld, Director, President and Chief Executive Officer	$375,000	$337,000	$1,000,000	$300,000	$300,000
Walter P. Buczynski, Executive Vice President—Secondary Marketing	$300,000	$270,000	$400,000	$210,000	$210,000
Robert G. Partlow, Senior Vice President—Chief Financial Officer	$300,000	$270,000	$300,000	$—	$—
John C. Kendall, Senior Vice President—Investment Portfolio(3)	$250,000	$237,500	$—	$—	$—
John C. Camp, IV, Senior Vice President—Information Systems and Facilities	$200,000	$200,000	$300,000	$120,000	$120,000

(1)
Bonus amounts shown were accrued in 2004 relative to our performance in 2004 and were paid in March 2005.

(2)
Potential Retention Bonus amounts shown were awarded in 2002 under the terms of our Senior Manager Incentive and Retention Plan, and are payable if the executive remains an employee through and including June 30 in each of the years indicated or until his retirement, if earlier.

(3)
We have not entered into an employment agreement with Mr. Kendall. We provided Mr. Kendall an offer letter, dated March 10, 2004, which he acknowledged and accepted on March 15, 2004. This offer letter set forth the scope of responsibility, compensation, additional reimbursement, benefits and certain additional terms of his employment.

Option Grants

        The following table describes the stock options granted to our named executive officers in 2004 and 2003. The option grant to Mr. Kendall was the only option grant to a named executive officer in 2004. The table also includes the potential realizable value of these grants over the ten-year term of the options, based on assumed rates of stock-price appreciation of 5% and 10%, compounded annually, from the stated exercise price. The assumed rates of stock-price appreciation have been selected in accordance with the rules of the SEC and do not represent an estimate of our future stock price. We face the risk that our actual stock price will not appreciate over the option terms at the assumed rates of 5% and 10%, or at all. Unless the market price of the shares underlying each option increases above the exercise price over the option term, the named executive officer will not realize any value from the option grant. Except as noted in the table below, none of our named executive officers has exercised any options to purchase our common stock.

Option Grants in 2004 and 2003

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options/SARs Granted(#)(1)		% of Total Options/SARs Granted to Employees in Fiscal Year
Name				Exercise of Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Michael J. Sonnenfeld	200,000	(2)	26.67%	$15.00	11/14/13	$1,886,684	$4,781,227
Walter P. Buczynski	40,000		5.33%	$15.00	11/14/13	377,337	956,245
Robert G. Partlow	30,000		4.00%	$15.00	11/14/13	283,003	717,184
John C. Kendall	10,000		16.39%	$19.25	2/25/14	121,062	306,795
John C. Camp, IV	30,000		4.00%	$15.00	11/14/13	283,003	717,184

(1)
These options vest over a four-year period at a rate of 25% on each December 31st, beginning on December 31, 2004.

(2)
100,000 of these options fully vested upon the closing of the 144A Offering. Pursuant to an agreement with FBR, Mr. Sonnenfeld agreed to purchase 100,000 shares of our common stock underlying his options with not less than two-thirds of his after-tax dividends received relative to his outstanding shares of our common stock. In July, October and December 2004, Mr. Sonnenfeld exercised 1,600, 5,300 and 7,500, respectively, of those options and purchased the underlying shares of our common stock. The potential realizable value calculations in this table for Mr. Sonnenfeld are based on the entire number of options awarded to him without consideration of this agreement.

(3)
The potential realizable value is reported net of the option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% from the date of grant to the expiration date of the options.

Aggregate Option Exercises in 2004 and 2004 Option Values

        The following table sets forth information concerning option exercises in 2004 and option values as of year-end 2004 to the named executive officers:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(3)
	Shares Acquired on Exercise (#)(1)	Value Realized ($)(2)
			Exercisable	Un-exercisable	Exercisable	Un-exercisable
Michael J. Sonnenfeld	14,400	$30,000	110,600	75,000	$248,850	$168,750
Walter P. Buczynski	—	—	10,000	30,000	22,500	67,500
Robert G. Partlow	—	—	7,500	22,500	16,875	50,625
John C. Kendall	—	—	2,500	7,500	—	—
John C. Camp IV	—	—	7,500	22,500	16,875	50,625

(1)
Shares acquired on exercise includes all shares underlying the stock option, exercised without deducting shares held to satisfy tax obligations, if any, sold to pay the exercise price or otherwise disposed of.

(2)
The value realized of exercised options is the product of (i) the excess of the per share fair market value of the common stock the date of exercise over the per share option exercise price and (ii) the number of shares acquired upon exercise.

(3)
The value of unexercised "in the money" options is based on a price per share of $17.25, which was the price of a share of common stock as reported on The Portal Market at the close of business on December 31, 2004, minus the exercise price, multiplied by the number of shares underlying the option.

Equity and Benefit Plans

  Stock Plan

        A description of the provisions of our Stock Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the Stock Plan, which is included as an exhibit to the registration statement of which this prospectus is a part.

        The board of directors and all of our stockholders prior to the closing of the 144A Offering approved the Stock Plan. The purpose of the Stock Plan is to provide incentives to our employees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. As of March 28, 2005, 1,449,250 shares remained available for issuance under the Stock Plan.

        The maximum number of shares of common stock subject to options, share appreciation rights or time-vested restricted stock that can be issued under the Stock Plan to any single person is 900,000 shares in any calendar year. The maximum number of shares that can be issued under the Stock Plan to any person other than pursuant to an option, appreciation rights or time-vested restricted stock is 450,000 shares in any calendar year.

        The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

        Administration.    The Stock Plan is administered by the compensation committee of our board of directors. Subject to the terms of the Stock Plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the Stock Plan.

        Source of Shares.    The shares of common stock issued or to be issued under the Stock Plan consist of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any shares of common stock, then the number of shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the Stock Plan. These shares will be deducted from the maximum individual limits described above.

        Eligibility.    Awards may be made under the Stock Plan to our employees and our affiliates' employees, outside directors and consultants and to any other individual whose participation in the Stock Plan is determined to be in our best interests by our compensation committee.

        Amendment or Termination of the Stock Plan.    While our board of directors may terminate or amend the Stock Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our stockholders to the extent required by law or if the amendment would increase the benefits accruing to participants under the Stock Plan, materially increase the aggregate number of shares that may be issued under the Stock Plan or materially modify the requirements as to eligibility for participation in the Stock Plan. Unless terminated earlier, the Stock Plan will terminate in 2013, but will continue to govern unexpired awards.

        Options.    The Stock Plan permits the granting of options to purchase common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee's stock option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the Stock Plan.

        The term of each stock option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option that was surrendered or exchanged.

        In general, an optionee may pay the exercise price of an option by cash, certified check, by shares of tendering common stock (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise after such time as the common stock has become publicly traded. Stock options granted under the Stock Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified stock options for the benefit of immediate family members of grantees to help with estate planning concerns.

        Other Awards.    The compensation committee also may award under the Stock Plan:

  •
  common stock subject to restrictions;

  •
  common stock units, which are the conditional right to receive common stock in the future, subject to restrictions and to a risk of forfeiture;

  •
  unrestricted common stock, which are shares of common stock issued at no cost or for a purchase price determined by the compensation committee that are free from any restrictions under the Stock Plan;

  •
  dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common stock;

  •
  a right to receive a number of shares of common stock or, at the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

  •
  performance and annual incentive awards, ultimately payable in common stock or cash, as determined by the compensation committee.

        The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

        Section 162(m) of the Internal Revenue Code limits companies with a class of common equity securities required to be registered under Section 12 of the Exchange Act to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers other than the chief executive officer determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The Stock Plan is designed to permit the compensation committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) at such time as we become subject to Section 162(m).

        Business Criteria.    The compensation committee will use one or more of the following business criteria, on a consolidated basis, or with respect to specified subsidiaries in establishing performance goals for awards granted to covered employees, if the awards are intended to comply with Section 162(m) of the Internal Revenue Code:

  •
  total stockholder return;

  •
  total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

  •
  net income;

  •
  pretax earnings;

  •
  earnings before interest expense and taxes;

  •
  earnings before interest, taxes, depreciation and amortization;

  •
  operating margin;

  •
  earnings per share;

  •
  return on equity;

  •
  return on capital;

  •
  return on assets;

  •
  return on investment;

  •
  operating earnings;

  •
  working capital;

  •
  ratio of debt to stockholders' equity;

  •
  funds from operations;

  •
  loan quality, loan production, or loan trading margins;

  •
  book value; and

  •
  revenue.

        Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Stock Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events.

  401(k)

        We offer to all of our employees the opportunity to participate in our 401(k) plan. We will match 100% of the employee's contributions to the 401(k) plan, up to 6% of the employee's income each year, subject to statutory limits.

Indemnification and Limitation on Liability; Insurance

        Section 2-418 of the Maryland General Corporation Law (MGCL) permits a corporation to indemnify certain of its officers, directors, employees and agents. Our charter provides that we must indemnify, to the fullest extent permitted under Maryland law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

        We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Our charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, violations under Section 2-418 of the MGCL or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

PRINCIPAL STOCKHOLDERS

        The following table sets forth the total number and percentage of our shares of common stock beneficially owned as of March 28, 2005 and that will be owned immediately following the closing of this offering by: (i) each of our directors; (ii) our chief executive officer and each of the other four most highly compensated executive officers; (iii) all executive officers and directors as a group; and (iv) each stockholder known to us to own beneficially more than five percent of our shares of common stock.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Beneficial Owner(1)
	Number	Percent	Number	Percent
Directors and Officers(3)
Thomas D. Eckert(4)	114,000	*	114,000	*
David S. Engelman(5)	25,073	*	25,073	*
Celia V. Martin(5)	47,250	*	47,250	*
Jonathan E. Michael(5)	24,750	*	24,750	*
David A. Schoenholz(6)	18,000	*	18,000	*
Jeffrey R. Springer(5)	20,750	*	20,750	*
Michael J. Sonnenfeld(7)	1,062,700	2.18%	1,062,700	2.18%
Walter P. Buczynski(8)	65,455	*	65,455	*
John C. Camp, IV(9)	45,500	*	45,500	*
John C. Kendall(10)	6,250	*	6,250	*
Robert G. Partlow(9)	56,700	*	56,700	*
Executive officers and directors as a group (thirteen persons)	1,570,428	3.22%	1,570,428	3.22%
Friedman, Billings, Ramsey Group, Inc.(11)	4,742,110	9.71%	4,742,110	9.71%
Friedman, Billings, Ramsey & Co., Inc.(11)	4,742,110	9.71%	4,742,110	9.71%
FBR Special Situations Fund, L.P.(11)	4,742,110	9.71%	4,742,110	9.71%
FBR Weston, Limited Partnership(11)	4,742,110	9.71%	4,742,110	9.71%
Franklin Mutual Beacon Fund(12)	3,611,800	7.40%	3,611,800	7.40%
Franklin Mutual Shares Fund(12)	3,611,800	7.40%	3,611,800	7.40%
Mutual Shares Fund(12)	3,611,800	7.40%	3,611,800	7.40%
Mutual Financial Services Fund(12)	3,611,800	7.40%	3,611,800	7.40%
Mutual Shares Securities Fund(12)	3,611,800	7.40%	3,611,800	7.40%
Legg Mason Opportunity Trust(13)	2,667,000	5.46%	2,667,000	5.46%

*
Less than 1%.

(1)
Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power over the security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

(2)
Calculated using 48,835,876 shares outstanding as of March 28, 2005. Additionally, in accordance with Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, in calculating the percentage of each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of the holder's options to purchase common stock, if any, exercisable within 60 days of March 28, 2005; however, we did not assume exercise of any other holder's options.

(3)
The address of each of our officers and directors is c/o Fieldstone Investment Corporation, 11000 Broken Land Parkway, Suite 600, Columbia, Maryland 21044.

(4)
Includes 20,000 shares of restricted stock issued under our Stock Plan and 7,500 shares underlying options granted under our Stock Plan that vested on December 31, 2004.

(5)
Includes 10,000 shares of restricted stock issued under our Stock Plan and 3,750 shares underlying options granted under our Stock Plan that vested on December 31, 2004.

(6)
Includes 10,000 shares of restricted stock issued under our Stock Plan.

(7)
Includes 100,000 shares of restricted stock issued under our Stock Plan, 110,600 shares underlying vested options granted under our Stock Plan and 14,400 shares of common stock purchased through vested options.

(8)
Includes 35,455 shares of restricted stock issued under our Stock Plan and 10,000 shares underlying options granted under our Stock Plan that vested on December 31, 2004.

(9)
Includes 20,000 shares of restricted stock issued under our Stock Plan and 7,500 shares underlying options granted under our Stock Plan that vested on December 31, 2004.

(10)
Includes 5,000 shares of restricted stock issued under our Stock Plan and 1,250 shares underlying options granted under our Stock Plan that vested December 31, 2004.

(11)
The following information is based solely upon information provided to us by Friedman, Billings, Ramsey Group, Inc. (FBR) and its affiliates. Friedman, Billings, Ramsey Group, Inc. owns 3,588,329 shares of common stock. Emanuel J. Friedman and Eric F. Billings each has shared voting and investment control over these shares. Friedman, Billings, Ramsey & Co., Inc. owns 34,156 shares of common stock. Friedman, Billings, Ramsey & Co., Inc. is a wholly owned subsidiary of FBR Capital Markets Holdings, Inc., which is a wholly owned subsidiary of FBR TRS Holdings, Inc., which is a wholly owned subsidiary of Friedman, Billings, Ramsey Group, Inc. Emanual J. Friedman and Eric F. Billings each has shared voting and investment control over these shares. FBR Special Situations Fund, L.P. owns 166,825 shares of common stock and FBR Weston, Limited Partnership owns 928,600 shares of common stock. Emanuel J. Friedman is the manager of the FBR Special Situations Fund, L.P. through FBR Investment Management, Inc., and Eric F. Billings is the manager of the FBR Weston, Limited Partnership through FBR Investment Management, Inc. FBR Investment Management, Inc. is a wholly owned subsidiary of FBR Asset Management Holdings, Inc., which is a wholly owned subsidiary of FBR TRS Holdings, Inc., which is a wholly owned subsidiary of Friedman, Billings, Ramsey Group, Inc. The address for each of the entities is 1001 19th Street North, Arlington, VA 22209. We have entered into a voting agreement with FBR, pursuant to which FBR will vote all of the shares of common stock held by FBR in excess of 3% of the outstanding shares of our common stock in the same proportion that our other stockholders vote their shares of common stock with respect to any proposal submitted to the stockholders for a vote, whether at a meeting or by written consent. The voting agreement shall remain in place until FBR no longer owns any shares of common stock.

(12)
Franklin Mutual Beacon Fund owns 279,800 shares; Franklin Mutual Shares Fund owns 7,100 shares; Mutual Shares Fund owns 2,365,900 shares; Mutual Financial Services Fund owns 509,700 shares, and Mutual Shares Securities Fund owns 449,300 shares. The address for each of the funds is 51 John F. Kennedy Parkway, Short Hills, NJ 07078. Franklin Mutual Advisers, LLC, the adviser to the funds, has sole investment and voting power over the shares. Franklin Mutual Advisers, LLC disclaims any beneficial ownership of the shares. Franklin Mutual Advisors, LLC is an indirect wholly owned subsidiary of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. includes the following natural persons who may be deemed to have voting and investment power over the shares: Harmon E. Burns, Charles Crocker, Robert D. Joffe, Charles B. Johnson, Rubert H. Johnson, Jr., Thomas H. Kean, James A. McCarthy, Chutta Ratnathicam, Peter M. Sacerdote, Anne M. Tatlock and Louis E. Woodworth.

(13)
LMM LLC has sole voting and investment power over the shares. LMM LLC, a registered investment advisor, is manager for the Legg Mason Opportunity Trust, a registered investment company. William H. Miller III is the managing member of LMM LLC. The address for Legg Mason Opportunity Trust is 100 Light Street, Baltimore, MD 21202.

SELLING STOCKHOLDERS

        The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock. When we refer to the "selling stockholders" in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholders' interests other than through a public sale.

        The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time. To our knowledge, except as noted below, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of the shares covered by this prospectus. The information presented regarding the selling stockholders is based upon representations made by the selling stockholders to us on or before March 30, 2005.

        Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offer. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of stock during the offering. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

        Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

	Beneficial Ownership Prior to Resale Offering		Shares Offered Pursuant to This Prospectus (Maximum Number That May Be Sold)	Beneficial Ownership After Resale Offering(2)
Selling Stockholder	Shares(1)	Percentage of Class(3)		Shares	Percentage of Class(3)
1995 Michael J. Egan Revocable Trust (The) 3/29/95(6)	2,700	*	2,700	—	—
1999 Thomas Sachs Morgan Revocable Trust Dated 11/1/99(4)(7)	2,050	*	2,050	—	—
A.H. Investment(8)	2,500	*	2,500	—	—
A-Able Transmission Corporate Investment Account(9)	1,410	*	1,410	—	—
ABN AMRO Asset Management (USA) LLC(193)	150,000	*	150,000	—	—
Abramson, Ronald D.	5,000	*	5,000	—	—
Acorn Overseas Securities(129)	4,700	*	4,700	—	—
Adam Naaman, M.D., Employee Profit Sharing Plan, Adam Naaman, M.D., Trustee(29)	1,300	*	1,300	—	—
Aeltus Investment Management, Inc. (Aeltus Trust Company Small Capitalization Equity Fund (Common))(4)(10)	16,300	*	16,300	—	—

Aeltus Investment Management, Inc. (Aeltus Trust Company Small Capitalization Equity Fund (Collective))(4)(10)	98,600	*	98,600	—	—
Aeltus Investment Management, Inc. (Aetna Services, Inc. Small Cap Equity)(4)(10)	67,200	*	67,200	—	—
Aeltus Investment Management, Inc. (Arkansas Teacher Retirement System)(4)(10)	81,900	*	81,900	—	—
Aeltus Investment Management, Inc. (Indiana State Teachers Retirement Fund)(4)(10)	76,400	*	76,400	—	—
Aeltus Investment Management, Inc. (IProfile US Equity Pool)(4)(10)	2,700	*	2,700	—	—
Aeltus Investment Management, Inc. (LG&E Energy Group)(4)(10)	22,500	*	22,500	—	—
Aeltus Investment Management, Inc. (Pitney Bowes Pension Plan)(4)(10)	30,200	*	30,200	—	—
Aeltus Investment Management, Inc. (Retirement Plan for Hospital Employees)(4)(10)	18,200	*	18,200	—	—
Aeltus Investment Management, Inc. (Road Commission for Oakland County)(4)(10)	8,300	*	8,300	—	—
Aeltus Investment Management, Inc. (Small Cap Equity Fund II)(4)(10)	12,900	*	12,900	—	—
Aeltus Investment Management, Inc. (St. Mary Medical Center-Small Cap)(4)(10)	4,200	*	4,200	—	—
Aeltus Investment Management, Inc. (Wichita Retirement Systems)(4)(10)	17,900	*	17,900	—	—
AEM Family Limited Partnership, L.P.(66)	16,666	*	16,666	—	—
Affron, Charles and Mirella JTWROS	1,000	*	1,000	—	—
AIM Capital Development Fund(11)	661,900	1.36%	661,900	—	—
AIM Small Cap Equity Fund(11)	311,300	*	311,300	—	—
AIM V.I. Capital Development Fund(11)	90,000	*	90,000	—	—
AIM V.I. Small Cap Equity Fund(11)	10,400	*	10,400	—	—
Alaska Electrical Pension Plan(31)	51,500	*	51,500	—	—
Albert E. Shultz Trust Albert E. Shultz and Ruth Shultz Co-Trustees 6/5/03(13)	6,666	*	6,666	—	—
Allied Funding, Inc. by Ken S. Perry(14)	5,000	*	5,000	—	—
Alonso, Steven	6,000	*	6,000	—	—
Alpha US Sub Fund I, LLC(15)	52,818	*	52,818	—	—
Alvarez, Carlos and Maria(17)	10,150	*	10,150	—	—
American Liberty Fund(16)	2,000	*	2,000	—	—
American National Red Cross Endowment(17)	23,625	*	23,625	—	—
American National Red Cross Retirement System(17)	34,725	*	34,725	—	—
American Physicians Assurance Corp.(18)	36,000	*	36,000	—	—
Amici Fund International, Ltd.(19)	370,000	*	370,000	—	—
Amici Qualified Associates, LP(20)	189,900	*	189,900	—	—

Andrew F. Dixon IRA(150)	10,250	*	10,250	—	—
Ann Arbor Area Community Foundation(17)	1,225	*	1,225	—	—
Ann C. Smith Personal Portfolio(9)	7,680	*	7,680	—	—
Ann K. Miller Personal Portfolio(9)	5,050	*	5,050	—	—
Ann Woloshin Roth IRA(21)	2,000	*	2,000	—	—
Anne Marie Romer Personal Portfolio(9)	1,070	*	1,070	—	—
Apple Ridge Partners, L.P.(22)	12,000	*	12,000	—	—
Arbco Associates, L.P.(4)(23)	50,000	*	50,000	—	—
Archon Partners L.P.(24)	24,200	*	24,200	—	—
Ariella Ben-Dov Trust(25)	25,000	*	25,000	—	—
Arison Foundation, Inc.(17)	6,000	*	6,000	—	—
Atlas Capital (Q.P.) L.P.(48)	142,742	*	142,742	—	—
Atlas Capital Master Fund, L.P.(48)	314,658	*	314,658	—	—
Aubrey L. Roberts IRA(9)	2,330	*	2,330	—	—
Auen, Gregory Lee(26)	17,972	*	6,500	11,972	*
Aurelia Palcher Combined Portfolio(9)	1,460	*	1,460	—	—
Axia Offshore Partners, Ltd.(15)	103,176	*	103,176	—	—
Axia Partners, L.P.(15)	213,920	*	213,920	—	—
Axia Partners Qualified, L.P.(15)	9,886	*	9,886	—	—
Babson College(12)	10,500	*	10,500	—	—
Baker, Jay H.(17)	900	*	900	—	—
Balboa Fund Ltd. (The)(28)	21,500	*	21,500	—	—
Banzai Offshore Fund Ltd.(29)	106,825	*	106,825	—	—
Banzai Partners L.P.(29)	77,268	*	77,268	—	—
Barbara A. Muth IRA(9)	450	*	450	—	—
Barbara A. Muth Revocable Living Trust U/A DTD 10/31/96 Barbara A. Muth, TTEE(9)	2,180	*	2,180	—	—
Barbara McCarty Personal Portfolio(9)	600	*	600	—	—
Barrish, Jack	5,000	*	5,000	—	—
Barrow, Wylie R. Jr. and Rosalind K., JTWROS(29)	1,750	*	1,750	—	—
Bay Pond Investors (Bermuda) L.P.(151)	51,700	*	51,700	—	—
Beach Family Partnership(9)	3,170	*	3,170	—	—
Ben-Dov, Zohar	30,000	*	30,000	—	—
Benny L. Tumbleston IRA Rollover(9)	140	*	140	—	—
Bettius, Marc	2,100	*	2,100	—	—
Bergum, Ronald	11,000	*	11,000	—	—
Bert Fingerhut Roth IRA(152)	8,000	*	8,000	—	—
BF Investments, L.P.(58)	25,000	*	25,000	—	—
Bistricer, Alexander	1,500	*	1,500	—	—
BLT Enterprises, LLLP Partnership(9)	1,440	*	1,440	—	—
Blueprint Partners LP(32)	10,000	*	10,000	—	—

Boston Partners Asset Management, LLC, acting in the capacity of investment adviser w/ discretionary authority on behalf of various beneficial owners of FIC(4)	700,000	1.43%	700,000	—	—
Boston Provident Partners, L.P.(33)	47,100	*	47,100	—	—
BP Institutional Partners, L.P.(33)	2,900	*	2,900	—	—
Bradley J. Hausfeld IRA(9)	810	*	810	—	—
Broesche, Gerald Wayne and Brook, Anne(30)	1,750	*	1,750	—	—
Brookstone Corporation-ESP FBO Stephen J. Dishman(153)	650	*	650	—	—
Browne, Spencer	6,666	*	6,666	—	—
Bruno, Michael C.(34)	2,500	*	2,500	—	—
BSI 1873(191)	100,000	*	100,000	—	—
Buczynski, Walter Paul(35)	65,455	*	20,000	45,455	*
Burnham Financial Services Fund(83)	412,500	*	412,500	—	—
Burnham Fund(83)	37,500	*	37,500	—	—
Bushansky, Stephen	400	*	400	—	—
Busick, Chad Thomas and Jennifer Rebecca(36)	2,500	*	2,500	—	—
Cadmus Capital Fund Ltd.(5)	226,400	*	226,400	—	—
Cadmus Capital Partners (Q.P.), LP(5)	106,600	*	106,600	—	—
Camarena, John M.(37)	63,166	*	30,666	32,500	*
Camp IV, John Carson(38)	45,500	*	18,000	27,500	*
Carbone, Jerry L.	1,400	*	1,400	—	—
Career Collection Ltd.(17)	8,475	*	8,475	—	—
Carl W. Goeckel Combined Portfolio(9)	2,840	*	2,840	—	—
Carol A. Stout Revocable Living Trust Carol A. & Michael K. Stout TTEES(9)	5,380	*	5,380	—	—
Carpenters Pension Trust Fund for Northern California(12)	33,200	*	33,200	—	—
Catalpa, Inc.(12)	30,800	*	30,800	—	—
Central States Southeast & Southwest Areas Pension Fund(17)	76,700	*	76,700	—	—
Charles T. Walsh Personal Portfolio(9)	3,380	*	3,380	—	—
Cheryl L. Coleman IRA Rollover(9)	380	*	380	—	—
Children's Healthcare of Atlanta(39)	16,500	*	16,500	—	—
Chimerine, Lawrence	1,500	*	1,500	—	—
Chris H. & Linda M. Kapolas Joint Personal Portfolio(9)	6,050	*	6,050	—	—
Christine Hausfeld IRA(9)	220	*	220	—	—
Christine Lindeman-Thomas IRA Rollover Gregory J. Thomas, POA(9)	1,000	*	1,000	—	—
Christopher M. Ruff Personal Trust U/A 8/31/98 FBO Christopher M. Ruff(9)	2,570	*	2,570	—	—
Christopher White Irrevocable Trust(40)	5,000	*	5,000	—	—
Ciceric, Paul and Christina(41)	1,500	*	1,500	—	—

Cindy Ernst Personal Portfolio(9)	15,740	*	15,740	—	—
Clark, A. James	31,000	*	31,000	—	—
Clarke, Ronald and Gwendoline D., JTWROS(30)	1,700	*	1,700	—	—
CNF Investments LLC(42)	260,000	*	260,000	—	—
Colelle, Katherine	25,000	*	25,000	—	—
Collectors' Fund LP (The)(19)	100,000	*	100,000	—	—
Concho Group Ltd.(30)	2,400	*	2,400	—	—
Condor Partners LP(43)	35,700	*	35,700	—	—
Conroy, Steven Michael(44)	3,500	*	3,500	—	—
Covenant Ministries of Benevolence(12)	52,200	*	52,200	—	—
Coverdale Partners(6)	3,700	*	3,700	—	—
Craig & Mary Jo Sanford Joint Personal Portfolio(9)	6,920	*	6,920	—	—
Craig White SEP IRA(154)	13,000	*	13,000	—	—
Creve & Company (First Bank)(4)	30,000	*	30,000	—	—
CRL Management, LLC(47)	2,000	*	2,000	—	—
CTBB Family Limited Partnership(9)	2,240	*	2,240	—	—
Cynthia A. Hackett Personal Portfolio(9)	720	*	720	—	—
Cynthia Biestek Trust(40)	5,000	*	5,000	—	—
Dacoma Investments Ltd.(30)	1,600	*	1,600	—	—
Dan Roach IRA Rollover(9)	710	*	710	—	—
Dance, Christopher and Robin (TIC)(17)	600	*	600	—	—
Darell Krasnoff Trust Dated 3/19/99(49)	10,250	*	10,250	—	—
David E. Sorensen 1995 Trust Dated 4/10/95(50)	15,000	*	15,000	—	—
David L. Roer Personal Portfolio(9)	540	*	540	—	—
David M. Morad Jr. Combined Portfolio(9)	860	*	860	—	—
David M. Morad Jr. Revocable Living Trust U/A DTD 9/15/97 David M. Morad Jr. & Semele Foundas TTEE(9)	1,850	*	1,850	—	—
David R. & Renee M. Ernst Joint Personal Portfolio(9)	5,010	*	5,010	—	—
David Ross Revocable Living Trust U/A DTD 11/04/00 David Ross TTEE(9)	1,300	*	1,300	—	—
David, James D. and Maria C.	1,300	*	1,300	—	—
Dawson, Jabon R. M.D. and Jacqueline, JTWROS(30)	450	*	450	—	—
Dayton Pediatric Imaging, Inc. PSP U/A/D 1/1/92 FBO David Cavanaugh MD(9)	2,090	*	2,090	—	—
DBAG London(4)(52)	67,628	*	67,628	—	—
Dean, Gaia	1,600	*	1,600	—	—
Delaware Dividend Income Fund, a series of Delaware Group Equity Funds V(4)(53)	26,200	*	26,200	—	—
Delaware Investments Dividend and Income Fund, Inc.(4)(53)	100,000	*	100,000	—	—

Delaware Investments Global Dividend & Income Fund, Inc.(4)(53)	25,000	*	25,000	—	—
Dell'Isola, Paul T.	14,000	*	14,000	—	—
Denise M. Smith Personal Portfolio(9)	12,000	*	12,000	—	—
Dennis J. Mykytyn IRA(155)	15,000	*	15,000	—	—
Dennis J. Mykytyn Roth IRA(155)	8,500	*	8,500	—	—
Deutsche Bank AG London(4)(54)	149,592	*	149,592	—	—
Devine, John Patrick	1,000	*	1,000	—	—
Diana M. Best IRA Rollover(9)	2,460	*	2,460	—	—
Diane W. Colaizzi IRA Rollover(9)	290	*	290	—	—
Diavatis, Demetrios N.	3,000	*	3,000	—	—
DiChillo, Richard A.	10,000	*	10,000	—	—
Dierberg, James IRA(156)	200,000	*	200,000	—	—
Dishman Partners Ltd.(30)	400	*	400	—	—
Dixon, Andrew F.	10,750	*	10,750	—	—
Dixon, Jean M.	6,550	*	6,550	—	—
Dixon, Kenneth O. and Peggy L., JTWROS	3,300	*	3,300	—	—
Don A. & Linda B. Maccubbin Revocable Trust DTD 05/04/93 Don A. & Linda B. Maccubbin, TTEES(9)	2,620	*	2,620	—	—
Don A. Maccubbin IRA(9)	780	*	780	—	—
Donald A. Porter IRA Small Cap(9)	1,400	*	1,400	—	—
Donald Gorman Personal Portfolio(9)	600	*	600	—	—
Donald H. Nguyen M.D. IRA Rollover(9)	290	*	290	—	—
Donald Ohman Johnson Trust DTD 12/29/93(194)	1,000	*	1,000	—	—
Donna G. Dahm Combined Portfolio(9)	780	*	780	—	—
Donna M. Ruff IRA Rollover(9)	160	*	160	—	—
Dottie L. Brown Personal Portfolio(9)	320	*	320	—	—
Douglas & Melissa Marchal Joint Personal Portfolio(9)	480	*	480	—	—
Dr. Juan M. Palomar IRA Rollover(9)	1,740	*	1,740	—	—
Dr. Leonard Kranzler IRA R/O(186)	1,100	*	1,100	—	—
Dr. Michael T. Kunesh Revocable Trust(9)	1,850	*	1,850	—	—
Dr. Neil Kantor Combined Portfolio(9)	3,610	*	3,610	—	—
Drake Associates L.P.(55)	14,000	*	14,000	—	—
Drouin, Rene L. and Julie, JTWROS(30)	1,200	*	1,200	—	—
Dryden III, Lindsay D.	2,000	*	2,000	—	—
Dubin, Dr. Ronald	2,000	*	2,000	—	—
Duke Endowment (The)(39)	19,500	*	19,500	—	—
Durston, III, Marshall Hurst and Robin	22,000	*	22,000	—	—
E. Jerome & Mary Louise Zwiesler Combined Portfolio(9)	3,620	*	3,620	—	—
EBS Microcap Partners Combined Portfolio(9)	17,000	*	17,000	—	—
EBS Partners Combined Portfolio(9)	38,940	*	38,940	—	—

Eckert, Edwin J. and Susan R., JTWROS(84)	500	*	500	—	—
Eckert, Thomas D. and Elizabeth(56)	93,500	*	66,000	27,500	*
Edgemond, John William	5,000	*	5,000	—	—
Edward S. Nusrala IRA(157)	7,000	*	7,000	—	—
Edward W. Eppley IRA-SEP(9)	800	*	800	—	—
Edward Mallinckrodt, Jr. Foundation(30)	25,500	*	25,500	—	—
Ege, Stephen M.	500	*	500	—	—
Eidelman, David R. and Rachel	2,000	*	2,000	—	—
Elias M. & Ann C. Karter Combined Portfolio(9)	3,460	*	3,460	—	—
Elliot Horowitz Trust 11/1/89(6)	7,300	*	7,300	—	—
Elsa Ann Marie Johnson Trust DTD 12/29/93(59)	1,000	*	1,000	—	—
Energizer Holdings, Inc. Retirement Plan Trust(9)	62,000	*	62,000	—	—
Engelman, David S. and Sherry B. JTWROS(51)	17,250	*	3,500	13,750	*
Engelman, David S. Self-Employed Profit Sharing Retirement Plan(51)	4,550	*	4,550	—	—
Enter-Karsch Investments, Ltd.(60)	20,625	*	20,625	—	—
Erich Pohanka Minor's Trust—Steven Parker, Trustee(61)	23,000	*	23,000	—	—
Estate of Blanche S. Myers, John C. Middleton, Executor	1,300	*	1,300	—	—
Estate of Sara Jana Levy(138)	1,000	*	1,000	—	—
Eternity Five Trust(17)	4,500	*	4,500	—	—
Evangelical Covenant Retirement Plan(12)	38,100	*	38,100	—	—
Eve Z. Mykytyn IRA(158)	8,500	*	8,500	—	—
Evelyn Berry Spousal Rollover IRA(17)	1,600	*	1,600	—	—
Excelsior Value & Restructuring Fund(62)	1,300,000	2.66%	1,300,000	—	—
Fabrizio, Francis John, III	5,000	*	5,000	—	—
Farallon Capital Institutional Partners II, L.P.(63)	39,500	*	39,500	—	—
Farallon Capital Institutional Partners III, L.P.(63)	39,400	*	39,400	—	—
Farallon Capital Institutional Partners, L.P.(63)	285,600	*	285,600	—	—
Farallon Capital Partners, L.P.(63)	330,800	*	330,800	—	—
Farbitrage Partners(4)(23)	15,000	*	15,000	—	—
FBR Arbitrage Master Fund, Ltd.(4)(64)	57,105	*	57,105	—	—
Feiler Trust Dated 2/2/01(67)	10,250	*	10,250	—	—
Feinberg, Richard C.	20,000	*	20,000	—	—
Feinberg, Robert	10,000	*	10,000	—	—
Felice M. Kantor Combined Portfolio(9)	7,920	*	7,920	—	—
Financial Investors Fund, L.P.(147)	15,000	*	15,000	—	—
First Security Bank Commingled Investment Fund for Qualified Employee Benefit Plan(30)	61,000	*	61,000	—	—
Flanagan, Robert John	3,000	*	3,000	—	—
Fleet Maritime, Inc.(68)	23,634	*	23,634	—	—
Forney M. Hoke III IRA Rollover(9)	300	*	300	—	—

Forney M. Hoke III Personal Portfolio(9)	3,750	*	3,750	—	—
Fountainhead Special Value Fund(30)	29,100	*	29,100	—	—
Francis A. & Kathleen Bonanno Combined Portfolio(9)	420	*	420	—	—
Francis A. Bonanno, Jr. IRA(9)	1,640	*	1,640	—	—
Frank Russell Investment PLC(39)	21,800	*	21,800	—	—
Franklin Mutual Beacon Fund(69)	279,800	*	279,800	—	—
Franklin Mutual Shares Fund(69)	7,100	*	7,100	—	—
Freilich Family Trust Dated 9/25/03(4)(70)	1,400	*	1,400	—	—
Fritz J. Russ Personal Portfolio(9)	2,040	*	2,040	—	—
Froedtert & Community Health, Inc.(12)	31,100	*	31,100	—	—
Gapp, Gary C.	5,000	*	5,000	—	—
Gardner Lewis Fund L.P.(6)	107,600	*	107,600	—	—
Gary Berman Revocable Trust(159)	2,500	*	2,500	—	—
Gary M. Youra, M.D. IRA Rollover(9)	2,820	*	2,820	—	—
GEM Value Fund, L.P.(73)	423,357	*	423,357	—	—
GEM Value International, Ltd.(73)	378,130	*	378,130	—	—
Generous, Eric Y.	13,500	*	13,500	—	—
George H. Welsh Revocable Living Trust DTD 8/1/90—Trust B Joan M. Welsh, Co-TTEE(9)	3,130	*	3,130	—	—
George L. McCabe Jr. SEP IRA(160)	2,000	*	2,000	—	—
George W. Ledford IRA Rollover(9)	4,730	*	4,730	—	—
George, Brendan Amin(74)	22,250	*	6,000	16,250	*
Gerald Allen IRA(9)	470	*	470	—	—
Gerald J. Allen Personal Portfolio(9)	4,110	*	4,110	—	—
Gershen, Barnett L.(30)	3,200	*	3,200	—	—
Gershen, Barnett L. (IRA Rollover)(30)	1,200	*	1,200	—	—
Giacomo Trusts Combined Portfolio(9)	5,780	*	5,780	—	—
Glickstein, Jonathan A. and Eileen Agard Glickstein (community property)	2,000	*	2,000	—	—
Goldman Sachs Asset Management Foundation(17)	4,950	*	4,950	—	—
Goldrich, Steven D.	1,000	*	1,000	—	—
Goldsmith Family Foundation(6)	11,600	*	11,600	—	—
Goldsmith Family Investments, LLC(6)	8,800	*	8,800	—	—
Grandview, LLC(4)(30)	273,700	*	273,700	—	—
Greenlight Capital Offshore, Ltd.(75)	973,750	1.99%	973,750	—	—
Greenlight Capital Qualified, LP(75)	794,200	1.63%	794,200	—	—
Greenlight Capital, LP(75)	263,200	*	263,200	—	—
Greenlight Reinsurance Ltd.(75)	371,100	*	371,100	—	—
Gregory J. Thomas IRA—SEP(9)	490	*	490	—	—
Gridley Investments Inc.(76)	15,000	*	15,000	—	—
Gross Foundation, Inc.(77)	8,500	*	8,500	—	—

Grossmann, John R.	1,000	*	1,000	—	—
Gwendolyn D. Harmon Personal Portfolio(9)	1,840	*	1,840	—	—
Gwendolyn D. Harmon Revocable Living Trust(9)	1,700	*	1,700	—	—
H.J. Foster IRA(30)	2,150	*	2,150	—	—
H.J. and Aggie L. Foster Trust, Dated 2/17/94(30)	1,200	*	1,200	—	—
Hagan Jr., James Thomas and Vicki S. Wolfrum (JTWROS)(78)	83,300	*	33,300	50,000	*
Halladay Family Trust Dated 6/29/95(79)	27,400	*	27,400	—	—
Ham, Bill(30)	17,400	*	17,400	—	—
Hansen, Edward P. (IRA)(30)	700	*	700	—	—
Harbel Trust #7A(17)	2,475	*	2,475	—	—
Harbor Advisors LLC FBO A/C Butterfield Bermuda General Account(183)	20,000	*	20,000	—	—
Harlan III, S. Donald	2,600	*	2,600	—	—
Harlene Brady IRA(9)	240	*	240	—	—
Harold A. & Lois M. Ferguson Joint Personal Portfolio(9)	1,400	*	1,400	—	—
Harvey Family Limited Partnership, LLLP(80)	2,000	*	2,000	—	—
Hayes, Sara Fogarty	1,000	*	1,000	—	—
Hazel B. Kidd Personal Portfolio(9)	1,040	*	1,040	—	—
Heartland Value Fund(81)	1,098,600	2.25%	1,098,600	—	—
Heartland Value Plus Fund(81)	183,100	*	183,100	—	—
Helen G. Moody Revocable Living Trust DTD 01/17/02 Helen G. Moody TTEE(9)	760	*	760	—	—
HFR ED Performance Master Trust(64)	7,395	*	7,395	—	—
Hicks, Caroline	2,000	*	2,000	—	—
Hirschhorn, Martin	10,000	*	10,000	—	—
Hirst, Thomson M. and Gloria Trumpower, TBE	6,000	*	6,000	—	—
HNP LLC(4)(85)	14,000	*	14,000	—	—
Hodges, Brent H.	3,000	*	3,000	—	—
Hopper, David Louis(149)	1,884	*	634	1,250	—
Horn, Sr. Michael F.	2,700	*	2,700	—	—
Horstmann, Frederick	25,000	*	25,000	—	—
Horstmann, Jennifer	25,000	*	25,000	—	—
Hotchkis and Wiley All Cap Value Fund(12)	216,900	*	216,900	—	—
Hotchkis and Wiley Small Cap Value Fund(12)	548,900	*	548,900	—	—
Howard W. Smith & Margaret W. Aldridge Combined Portfolio(9)	3,250	*	3,250	—	—
Howard, Brent Michael(86)	6,000	*	5,500	500	—
Hudspeth, Alice R.(29)	3,400	*	3,400	—	—
Huke, Zachary Lawrence(4)	2,000	*	2,000	—	—
Hunter Asset Management L.P.(87)	100,000	*	100,000	—	—
Institutional Benchmarks Master Fund Limited(64)	28,834	*	28,834	—	—

Intermountain Retail Food Industry Pension Plan(12)	7,800	*	7,800	—	—
Investment Office LLC (The)(60)	20,700	*	20,700	—	—
Investors of America Limited Partnership(88)	1,000,000	2.05%	1,000,000	—	—
Iowa Judicial Retirement System(17)	2,850	*	2,850	—	—
Irwin, Jody (Separate Property)(30)	1,400	*	1,400	—	—
JS Goldman Trust "A" DTD 3/20/69 Lorraine B. Goldman and Sally G. Wascher Co-Trustees(188)	900	*	900	—	—
J & S Black Family Limited Partnership(30)	3,100	*	3,100	—	—
J. C. Lewis, 1974 GC Investment(30)	3,900	*	3,900	—	—
J. Page Lansdale Revocable Living Trust dated 6/12/98 J. Page Landsale, Trustee(161)	500	*	500	—	—
J.O. Walker Limited Partnership(17)	700	*	700	—	—
Jack E. & Sandra McMaken Joint Personal Portfolio(9)	470	*	470	—	—
Jack E. Brady Personal Portfolio(9)	260	*	260	—	—
Jackson, George Andrew and Linda Kennedy, JTWROS(30)	4,000	*	4,000	—	—
Jacobs IV, John J.(89)	22,250	*	6,000	16,250	*
Jacqueline Slyman Personal Portfolio(9)	1,950	*	1,950	—	—
James C. Lee Roth IRA(162)	3,700	*	3,700	—	—
James C. Lee Traditional IRA(162)	3,000	*	3,000	—	—
James C. Gitzinger IRA Rollover(9)	2,820	*	2,820	—	—
James R. Murphy Trustee U/A of Trust for James R. Murphy Personal Portfolio(9)	1,870	*	1,870	—	—
James T. Lehner, M.D. IRA(9)	2,000	*	2,000	—	—
Jay H. Baker Children's Trust FBO Stephanie(17)	500	*	500	—	—
Jay H. Baker Children's Trust FBO Stephen(17)	500	*	500	—	—
JDD Holdings LP(17)	1,300	*	1,300	—	—
Jean M. Dixon IRA(163)	6,550	*	6,550	—	—
Jeannine E. Phlipot IRA(9)	1,270	*	1,270	—	—
Jeannine E. Phlipot Personal Portfolio(9)	980	*	980	—	—
Jeffrey M. Grieco Revocable Living Trust DTD 7/19/2001 Jeffrey M. Grieco, TTEE(9)	1,460	*	1,460	—	—
Jennifer A. Roer IRA(9)	390	*	390	—	—
Jennifer Roach IRA(9)	410	*	410	—	—
Jerome E. Muth IRA—Roth(9)	3,570	*	3,570	—	—
Jerome E. Muth Revocable Living Trust U/A DTD 10/31/96 Jerome E. Muth, TTEE(9)	850	*	850	—	—
Jewish Community Federation Employee's Retirement Plan and Trust(17)	600	*	600	—	—
Jewish Community Federation of Cleveland(17)	5,350	*	5,350	—	—
JMG Capital Partners, LP(90)	149,800	*	149,800	—	—
JMG Tritan Offshore Fund, Ltd.(91)	150,000	*	150,000	—	—

Joan and Herb Kelleher Charitable Foundation (The)(17)	625	*	625	—	—
Joan Welsh Personal Portfolio(9)	1,420	*	1,420	—	—
John A. Hartford Foundation, Inc.(17)	14,300	*	14,300	—	—
John B. Maynard Jr. Irrevocable Trust U/A DTD 12/12/93 John B. Maynard Sr., TTEE(9)	430	*	430	—	—
John B. Maynard Personal Portfolio(9)	14,340	*	14,340	—	—
John Barron, Jr. Personal Portfolio(9)	500	*	500	—	—
John C. Ernst, Jr. Revocable Trust John C. Ernst, Jr. TTEE(9)	12,000	*	12,000	—	—
John E. Meyer Combined Portfolio(9)	48,000	*	48,000	—	—
John E. Palcher IRA Rollover(9)	740	*	740	—	—
John F. Carroll IRA—SEP(9)	180	*	180	—	—
John F. Herma 1987 Trust(17)	1,500	*	1,500	—	—
John J. Pohanka Family Foundation(180)	142,000	*	142,000	—	—
John Paul Keyser IRA(9)	3,550	*	3,550	—	—
John T. Dahm IRA(9)	3,400	*	3,400	—	—
John T. Dahm IRA Rollover(9)	1,150	*	1,150	—	—
Johnson, Mitchell	3,500	*	3,500	—	—
Jones, Matthew A.	3,333	*	3,333	—	—
Joseph R. Smith Family Trust DTD 8/10/95 Joseph R. Smith TTEE(9)	30,000	*	30,000	—	—
Joyce Ann Porter Revocable Living Trust DTD 12/1/00 Joyce Ann Porter, TTEE(9)	1,800	*	1,800	—	—
JP Morgan Ventures Corporation(4)(108)	247,500	*	247,500	—	—
Julber, Evan L.	10,000	*	10,000	—	—
Junkin, Kristin C.	850	*	850	—	—
Juventus, LLC(12)	33,900	*	33,900	—	—
Kahler, Philip James	1,000	*	1,000	—	—
Kantarian, Harry K.	47,500	*	47,500	—	—
Kantarian, Harry K. (IRA)(164)	7,500	*	7,500	—	—
Karsch Capital I, LP(92)	31,400	*	31,400	—	—
Karsch Capital II, LP(92)	280,390	*	280,390	—	—
Karsch Capital, Ltd.(60)	908,865	1.86%	908,865	—	—
Kayne Anderson Capital Income Partners Cap LP(4)(23)	115,000	*	115,000	—	—
Kayne Anderson Non-Traditional Investments, LP(4)(23)	70,000	*	70,000	—	—
Kayne Anderson REIT Fund, L.P.(4)(23)	100,000	*	100,000	—	—
Kennedy, Richard F. and Lyn W., JTWROS	10,000	*	10,000	—	—
Keeley, Patrick J.	3,333	*	3,333	—	—
Kennell, Judy J.(30)	1,800	*	1,800	—	—
Kenneth and Cynthia Naehu Trust Dated 2/5/04(4)	6,850	*	6,850	—	—
Kenneth E. & Doreen G. Klaus Joint Personal Portfolio(9)	460	*	460	—	—
Kensington Strategic Realty Fund(24)	197,100	*	197,100	—	—

Kevin Pohanka Minor's Trust; Steven Parker Trustee(61)	28,000	*	28,000	—	—
Kimberly L. Horstmann UGMA(165)	25,000	*	25,000	—	—
King Investment Advisors, Inc.(30)	2,600	*	2,600	—	—
King Investment Advisors, Inc. Profit Sharing Plan(30)	550	*	550	—	—
Kingsfield, Raymond E.	2,000	*	2,000	—	—
Kipling Isle Ltd.(94)	10,000	*	10,000	—	—
Knollwood Partners, LP(16)	1,300	*	1,300	—	—
Kunesh, John C. & Sarah L. (JTWROS)(9)	390	*	390	—	—
Kung, Greg(30)	1,850	*	1,850	—	—
L.H. Rich Companies(95)	5,000	*	5,000	—	—
Lacy, Jeffry L.(30)	950	*	950	—	—
Lamond IV, Angus	3,500	*	3,500	—	—
Lander Investments, LLC(111)	15,000	*	15,000	—	—
Lange, Donald E.	1,000	*	1,000	—	—
Lansdale, James Page	500	*	500	—	—
Laura Pohanka Minor's Trust, Steven Parker Trustee(61)	15,000	*	15,000	—	—
Lawrence K. & Eileen M. Jackson Combined Portfolio(9)	4,130	*	4,130	—	—
Lawrence S. Connor Personal Portfolio #2 (Shane)(9)	660	*	660	—	—
Legg Mason Opportunity Trust, a series of Legg Mason Investment Trust, Inc.(4)(96)	2,667,000	5.46%	2,667,000	—	—
Leiserowitz, Ronald S. and Nila R., JT TEN	1,500	*	1,500	—	—
Leo K. & Katherine H. Wingate Joint Personal Portfolio(9)	750	*	750	—	—
Leonard S. Kay IRA(181)	1,000	*	1,000	—	—
Levine, Harold M.	3,000	*	3,000	—	—
Leslie A. Waldheim Trust Dated 9/19/86; Leslie A. Waldheim, Trustee(30)	14,200	*	14,200	—	—
Linda M. Meister MD & Richard D. Smith MD Combined Portfolio(9)	3,930	*	3,930	—	—
Lindeman-Thomas, The Christine F. Revocable Living Trust DTD 8/22/91, Christine F. Lindeman-Thomas, Trustee Gregory J. Thomas, power of attorney(9)	2,900	*	2,900	—	—
Liongate Capital(97)	20,000	*	20,000	—	—
Locke, James and Susan Locke (TBE)	59,000	*	59,000	—	—
Locke, T. Ferguson (IRA)(166)	6,000	*	6,000	—	—
Lori A. Hausfeld IRA(9)	240	*	240	—	—
Lorraine and Urethane Employees Pension Plan(98)	30,000	*	30,000	—	—
Lorraine L. Earman IRA Rollover(9)	320	*	320	—	—
Louis J. Thomas Irrevocable Trust DTD 8/22/91, Gregory J. Thomas, Trustee(9)	380	*	380	—	—
Louis Scowcroft Peery Charitable Foundation(17)	1,500	*	1,500	—	—
Louis Scowcroft Peery Charitable Foundation(17)	1,950	*	1,950	—	—

Louise E. Liszewski (IRA)(153)	900	*	900	—	—
Love Savings Holding Company(99)	10,000	*	10,000	—	—
Lundberg, Dr. Walter B. and Delaney H. (JTWROS)(100)	7,000	*	7,000	—	—
Lyonshare Venture Capital(101)	22,000	*	22,000	—	—
Lyxor Asset Management(29)	350,536	*	350,536	—	—
M&M Arbitrage Fund II, LLC(64)	177,262	*	177,262	—	—
M&M Arbitrage LLC(64)	109,598	*	109,598	—	—
M&M Arbitrage Offshore Ltd.(64)	284,306	*	284,306	—	—
Magnolia Charitable Trust, David A. Todd and Emily L. Todd, Trustees(30)	2,300	*	2,300	—	—
Maltz Family Foundation(17)	500	*	500	—	—
Marcia M. O'Rourke Combined Portfolio(9)	4,080	*	4,080	—	—
Margaret Lewis Furse et al. TUW of J.C. Lewis, Margaret Lewis Furse and Janet Lewis Peden, Trustees(30)	1,450	*	1,450	—	—
Margaret Lewis Furse et. al TUW of Meta Hawkins Lewis, Margaret Lewis Furse and Janet Lewis Peden, Trustees(30)	1,175	*	1,175	—	—
Mariani, Roger	400	*	400	—	—
Mark Orlandini Personal Portfolio(9)	750	*	750	—	—
Mark, Michael C.	2,000	*	2,000	—	—
Martha S. Senkiw Revocable Living Trust DTD 11/02/98 Martha S. Senkiw, TTEE(9)	490	*	490	—	—
Martin, Celia V.(102)	47,250	*	33,500	13,750	*
Marvin E. Nevins Personal Portfolio(9)	1,210	*	1,210	—	—
Mary Kunesh Combined Portfolio(9)	4,200	*	4,200	—	—
Mary L.G. Theroux Charitable Remainder Unitrust 5/14/96(30)	3,500	*	3,500	—	—
Mary L.G. Theroux Revocable Living Trust, U/A DTD 9/30/68(30)	3,100	*	3,100	—	—
Mary Lou R. Baggott Personal Portfolio(9)	2,180	*	2,180	—	—
Mason Family Trust established 2/16/99(103)	9,000	*	9,000	—	—
Massena, Darrin(17)	1,600	*	1,600	—	—
Master, Diane R.	500	*	500	—	—
Matthew Powers Schantz Minor's Trust(116)	37,500	*	37,500	—	—
Matz, Timothy B. and Jane F., JTWROS	1,000	*	1,000	—	—
Mavian, LLC(17)	675	*	675	—	—
McCarthy Investment Company, Inc.(192)	1,000	*	1,000	—	—
McClure, Melinda H.(34)	4,000	*	4,000	—	—
McCorkindale, Douglas H.	16,000	*	16,000	—	—
Melinda L. Eubel IRA(9)	1,070	*	1,070	—	—
Melissa J. Schantz Minor's Trust(125)	31,500	*	31,500	—	—
Meyer, Lawrence G.	13,500	*	13,500	—	—

MFP Partners, L.P.(104)	91,300	*	91,300	—	—
Miami University Endowment(17)	2,700	*	2,700	—	—
Miami University Foundation(17)	2,750	*	2,750	—	—
Michael & Andrea Dakin Combined Portfolio(9)	1,220	*	1,220	—	—
Michael and Jodi Powers Revocable Trust Dated 3/21/01(167)	7,000	*	7,000	—	—
Michael G. Lunsford IRA(9)	850	*	850	—	—
Michael G. Lunsford Personal Portfolio(9)	510	*	510	—	—
Michael J. Mathile Revocable Living Trust DTD 10/03/96(9)	2,970	*	2,970	—	—
Michael J. McQuiston IRA Rollover(9)	1,320	*	1,320	—	—
Michael J. Suttman Personal Portfolio(9)	820	*	820	—	—
Michael K. Stout IRA(9)	2,610	*	2,610	—	—
Michael, Jonathan E.(105)	17,750	*	4,000	13,750	*
Michael Power Rollover IRA(168)	20,400	*	20,400	—	—
Michelle Tagliamonte IRA Rollover(9)	660	*	660	—	—
Middleton Jr., John C.(30)	1,700	*	1,700	—	—
Middleton, Dorothy R.(30)	600	*	600	—	—
Military Seperannuation and Benefits Board of Trustee No. 1(12)	50,000	*	50,000	—	—
Milo Noble Personal Portfolio(9)	8,700	*	8,700	—	—
Milton V. Peterson Revocable Trust(107)	28,400	*	28,400	—	—
MM&B Holdings, LLC(109)	10,000	*	10,000	—	—
Moazami, Bijan(4)(34)	3,500	*	3,500	—	—
Moeller, Christian	3,400	*	3,400	—	—
Moors and Mendon Master Fund LP(110)	50,000	*	50,000	—	—
Morningstar Holdings L.P. Hardy Morningstar, General Partner(9)	2,900	*	2,900	—	—
Morris, Donald	15,000	*	15,000	—	—
Morton J. Harris Self Retirement Plan & Trust, Morton J. Harris, TTEE(190)	400	*	400	—	—
Morton J. Harris Trustee U/A/D 01/08/93 Mort Trust(190)	2,000	*	2,000	—	—
Mutual Financial Services Fund(69)	509,700	1.04%	509,700	—	—
Mutual Shares Fund(69)	2,365,900	4.84%	2,365,900	—	—
Mutual Shares Securities Fund(69)	449,300	*	449,300	—	—
MSMM US Small Cap Equity Fund(39)	14,600	*	14,600	—	—
Nardini, Lisa and Joseph (JTWROS)	1,000	*	1,000	—	—
Nayann B. Pazyniak IRA Rollover(9)	250	*	250	—	—
Neese Family Equity Investments Ltd.—Socially Restricted(17)	950	*	950	—	—
Neese Family Equity Investments, Ltd.(17)	1,725	*	1,725	—	—
Neil Hazel IRA Rollover(9)	7,000	*	7,000	—	—

Neil W. & Jeanne K. Hazel Joint Personal Portfolio(9)	1,900	*	1,900	—	—
Neil W. Hazel Personal Trust(9)	1,600	*	1,600	—	—
Neurosurgical Specialists Employees Pension Trust, Neurosurgical Specialists PEN TR PRI USD(186)	2,300	*	2,300	—	—
Newman, Claire Fleming	14,000	*	14,000	—	—
Newman, Tammy	2,000	*	2,000	—	—
Nguyen, Dr. Donald H. & Buffington, Lynn A. (JTWROS)(9)	470	*	470	—	—
Nicholas Applegate Capital Management U.S. Small Cap Value Fund(39)	48,500	*	48,500	—	—
Nilsen, Ronald and Carolyn	1,000	*	1,000	—	—
Nomura International PLC(4)(9)	50,000	*	50,000	—	—
O'Bannon, Mary M.(112)	16,700	*	4,200	12,500	*
O'Brien, Richard J.	5,000	*	5,000	—	—
O'Connor, Francis and Cynthia O'Connor (JTWROS)	1,000	*	1,000	—	—
O'Malley Seidler Partners Small Cap Growth Fund L.P.(17)	2,425	*	2,425	—	—
Oakes, John A.	6,000	*	6,000	—	—
Olson Limited Partnership III(113)	13,300	*	13,300	—	—
Optimum Small Cap Value Fund(12)	11,800	*	11,800	—	—
Overman, Dean and Linda (JTWROS)	10,000	*	10,000	—	—
OZ Domestic Partners II, L.P.(68)	67,628	*	67,628	—	—
OZ Domestic Partners, L.P.(68)	464,110	*	464,110	—	—
OZ Master Fund, Ltd.(68)	49,820	*	49,820	—	—
OZ Overseas Fund II, Ltd.(68)	247,700	*	247,700	—	—
OZ Overseas Fund, Ltd.(68)	1,239,306	2.54%	1,239,306	—	—
Paas, John T. & Julia M. (JTWROS)(9)	1,160	*	1,160	—	—
Pacific Century Trust #2(39)	95,700	*	95,700	—	—
Pamela S. Carroll Combined Portfolio(9)	390	*	390	—	—
Parsons, Thomas Branch	1,000	*	1,000	—	—
Partlow, Robert E.(114)	54,200	*	26,700	27,500	*
Patricia Meyer Dorn Combined Portfolio(9)	4,230	*	4,230	—	—
Patrick A. Mickley & Amy Jo Mickley Joint Personal Portfolio(9)	1,080	*	1,080	—	—
Patrick J. Coleman IRA Rollover(9)	1,490	*	1,490	—	—
Patrick L. & Jackie L. McGohan Joint Personal Portfolio(9)	1,290	*	1,290	—	—
Paul & Joan Strausbaugh Personal Portfolio(9)	1,330	*	1,330	—	—
Paul J. Routh IRA(9)	430	*	430	—	—
Paul R. & Dina E. Crnkovich Joint Personal Portfolio(9)	1,100	*	1,100	—	—
Paul R. Crnkovich IRA Rollover(9)	890	*	890	—	—
Peck Investments, LLC, Terry S. And Alan L. Peck, Managers(9)	1,440	*	1,440	—	—

Pennant Offshore Partners Ltd.(115)	172,900	*	172,900	—	—
Pennant Onshore Partners L.P.(115)	31,440	*	31,440	—	—
Pennant Onshore Qualified, L.P.(115)	95,660	*	95,660	—	—
Pennsylvania Treasury Department Tuition Account Program(9)	58,520	*	58,520	—	—
Penny, Christopher Flynn	5,000	*	5,000	—	—
Peter & Noreen McInnes Combined Portfolio(9)	4,450	*	4,450	—	—
Peter D. Senkiw Revocable Living Trust DTD 11/02/98 Peter D. Senkiw, TTEE(9)	430	*	430	—	—
Peter R. Newman IRA Rollover(9)	1,860	*	1,860	—	—
PG&E Retirement Plan(39)	68,900	*	68,900	—	—
PG&E Bargained(39)	8,000	*	8,000	—	—
Philip D. Caraci & Donna Caraci, Trustees, Revocable Trust Dated 5/11/00(169)	4,000	*	4,000	—	—
Philip H. Wagner Combined Portfolio(9)	9,000	*	9,000	—	—
PIMCO NACM Flex Cap Fund(39)	3,800	*	3,800	—	—
Pinchanski, Ruben	15,000	*	15,000	—	—
Pinnacle Oil Company(57)	7,500	*	7,500	—	—
Pitsinger, Todd and Geraldine	1,500	*	1,500	—	—
Pohanka Oldsmobile GMC Truck, Inc.(116)	365,700	*	365,700	—	—
Pohanka Virginia Properties, LLC(116)	271,000	*	271,000	—	—
Pohanka, Geoffrey P.	133,000	*	133,000	—	—
Points West International Investment, Ltd.(29)	112,750	*	112,750	—	—
Precept Capital Master Fund, L.P.(117)	15,000	*	15,000	—	—
Prosdocimi, Dorian	40,000	*	40,000	—	—
Provident Premier Master Fund Ltd.(118)	180,000	*	180,000	—	—
Pruett Family Partnership, Ltd.(30)	450	*	450	—	—
QVT Fund LP(119)	283,104	*	283,104	—	—
R. Duke Buchan III IRA, Bear Sterns Sec Corp Cust(65)	1,000	*	1,000	—	—
R&D Investment Partnership Combined Portfolio(9)	24,300	*	24,300	—	—
RNR, LLC(93)	192,000	*	192,000	—	—
Rabke Family Trust; Shirley P. Rabke, Trustee(30)	2,200	*	2,200	—	—
Rabke, Shirley P.(30)	4,000	*	4,000	—	—
Rainey, Kevin J.(30)	5,150	*	5,150	—	—
Ralph Pastore and Debbie Pastore TTEEs FBO Ralph Pastore Pension Plan(170)	2,000	*	2,000	—	—
Randy H. & Pamela F. Yoakum Joint Personal Portfolio(9)	1,650	*	1,650	—	—
Rapp, Teresa Ann(120)	36,000	*	16,000	20,000	*
Rasplicka, Paul J. and Jody K., TIC	11,900	*	11,900	—	—
RAWA Ltd.(9)	3,530	*	3,530	—	—
Raytheon Company Moderate DB/DC Fund(12)	47,300	*	47,300	—	—
Raytheon Company Specialty DB/DC Fund(12)	77,300	*	77,300	—	—

Raytheon Master Pension Trust(81)	18,300	*	18,300	—	—
Raytheon Master Pension Trust(12)	286,600	*	286,600	—	—
Real Estate Investment Trust Portfolio (The), a series of Delaware Pooled Trust(4)(53)	419,900	*	479,800	—	—
Real Estate Investment Trust Portfolio II (The), a series of Delaware Pooled Trust(4)(53)	46,100	*	46,100	—	—
Real Estate Investment Trust Series, a series of Delaware VIP Funds(4)(53)	569,400	1.17%	569,400	—	—
Realty Enterprise Fund, LLC(4)(121)	20,000	*	20,000	—	—
Requadt, Charles O. and Julie K. Requadt (JTWROS)(30)	3,200	*	3,200	—	—
Retirement Income Plan for Selective Insurance Company of America(184)	25,000	*	25,000	—	—
Rhode Island Employees' Retirement System(17)	86,125	*	86,125	—	—
Richard D. Smith Personal Portfolio(9)	470	*	470	—	—
Richard E. Holmes IRA Rollover(9)	1,230	*	1,230	—	—
Richard E. Holmes Revocable Living Trust DTD 08/25/94 Richard E. Holmes, TTEE(9)	10,600	*	10,600	—	—
Richard H. LeSourd, Jr. IRA—SEP(9)	1,930	*	1,930	—	—
Richard S. Bodman Revocable Trust dated 9/1/98(171)	15,000	*	15,000	—	—
Ridgeline Endoscopy Center LC Retirement Trust(17)	700	*	700	—	—
RIF Aggressive Equity Fund(39)	13,100	*	13,100	—	—
Riggs Qualified Partners(71)	25,000	*	25,000	—	—
Ripp, Henry (IRA)(172)	3,000	*	3,000	—	—
RNR I, LLC(72)	192,000	*	192,000	—	—
RNR II, LP(45)	373,000	*	373,000	—	—
Roach, Jennifer Personal Portfolio(9)	540	*	540	—	—
Robert A., Jr. & Diane W. Colaizzi Joint Personal Portfolio(29)	590	*	590	—	—
Robert Colaizzi IRA(9)	3,870	*	3,870	—	—
Robert H. Dunlap Irrevocable Trust #101 Dated 4/2/87(29)	1,600	*	1,600	—	—
Robert H. Meixner, Jr. Personal Portfolio(9)	4,300	*	4,300	—	—
Robert L. Kilian IRA Rollover(9)	550	*	550	—	—
Robert L. Kilian Trust U/A DTD 9/25/97 Robert L. Kilian TTEE(9)	1,320	*	1,320	—	—
Robert Lowry IRA(9)	410	*	410	—	—
Robert R. Ball IRA(9)	730	*	730	—	—
Robert R. Ball Revocable Inter Vivos Trust(9)	910	*	910	—	—
Robert W. Lowry Personal Portfolio(9)	1,460	*	1,460	—	—
Robert W. Withers SEP IRA(9)	640	*	640	—	—
Roger Lewis Benson IRA(173)	3,000	*	3,000	—	—
Ronald E. & Sharon S. Yoakum Joint Personal Portfolio(9)	3,690	*	3,690	—	—

Rones, Simone and Greg, JTWROS(34)	2,500	*	2,500	—	—
Roth, Judith S.	7,000	*	7,000	—	—
Rothstein, Allan	15,000	*	15,000	—	—
Rothstein, Cynthia	5,000	*	5,000	—	—
Rothstein, Steven	7,000	*	7,000	—	—
Rupli, Tim	550	*	550	—	—
Ryan, John M.(30)	800	*	800	—	—
SAB Capital Partners, LP(122)	66,216	*	66,216	—	—
SAB Overseas Fund, Ltd.(123)	84,284	*	84,284	—	—
Sachs, Michael M.	1,000	*	1,000	—	—
Sakka, Mohamed	10,000	*	10,000	—	—
Samuel W. Lumby Personal Portfolio(9)	1,580	*	1,580	—	—
Satellite FS Hedged Equity Master Fund, LLC(148)	150,000	*	150,000	—	—
SCCM Financial, Inc.(124)	3,000	*	3,000	—	—
Schoenholz, David A.(82)	14,000	*	4,000	10,000	*
Schultz, David E.	3,000	*	3,000	—	—
Schwimmer Investment Partnership(187)	650	*	650	—	—
Scott, Thomas W. and Emily Woods (JTTBE)	55,000	*	55,000	—	—
Scott Weiser Trustee of the Morris Trust U/A/D 12/31/1992(189)	850	*	850	—	—
Scudder Dreman Small Cap Value Fund(126)	593,300	*	593,300	—	—
Scudder Flag Investors Value Builder Fund(127)	100,000	*	100,000	—	—
Seamark Fund, LP(128)	20,000	*	20,000	—	—
Sean R. Convery Personal Portfolio(9)	460	*	460	—	—
Selective Insurance Company of America(184)	158,300	*	158,300	—	—
Semele Foundas IRA(9)	250	*	250	—	—
Semele Foundas Revocable Living Trust U/A DTD 9/15/97 Semele Foundas & David M. Morad Jr. TTEE(9)	3,250	*	3,250	—	—
Seneca Capital International Ltd.(129)	466,400	*	466,400	—	—
Seneca Capital L.P.(129)	121,900	*	121,900	—	—
Seneca Capital L.P. II(129)	2,000	*	2,000	—	—
Serena Ltd.(60)	20,610	*	20,610	—	—
Shannon, Thomas F.	5,000	*	5,000	—	—
Sharon A. Lowry IRA Robert W. Lowry, POA(9)	660	*	660	—	—
Silver Capital Fund, LLC(130)	23,575	*	23,575	—	—
Silver Group Fund, LP(12)	9,600	*	9,600	—	—
Singh, Rajendra & Neera	91,000	*	91,000	—	—
Slayton, Phyllis H.	1,500	*	1,500	—	—
Slayton, Robert	1,500	*	1,500	—	—
Slone, Rita	1,000	*	1,000	—	—
Slovan, Bruce	5,000	*	5,000	—	—

Sonnenfeld, Michael J.(131)	1,034,200	2.12%	809,200	200,000	*
Spolane, David and Marlene, JT TEN(30)	1,900	*	1,900	—	—
Springer, Jeffrey R. and Suzanne C.(133)	20,750	*	7,000	13,750	*
Springfield Retirement Board(12)	18,100	*	18,100	—	—
Stanley & Cynthia Rainey Combined Portfolio(9)	2,230	*	2,230	—	—
Steel, Patrick M.	1,000	*	1,000	—	—
Steele, James P., IRA(174)	3,000	*	3,000	—	—
Stephen & Cynthia Hopf Joint Personal Portfolio(9)	860	*	860	—	—
Stephens Group, Inc.(4)(12)	16,800	*	16,800	—	—
Stephens, Pamela D.(4)(12)	41,700	*	41,700	—	—
Stephens, Warren A.(4)(12)	12,300	*	12,300	—	—
Stephens, Wilton R. Jr.(4)(12)	41,300	*	41,300	—	—
Stephenson, James Truman and Diana H. Kaufman (JTWROS)	1,400	*	1,400	—	—
Sterling Grace Capital Management, LP(134)	13,000	*	13,000	—	—
Sterling Grace International, LLC(134)	13,000	*	13,000	—	—
Sterling Management Trust(135)	60,000	*	60,000	—	—
Steven & Victoria Conover Joint Personal Portfolio(9)	790	*	790	—	—
Steven A. Miller Revocable Living Trust U/A June 5, 1998 Steven A. Miller, C.E. Liesner TTEES(9)	2,800	*	2,800	—	—
Steven E. & Mary J. Ross Joint Personal Portfolio(9)	15,190	*	15,190	—	—
Steven K. Suttman IRA Rollover(9)	600	*	600	—	—
Steven W. Earman IRA Rollover(9)	440	*	440	—	—
Strategic Fund L.P.(6)	6,000	*	6,000	—	—
Sunova Offshore Ltd.(136)	550,300	1.13%	550,300	—	—
Sunova Partners, L.P.(136)	272,000	*	272,000	—	—
Susan Fogarty Bennett Trust(175)	5,000	*	5,000	—	—
Susan J. Gagnon Revocable Living Trust U/A 8/30/95 Susan J. Gagnon TTEE(9)	2,830	*	2,830	—	—
Susan J. Pohanka Declaration of Trust(182)	41,000	*	41,000	—	—
Susan P. Schantz Family Foundation(180)	37,300	*	37,300	—	—
SVS Asset Management, LLC(17)	1,425	*	1,425	—	—
SVS Asset Management, LLC(17)	1,375	*	1,375	—	—
SVS Dreman Small Cap Value Portfolio(126)	388,700	*	388,700	—	—
SVS II Scudder Dreman Small Cap Value Portfolio(17)(137)	149,100	*	149,100	—	—
Syburg, John F.	1,000	*	1,000	—	—
Talkot Crossover Fund, L.P.(46)	40,000	*	40,000	—	—
Tamar Ben-Dov Trust(25)	20,000	*	20,000	—	—
Tanya P. Hrinyo Pavlina Revocable Trust DTD 11/21/95 Tanya P. Hrinyo Pavlina TTEE(9)	2,030	*	2,030	—	—
Taube Family Foundation(17)	625	*	625	—	—

Taube Family Trust(17)	650	*	650	—	—
Taube Family Trust(17)	625	*	625	—	—
TCF Partners Limited Partnership(137)	20,000	*	20,000	—	—
Templer Investments(17)	8,350	*	8,350	—	—
Thiel, John D. and Patricia S. (JTWROS)	1,500	*	1,500	—	—
Third Point Offshore Fund Ltd.(29)	838,102	1.72%	838,102	—	—
Third Point Partners L.P.(29)	514,519	1.05%	514,519	—	—
Thomas A. & Nancy A. Miller Joint Personal Portfolio(9)	1,690	*	1,690	—	—
Thomas A. Miller IRA Rollover(9)	980	*	980	—	—
Thomas J. & Susan J. Maio Joint Personal Portfolio(9)	1,090	*	1,090	—	—
Thomas L. Hausfeld IRA(9)	500	*	500	—	—
Tierney Corporation (The)(185)	5,000	*	5,000	—	—
Timothy & Susanne Brabender Joint Personal Portfolio(9)	3,110	*	3,110	—	—
Timothy A. Pazyniak IRA Rollover(9)	3,880	*	3,880	—	—
Tinicum Partners, L.P.(63)	14,500	*	14,500	—	—
TNM Investments LTD Partnership(9)	350	*	350	—	—
Toby G. Weber Combined Portfolio(9)	4,520	*	4,520	—	—
Todd M. Morgan Trustee OT; Todd M. Morgan Separate Trust(4)	48,000	*	48,000	—	—
Todd, David A., Separate Property(30)	2,900	*	2,900	—	—
Tonkel, James Rock, Sr.	7,000	*	7,000	—	—
Tonkel, Jeffrey Bennett	3,000	*	3,000	—	—
Tonya S. Harmon Revocable Living Trust(9)	1,720	*	1,720	—	—
Topanga XI, Inc.(68)	63,552	*	63,552	—	—
Tower Capital, LLC(139)	95,000	*	95,000	—	—
Trimble, Carl K.	1,000	*	1,000	—	—
Trumpower, Gloria J.	1,000	*	1,000	—	—
Turman, Alford	450	*	450	—	—
Uchino, Gary and Joyce(140)	56,500	*	29,000	27,500	*
Uchino, Gary (IRA)(140)	20,000	*	20,000	—	—
United Capital Management, Inc.(141)	20,000	*	20,000	—	—
University of Rochester(17)	16,475	*	16,475	—	—
University of South Florida Foundation, Inc.(17)	5,500	*	5,500	—	—
University of Wisconsin Foundation(12)	1,100	*	1,100	—	—
Upnorth Investments, Ltd. Trust(9)	5,000	*	5,000	—	—
Van Der Meer, Peter	3,500	*	3,500	—	—
Vaquillas Investment, Ltd.(17)	2,100	*	2,100	—	—
Vartan, Steven C.	500	*	500	—	—
VentureSim, Inc.(142)	6,600	*	6,600	—	—
Vestal Venture Capital(106)	34,000	*	34,000	—	—
VG's Children's Trust Dated 12/17/97(143)	2,500	*	2,500	—	—

Vinyard, Joanne N. (IRA)(176)	1,000	*	1,000	—	—
Vivian D. Bichsel Personal Portfolio(9)	1,190	*	1,190	—	—
Wagner, Philip H.(9)	9,000	*	9,000	—	—
Wake Forest University Small Cap(39)	10,000	*	10,000	—	—
Wasatch Core Growth Fund(17)	883,025	1.81%	883,025	—	—
Wasatch Micro Cap Fund(17)	174,075	*	174,075	—	—
Wasatch Micro Cap Value Fund(17)	48,425	*	48,425	—	—
Wasatch Small Cap Value Fund(17)	443,050	*	443,050	—	—
Washburn, Christopher	5,000	*	5,000	—	—
Washington State Plumbing & Pipefitting(39)	15,500	*	15,500	—	—
Weaver, John M.	8,400	*	8,400	—	—
Weaver, John M. IRA(177)	11,600	*	11,600	—	—
Weidinger, Frederick W.	26,000	*	26,000	—	—
Weiman, Mitchell N.	3,000	*	3,000	—	—
Weinglass, Leonard(6)	9,400	*	9,400	—	—
Weitzel, Daniel and Georgia	2,000	*	2,000	—	—
Whalen, John and Linda Rabbitt	2,100	*	2,100	—	—
White, Craig and Deborah (JTWROS)	67,000	*	67,000	—	—
White, Dean and Barbara	600,000	1.23%	600,000	—	—
Wilbur L. & Evilina A. Brown JTWROS—All Cap Value(9)	800	*	800	—	—
Wilbur L. & Evilina A. Brown JTWROS—Small Cap Value(9)	440	*	440	—	—
William A. Hazel Revocable Trust(178)	13,300	*	13,300	—	—
William R. Nicoll IRA(179)	5,000	*	5,000	—	—
William and Jonell Gharst Combined Portfolio(9)	3,240	*	3,240	—	—
William R. and Priscilla B. Nicoll Trust(144)	5,000	*	5,000	—	—
William R. McCarty IRA Rollover(9)	1,820	*	1,820	—	—
William S. Kellogg Children's Trust FBO Jeffrey(17)	1,100	*	1,100	—	—
William S. Kellogg Children's Trust FBO Kurt(17)	1,100	*	1,100	—	—
William S. Kellogg Irrevocable Trust(17)	1,500	*	1,500	—	—
Wilson, Ann B.(30)	1,600	*	1,600	—	—
Wire Family Trust; Abraham A. Witteles and Karen G. Witteles, Trustees(145)	5,000	*	5,000	—	—
Wisconsin Alumni Research(39)	17,700	*	17,700	—	—
Wray & Todd Interests Ltd.(30)	14,700	*	14,700	—	—
Y & H Soda Foundation(17)	7,125	*	7,125	—	—
Yale University Separate Acct.(104)	33,700	*	33,700	—	—
Yaupon Fund Ltd.(146)	5,400	*	5,400	—	—
Yaupon Partners LP(146)	42,259	*	42,259	—	—
Yaupon Partners LP II(146)	2,341	*	2,341	—	—

Yvonne A. Grieco Revocable Living Trust DTD 7/19/01 Yvonne A. Grieco, TTEE(9)	1,240	*	1,240	—	—
Zachary, Norman and Ruth S. (JTWROS)	1,000	*	1,000	—	—
Zebrowitz, Stanley and Edith P. (JTWROS)	1,000	*	1,000	—	—
All other holders of common stock being registered under this registration statement(195)	8,093		8,093

Total:	43,935,110		43,328,933

*	Less than one percent (1%).
(1)	This registration statement shall also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant's outstanding shares of common stock.
(2)	Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering.
(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 48,835,876 shares of common stock outstanding as of January 31, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of any options to purchase common stock held by the selling stockholder; however, we did not assume exercise of any other holder's options.
(4)	The selling stockholder identified itself to us as an affiliate of a broker-dealer and represented to us that (a) the shares of common stock shown above as being offered by the selling stockholder were purchased by the selling stockholder in the ordinary course of business, and (b) at the time of such purchase, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute the shares of common stock.
(5)	Joseph Bonnem and Christopher Vulliez are the managing members of Cadmus Capital Management LLC, investment advisor to the fund. Mr. Bonnem and Mr. Vulliez have voting and investment power over the shares that this selling stockholder beneficially owns.
(6)	William D. Zantzinger, Jr., Partner, of Gardner Lewis Asset Management, LP, has voting and investment power over the shares that this selling stockholder beneficially owns.
(7)	Thomas S. Morgan has voting and investment power over the shares that this selling stockholder beneficially owns.
(8)	Bennett Alterman and A.H. Investments share voting and investment power over the shares that this selling stockholder beneficially owns.
(9)	Eubel Brady & Suttman Asset Management, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns.
(10)	Richard DiChillo has voting and investment power over the shares that this selling stockholder beneficially owns.
(11)	Paul Rasplicka and AIM Advisors, Inc. have voting and investment power over the shares that this selling stockholder beneficially owns.
(12)	Joe Huber, Director of Research of Hotchkis and Wiley Capital Management, LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.
(13)	Albert E. Shultz and Ruth P. Shultz, trustees, share voting and investment power over the shares that this selling stockholder beneficially owns.
(14)	Ken S. Perry has voting and investment power over the shares that this selling stockholder beneficially owns.
(15)	Raymond Garea has voting and investment power over the shares that this selling stockholder beneficially owns.
(16)	Joseph L. Garrett has voting and investment power over the shares that this selling stockholder beneficially owns.
(17)	Jim Larkins of Wasatch Advisors, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns.

(18)	R. Kevin Clinton, chief executive officer of the selling stockholder, and Frank H. Freund, chief financial officer of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.
(19)	A. Alex Porter, Paul E. Orlin, Jon Friedland, Geoff Hulme and CF Advisors LLC share voting and investment power over the shares that this selling stockholder beneficially owns.
(20)	A. Alex Porter, Paul E. Orlin, Jon Friedland, Geoff Hulme and Amici Capital LLC share voting and investment power over the shares that this selling stockholder beneficially owns.
(21)	Ann Wolashin has voting and investment power over the shares this selling stockholder beneficially owns.
(22)	Jay Spellman has voting and investment power over the shares that this selling stockholder beneficially owns.
(23)	Richard A. Kayne and Kayne Anderson Capital Advisors, LP, have voting or investment power over the shares that this selling stockholder beneficially owns.
(24)	Joel Beam and Paul Gray share voting and investment power over the shares that this selling stockholder beneficially owns.
(25)	Zohar Ben-Dov has voting and investment power over the shares that this selling stockholder beneficially owns.
(26)	Mr. Auen is a former senior vice president. Includes 3,972 shares of restricted stock and 7,500 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(27)	Richard A. Horstmann, custodian, has voting and investment power over the shares that this selling stockholder beneficially owns.
(28)	Mark Metsenbach has voting and investment power over the shares that this selling stockholder beneficially owns.
(29)	Daniel S. Loeb and Third Point Management Co., LLC have voting or investment power over the shares that this selling stockholder beneficially owns.
(30)	Satellite Asset Management, L.P. and Lief Rosenblatt, Mark Sonnino, Gabriel Nechamkin, Christopher Juzzo, Brian Krictcher, Stephen Shapiro and David Ford share voting and investment power over the shares that this selling stockholder beneficially owns. Lief Rosenblatt, Mark Sonnino, Gabriel Nechamkin, Christopher Juzzo, Brian Krictcher, Stephen Shapiro and David Ford share voting and investment power over the shares that this selling stockholder beneficially owns by virtue of control over Satellite Asset Management, L.P. These individuals disclaim beneficial ownership.
(31)	Greg Kinczewski of Marco Consulting has voting and investment power over the shares that this selling stockholder beneficially owns.
(32)	Rajesh Shamlal Idnani and Blueprint Capital Management LLC share voting and investment power over the shares that this selling stockholder beneficially owns.
(33)	Orin S. Kramer has voting and investment power over the shares that this selling stockholder beneficially owns.
(34)	This selling stockholder is an employee of Friedman, Billings, Ramsey & Co., Inc. but is not an affiliate of Friedman, Billings, Ramsey & Co., Inc.
(35)	Mr. Buczynski is one of our executive vice presidents. Includes 35,455 shares of restricted stock and 10,000 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(36)	Mr. Busick is one of our senior account executives.
(37)	Mr. Camarena is one of our senior vice presidents. Includes 25,000 shares of restricted stock and 7,500 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(38)	Mr. Camp is one of our senior vice presidents. Includes 20,000 shares of restricted stock and 7,500 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(39)	This selling securityholder has delegated full authority to Nicholas-Applegate Capital Management as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.
(40)	Craig White, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(41)	Mr. Ciceric is one of our account executives.
(42)	A. James Clark, Lawrence C. Nussdorf, and Robert J. Flanagan share voting and investment power over the shares that this selling stockholder beneficially owns.
(43)	Joel Beam and Paul Gray share voting and investment power over the shares that this selling stockholder beneficially owns.
(44)	This selling stockholder is an executive officer of Friedman, Billings, Ramsey & Co., Inc.

(45)	W. Russell Ramsey, Managing Member, of Ramsey Asset Management GP, LLC, has voting and investment control over the shares that this selling stockholder beneficially owns.
(46)	Thomas B. Akin, Managing General Partner of Talkot Capital, LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.
(47)	Charles Raymond Langston, III has voting and investment power over the shares that this selling stockholder beneficially owns.
(48)	Robert H. Alpert has voting and investment power over the shares that this selling stockholder beneficially owns.
(49)	Darell Krasnoff has voting and investment power over the shares that this selling stockholder beneficially owns.
(50)	David E. Sorensen has voting and investment power over the shares that this selling stockholder beneficially owns.
(51)	Mr. Engelman is a member of our board of directors. Includes 10,000 shares of restricted stock held by Mr. Engelman and 3,750 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(52)	Dan Azzi has voting and investment power over the shares that this selling stockholder beneficially owns.
(53)	Delaware Management Business Trust, investment advisor, has voting and investment power over the shares that this selling stockholder beneficially owns. Delaware Management Business Trust is a subsidiary of Lincoln National Corporation. The Board of Directors of Lincoln National Corporation includes the following natural persons who may be deemed to have voting and investment power over the shares: William J. Avery, J. Patrick Barrett, Thomas D. Bell, Jon A. Boscia, Jenne K. Britell, Ph.D., John G. Drosdick, Eric G. Johnson, M. Leanne Lachman, Michael F. Mee, Ron J. Ponder, Ph.D., Jill S. Ruckelshaus and Glenn F. Tilton.
(54)	QVT Financial LP has voting and investment control over the Registrable Securities held by Deutsche Bank AG London. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Registrable Securities held by Deutsche Bank AG London.
(55)	Alec Rutherford, Managing Member of Drake Asset Management LLC, has voting and investment power over the shares that this selling stockholder beneficially owns. Alexander W. Rutherford is the portfolio manager for Drake Asset Management LLC.
(56)	Mr. Eckert is the chairman of our board of directors. Includes 20,000 shares of restricted stock held by Mr. Eckert and 7,500 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(57)	Guy O. Dove, III has voting and investment power over the shares that this selling stockholder beneficially owns.
(58)	Douglas K. Bratton, sole shareholder of DKB Management, Inc., the general partner of BF Investments, L.P., has voting and investment power over the shares that this selling stockholder beneficially owns.
(59)	E. Ann Marie Johnson, trustee, and Jay D. Johnson, trustee, share voting and investment power over the shares that this selling stockholder beneficially owns.
(60)	Karsch Capital Management, LP has voting and investment power over the shares that this selling stockholder beneficially owns. The general partner of Karsch Capital Management, LP is Karsch Management GP, LLC. The sole member of Karsch Management GP, LLC is Michael Karsch.
(61)	Steven Parker, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(62)	David J. Williams has voting and investment power over the shares that this selling stockholder beneficially owns.
(63)	Monica R. Landry, Managing Member of Farallon Partners, L.L.C., has voting and investment power over the shares that this selling stockholder beneficially owns.
(64)	John F. Mangan, Jr., Managing Member of Mangan & McColl Partners LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.
(65)	R. Duke Buchan III has voting and investment power over the shares that this selling stockholder beneficially owns.
(66)	Ardon E. Moore has voting and investment power over the shares that this selling stockholder beneficially owns.
(67)	William R. Feiler and Cecelia F. Feiler share voting and investment power over the shares that this selling stockholder beneficially owns.
(68)	Daniel S. Och, senior managing member of OZ Management, LLC, which is the investment manager of the selling stockholder, may be deemed to have voting or investment power over the shares that this selling stockholder beneficially owns.

(69)	Franklin Mutual Advisers, LLC, the adviser to the undersigned has sole investment and voting power over the shares that this selling stockholder beneficially owns. Franklin Mutual Advisers, LLC disclaims any beneficial ownership in the shares. Franklin Mutual Advisors, LLC is an indirect wholly owned subsidiary of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. includes the following natural persons who may be deemed to have voting and investment power over the shares: Harmon E. Burns, Charles Crocker, Robert D. Joffe, Charles B. Johnson, Rubert H. Johnson, Jr., Thomas H. Kean, James A. McCarthy, Chutta Ratnathicam, Peter M. Sacerdote, Anne M. Tatlock and Louis E. Woodworth.
(70)	Richard T. Freilich and Tara A. Freilich share voting and investment power over the shares that this selling stockholder beneficially owns.
(71)	Philip J. Timyan has voting and investment power over the shares that this selling stockholder beneficially owns.
(72)	W. Russell Ramsey has voting and investment power over the shares that this selling stockholder beneficially owns.
(73)	Michael A. Elrad, Senior Managing Partner of GEM Value Partners L.L.C., the general partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.
(74)	Mr. George is one of our senior vice presidents. Includes 12,500 shares of restricted stock and 3,750 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(75)	David Einhorn has voting and investment power over the shares that this selling stockholder beneficially owns.
(76)	Clark D. Gridley has voting and investment power over the shares that this selling stockholder beneficially owns.
(77)	Chaim Gross, president of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.
(78)	Mr. Hagan is one of our executive vice presidents. Includes 40,000 shares of restricted stock held by Mr. Hagan and 10,000 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(79)	Reed E. Halladay and Christine A.S. Halladay, co-trustees, share voting and investment power over the shares that this selling stockholder beneficially owns.
(80)	R. Dixon H. Harvey Jr., has voting and investment power over the shares that this selling stockholder beneficially owns.
(81)	William Nasgovitz and Heartland Advisors, Inc. have voting and investment power over the shares that this selling stockholder beneficially owns.
(82)	Mr. Schoenholz is a member of our board of directors. Includes 10,000 shares of restricted stock that are not being registered on this registration statement.
(83)	Michael E. Barna has voting and investment power over the shares that this selling stockholder beneficially owns.
(84)	Edwin J. Eckert and Susan R. Eckert are the brother and sister-in-law of our chairman, Thomas D. Eckert.
(85)	Philip J. Facchina has voting and investment power over the shares that this selling stockholder beneficially owns.
(86)	Mr. Howard is one of our vice presidents. Includes 500 shares underlying options that vested on December 31, 2004 not being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(87)	Duke Buchan III and Hunter Advisors LLC, general partner of the selling stockholder, have voting and investment power over the shares that this selling stockholder beneficially owns.
(88)	James Dierberg has voting and investment power over the shares that this selling stockholder beneficially owns.
(89)	Mr. Jacobs is one of our senior vice presidents. Includes 12,500 shares of restricted stock and 3,750 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(90)	JMG Capital Partners, L.P.'s general partner is JMG Capital Management, LLC, which is a registered investment adviser. JMG Captial Management, LLC has voting and dispositive power over JMG Capital Partners' investments. The equity interests of JMG Capital Management LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser is the Executive Officer and Director of JMG Captial Management, Inc. and has sole investment discretion over JMG Capital Partners, L.P's portfolio holdings.
(91)	JMG Triton Offshore Fund, Ltd.'s (the "Fund") investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the "Manager"). The Manager is a registered investment advisor with voting and dispositive power over the Fund's investments. The equity interests of the Manger are owned by Pacific Capital Management, Inc. ("Pacific") and Asset Alliance Holding Corp. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David, and Messrs. Glaser and Ricter have sole investment discretion over the Fund's portfolio holdings.

(92)	Michael Karsch, Managing Member of Karsch Associates, LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.
(93)	W. Russell Ramsey has voting and investment power over the shares that this selling stockholder beneficially owns.
(94)	Paul J. Hill has voting and investment power over the shares that this selling stockholder beneficially owns.
(95)	Steven Spector has voting and investment power over the shares that this selling stockholder beneficially owns.
(96)	LMM LLC has voting and investment power over the shares that this selling stockholder beneficially owns. LMM LLC, a registered investment advisor, is manager for the Legg Mason Opportunity Trust, a registered investment company. William H. Miller III is the managing member of LMM LLC.
(97)	Kenneth Rickel has voting and investment power over the shares that this selling stockholder beneficially owns.
(98)	Richard Slone has voting and investment power over the shares that this selling stockholder beneficially owns.
(99)	Andrew Sproule Love has voting and investment power over the shares that this selling stockholder beneficially owns.
(100)	Dr. Walter B. and Delaney H. Lundberg share voting and investment power over the shares that this selling stockholder beneficially owns.
(101)	Allan R. Lyons, managing partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.
(102)	Ms. Martin is a member of our board of directors. Includes 10,000 shares of restricted stock and 3,750 shares underlying options that vested on December 31, 2004, none of which are being registered on this registration statement.
(103)	Mark K. Mason and Tracy K. Mason, trustees, share voting and investment power over the shares that this selling stockholder beneficially owns.
(104)	Michael Price, Managing Partner of MFP Investors, LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.
(105)	Mr. Michael is a member of our board of directors. Includes 10,000 shares of restricted stock and 3,750 shares underlying options that vested on December 31, 2004, none of which are being registered on this registration statement.
(106)	Israel A. Englander, Straight Drive, LLC, Millennium Partners, LP, and Millenium Management LLC share voting and investment power over the shares that this selling stockholder beneficially owns.
(107)	Milton V. Peterson, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(108)	Chris Mackrinson and JP Morgan Ventures Corporation have voting and investment power over the shares that this selling stockholder beneficially owns.
(109)	Marshall Ezralow, as trustee of the Ezralow Family Trust, Marc Ezralow, as trustee of the Marc Ezralow 1997 Trust, and Bryan Ezralow, as trustee of the Bryan Ezralow 1994 Trust, share voting and investment power over the shares that this selling stockholder beneficially owns.
(110)	Anton Schutz, director of Moors and Mendon Capital Company Ltd., general partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.
(111)	Jonathan Vinnick has voting and investment power over the shares that this selling stockholder beneficially owns.
(112)	Ms. O'Bannon is one of our senior vice presidents. Includes 10,000 shares of restricted stock and 2,500 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(113)	Gretchen M. Randolph and OLP III share voting and investment power over the shares that this selling stockholder beneficially owns.
(114)	Mr. Partlow is our chief financial officer and one of our senior vice presidents. Includes 20,000 shares of restricted stock and 7,500 shares underlying options that vested on December 31, 2004, none of which are being registered on this registration statement.
(115)	Alan Fournier, through Pennant Capital Management, LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.
(116)	Geoffrey P. Pohanka, president, has voting and investment power over the shares that this selling stockholder beneficially owns.
(117)	D. Blair Baker has voting and investment power over the shares that this selling stockholder beneficially owns.
(118)	Irv Kessler and Provident Advisors LLC have voting or investment power over the shares that this selling stockholder beneficially owns.

(119)	Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Associates GP LLC has appointed QVT Financial LP as the investment manager for QVT Fund LP. Accordingly, QVT Financial LP has voting and investment control over the Registrable Securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Registrable Securities held by QVT Fund LP.
(120)	Ms. Rapp is one of our senior vice presidents. Includes 15,000 shares of restricted stock and 5,000 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(121)	Christopher Weil, John Wells, James Kropp, as officers of CWC Asset Advisors, Inc., which is the managing member of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.
(122)	Scott A. Bommer, managing member of SAB Capital Advisors, LLC, which is the general partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.
(123)	Scott A. Bommer, managing member of SAB Capital Management LLC, general partner of SAB Overseas Capital Management, LP, which is the investment manager of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.
(124)	Robert Slayton has voting and investment power over the shares that this selling stockholder beneficially owns.
(125)	Steven Parker, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(126)	Nelson Woodard, Managing Director of Dreman Value Management, LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.
(127)	Hobart C. Buppert, II, Alex, Brown Investment Management and Scudder Flag Investors Value builderfund have voting or investment power over the shares that this selling stockholder beneficially owns.
(128)	John D. Fraser, David T. Harrington and Seamark Capital, LP share voting and investment power over the shares that this selling stockholder beneficially owns.
(129)	Dough Hirsch has voting and investment power over the shares that this selling stockholder beneficially owns.
(130)	Bruce Silver has voting and investment power over the shares that this selling stockholder beneficially owns.
(131)	Mr. Sonnenfeld is our president and chief executive officer and a member of our board of directors. Includes 100,000 shares of restricted stock, fully-vested options to purchase 85,600 shares of common stock, 14,400 shares of common stock purchased through vested options, and 25,000 shares underlying options that vested on December 31, 2004, none of which is being registered on this registration statement.
(132)	Darren Ross, Portfolio Manager, and Aaron Wolfson, general partner of Abaham Wolfson, L.P., share voting and investment power over the shares that this selling stockholder beneficially owns.
(133)	Mr. Springer is a member of our board of directors. Includes 10,000 shares of restricted stock and 3,750 shares underlying options that vested on December 31, 2004, none of which are being registered on this registration statement.
(134)	Peter Metz has voting and investment power over the shares that this selling stockholder beneficially owns.
(135)	Peter Sterling has voting and investment power over the shares that this selling stockholder beneficially owns.
(136)	Matthew Byrnes and Felice Gelman share voting and investment power over the shares that this selling stockholder beneficially owns.
(137)	Edward L. Cohen has voting and investment power over the shares that this selling stockholder beneficially owns.
(138)	Mirella Jana Affron, Executrix of the estate, has voting and investment power over the shares that this selling stockholder beneficially owns.
(139)	Albert Abramson, Gary M. Abramson, Ronald D. Abramson and Jeffrey S. Abramson share voting and investment power over the shares that this selling stockholder beneficially owns.
(140)	Mr. Uchino is our chief credit officer and one of our senior vice presidents. Includes 20,000 shares of restricted stock held by Mr. Uchino and 7,500 shares underlying options that vested on December 31, 2004, none of which are being registered under the registration statement of which this prospectus forms a part or sold in the offering hereunder.
(141)	James A. Lustig has voting and investment power over the shares that this selling stockholder beneficially owns.
(142)	Joseph H. Szymanski, Donald P. McDougall, James A. Syme and Daniel W. Huthwaite share voting and investment power over the shares that this selling stockholder beneficially owns.
(143)	Gary Berman has voting and investment power over the shares that this selling stockholder beneficially owns.

(144)	William R. Nicoll has voting and investment power over the shares that this selling stockholder beneficially owns.
(145)	Abraham A. Witteles and Karen G. Witteles, trustees, share voting and investment power over the shares that this selling stockholder beneficially owns.
(146)	Robert F. Leitzow Jr. has voting and investment power over the shares that this selling stockholder beneficially owns.
(147)	Dale F. Jacobs has voting and investment power over the shares that this selling stockholder beneficially owns.
(148)	Millennium Partners, L.P., a Cayman Island exempted company, is the sole member of Grandview, LLC. Millennium Management, LLC, a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., and consequently has voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the sole managing member of Millennium Management, LLC. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, LLC. The foregoing should not be construed in and of itself as an admission by either Millennium Management, LLC or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners. Millennium Partners, L.P. owns directly or indirectly Millenco, L.P., Millennium Trading Co., L.P. and Millennium Funding Associates, LLC, and may be deemed to be an affiliate, either through common ownership or common control, of Israel A. Englander & Co., each of which is a registered broker-dealer.
(149)	Mr. Hopper is our Regional Vice President—Plains Retail. Includes 1,250 shares underlying options that vested on December 31, 2004, which are not being registered on this registration statement.
(150)	Andrew F. Dixon has voting and investment power over the shares that this selling stockholder beneficially owns.
(151)	This selling stockholder has represented to us that it is a registered Investor Advisor and is exempt from reporting the entity that has voting and investment power over the shares.
(152)	Bert Fingerhut has voting and investment power over the shares that this selling stockholder beneficially owns.
(153)	Pat H. Swanson has voting and investment power over the shares that this selling stockholder beneficially owns.
(154)	Craig White has voting and investment power over the shares that this selling stockholder beneficially owns.
(155)	Dennis J. Mykytyn has voting and investment power over the shares that this selling stockholder beneficially owns.
(156)	James Dierberg has voting and investment power over the shares that this selling stockholder beneficially owns.
(157)	Edward J. Nusrala has voting and investment power over the shares that this selling stockholder beneficially owns.
(158)	Eve Z. Mykytyn has voting and investment power over the shares that this selling stockholder beneficially owns.
(159)	Gary Bernman has voting and investment power over the shares that this selling stockholder beneficially owns.
(160)	George L. McCabe, Jr. has voting and investment power over the shares that this selling stockholder beneficially owns.
(161)	J. Page Lansdale has voting and investment power over the shares that this selling stockholder beneficially owns.
(162)	James Clark Lee has voting and investment power over the shares that this selling stockholder beneficially owns.
(163)	Jean M. Dixon has voting and investment power over the shares that this selling stockholder beneficially owns.
(164)	Harry K. Kantarian has voting and investment power over the shares that this selling stockholder beneficially owns.
(165)	Richard Horstmann has voting and investment power over the shares that this tselling stockholder beneficially owns.
(166)	T. Ferguson Locke has voting and investment power over the shares that this selling stockholder beneficially owns.
(167)	Michael and Jodi Powers have voting and investment power over the shares that this selling stockholder beneficially owns.
(168)	Michael Powers has voting and investment power over the shares that this selling stockholder beneficially owns.
(169)	Philip D. and Donna Caraci, trustees, have voting and investment power over the shares that this selling stockholder beneficially owns.
(170)	Ralph and Debbie Pastore have voting and investment power over the shares that this selling stockholder beneficially owns.
(171)	Richard S. Bodman, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(172)	Henry Zipp has voting and investment power over the shares that this selling stockholder beneficially owns.
(173)	Roger Lewis Benson has voting and investment power over the shares that this selling stockholder beneficially owns.
(174)	James P. Steele has voting and investment power over the shares that this selling stockholder beneficially owns.
(175)	Susan Fogarty Bennett has voting and investment power over the shares that this selling stockholder beneficially owns.
(176)	Joanne N. Vinyard has voting and investment power over the shares that this selling stockholder beneficially owns.
(177)	John M. Weaver has voting and investment power over the shares that this selling stockholder beneficially owns.

(178)	William A. Hazel, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(179)	William R. Nicoll has voting and investment power over the shares that this selling stockholder beneficially owns.
(180)	John J. Pohanka, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(181)	Leonard S. Kay has voting and investment power over the shares that this selling stockholder beneficially owns.
(182)	Susan Pohanka Schantz, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(183)	Robert Janecek has voting and investment power over the shares that this selling stockholder beneficially owns.
(184)	Kerry A. Guthrie has voting and investment power over the shares that this selling stockholder beneficially owns.
(185)	Ann Tierney Smith has voting and investment power over the shares that this selling stockholder beneficially owns.
(186)	Dr. Leonard Kranzler has voting and investment power over the shares that this selling stockholder beneficially owns.
(187)	Judy Rago has voting and investment power over the shares that this selling stockholder beneficially owns.
(188)	Lorraine B. Goldman and Sally G. Wascher, co-trustees, have voting and investment power over the shares that this selling stockholder beneficially owns.
(189)	Scott Weiser, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(190)	Morton J. Harris, trustee, has voting and investment power over the shares that this selling stockholder beneficially owns.
(191)	Federico Fabbri has voting and investment power over the shares that this selling stockholder beneficially owns.
(192)	Michael McCarthy has voting and investment power over the shares that this selling stockholder beneficially owns.
(193)	Thomas Forsha has voting and investment power over the shares that this selling stockholder beneficially owns.
(194)	Donald Ohman Johnson and Jay D. Johnson, trustees, have voting and investment power over the shares that this selling stockholder beneficially owns.
(195)	The number of shares included in these columns represents shares of common stock owned by stockholders who have not yet been specifically identified. Only those selling stockholders specifically identified above may sell their shares pursuant to this prospectus. Information concerning other stockholders who wish to become selling stockholders will be set forth in amendments to the registration statement of which this prospectus forms a part or supplements to this prospectus from time to time, if and when required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Revolving Line of Credit, Bridge Loan.    At December 31, 2002, we had a $12.0 million revolving line of credit with PRB Financial Services, Inc., a Texas corporation, which subsequently assigned all of its interest in the revolving line of credit to PRB Financial Services, a Texas general partnership and shareholder of our predecessor, Fieldstone Holdings. The loan was guaranteed by all of the shareholders of Fieldstone Holdings, including Michael J. Sonnenfeld. The loan was subordinated to our warehouse lines and repurchase facilities. This revolving line was increased to $32.8 million on September 15, 2003. We repaid the loan in full on November 14, 2003, and subsequently terminated this line of credit. As of December 31, 2002, the balance outstanding was $12.0 million. The interest rate on this facility was the prime rate and it was to have matured on October 30, 2008. For the years ended December 31, 2003 and 2002, we recognized interest expense on this debt of $0.5 million and $0.6 million, respectively.

        Loans to Officers.    In October 2000, our President and Chief Executive Officer, Michael J. Sonnenfeld, borrowed $765,301 from PRB Financial Services to purchase shares of common stock of our predecessor, Fieldstone Holdings, in a recapitalization transaction. The purchased shares were pledged to secure the loan. This loan accrued interest at the prime rate. This loan was repaid in full, together with $133,000 in accrued interest, on November 14, 2003. In the second and third quarter of 2003, we advanced a total of $60,000 to Walter P. Buczynski, our Executive Vice President, Secondary Marketing, against future earnings during his employment with us. This advance was repaid in full, without interest, on December 30, 2003.

        Option Grants to Directors and Named Executive Officers.    In November 2003, February 2004 and August 2004, we granted options to purchase shares of our common stock to each of the directors and named executive officers named below. Unless otherwise noted in the table below, the options were granted in November 2003, the exercise price of the options is $15 per share, and the options vest over a four-year period. All of the option grants were made pursuant to our Stock Plan.

Name	Outstanding Options as of December 31, 2004
Thomas D. Eckert	30,000
David S. Engelman	15,000
Celia V. Martin	15,000
Jonathan E. Michael	15,000
David A. Schoenholz	15,000	(1)
Jeffrey R. Springer	15,000
Michael J. Sonnenfeld	200,000	(2)
Walter P. Buczynski	40,000
John C. Camp, IV	30,000
John C. Kendall	10,000	(3)
Robert G. Partlow	30,000

(1)
Mr. Schoenholz's options were granted in August 2004, and the exercise price is $15.25.

(2)
85,600 of Mr. Sonnenfeld's outstanding options vested following the closing of the 144A Offering.

(3)
Mr. Kendall's options were granted in February 2004, and the exercise price is $19.25.

        Issuance of Restricted Stock to Directors and Executive Officers.    In November 2003, February 2004 and August 2004, we issued restricted stock to each of the directors and named executive officers listed below. Unless otherwise noted below the restricted stock was issued in November 2003. All of these issuances of restricted stock were made under our Stock Plan.

Name	Restricted Stock(1) as of December 31, 2004
Thomas D. Eckert	20,000
David S. Engelman	10,000
Celia V. Martin	10,000
Jonathan E. Michael	10,000
David A. Schoenholz	10,000	(2)
Jeffrey R. Springer	10,000
Michael J. Sonnenfeld	100,000
Walter P. Buczynski	35,455
John C. Camp, IV	20,000
John C. Kendall	5,000	(3)
Robert G. Partlow	20,000

(1)
Subject to forfeiture over a 4-year vesting period, subject to ratable forfeiture.

(2)
Mr. Schoenholz's restricted stock was issued in August 2004.

(3)
Mr. Kendall's restricted stock was issued in February 2004.

        Sale of Stock to Our President and Chief Executive Officer.    On November 14, 2003, as part of the 144A Offering, we sold 33,340 shares of our common stock to Michael J. Sonnenfeld at $15.00 per share, for an aggregate purchase price of $500,100.

        Voting Agreement.    On October 28, 2004, we entered into a voting agreement with FBR pursuant to which FBR will vote all of the shares of common stock held by FBR in excess of 3% of the outstanding shares of our common stock in the same proportion that our other stockholders vote their shares of common stock with respect to any proposal submitted to the stockholders for a vote. The voting agreement shall remain in place until FBR no longer owns any shares of common stock.

        Engagement Letter.    In connection with the closing of the 144A Offering, we entered an agreement to use FBR to provide a wide variety of financial advisory, lead underwriting and other investment banking services for three years on agreed economic terms. To date, we have not used FBR's services or compensated FBR under the terms of that agreement. On October 28, 2004, we replaced our original agreement with FBR with an amended and restated agreement in which we agreed to use FBR as a co-managing underwriter or co-placement agent and sole book runner in any public or private offering of our equity securities through November 14, 2005. The amended and restated agreement does not commit us to use FBR for any other financial advisory or investment banking services and does not commit us to compensate FBR for its services in an equity offering other than as we mutually agree at the time of any such transaction.

        We believe that all of the transactions described above were in our best interests and on terms no less favorable to us than could have been obtained from unaffiliated third parties. All of the securities referenced above, with the exception of the restricted stock, were sold at prices equal to the fair market value, as determined by our board of directors, on the date of issuance.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information About Fieldstone Investment Corporation" on page 194.

General

        Our charter provides that we may issue up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having par value $0.01 per share. As of March 28, 2005, 48,835,876 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Maryland law provides that none of our stockholders is personally liable for any of our obligations solely as a result of that stockholder's status as a stockholder.

Voting Rights of Common Stock

        Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph.

Dividends, Liquidation and Other Rights

        Holders of our shares of common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

        Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of our common stock have equal dividend, liquidation and other rights.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock (including preferred stock), to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

        Our charter authorizes our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board will be required by Maryland law and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of March 28, 2005, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

        As a REIT, under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year starting in 2004, our first full year after electing REIT status. Also, no more than 50% of the value of our outstanding shares of capital stock (after taking into account options to acquire shares of stock) may be owned, directly or constructively, by 5 or fewer individuals (as defined in the Internal Revenue Code to include certain entities) as of December 31, 2004, the end of our first full year after electing REIT status. In addition, although the law on the matter is unclear, a tax might be imposed if we hold a taxable mortgage pool and will be imposed on us if we hold a residual interest in a REMIC, and if certain types of entities hold our shares.

        Because our board of directors believes that it is essential for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and will prohibit certain entities from owning our shares. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our outstanding shares of capital stock. In addition, our charter prohibits the following entities from owning our shares: the United States; any state or political subdivision of the United States; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer's cooperative described in Section 521 of the Internal Revenue Code, that is exempt from both income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and any rural electrical or telephone cooperative.

        Our charter also prohibits any person from (i) beneficially owning shares of our capital stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Under the terms of our charter, our board of directors may grant an exception to the 9.8% ownership limit to, and establish a higher ownership limit for, a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 9.8% limit would not jeopardize our qualification as a REIT. FBR is currently deemed to beneficially own (as determined under the terms of our charter) 9.71% of our common stock. FBR has indicated its intention to make a market in our common stock. As a result of this market making, FBR has advised the Company that it may from time to time beneficially own (as determined under the terms of our charter) more than 9.8% of our common stock. In accordance with our charter, FBR requested a waiver from our board of directors to own up to 12% of our common stock (in value or number of shares, whichever is more restrictive) for the period beginning November 10, 2003 and ending December 13, 2004, which period was extended by our board of directors through April 4, 2005, FBR has provided our board of directors with information and representations to establish that FBR's ownership would not jeopardize our qualification as a REIT. In order to provide FBR the ability to engage in market making transactions, our board of directors determined that it was advisable to grant this waiver request and extension.

        All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of the owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such owner's beneficial ownership on Fieldstone Investment's status as a REIT and to ensure compliance with the ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

        The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our charter and our bylaws. See "Where You Can Find More Information About Fieldstone Investment Corporation" on page 194 for how to obtain copies of our charter and our bylaws.

Number of Directors; Vacancies

        Our charter and bylaws provide that the number of our directors shall be seven and may only be increased or decreased by a vote of a majority of the members of our board of directors. Our charter provides that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Removal of Directors

        Our charter provides that a director may be removed only with cause and upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for 5 years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

  •
  any person or entity who beneficially owns 10% or more of the voting power of our stock; or

  •
  an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

        A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by them.

        After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of capital stock; and

  •
  two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.

        Our charter contains a provision exempting us from the provisions of the Maryland business combination statute.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders' meeting.

        If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

        Our bylaws contain a provision exempting any and all acquisitions of our shares of stock from the control shares provisions of Maryland law. Nothing prevents our board of directors from amending or repealing this provision in the future.

Amendment of Charter

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the corporation's charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph.

Limitation of Liability and Indemnification

        Our charter limits the liability of our directors and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the director that was material to the cause of action adjudicated.

        Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former director or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law will prohibit us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or if the director or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by him or her to repay the amount reimbursed by us if the standard of conduct is not met.

Operations

        We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

        Our charter provides for us to have a perpetual existence. Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of capital stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Stockholders

        Under our bylaws, annual meetings of stockholders are to be held upon reasonable notice and not less than 30 days after delivery of our annual report as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the Chairman of our board of directors, our President or our Secretary upon the written request of the holders of common stock entitled to cast not less than 25% of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of directors; or

  •
  by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of directors; or

  •
  provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws will not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        The fiduciary duty and control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the provisions of our charter on the removal of directors and the restrictions on the transfer of shares of capital stock, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the shares of common stock or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

        As of March 28, 2005, we had outstanding 48,835,876 shares of common stock and options to purchase an additional 731,350 shares of common stock. Our common stock was held by two holders of record. The two holders of record include Cede & Co., which holds shares on behalf of The Depository Trust Company, which itself holds shares on behalf of in excess of 380 beneficial owners of our common stock. All of the shares of common stock sold by the selling stockholders will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by any "affiliate" (as defined in the Securities Act) of ours. The shares of common stock that are held by our affiliates are "restricted shares" for purposes of Rule 144 under the Securities Act and may not be sold by the affiliate other than in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom.

        In general, under Rule 144 as currently in effect, an affiliate of ours may sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of such class, or the average weekly trading volume on the NASDAQ National Market during the four calendar weeks preceding the date on which a notice of sale is filed with the SEC with respect to the proposed sale. Sales under Rule 144 are subject to restrictions relating to the manner of sale, notice and the availability of current public information about the issuer. A person who has not been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate), would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

        In addition, we will file a registration statement on Form S-8 covering the issuance of 2.7 million shares of common stock pursuant to our Stock Plan promptly after the effectiveness of the registration statement of which this prospectus is a part. Accordingly, these shares of common stock will be available for sale in the public market without restriction or limitation under the Securities Act, except for any shares held by an affiliate. The maximum aggregate number of shares available under the Stock Plan is 2.7 million shares.

        We cannot predict the effect that any future sales of common stock, or the availability of such shares for sale, will have on the market price of our common stock from time to time. We believe that sales of substantial numbers of shares of common stock, or the perception that such sales could occur, would adversely affect prevailing market prices of the common stock and our ability to raise capital in the future through the sale of additional securities.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax consequences relating to our taxation as a REIT, and the ownership and disposition of our common stock. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax considerations to you may vary depending on your particular tax situation;

  •
  special rules that are not discussed below may apply to you if, for example, you are:

  •
  a tax-exempt organization;

  •
  a broker-dealer;

  •
  a non-U.S. person;

  •
  a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation;

  •
  subject to the alternative minimum tax provisions of Internal Revenue Code;

  •
  holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction;

  •
  holding the stock through a partnership or similar pass-through entity;

  •
  a person with a "functional currency" other than the U.S. dollar;

  •
  beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us;

  •
  a U.S. expatriate; or

  •
  otherwise subject to special tax treatment under the Internal Revenue Code;

  •
  this summary does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with investors that hold the stock as a "capital asset," within the meaning of Section 1221 of the Internal Revenue Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (IRS), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received, and do not currently intend to seek, any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common stock and the potential changes in applicable tax laws.

Our Qualification and Taxation as a REIT

        General.    For certain years prior to 2003, our predecessor, Fieldstone Holdings, was a Delaware corporation that was subject to tax as a non-REIT C corporation. Fieldstone Holdings owned 100% of Fieldstone Mortgage, which was formed in 1995 and was also subject to tax as a C corporation for certain of its taxable years until 2003. Fieldstone Holdings elected to be treated as an S corporation for federal income tax purposes, effective January 1, 2003. As a result of Fieldstone Holdings' S election, on January 1, 2003, Fieldstone Mortgage became a "qualified subchapter S subsidiary" of Fieldstone Holdings and was disregarded as an entity separate from Fieldstone Holdings for federal income tax purposes from that date. Effective November 13, 2003, Fieldstone Holdings revoked its S corporation status. The termination of its S election caused its tax year (short S corporation year) to terminate and a new tax year (short C corporation year) to commence on November 13, 2003, the termination date. The short C corporation year that commenced on November 13, 2003 ended on December 31, 2003. On November 14, 2003, Fieldstone Holdings merged with and into us, and we were the surviving entity.

        We have elected to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, effective on November 13, 2003, the first day of the short C corporation year. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Commencing with the short C corporation year, we believe that we have been organized and have operated in such a manner as to qualify for taxation as a REIT, and we intend to continue to be organized and to operate in such a manner.

        In connection with this prospectus, we have received an opinion of Hogan & Hartson L.L.P. to the effect that, assuming that the elections and other procedural steps described in this section captioned "Material Federal Income Tax Considerations" were or will be completed by us in a timely fashion, we were organized and operated in conformity with the requirements for qualification as a REIT, effective November 13, 2003, for our short C corporation year ended December 31, 2003, and our current organization and intended method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for 2004 and thereafter. It must be emphasized, however, that the opinion of Hogan & Hartson L.L.P. is based on various assumptions related to our organization and operations and is conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. Hogan & Hartson L.L.P. has not reviewed and will not review our compliance with the requirements. Our ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market values of our assets and the fair market value of the real estate that is collateral for our mortgage loans. Such values may not be susceptible to a precise determination. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan & Hartson L.L.P. or by us that we will so qualify for any particular year. Hogan & Hartson L.L.P. has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Failure to Qualify."

        The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose stockholders who are taxed as individuals are generally taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and whose stockholders who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Overall, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

        While we are generally not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

  •
  We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" due to our undistributed items of tax preference and alternative minimum tax adjustments.

  •
  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

  •
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

  •
  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the excess of the sum of:

  •
  85% of our REIT ordinary income for the year;

  •
  95% of our REIT capital gain net income for the year; and

  •
  any undistributed taxable income from prior taxable years over excess distributions made with respect to prior years.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

  •
  If we fail to satisfy the "10% value test" discussed below under "—Asset Tests Applicable to REITs" because we own assets the total value of which exceeds a statutory de minimis standard but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such nonqualifying assets by the highest rate of tax applicable to corporations.

  •
  If we fail to satisfy a requirement under the Code the failure of which would result in the loss of our REIT status, other than a failure of one or both of the gross income tests or the "10% value test" as described above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure due to reasonable cause and not willful neglect.

  •
  We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary of ours) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

  •
  With respect to an interest in a taxable mortgage pool or a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, although the law on the matter is unclear as to the ownership of an interest in a taxable mortgage pool, we might be taxable at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held by "disqualified organizations." For a discussion of "excess inclusion income," see "—Taxable Mortgage Pools and REMICs." A "disqualified organization" includes:

  •
  the United States;

  •
  any state or political subdivision of the United States;

  •
  any foreign government; any international organization;

  •
  any agency or instrumentality of any of the foregoing;

  •
  any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

  •
  any rural electrical or telephone cooperative.

        For this reason, our charter prohibits disqualified organizations from owning our shares.

    •
    If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction (including as a result of our conversion to a REIT from an S corporation that was taxable as a non-REIT C corporation in previous years), we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

        The provisions of the Internal Revenue Code applicable to S corporations apply a rule similar to the one described in the last bullet point above to tax built-in gain attributable to a non-REIT C corporation if the C corporation makes an S election and recognizes any of the built-in gain during the 10-year period following the effective date of the S election. On the effective date of the S election of Fieldstone Holdings, our predecessor, which was January 1, 2003, Fieldstone Holdings had a material amount of "franchise value" in its business in excess of its book value, which could give rise to a tax liability attributable to the built-in gain rules described above. As a consequence of the merger and our REIT election, we inherited the potential tax liability relating to any built-in gain of Fieldstone Holdings. Accordingly, if we sell our business or substantially all of our assets during the 10-year period ending December 31, 2012, we will be subject to regular corporate tax on some amount of gain. The total amount of gain on which we can be taxed is limited to the excess of the aggregate fair market value of Fieldstone Holdings' assets at the time of the S election over the adjusted tax bases of those assets at that time. As this tax would be significant, we intend to manage our affairs in a manner that takes into account the potential incurrence of this tax. This may result in our seeking to avoid any taxable disposition of our business or substantially all of our assets prior to January 1, 2013, even if such transaction might otherwise be in our best interests if this tax were not to apply. None of the loan sales made by Fieldstone Holdings since January 1, 2003 triggered any built-in gains tax because those loans were held for sale and, therefore, Fieldstone Holdings was required to use "mark-to-market" accounting with respect to those loans for its tax accounting. Consequently, there was no gain attributable to those loans for tax purposes at the time of Fieldstone Holdings' S election.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which we own an interest, including Fieldstone Mortgage, will be subject to federal corporate income tax on its net income.

        Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we will issue sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements and cannot avail ourselves of any statutory relief provisions, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        Distribution of "Earnings and Profits" Attributable to Non-REIT C corporation Taxable Years.    To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation taxable year (non-REIT C corporation E&P). As of the effective date of Fieldstone Holdings' S election, Fieldstone Holdings had non-REIT C corporation E&P. We succeeded to any non-REIT C corporation E&P of Fieldstone Holdings and had until the close of our first taxable year as a REIT, December 31, 2003, to distribute any such remaining non-REIT C corporation E&P. Prior to the effective date of our REIT election, November 13, 2003, during Fieldstone Holdings' short S corporation year, Fieldstone Holdings made regular tax distributions to its S corporation shareholders. Ordinarily, distributions paid by an S corporation are treated by a shareholder, first, as a nontaxable return of capital to the extent of the shareholder's share of the S corporation's "accumulated adjustments account," and, second, as a dividend to the extent of the S corporation's accumulated non-REIT C corporation E&P. Fieldstone Holdings obtained the consent of each of its S corporation shareholders to whom a distribution was made during the short S corporation year to elect to have its 2003 distributions treated first as dividends to the extent of Fieldstone Holdings' non-REIT C corporation E&P.

        Fieldstone Holdings commissioned a national accounting firm to prepare an estimate of its non-REIT C corporation E&P at December 31, 2002. This estimate formed the basis of our determination of the amount of dividends that were paid to Fieldstone Holdings' shareholders prior to the closing of the 144A Offering to purge the non-REIT C corporation E&P for Fieldstone Holdings. Accordingly, we believe that as of the close of 2003, we no longer had any non-REIT C corporation E&P.

        There can be no assurance, however, that the IRS will not examine Fieldstone Holdings' tax returns from its years as a C corporation and propose adjustments to increase Fieldstone Holdings' taxable income from those years. If the IRS determines that we failed to distribute all of our non-REIT C corporation E&P by the close of 2003, although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which we had non-REIT C corporation E&P, provided that we satisfy certain "deficiency dividend" procedures described below in "—Annual Distribution Requirements Applicable to REITs."

        Because the determination of our non-REIT C corporation E&P depends greatly on the relevant facts and because Hogan & Hartson L.L.P. did not advise us regarding this determination, Hogan & Hartson L.L.P. has not expressed and will not express any opinion as to the amount of our non-REIT C corporation E&P. Accordingly, for its opinion as to our qualification as a REIT, Hogan & Hartson is relying upon a representation from us that we eliminated all of our non-REIT C corporation E&P by the close of 2003.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Taxable REIT Subsidiaries.    A "taxable REIT subsidiary" is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Currently, we have one subsidiary, Fieldstone Mortgage, which we have elected to treat as a taxable REIT subsidiary of ours. As a taxable REIT subsidiary, Fieldstone Mortgage is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation on its net income. To the extent that Fieldstone Mortgage is required to pay taxes, we will have less cash available for distribution to shareholders. If dividends are paid by Fieldstone Mortgage to us, then dividends from us to our shareholders who are taxed at individual rates, up to the amount of dividends we receive from Fieldstone Mortgage, will generally be eligible to be subject to tax at reduced capital gains rates, rather than taxed at ordinary income rates. See "Taxation of U.S. Holders of Our Common Stock—Qualified Dividend Income." Currently, we anticipate that Fieldstone Mortgage will retain any income it generates, net of any tax liability it incurs on that income.

        Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITS, such as fees from the origination and/or servicing of loans for third parties, could be earned by a taxable REIT subsidiary without affecting our status as a REIT. We sell all of our conforming loans and the portion of our non-conforming loans that we do not hold in portfolio, and perform other servicing and origination functions, through Fieldstone Mortgage.

        Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its REIT owner, although we currently do not anticipate that this limitation will apply to interest payments made by Fieldstone Mortgage to us. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, Fieldstone Mortgage if the IRS were to assert successfully that the economic arrangements between us and Fieldstone Mortgage are not comparable to similar arrangements among unrelated parties.

        Taxable Mortgage Pools and REMICs.    An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Internal Revenue Code if:

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  substantially all of its assets consist of debt obligations or interests in debt obligations;

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  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

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  the entity has issued debt obligations (liabilities) that have two or more maturities; and

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  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        An entity or portion of an entity will be treated as a REMIC for purposes of the Internal Revenue Code if:

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  it satisfies requirements relating to the types of interests in the entity;

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  substantially all of its assets are comprised of qualified mortgages and certain other permitted instruments at all times, except during an initial and final period;

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  it adopts arrangements to ensure that disqualified organizations will not hold residual interests and that information needed to calculate the tax on transfers of residual interests to such organizations will be made available by the entity;

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  it has a taxable year that is the calendar year, and

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  the election to be treated as a REMIC applies for the taxable year and all prior taxable years.

        Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, a portion of a REIT, or a REIT subsidiary that is disregarded as a separate entity from the REIT that is a taxable mortgage pool, however, special rules apply. The portion of a REIT's assets, held directly or through a REIT subsidiary that is disregarded as a separate entity from the REIT, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's shareholders. The Treasury Department has yet to issue regulations governing the tax treatment of the shareholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from a REMIC or taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or "phantom" income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Annual Distribution Requirements Applicable to REITs."

        Our excess inclusion income would be allocated among our shareholders. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See "Taxation of Non-U.S. Holders of Our Common Stock—Distributions." Although the law on this matter is unclear with regard to taxable mortgage pool interests, to the extent excess inclusion income is allocated to a tax-exempt stockholder of ours that is not subject to unrelated business income tax (such as a government entity), we would be taxable on this income at the highest applicable corporate tax rate (currently 35%). While our charter prohibits our stock from being held by entities that might subject us to this tax, this prohibition may not ensure that this tax will not be imposed by us. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        In connection with the securitization that closed on October 7, 2003, we elected to treat the securitization trust as a REMIC. At the closing of the securitization, we sold the REMIC residual interest to a third party. Therefore we do not expect that any of our retained interest in the REMIC securities will give rise to "excess inclusion income." With regard to each of the securitizations that closed in 2004, we have received an opinion of counsel from McKee Nelson LLP that, although the securitization trust will be classified as a taxable mortgage pool during the time any notes secured by the assets in the trust are outstanding, the trust will not be subject to federal income tax during such time as long as we qualify as a REIT.

        If a subsidiary partnership of ours, not wholly-owned by us directly or through one or more disregarded entities, were a taxable mortgage pool, the foregoing rules would not apply. Rather, the partnership that is a taxable mortgage pool would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not believe that we have, and currently do not intend to form, any subsidiary partnerships that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Income Tests

        To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

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  rents from real property;

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  interest on debt secured by mortgages on real property or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, stock in other REITs;

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  gain from the sale of real property or mortgage loans;

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  amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by reference to income and profits;

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  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

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  interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (i) dividends, (ii) interest, and (iii) gain from the sale or disposition of stock or securities. If less than 95% of the assets of a REMIC in which we hold an interest are real estate assets, we will be treated as receiving directly our proportionate share of the REMIC's income for purposes of the gross income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and following identification of the failure, we file with the Internal Revenue Service a schedule describing each item of our gross income.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

        Our income for purposes of these tests includes our allocable share of all income earned by any entities in which we own an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

        The income tests described above are based on our gross income. For federal income tax purposes, we will be treated as earning interest income on all of our loans that have been securitized and with respect to which we have not made a REMIC election, including, without limitation, the loans that were securitized in 2004. Although we will have a partially offsetting interest expense with respect to the interest owed on the securities issued pursuant to these securitizations, this interest expense will not reduce the gross income that we are considered to recognize for purposes of the gross income tests. We elected to treat the securitization trust as a REMIC election with regard to the securitization that closed on October 7, 2003. If less than 95% of the REMIC's assets are real estate assets, we will be treated as earning directly our proportionate share of the REMIC's income (although we expect that substantially all of the income will generally be treated as qualifying interest for purposes of both gross income tests). If at least 95% of the REMIC's assets are real estate assets, we will include in gross income 100% of the income earned on our REMIC interests, which will be treated as qualifying interest for purposes of both gross income tests.

        Gross income from servicing and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

        Dividends.    Our share of any dividends received from Fieldstone Mortgage or from any other corporations in which we may own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We expect to limit any dividends from Fieldstone Mortgage to stay within the limit on nonqualifying income under the 75% gross income test.

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. We do not expect that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

        Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment fees, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage loans generally is qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the property of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

        Fee Income.    We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. Currently, it is our intention that our taxable REIT subsidiary, Fieldstone Mortgage, conduct all of our conforming loan origination and sales, as well as other servicing and origination functions. In this case, the income earned by Fieldstone Mortgage from these services is not included for purposes of our income tests.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, including mortgage loans, any income or gain from the hedging transaction will be disregarded for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Internal Revenue Code and the regulations promulgated thereunder. For our taxable years beginning prior to January 1, 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedged with nonqualifying types of financial instruments prior to January 1, 2005, we hedge against other types of risks or a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests"), the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Rents from Real Property.    We currently do not own any real property other than a small amount of real property acquired through the foreclosure of mortgage loans. To the extent that we acquire real property or an interest therein in the future, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales. Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant."

        Prohibited Transactions Tax.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our portfolio assets are held for sale to customers and that a sale of any of our portfolio assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. Sales of loans by our taxable REIT subsidiary, Fieldstone Mortgage, are not subject to this 100% tax but Fieldstone Mortgage is subject to regular corporate taxes on its net income.

        It is our current intention that any securitizations that we undertake with regard to our non-conforming loans will not be treated as sales for tax purposes. On the other hand, if we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for us to securitize our non-conforming mortgage loans. The securitization that we closed on October 7, 2003 will be treated as a sale for federal income tax purposes because we elected to treat the securitization trust as a REMIC. Because this securitization closed before the effective date of our REIT election, such sale will not be subject to the prohibited transactions tax applicable to REITs. Since the effective date of our REIT election, our taxable REIT subsidiary, Fieldstone Mortgage, continues to sell the conforming loans that it originates on a whole loan sale basis and any other loans the sale of which we believe would be subject to the prohibited transactions tax.

        Foreclosure Property.    Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

        We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

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  At least 75% of the value of our total assets must be represented by the following:

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgages on real property;

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  stock in other REITs;

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  cash and cash items;

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  government securities;

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  investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

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  regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

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  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

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  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

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  Except for securities of taxable REIT subsidiaries, the securities in the 75% asset class described in the first bullet point above and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of any one issuer.

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  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

        The asset tests described above are based on our total assets. With regard to our securitizations for federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized and with respect to which we have not made a REMIC election, including, without limitation, the loans that we have securitized in 2004. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests. Because we elected to treat as a REMIC the securitization trust used for the securitization that we closed on October 7, 2003, we are no longer treated as owning the mortgage loans that we transferred in the securitization; instead we are treated as owning interests in a REMIC, with the consequences described above and under "—Taxable Mortgage Pools and REMICs" and "—Income Tests."

        Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (i) securities that meet the "straight debt" safe harbor, as discussed in the next paragraph; (ii) loans to individuals or estates; (iii) obligations to pay rents from real property; (iv) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (v) securities issued by other REITs; (vi) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (vii) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (viii) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (ix) any other arrangement described in future Treasury regulations.

        Debt will meet the "straight debt" safe harbor if (i) neither we, nor any of our taxable REIT subsidiaries, own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer's outstanding securities, as calculated under the Internal Revenue Code, (ii) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (iii) the debt is not convertible, directly or indirectly, into stock, and (iv) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (i) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (x) 5% of the annual yield to maturity or (y) 0.25%, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as "straight debt" solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

        We believe that all or substantially all of the mortgage loans that we are considered to own for purposes of these rules are qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in Fieldstone Mortgage and our other assets to ensure compliance with the 20% asset test applicable to our investment in one or more taxable REIT subsidiaries. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable, in which case we might not satisfy the 75% and 20% asset tests and would fail to qualify as a REIT.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT, except as described below.

        For our taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% limitation, the 10% voting securities limitation or the 10% value limitation does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets, the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file a schedule with the Internal Revenue Service that describes the assets.

        We currently believe that the loans, securities and other assets that we hold satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements Applicable to REITs

        To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:

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  the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

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  the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

        Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the excess of the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, over excess distributions from prior years.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

        We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by us for federal income tax purposes. Other potential sources of non-cash taxable income include loans and securities that are financed through securitization structures, which require some or all of the available interest income from these assets to be used to repay principal on these borrowings; distressed loans on which we may be required to accrue interest or discount income even though the borrower is unable to make current or past due debt service payments; and, to a limited extent, loans or mortgage backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance of the receipt of the related cash flow. In the event that such timing differences occur, and in other circumstances, it might be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of taxable in-kind distributions of property (including, for example, our own debt securities).

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements

        We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

        For our taxable years beginning after December 31, 2004, if we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in "—Asset Tests" and "—Income Tests"), we can avoid disqualification of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings and could affect the trading price of our common stock. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated E&P, whether or not attributable to capital gains of ours. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual distributees may be eligible for the reduced income tax rate of 15% or less on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Taxation of U.S. Holders of Our Common Stock

        U.S. Holder.    As used in the remainder of this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is for United States federal income tax purposes:

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  a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

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  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

        In the case of an entity treated as a partnership for United States federal income tax purposes that holds our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in our common stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors.

        A "non-U.S. holder" is a holder of our common stock who is not a "U.S. holder."

        Distributions Generally.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or "qualified dividend income" will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the maximum 15% capital gains rate that generally applies to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder's stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder's stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We must classify portions of our designated capital gain dividend into the following categories:

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  a 15% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 15%; or

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  an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

        Recipients of capital gain dividends that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

        Qualified Dividend Income.    Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to a non-corporate taxpayer, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations (including Fieldstone Mortgage), our "undistributed" REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

        Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

        Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

        In addition, even if we designate certain dividends as qualified dividend income to our shareholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for at least 61 days during the 121-day period beginning on the date that is 60 days before the date on which the stock becomes ex-dividend. A longer holding period may apply to preferred dividends that are attributable to a period or periods aggregating in excess of 366 days.

        Other Tax Considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income, and as a result, U.S. holders of our stock generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of our stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders of our stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        If "excess inclusion income" from a taxable mortgage pool or a REMIC is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year, this income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See "Our Taxation as a REIT—Taxable Mortgage Pools and REMICs."

        Sales of Our Common Stock.    Upon any taxable sale or other disposition of our common stock, a U.S. holder of our common stock will recognize gain or loss for federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

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  the amount of cash and the fair market value of any property received on such disposition; and

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  the U.S. holder's adjusted basis in such common stock for tax purposes.

        Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder's tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT's "unrecaptured Section 1250 gain." Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock.

        In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

U.S. Taxation of Non-U.S. Holders of Our Common Stock

        Distributions.    Distributions by us to a non-U.S. holder of our common stock that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign shareholder is excess inclusion income. Excess inclusion income will generally be allocated to our shareholders to the extent we have "excess inclusion income" that exceeds our undistributed REIT taxable income in a particular year. See "Our Qualification and Taxation as a REIT—Taxable Mortgage Pools and REMICs." Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

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  a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us; or

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  the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common stock will reduce the non-U.S. holder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See "U.S. Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock."

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

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  the investment in the common stock is effectively connected with the non-U.S. holder's trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

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  the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Except as described in the next sentence, distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will be subject to U.S. federal income tax in the manner described in the first three paragraphs above under "—Distributions."

        This treatment will not apply, however, to any such distribution received with respect to a class of stock that is not regularly traded on an established securities market located in the United States or is paid to a non-U.S. holder who owns, at any time during the tax year in which the distribution is received, more than 5% of the class of stock with regard to which the distribution is paid. Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," a non-U.S. holder receiving a distribution described in the previous sentence will be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. We will be required to withhold and remit to the Internal Revenue Service 35% (or 15% to the extent provided for in Treasury regulations) of any such distribution to non-U.S. holders that is either designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided for in Treasury regulations) of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder's U.S. federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against any United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

        Sales of Our Common Stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

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  the investment in our common stock is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

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  our common stock constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our common stock will not constitute a United States real property interest if we either are not a U.S. real property holding corporation or we are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other trade and business assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be considered a U.S. real property holding corporation. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our stock will become publicly traded, however, we cannot guarantee that we will remain a domestically-controlled REIT.

        Even if we were a U.S. real property holding corporation and did not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our stock, the gain from such a sale by such a non-U.S. holder will not be subject to FIRPTA tax if:

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  the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market; and

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  the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold during the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, a non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

        Provided that a tax-exempt holder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code and our shares of stock are not being used in an unrelated trade or business, the dividend and interest income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. To the extent, however, that we, or a part of us, or a disregarded subsidiary of ours, is a taxable mortgage pool, or we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. Excess inclusion income will generally be allocated to our stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See "Our Qualification and Taxation as a REIT—Taxable Mortgage Pools and REMICs."

        Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

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  it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

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  either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT's stock, collectively owns more than 50% of the value of the REIT's stock.

        The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts). Based on the current estimated ownership of our common stock and the limitations on transfer and ownership of common stock in our charter, we do not expect to be classified as a "pension held REIT."

Backup Withholding Tax and Information Reporting

        U.S. Holders of Common Stock.    In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common stock held by U.S. holders, unless an exception applies.

        The payor is required to withhold tax on such payments, currently at the rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends or interest on our common stock is required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        A U.S. shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Some U.S. holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

        The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends and interest paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

        Non-U.S. Holders of Our Common Stock.    Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Tax Aspects of Our Investments in Partnerships, Limited Liability Companies and Business Trusts

        General.    The ownership by us of an interest in one or more partnerships, limited liability companies or business trusts may involve special tax considerations. These tax considerations include the following:

  •
  the allocations of income and expense items of the subsidiary partnerships, limited liability companies or business trusts, which could affect the computation of our taxable income;

  •
  the status of each subsidiary partnership, limited liability company or business trust as a partnership or entity disregarded as separate from its owner (as opposed to an association taxable as a corporation) for income tax purposes; and

  •
  the taking of actions by any of the subsidiary partnerships, limited liability companies or business trusts that could adversely affect our qualification as a REIT.

        We believe that any subsidiary partnership, limited liability company or business trust in which we own or acquire an interest will be treated for income tax purposes as a partnership or entity disregarded as separate from its owner (and not as an association taxable as a corporation). If any subsidiary partnership, limited liability company or business trust were to be treated as a corporation, and we owned less than 100% of the interests in such entity, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

        Ownership of Partnership Interests and Interests in a Disregarded Entity by a REIT.    If we own 100% of the interests in a limited liability company or a business trust, and the entity is not treated as a corporation for tax purposes, then we will be treated as owning the assets, and having earned the income, of such entity directly.

        If we are a partner in an entity treated as a partnership for income tax purposes, we will be deemed to own our proportionate share of the assets of the partnership and will be deemed to earn our proportionate share of the partnership's income. In addition, the assets and gross income of such a partnership retain the same character in our hands for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of these partnerships is treated as our assets and items of income for purposes of applying the asset and income tests. It is our current intention to have direct control of any entity in which we own an interest that is treated as a partnership for income tax purposes and to operate the partnership in a manner that is consistent with the requirements for qualification as a REIT.

State and Local Taxes

        We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

        A portion of our income is earned through Fieldstone Mortgage. Fieldstone Mortgage is subject to federal and state income tax at normal applicable corporate rates. In addition, Fieldstone Mortgage may be limited in its ability to deduct some payments made to us. To the extent that we and Fieldstone Mortgage are required to pay federal, state and local taxes, we will have less cash available for distribution to our stockholders.

Tax Shelter Reporting

        If a stockholder recognizes a loss with respect to our stock of at least (i) for a stockholder that is an individual, S corporation, trust or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholders. We have been advised by the selling stockholders that the selling stockholders or pledgees, donees or transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        Unless otherwise permitted by law, if shares of our common stock are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include such pledgee, donee, transferee or other successors in interest as selling stockholders under this prospectus.

Determination of Offering Price by Selling Stockholders

        Except as may be described in any prospectus supplement accompanying this prospectus, the selling stockholders may offer their shares of our common stock pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers.

        No public market currently exists for our common stock, and our common stock is not currently listed on any national exchange or market system. However, shares of our common stock have been sold and may continue to be sold from time to time in private transactions at negotiated prices. The public price at which our shares trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective. In determining the prices at which the selling stockholders may offer their shares of our common stock from time to time pursuant to this prospectus, we expect selling stockholders to consider a number of factors in addition to prevailing market conditions, including:

  •
  the information set forth in this prospectus and otherwise available to selling stockholders;

  •
  the history of and prospects for our industry and for residential mortgage companies and mortgage REITs generally;

  •
  an assessment of our management;

  •
  our present operations;

  •
  the trend of our revenues and earnings;

  •
  our earnings prospects;

  •
  the price of similar securities of generally comparable companies; and

  •
  other factors deemed relevant.

        The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them hereby will be the purchase price of the shares of our common stock less discounts and commissions, if any, paid by the selling stockholders.

Methods of Distribution

        The sales described in the preceding paragraphs may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the shares of our common stock are listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales (except that no selling stockholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement).

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of our common stock, selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our common stock in the course of hedging their positions. The selling stockholders may also sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares. Each of the selling stockholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the shares of common stock in the ordinary course of business and, at the time of such purchase, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock, except as may be stated in the footnotes to the selling stockholder table.

        The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our common stock which may be resold thereafter pursuant to this prospectus if our common stock is delivered by the selling stockholders. However, if the common stock is to be delivered by the selling stockholders' successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

        Selling stockholders might not sell any, or all, of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

        To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of common stock to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, our common stock may be sold in such states only through registered or licensed brokers or dealers.

        The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular shares of our common stock being registered and offered hereby for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of our common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). However, rules promulgated by the National Association of Securities Dealers, Inc. prohibit the payment of compensation to NASD members in connection with the distribution of our common stock under the registration statement of which this prospectus is a part in excess of 10% plus 0.5% for bona fide due diligence expenses.

        The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        Selling stockholders who are registered broker-dealers or affiliates of registered-broker dealers may be deemed underwriters under the Securities Act. Each of the selling stockholders that identified itself to us as an affiliate of a broker-dealer represented to us that (i) the shares of common stock shown as being offered by the selling stockholder were purchased by the selling stockholder in the ordinary course of business and (ii) at the time of such purchase, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute the shares of common stock.

        Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify FBR, each selling stockholder, each person, if any, who controls FBR or a selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us, each person, if any, who controls Fieldstone Investment within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the forgoing, against specified liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts and transfer taxes, and certain expenses of one counsel to the selling stockholders, in connection with the registration and sale of our common stock pursuant to this prospectus.

Registration Rights

        In connection with the 144A Offering, we entered into a registration rights agreement with FBR, for the benefit of all of the holders of our common stock. We agreed to file with the SEC, as soon as practicable but in no event later than April 30, 2004, either (i) in connection with an initial public offering of our common stock (an IPO Registration Statement), registering the shares of common stock held by current holders of our common stock, or (ii) a shelf registration statement on Form S-11 under the Securities Act providing for the resale pursuant to Rule 415 of the Securities Act from time to time by the holders of our common stock (a Shelf Registration Statement). The registration statement of which this prospectus is a part is intended to be the Shelf Registration Statement. We also agreed to keep the registration statement current and effective under the Securities Act, subject to certain exceptions, until the earliest of:

  •
  the second anniversary of the date of effectiveness of the registration statement;

  •
  the date on which the selling stockholders may sell all of the shares of common stock offered pursuant to this prospectus without registration or without regard to any volume limitations set forth in Rule 144(k) of the Securities Act;

  •
  such time as all of the shares of our common stock offered by this prospectus have been sold pursuant to the registration statement and/or Rule 144 of the Securities Act; or

  •
  the date on which all of the shares of our common stock offered by this prospectus are sold to us.

CUSIP Number

        The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of our common stock covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling stockholder was conducted (i) by us under Rule 506, (ii) by the initial purchaser under Rule 144A, or (iii) by the initial purchaser under Regulation S. Prior to the effectiveness of this registration statement, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

        Any sales of our common stock pursuant to this prospectus must be settled with shares of our common stock bearing our general (not necessarily restricted) common stock CUSIP number, which is 31659U 30 0. A selling stockholder named in this prospectus may obtain shares bearing our general common stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company. The form of certificate of registered sale is available from our transfer agent upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in 3 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

Stock Market Listing

        Our common stock trades on the NASDAQ National Market under the symbol "FICC."

Stabilization and Other Transactions

        As described above, the selling stockholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the common stock offered by this prospectus.

LEGAL MATTERS

        The validity of the common stock and certain tax matters have been passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

        The consolidated statements of condition of Fieldstone Investment Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, including Schedule IV-mortgage loans on real estate as of December 31, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT
FIELDSTONE INVESTMENT CORPORATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-11 under the Securities Act, including exhibits and schedules, for the shares of our common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information, we refer you to the registration statement, including the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you free of charge on the SEC's website at www.sec.gov and on our website at www.FieldstoneInvestment.com.

        As a result of the filing of the registration statement, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Website Access to our Periodic SEC Reports

        Our corporate website is www.FieldstoneInvestment.com. Our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% shareholders (on Forms 3, 4 and 5), are available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Fieldstone Investment Corporation and subsidiaries:

        We have audited the accompanying consolidated statements of condition of Fieldstone Investment Corporation and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited financial statement Schedule IV—mortgage loans on real estate as of December 31, 2004. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fieldstone Investment Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia
March 23, 2005

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Condition
December 31, 2004 and 2003
(In thousands, except share and per share data)

	December 31, 2004	December 31, 2003
Assets
Cash	$61,681	158,254
Restricted cash	4,022	12,050
Mortgage loans held for sale, net	357,050	510,384
Mortgage loans held for investment	4,774,756	1,328,919
Allowance for loan losses—loans held for investment	(22,648)	(2,078)

Mortgage loans held for investment, net	4,752,108	1,326,841

Accounts receivable	9,326	2,701
Accrued interest receivable	22,420	5,550
Trustee receivable	91,082	6,424
Prepaid expenses and other assets	20,172	7,210
Derivative assets, net	20,161	860
Deferred tax asset, net	15,880	17,462
Furniture and equipment, net	9,815	5,145

Total assets	$5,363,717	2,052,881

Liabilities and Shareholders' Equity
Warehouse financing—loans held for sale	$188,496	450,456
Warehouse financing—loans held for investment	521,506	537,132
Securitization financing	4,050,786	487,222
Dividends payable	21,501	—
Reserve for losses—loans sold	33,302	31,965
Accounts payable and accrued expenses	21,788	32,552

Total liabilities	4,837,379	1,539,327

Commitments and contingencies	—	—
Shareholders' equity:
Common stock $0.01 par value; 90,000,000 shares authorized; 48,855,876 and 48,835,860 shares issued as of December 31, 2004 and 2003, respectively	489	488
Paid-in capital	497,147	498,230
Accumulated earnings	34,687	22,378
Unearned compensation	(5,985)	(7,542)

Total shareholders' equity	526,338	513,554

Total liabilities and shareholders' equity	$5,363,717	2,052,881

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2004, 2003 and 2002
(In thousands, except share and per share data)

	Years Ended December 31,
	2004	2003	2002
Revenues:
Interest income:
Loans held for investment	$206,460	17,749	—
Loans held for sale	25,316	49,118	33,666

Total interest income	231,776	66,867	33,666

Interest expense:
Loans held for investment	69,039	5,137	—
Loans held for sale	5,498	17,424	13,543
Subordinate revolving line of credit	—	510	576

Total interest expense	74,537	23,071	14,119

Net interest income	157,239	43,796	19,547
Provision for loan losses—loans held for investment	21,556	2,078	—

Net interest income after provision for loan losses	135,683	41,718	19,547
Gains on sales of mortgage loans, net	52,147	117,882	74,875
Other income (expense)—portfolio derivatives	8,789	(3,398)	—
Fees and other income	3,714	3,188	3,230

Total revenues	200,333	159,390	97,652

Expenses:
Salaries and employee benefits	81,915	84,227	40,482
Occupancy	7,083	5,078	3,631
Depreciation and amortization	2,760	1,570	985
Servicing fees	6,499	213	—
General and administration	32,546	23,086	14,952

Total expenses	130,803	114,174	60,050

Income before income taxes	69,530	45,216	37,602
Provision for income tax (expense) benefit	(3,966)	2,616	(15,855)

Net income	$65,564	47,832	21,747

Earnings per share of common stock:
Basic	$1.34	2.48	1.44
Diluted	$1.34	2.47	1.44
Basic weighted average common shares outstanding	48,328,271	19,288,586	15,089,532
Diluted weighted average common shares outstanding	48,370,502	19,364,729	15,089,532

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2004, 2003 and 2002
(In thousands)

	Common shares outstanding	Common stock	Paid-in capital	Accumulated earnings (deficit)	Unearned compensation	Treasury stock	Total shareholders' equity
Balance at January 1, 2002	15,113	$151	$24,383	$(9,201)	$—	$—	$15,333
Treasury stock repurchase	(113)	—	—	—	—	(400)	(400)
Net income	—	—	—	21,747	—	—	21,747

Balance at December 31, 2002	15,000	151	24,383	12,546	—	(400)	36,680
Dividends declared prior to the merger of FIC and FHC	—	—	—	(38,000)	—	—	(38,000)
Merger of FIC and FHC	—	(1)	(399)	—	—	400	—
Redemption of common stock	(14,224)	(142)	(187,965)	—	—	—	(188,107)
Issuance of common stock	47,550	475	654,350	—	—	—	654,825
Restricted stock award	510	5	7,645	—	(7,650)	—	—
Restricted stock compensation expense	—	—	—	—	108	—	108
Stock options compensation expense	—	—	216	—	—	—	216
Net income	—	—	—	47,832	—	—	47,832

Balance at December 31, 2003	48,836	488	498,230	22,378	(7,542)	—	513,554
Restricted stock award	30	1	537	—	(538)	—	—
Restricted stock forfeited	(15)	—	(225)	—	225	—	—
Restricted stock repurchased and cancelled	(9)	—	(162)	—	—	—	(162)
Restricted stock compensation expense	—	—	—	—	1,870	—	1,870
Stock options compensation expense	—	—	285	—	—	—	285
Stock options exercised	14	—	216	—	—	—	216
Costs relating to the equity registration	—	—	(1,734)	—	—	—	(1,734)
Dividends declared	—	—	—	(53,255)	—	—	(53,255)
Net income	—	—	—	65,564	—	—	65,564

Balance at December 31, 2004	48,856	$489	$497,147	$34,687	$(5,985)	$—	$526,338

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2004, 2003 and 2002
(In thousands)

	Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$65,564	47,832	21,747
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,760	1,572	985
Amortization of deferred origination costs — loans held for investment	13,161	606	—
Amortization of securitization issuance costs	4,586	274	—
Amortization of bond discount	512	119	—
Provision for losses—sold loans	9,424	26,198	16,590
Provision for loan losses—loans held for investment	21,556	2,078	—
(Increase) decrease in restricted cash	8,028	(3,673)	(5,336)
(Increase) decrease in accounts receivable	(6,625)	225	750
Increase in accrued interest receivable	(16,870)	(3,805)	(1,087)
Increase in receivable due from trustee	(84,658)	(6,424)	—
Funding of mortgage loans held for sale	(3,361,746)	(6,518,558)	(4,021,078)
Proceeds from sales of mortgage loans held for sale	3,505,835	6,369,136	3,491,550
(Increase) decrease in prepaid expenses and other assets	(15,176)	(4,271)	(242)
(Increase) decrease in deferred tax asset, net	1,582	(3,365)	(8,481)
(Increase) decrease in derivative assets, net	(19,301)	2,274	272
Increase (decrease) in accounts payable and accrued expenses	(10,764)	(1,056)	17,797
Stock compensation expense	2,155	324	—

Net cash provided by (used in) operating activities	120,023	(90,514)	(486,533)

Cash flows from investing activities:
Funding of mortgage loans held for investment	(4,155,248)	(862,167)	—
Payments of mortgage loans held for investment	689,995	9,719	—
Purchase of furniture and equipment, net	(7,233)	(3,724)	(2,199)
Proceeds from sale of real estate owned	3,858	1,012	452

Net cash used in investing activities	(3,468,628)	(855,160)	(1,747)

Cash flows from financing activities:
Proceeds (costs) from issuance of common stock, net	(1,734)	654,825	(400)
Redemption of common stock	(162)	(188,107)	—
Proceeds from (repayment of) subordinate revolving line	—	(12,000)	(448)
Proceeds from warehouse financing—loans held for sale	2,916,624	9,144,088	5,427,110
Repayment of warehouse financing—loans held for sale	(3,178,584)	(9,483,056)	(4,933,831)
Proceeds from warehouse financing—loans held for investment	4,985,061	1,219,032	—
Repayment of warehouse financing—loans held for investment	(5,000,687)	(681,900)	—
Proceeds from securitization financing	4,154,697	494,622	—
Repayment of securitization financing	(591,645)	(7,519)	—
Dividends paid	(31,754)	(38,000)	—
Purchase of interest rate cap	—	(2,980)	—
Proceeds from exercise of stock options	216	—	—

Net cash provided by financing activities	3,252,032	1,099,005	492,431

Net increase (decrease) in cash	(96,573)	153,331	4,151
Cash at the beginning of the year	158,254	4,923	772

Cash at the end of the year	$61,681	158,254	4,923

Supplemental disclosures:
Cash paid for interest	$72,868	23,482	13,154
Cash paid for taxes	10,187	3,470	19,376
Noncash investing and financing activities:
Transfer from mortgage loans held for sale to real estate owned	998	2,437	1,612
Transfer from mortgage loans held for investment to real estate owned	6,213	—	—
Transfer from mortgage loans held for sale to held for investment	—	477,077	—

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(1)    Organization and Summary of Significant Accounting Policies

  (a)    Organization

        Fieldstone Investment Corporation (FIC) was incorporated in the State of Maryland on August 20, 2003, as a wholly owned subsidiary of Fieldstone Holdings Corp. (FHC). FHC was incorporated in the State of Delaware in February 1998 as a C corporation. In July 1998, FHC purchased 100% of the shares of Fieldstone Mortgage Company (FMC). In November 2001, FMC established a wholly-owned subsidiary, Fieldstone Mortgage SPE (ML)-I, L.L.C., a Delaware limited liability company, to engage in loan repurchase transactions with a financial services corporation with which FMC has a master repurchase agreement. This subsidiary was dissolved in December 2004. Prior to 2003, FHC operated as a taxable C corporation. Effective January 1, 2003, FHC elected to be taxed as an S corporation.

        In November 2003, FIC executed a reverse merger with FHC, with FIC as the surviving entity, in a transaction that was accounted for as a merger of entities under common control whereby the historical cost basis of the assets and liabilities was retained. Effective with the merger in November 2003, FIC elected to be taxed as a Real Estate Investment Trust (REIT), and FMC, its wholly owned subsidiary, elected to be taxed as a Taxable REIT Subsidiary (TRS).

        On February 3, 2004, FIC formed two wholly owned subsidiaries, Fieldstone Mortgage Ownership Corp. (FMOC) and Fieldstone Servicing Corp. (FSC), as Maryland corporations, which are treated as qualified REIT subsidiaries. FMOC holds securities and ownership interests in owner trusts and other financing vehicles, including securities issued by FIC or on FIC's behalf. FMOC holds the residual interest in FIC's future securitized pools, as well as any derivatives designated as economic interest rate hedges related to securitized debt. FSC holds the rights to direct the servicing of the mortgage loans held for investment.

        The accompanying consolidated financial statements include the accounts of Fieldstone Investment Corporation and its subsidiaries (together the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

        FMC originates, purchases, and sells, non-conforming and conforming residential mortgage loans and engages in other activities related to mortgage banking. FMC originates mortgage loans through wholesale and retail business channels through its network of over 4,700 independent mortgage brokers and its branch offices located in 26 states throughout the country.

        The non-conforming loans that are originated are underwritten in accordance with FMC's underwriting guidelines, which are designed to evaluate a borrower's credit history, capacity, willingness and ability to repay the loan and the value and adequacy of the collateral. The conforming loans that are originated are loans that meet the underwriting criteria required for a mortgage loan to be saleable to a Government Sponsored Entity (GSE), such as Fannie Mae or the Federal Home Loan Mortgage Corp. (Freddie Mac), or institutional investors.

        A substantial portion of the non-conforming loans originated by FMC are closed by FMC using funds advanced by FIC, with a simultaneous assignment of the loans to FIC. These loans are held for investment, and financed by warehouse debt and by issuing mortgage-backed securities secured by these loans. FMC sells the portion of the non-conforming loans not held for investment and all of the conforming loans that it originates on a whole-loan, servicing-released basis. FMC provides interim servicing on the loans held for sale from the time of funding until the time the loans are transferred to the permanent servicer, which is generally between 30 and 45 days after funding of the loan. With regard to the loans held for investment, the servicing rights are transferred to FSC. Pursuant to an agreement, Chase Home Finance LLC acts as sub-servicer of the non-conforming loans held for investment. The sub-servicer has primary responsibility for performing the servicing functions with respect to the loans, including all collection, advancing and loan level reporting obligations, maintenance of custodial and escrow accounts, maintenance of insurance and enforcement of foreclosure proceedings.

        FMC is licensed or exempt from licensing requirements to originate residential mortgages in 48 states and the District of Columbia. FIC is licensed or exempt from licensing requirements to fund residential mortgage loans and acquire closed residential mortgage loans in all states in which it operates.

  (b)    Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Financial statement amounts most affected by the use of estimates are the allowance for loan loss, reserve for losses—loans sold, derivative valuations, stock-based compensation, and estimation of prepayment speeds for loans held for investment and securitization debt.

  (c)    Cash and Restricted Cash

        Cash consists of demand deposits and overnight funds at commercial banks. Restricted cash includes escrow payments on loans, and is controlled by terms of the warehouse and repurchase lines of credit comprising the Company's warehouse financing, and by regulatory and contractual requirements regarding the processing and closing of residential mortgage loans.

  (d)    Mortgage Loans Held for Sale

        Mortgage loans held for sale are mortgage loans funded or purchased with the intent to be sold in the foreseeable future. Mortgage loans held for sale are recorded at the lower of cost or market value calculated on an aggregate basis by type of loan product, categorized as conforming loans, non-conforming loans, or loans deemed not to be saleable in the normal course of business due to delinquency or other impairment. Market value is determined by investor commitment prices and current investor yield requirements at the date of the financial statements. Allowances recorded to recognize market values below cost are reported as a reduction in the carrying value of mortgage loans held for sale. Loan origination fees, discount points and certain direct origination costs associated with loans held for sale are initially recorded as an adjustment of the cost of the loan. Gains on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold after considering the required reserve for losses on loans sold.

  (e)    Reserve for Losses—Loans Sold

        The Company maintains a reserve for the representation and warranty liabilities related to the sold loans, and for the contractual obligation to rebate a portion of any premium paid by a purchaser when a borrower prepays a sold loan within an agreed period. The reserve, which is recorded as a liability on the consolidated statements of condition, is established when loans are sold, and is calculated as the estimated fair value of losses reasonably estimated to occur over the life of the loan. Management estimates inherent losses based upon historical loss trends and frequency and severity of losses for similar loan product sales. The adequacy of this reserve is evaluated and adjusted as required. The provision for losses recognized at the sale date is included in the consolidated statements of operations as a reduction of gains on sales of mortgage loans.

  (f)    Mortgage Loans Held for Investment, Net

        Mortgage loans held for investment, net primarily consist of mortgage loans secured by single-family residential properties. Loan origination fees, discount points and certain direct origination costs associated with loans held for investment are amortized over the life of the loans as an adjustment to interest income using the level yield method. Management utilizes an estimate of the prepayment speed of the loans to forecast the remaining average life of the loans in determining the deferred cost amortization. Prepayment fee income is included in interest income—loans held for investment when collected for loans in which a borrower chose to prepay before a contractual time period.

        Loans are placed in non-accrual status when they are past-due ninety days as to either principal or interest or when, in the opinion of management, the collection of principal and interest is in doubt. At the time the loan is placed on non-accrual status, all previously accrued but uncollectible interest is reversed against current period interest income. A loan remains in non-accrual status until the loan becomes less than three months contractually past due. Cash receipts of full monthly payment(s) during the non-accrual period are applied first to the principal and interest due on the oldest outstanding monthly payment. Partial payments are placed in suspense by the servicer until a full monthly periodic payment is received or final disposition of the property, whichever occurs first. Loans are charged-off when a loan or a portion thereof is considered uncollectible or at the time the loan is transferred to real estate owned.

  (g)    Allowance for Loan Losses—Loans Held for Investment

        The allowance for loan losses is increased by provisions for loan losses, which are charged to current period operations, and any recoveries on disposition of real estate owned. The allowance is decreased by realized losses determined to be the difference between the outstanding loan amount and the fair value of the property less estimated selling costs. In determining an adequate allowance, management makes numerous assumptions and estimates. These underlying assumptions and estimates are continually evaluated and updated to reflect management's current assessment of the value of the underlying collateral, and other relevant factors affecting portfolio credit quality and inherent losses.

        The Company defines the beginning of the loss emergence period for a mortgage loan to be the occurrence of a contractual delinquency greater than thirty days. On a monthly basis, loans meeting this criterion are included in a determination of the allowance for loan losses, which utilizes industry roll rate experience to assess the likelihood and severity of portfolio losses. Management believes that the current allowance for loan losses is a reasonable estimate of the expected losses inherent in the portion of the portfolio of loans held for investment in the loss emergence period. The Company does not assess loans individually for impairment due to the homogeneous nature of the loans, which are collectively evaluated for impairment.

  (h)    Derivatives and Hedging Activities

        The Company accounts for its derivatives and hedging activities in accordance with FASB Statement No. 133, (Statement 133), "Accounting for Derivative Instruments and Hedging Activities," as amended by FASB Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." All derivatives are recognized on the consolidated statements of condition at their fair value. In the normal course of business, the Company enters into contractual commitments to extend credit to finance one-to-four family homes. The commitments, which contain fixed expiration dates, become effective when the borrowers lock-in a specified interest rate within time frames established by the Company ("interest rate locks"). Interest rate risk arises if interest rates move adversely between the time of the lock-in of rates by the borrower and the sale of the loan. The interest rate locks related to loans that are intended to be sold are considered derivatives.

        To mitigate the effect of the interest rate risk on loans intended to be sold, inherent in providing interest rate lock commitments for loans from the lock-in date to the fund date, the Company enters into mandatory delivery forward sale contracts of mortgage-backed securities (MBS) and treasury securities. Both the interest rate lock commitments and the mandatory forward delivery contracts are undesignated derivatives under Statement 133 and accordingly are marked to market through earnings, and recorded as a component of gains on sales of mortgage loans, net in the consolidated statements of operations. Mark to market adjustments on interest rate lock commitments are recorded from the inception of the interest rate lock through the date the underlying loan funds. Any mark to market adjustment during the interest rate lock period is recorded to current period earnings as a component of gains on sales of mortgage loans, net, and carried as a basis adjustment to the funded loan. As required by Statement 133, mark to market adjustments subsequent to funding are recorded only for those loans that have been included in a designated fair value hedge model in accordance with Statement 133. Although the mandatory forward sales do serve as an economic hedge of the loans, the forward sales and the loans have not been designated as a qualifying fair value hedge under Statement 133, and the closed loans pending sale are recorded at the lower of cost or market value.

        The Company hedges the adverse effects of interest rate changes on cash flows as a result of changes in the benchmark interest rate, in this case, LIBOR, of the interest payments on warehouse financing and securitization financing (both variable rate debt) being hedged, by using derivatives, including interest rate swaps and caps. These derivatives are not classified as cash flow hedges under Statement 133. For derivative financial instruments not designated as cash flow hedge instruments, the Company recognizes realized and unrealized changes in fair value in current period earnings as a component of other income (expense)—portfolio derivatives, on the consolidated statement of operations during the period in which the changes occur or when the instruments are settled. The periodic net cash settlements and any gain or loss on terminated swaps, are also reported as a component of other income (expense)—portfolio derivatives. The Company also entered into an interest rate cap agreement to hedge interest rate changes relative to its first securitization in the fourth quarter of 2003. The cap was not designated in a qualifying hedging relationship, and as such, realized and unrealized changes in the fair value are recognized in current period earnings during the period in which the changes occur.

        The Company's derivatives are considered economic hedges of interest rate volatility, and the Company does not engage in other derivative trading activities.

  (i)    Trustee Receivable

        The trustee distributes scheduled securitization loan payments and unscheduled principal payoffs and curtailments to the related bondholders on a monthly payment date. These loan payments are collected between cut-off dates. Unscheduled principal payments and prepaid principal and interest monthly periodic payments received after the cut-off date for the current month bondholder payment are recorded as a trustee receivable on the consolidated statements of condition. The Company credits mortgage loans held for investment for the payoffs received by the trustee during the current period and credits accrued interest receivable for loan payments paid in advance of their due date. The trustee retains these unscheduled payments until the following bond payment date.

  (j)    Real Estate Owned

        Real estate properties acquired through foreclosure are recorded at the lower of cost or fair value, less estimated selling costs. Fair value is estimated based upon a third-party appraisal of the properties. Management periodically evaluates the recoverability of such real estate properties and records write- downs for any subsequent declines in value. Gains or losses on the sale of such foreclosed properties are recognized upon disposition. The balance of real estate owned, included in prepaid expenses and other assets on the consolidated statements of condition was $4.4 million and $1.8 million as of December 31, 2004 and 2003, respectively.

  (k)    Furniture and Equipment

        Furniture and equipment are stated at their cost less accumulated depreciation. Depreciation on furniture and equipment is computed using the straight-line method over the estimated useful lives, which range from 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

  (l)    Goodwill

        Under FASB Statement No. 142, "Goodwill and Other Intangible Assets," the amortization of goodwill, which represents the excess of purchase price over fair value of net assets acquired in a business combination, ceased on January 1, 2002, and the remaining unamortized goodwill is assessed for impairment annually. The Company assesses the recoverability of goodwill through an annual evaluation of the undiscounted future operating cash flows of the acquired operation. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value. Goodwill is also tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. During 2004, five branch offices relating to prior business combinations were closed. Goodwill, recorded as a component of prepaid expenses and other assets on the consolidated statements of condition, was reduced to recognize the impairment in connection with the closed branches by $0.2 million in 2004, to a balance of $0.1 million as of December 31, 2004.

  (m)    Securitization Financing

        The Company accounts for its securitizations of mortgage loans as secured financing transactions, and accordingly, holds the securitized mortgage loans for investment. The securitizations do not meet the qualifying special purpose entity criteria of FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," because after the loans are securitized, the securitization trust may acquire derivatives with notional balances in excess of beneficial interests formed in the securitization and the trust allows the servicer certain discretion in selling nonperforming loans. Accordingly, following a securitization, the mortgage loans and the related debt remain on the consolidated statements of condition and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans. The Company is also the primary beneficiary of the securitization trusts as defined in FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," and accordingly, records all activity of the securitization trusts in its consolidated financial statements. Debt issuance costs are recorded as a component of prepaid expenses and other assets on the consolidated statements of condition, and include underwriting fees, rating agency fees and certain direct issuance costs associated with the securitizations which are amortized over the life of the debt as an adjustment to interest expense using the level yield method. Management utilizes an estimate of the prepayment speed of the loans, and associated debt repayment, to forecast the remaining average life of the debt in determining the deferred cost amortization.

  (n)    Gains on Sales of Mortgage Loans

        Gains or losses resulting from sales of mortgage loans are recognized at the date of settlement and are based on the difference between the selling price and the carrying value of the related loans sold. Such gains and losses may be increased or decreased by the amount of any servicing-released premiums received. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized as an adjustment to gain on sale, when the loans are sold.

  (o)    Other Income (Expense)—Portfolio Derivatives

        Other income (expense)—portfolio derivatives, includes the gain or loss from any undesignated derivatives used to hedge the financing costs of the Company's loans held for investment. The gain or loss is comprised of (i) the change in the periodic mark to market of the future value of the interest rate swaps and caps in effect as of period end, (ii) the net cash settlements from the swaps and caps in place during the reporting period, and (iii) any net cash gain or loss received if the derivative is terminated before maturity, if applicable.

  (p)    Income Taxes

        FIC has elected to be taxed as a Real Estate Investment Trust (REIT) under Section 856(c) of the Internal Revenue Code. As a REIT, FIC generally is not subject to federal income tax. To maintain its qualification as a REIT, FIC must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If FIC fails to qualify as a

REIT in any taxable year, FIC will be subject to federal income tax on its taxable income at regular corporate rates. FIC may also be subject to certain state and local taxes. Under certain circumstances, even though FIC qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because FIC has paid or will pay dividends in amounts approximating its taxable income.

        The Company has elected to treat Fieldstone Mortgage Company as a Taxable REIT Subsidiary (TRS). In general, a TRS may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income tax, will be taxed as a regular C corporation, and will record provision for income taxes.

        The Company accounts for its income taxes related to the TRS under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the subsequent years in which those temporary differences are expected to be recovered or settled. The effects of future changes in tax laws are not anticipated. If necessary, a valuation allowance is established based upon an evaluation of the likelihood of realization of the deferred tax assets.

  (q)    Stock-Based Compensation

        The Company adopted the fair value method of accounting for stock options and shares of restricted stock as prescribed by FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation." Under this method, compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the award's vesting period. The fair value of awards of restricted stock is determined at the date of grant based on the market price of the common stock on that date. For both the stock options and restricted stock, the amount of compensation cost is adjusted for estimated annual forfeitures. The fair value of the stock options is determined using the Black Scholes option pricing model.

  (r)    Earnings Per Share

        Basic earnings per share (EPS) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing net income available to common shareholders by the weighted average common shares outstanding after adjusting for the effects of dilutive potential common shares. The dilutive effects of options and nonvested restricted stock issued under stock-based compensation plans are computed using the treasury stock method.

  (s)    Equity Registration Costs

        The Company capitalized through a direct reduction to additional paid-in capital, the issuance costs related to its private placement offering of 47.15 million shares of $.01 par value common stock in the fourth quarter of 2003, and the costs associated with the registration of those shares with the Securities and Exchange Commission.

  (t)    Reclassifications

        Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)    Mortgage Loans Held for Sale and Reserve for Losses—Sold Loans

        Mortgage loans that the Company acquires or originates with the intent to sell in the foreseeable future are initially recorded at cost including any premium paid or discount received, adjusted for the fair value change during the period in which the loan was an interest rate lock commitment. Loans held for sale are carried on the books at the lower of cost or market value calculated on an aggregate basis by type of loan. Mortgage loans held for sale, net, as of December 31, 2004 and 2003 are as follows (in thousands):

	December 31,
	2004	2003
Mortgage loans held for sale	$356,408	508,312
Net deferred origination costs	1,031	1,536
Premium, net of discount	1,505	2,311
Allowance for lower of cost or market value	(1,894)	(1,775)

Total	$357,050	510,384

        The Company maintains a reserve for its representation and warranty liabilities related to the sale of loans and for its contractual obligations to rebate a portion of any premium paid by an investor when a sold loan prepays within an agreed period. The reserve, which is recorded as a liability on the consolidated statements of condition, is established when loans are sold, and is calculated as the fair value of liabilities reasonably estimated to occur during the life of the related sold loans. The provision is recorded as a reduction of gain on sale of loans.

        The reserve for losses—loans sold is summarized as follows for the years ended December 31, 2002, 2003, and 2004 (in thousands):

Balance at December 31, 2001	$6,606
Provision	16,590
Realized losses	(8,325)
Recoveries	719

Balance at December 31, 2002	15,590
Provision	26,198
Realized losses	(11,415)
Recoveries	1,592

Balance at December 31, 2003	31,965
Provision	9,424
Realized losses	(9,591)
Recoveries	1,504

Balance at December 31, 2004	$33,302

        The reserve for losses—loans sold primarily relates to loan sales which approximated $13.4 billion during the three years ended December 31, 2004.

(3)    Mortgage Loans Held for Investment and Allowance for Loan Losses

        The Company originates fixed-rate and adjustable-rate mortgage loans that have a contractual maturity of up to 30 years. These mortgage loans are initially recorded at cost including any premium or discount. These mortgage loans are financed with warehouse debt until they are pledged as collateral for securitization financing. The Company is exposed to risk of loss from its mortgage loan portfolio and establishes an allowance for loan losses taking into account a variety of criteria including the contractual delinquency status, market delinquency roll rates, and market historical loss severities. The adequacy of this allowance for loan loss is evaluated and adjusted based on this review.

        The following is a detail of the mortgage loans held for investment, net as of December 31, 2004 and 2003 (in thousands):

	December 31, 2004	December 31, 2003
Securitized mortgage loans held for investment	$4,156,790	490,635
Mortgage loans held for investment — warehouse financed	578,273	828,488
Net deferred origination fees and costs	39,693	9,796

Mortgage loans held for investment	4,774,756	1,328,919
Allowance for loan losses — loans held for investment	(22,648)	(2,078)

Mortgage loans held for investment, net	$4,752,108	1,326,841

        The allowance for loan losses—loans held for investment is summarized as follows for the years ended December 31, 2003 and 2004 (in thousands):

Balance at December 31, 2002	$—
Provision	2,078
Charge-offs	—
Recoveries	—

Balance at December 31, 2003	2,078
Provision	21,556
Charge-offs	(986)
Recoveries	—

Balance at December 31, 2004	$22,648

        Mortgage loans held for investment, which were on non-accrual status for interest income recognition due to delinquencies greater than ninety days were $40.6 million and $1.1 million as of December 31, 2004 and 2003, respectively, and averaged $17.9 million and $0.1 million during the year ended December 31, 2004 and 2003, respectively.

        At December 31, 2004 and 2003, approximately 47.3% and 52.1%, respectively, of mortgage loans held for investment were collateralized by properties located in the state of California.

(4)    Furniture and Equipment

        The components of furniture and equipment, net at December 31, 2004 and 2003 are as follows (in thousands):

	2004	2003
Furniture and fixtures	$3,272	2,400
Leasehold improvements	1,049	624
Equipment	8,227	6,508
Data processing software	5,350	1,232

	17,898	10,764
Less accumulated depreciation and amortization	(8,083)	(5,619)

Furniture and fixtures, net	$9,815	5,145

        Depreciation and amortization expense for 2004, 2003, and 2002 was $2.8 million, $1.6 million, and $1.0 million, respectively.

(5)    Warehouse Financing, Loans Held for Sale and Loans Held for Investment

        At December 31, 2004, the Company had a total of $1.9 billion of warehouse lines of credit and repurchase facilities with six financial entities. Committed facilities comprise $1.85 billion of the total available, with uncommitted facilities totaling $0.05 billion. At December 31, 2003, the Company had a total of approximately $1.7 billion of warehouse lines of credit and repurchase facilities with seven financial entities. Committed facilities comprised $1.5 billion of the total available, with uncommitted facilities totaling $0.2 billion. The facilities are short-term liabilities, secured by mortgage loans held for investment to be securitized, mortgage loans held for sale, the related investor commitments to purchase those loans held for sale, and all proceeds thereof.

        Warehouse lines of credit and repurchase facilities consist of the following at December 31, 2004 and 2003 (dollars in millions):

Agreements as of December 31, 2004			Amount Outstanding as of December 31,
Lender	Amount Available	Maturity Date
			2004	2003
Credit Suisse First Boston Mortgage Capital	$500.0	February 2005	$291.1	240.0
Countrywide Warehouse Lending	100.0	April 2005	21.5	17.1
JP Morgan Chase Bank	200.0	April 2005	77.3	119.6
Guaranty Bank Warehouse Facility	50.0	June 2005	25.6	12.6
Guaranty Bank Purchase Facility	50.0	Uncommitted	0.0	0.0
Merrill Lynch Bank USA	500.0	November 2005	66.5	451.6
Lehman Brothers Bank	500.0	December 2005	228.0	81.3
GMAC Residential Funding Corp.	0.0	Not renewed	0.0	65.4

Total	$1,900.0		$710.0	987.6

        The average outstanding amounts under these agreements were $820.6 million and $722.3 million for the years ended December 31, 2004 and December 31, 2003, respectively. The interest rates are based on spreads to one month or overnight LIBOR, and are generally reset daily or weekly. The Company also pays facility fees based on the commitment amount and non-use fees.

        A summary of coupon interest expense and facilities fees, included in total interest expense in the consolidated statements of operations, and the weighted average cost of funds of the warehouse lines of credit and repurchase facilities for the years ended December 31, 2004, 2003, and 2002 is as follows (in thousands):

	2004		2003		2002
	Amount	Weighted Average Cost	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Coupon interest expense.	$19,139	2.3%	$18,031	2.5%	$12,362	3.1%
Facilities fees	3,512	0.4%	2,120	0.3%	1,181	0.3%

Total	$22,651	2.7%	$20,151	2.8%	$13,543	3.4%

        The warehouse lines and repurchase facilities generally have a term of 364 days or less. The Credit Suisse First Boston Mortgage Capital repurchase facility has been extended through March 31, 2005. Management expects to renew these lines of credit prior to their respective maturity dates. The credit facilities are secured by substantially all of our mortgage loans and contain customary financial and operating covenants that require us to maintain specified levels of liquidity and net worth, restrict indebtedness and investments and require compliance with applicable laws. The Company was in compliance with all of these covenants at December 31, 2004.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(6)    Securitization Financing

        During the years ended December 31, 2004 and 2003, the Company issued $4.2 billion and $0.5 billion, respectively, of mortgage-backed bonds through securitization trusts to finance the Company's portfolio of loans held for investment. Interest rates reset monthly and are indexed to one-month LIBOR. The bonds pay interest monthly based upon a spread over LIBOR. The estimated average life of the bonds is approximately 23 months, and is based on estimates and assumptions made by management. The actual period from inception to maturity may differ from expectations. The Company retains the option to repay the bonds when the remaining unpaid principal balance of the underlying mortgages loans for each pool falls below 20% of the original principal balance, with the exception of 2003-1 which may be repaid when the principal balance falls below 10% of the original collateralized amount. The securitization financings include a step up stipulation which provides that the bond margin over LIBOR will increase 1.5 to 2.0 times the original margin if the option to repay the bonds is not exercised, per the contractual provisions. The bonds are repaid from the cash flows derived from the mortgage loans pledged to the trust.

        The following is a summary of the securitizations issued by series during the years ended December 31, 2004 and 2003 (dollars in millions):

	FMIC 2003-1	FMIT 2004-1	FMIT 2004-2	FMIT 2004-3	FMIT 2004-4	FMIT 2004-5
Bonds issued	$488	652	844	949	845	864
Loans pledged	$500	681	880	1,000	879	900
Deferred bond issuance costs	$2.7	2.4	2.8	3.3	3.3	2.9
Original issue discount	$1.1	—	—	—	—	—
Financing costs—LIBOR plus	0.22-7.6%	0.29-1.8%	0.24%-2.15%	0.27-2.15%	0.33-1.80%	0.24-1.85%

        The average securitization financing outstanding was $2.3 billion and $115.8 million for the years ended December 31, 2004 and December 31, 2003, respectively. The unamortized bond issuance costs at December 31, 2004 and 2003 were $12.5 million and $2.4 million, respectively.

        A summary of interest expense, amortization of deferred issuance costs and original issue discount, and the weighted average cost of funds of the securitization financing for the years ended December 31, 2004 and 2003 is as follows (in thousands):

	2004		2003
	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Coupon interest expense	$46,788	2.1%	$2,017	1.8%
Amortization of deferred costs	4,586	0.2%	274	0.2%
Amortization of bond discount	512	0.0%	119	0.1%

Total interest expense — securitization financing	$51,886	2.3%	$2,410	2.1%

        The following is a summary of the outstanding securitization bond financing by series as of December 31, 2004 and 2003 (in thousands):

	December 31, 2004	December 31, 2003
FMIT Series 2004-5	$861,403	—
FMIT Series 2004-4	816,527	—
FMIT Series 2004-3	879,659	—
FMIT Series 2004-2	692,854	—
FMIT Series 2004-1	484,025	—
FMIC Series 2003-1	316,817	488,233

	4,051,285	488,233
Unamortized bond discount	(499)	(1,011)

Total securitization financing	$4,050,786	487,222

        Expected principal maturity of the securitization debt, which is based on expected loan prepayments, is as follows (in thousands):

December 31,	Expected Maturity
2005	$1,545,817
2006	1,371,477
2007	584,548
2008	459,270
2009	89,674

$4,050,786

        The current carrying amount of the mortgage loans pledged to the trusts was $4.2 billion as of December 31, 2004.

(7)    Derivatives and Hedging Activities

        At December 31, 2004 and 2003, the fair value of conforming interest rate lock commitments was $0.03 million and $0.09 million, and the corresponding fair value of mandatory forward sale commitments was $(0.2) million and $(0.4) million, respectively. All derivatives are recognized on the consolidated statements of condition at their fair value. In addition to these market adjustments for open interest rate locks and mandatory forward sales, at December 31, 2004 and 2003, a basis adjustment of $0.01 million and $0.2 million, respectively, has been recorded related to the closed loans pending sale and is included in mortgage loans held for sale, net in the consolidated statements of condition.

        To mitigate the interest rate risk associated with non-conforming loans, the Company entered into treasury note forward sales contracts. At December 31, 2004 and December 31, 2003, the fair value of the treasury note sales contracts was $(0.05) million and $(1.1) million, respectively. The fair value of non-conforming interest rate lock commitments was $(0.02) million at December 31, 2004 and

$0.08 million at December 31, 2003. A basis adjustment of less than $0.1 million has been recorded related to the closed non-conforming loans pending sale as of December 31, 2004 and 2003 due to the short time period from borrower lock to loan funding.

        In conjunction with the financing of its portfolio of loans held for investment, the Company entered into interest rate swaps designed to be economic hedges of the floating rate debt of the warehouse and securitization debt. At December 31, 2004 the fair value of sixteen interest rate swaps with positive fair values was $20.8 million and the fair value of three swaps with negative fair values was $(0.9) million, for a net fair value of $19.9 million. At December 31, 2003, the fair value of two swaps was $(2.2) million The swaps are not classified as cash flow hedges under Statement No. 133, and therefore, the mark to market valuation increase (decrease) of $22.1 million and $(2.2) million has been charged to current period earnings during the year ended December 31, 2004 and 2003, respectively.

        In conjunction with the Company's 2003-1 securitization, the Company purchased an interest rate cap agreement by paying a premium of $3.0 million, determined to be an economic hedge of the floating rate debt of the security. As of December 31, 2004 and 2003, the fair value of the interest rate cap was $0.5 million and $1.9 million, respectively. The mark to market valuation decrease of $(1.4) million and $(1.1) million has been charged to current period earnings during the year ended December 31, 2004 and 2003, respectively.

(8)    Segment Information

        The information presented below with respect to the Company's reportable segments is consistent with the content of the business segment data provided to the Company's management. This segment data uses a combination of business lines and channels to assess consolidated results. The Company has six reportable segments, which include four production segments, Non-Conforming Wholesale, Non-Conforming Retail, Conforming Wholesale, Conforming Retail, and two operating segments which include Investment Portfolio, and Corporate. The Investment Portfolio segment did not exist before 2003, and prior period segment information has not been adjusted because it is impractical to do so.

        The Company originates loans through two divisions: a non-conforming division and a conforming division, each of which operates both wholesale and retail offices. The Investment Portfolio segment primarily includes the net interest income earned by the loans held for investment. In addition, the Company has a Corporate segment that includes the timing and other differences between actual revenues and costs and amounts allocated to the production segments. The Corporate segment also includes the effects of the deferral and capitalization of net origination costs as required by FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Financial information by segment is evaluated regularly by management and used in decision-making relating to the allocation of resources and the assessment of company performance. The Company manages the business on a pre-tax basis and therefore all income tax expense or benefit is allocated to the Corporate segment. The accounting policies of the business segments are the same as those described in the organization and summary of significant accounting policies (see Note 1) except that for the purposes of segment information provided in the tables below, certain fees, origination costs, and other expenses recorded as a component of gains on sale of mortgage loans, net, have been reflected in total revenues or total expenses consistent with intercompany allocations reported to the Company's management. Also, origination fees and gain on sale revenue are recognized at the time of funding by the production segments, and adjusted in the corporate segment to reflect the actual fees and gain on sale recognizable for GAAP revenue reporting, when the loans are sold. The Corporate segment includes reconciling amounts necessary for the segment totals to agree to the consolidated financial statements.

        The assets of the Company that are specifically identified to a segment include mortgage loans held for sale and investment, net, trustee receivable, derivative assets, net and furniture and equipment, net. All other assets are attributed to the Corporate segment. Total assets by segment at December 31, 2004 and 2003 are summarized as follows (in thousands):

	December 31,
	2004	2003
Non-Conforming—wholesale	$228,653	352,164
Non-Conforming—retail	27,014	53,569
Conforming—wholesale	77,691	75,899
Conforming—retail	27,104	31,531
Investment Portfolio	4,863,544	1,334,976
Corporate	139,711	204,742

Total	$5,363,717	2,052,881

        Operating results by business segment for the year ending December 31, 2004 are as follows (in thousands):

	Non-Conforming		Conforming
					Investment Portfolio
	Wholesale	Retail	Wholesale	Retail		Corporate	Consolidation
Revenues:
Interest income	$17,210	2,354	4,034	1,718	206,460	—	231,776
Interest expense	2,937	417	1,535	609	69,039	—	74,537

Net interest income	14,273	1,937	2,499	1,109	137,421	—	157,239
Provision for loan losses—loans held for investment	—	—	—	—	(21,556)	—	(21,556)
Gains on sales of mortgage loans, net	134,028	37,507	5,360	11,222	—	(135,970)	52,147
Other income (expense)—portfolio derivatives	—	—	—	—	8,789	—	8,789
Fee and other income	—	751	—	2,495	(44)	512	3,714

Total revenues	148,301	40,195	7,859	14,826	124,610	(135,458)	200,333
Total expenses	113,186	41,154	10,799	14,404	7,833	(56,573)	130,803

Income (loss) before income taxes	35,115	(959)	(2,940)	422	116,777	(78,885)	69,530
Provision for income tax (expense) benefit	N/A	N/A	N/A	N/A	N/A	(3,966)	(3,966)

Net income (loss)	$35,115	(959)	(2,940)	422	116,777	(82,851)	65,564

        Operating results by business segment for the year ending December 31, 2003 are as follows (in thousands):

	Non-Conforming		Conforming
					Investment Portfolio
	Wholesale	Retail	Wholesale	Retail		Corporate	Consolidation
Revenues:
Interest income	$33,074	5,522	7,267	3,255	17,749	—	66,867
Interest expense	10,288	1,782	3,716	1,638	5,137	510	23,071

Net interest income	22,786	3,740	3,551	1,617	12,612	(510)	43,796
Provision for loan losses—loans held for investment	—	—	—	—	(2,078)	—	(2,078)
Gains on sales of mortgage loans, net	116,310	39,695	13,286	18,775	—	(70,184)	117,882
Other income (expense)—portfolio derivatives	—	—	—	—	(3,398)	—	(3,398)
Fee and other income	—	1,423	—	1,722	—	43	3,188

Total revenues	139,096	44,858	16,837	22,114	7,136	(70,651)	159,390
Total expenses	88,744	36,938	13,197	17,814	—	(42,519)	114,174

Income (loss) before income taxes	50,352	7,920	3,640	4,300	7,136	(28,132)	45,216
Provision for income tax (expense) benefit	N/A	N/A	N/A	N/A	N/A	2,616	2,616

Net income (loss)	$50,352	7,920	3,640	4,300	7,136	(25,516)	47,832

        Operating results by business segment for the year ending December 31, 2002 are as follows (in thousands):

	Non-Conforming		Conforming
	Wholesale	Retail	Wholesale	Retail	Corporate	Consolidation
Revenues:
Interest income	$20,517	3,753	6,256	3,140	—	33,666
Interest expense	7,369	1,398	3,207	1,569	576	14,119

Net interest income	13,148	2,355	3,049	1,571	(576)	19,547
Gains on sales of mortgage loans, net	61,301	26,256	9,348	14,500	(36,530)	74,875
Fee and other income	—	1,955	—	1,034	241	3,230

Total revenues	74,449	30,566	12,397	17,105	(36,865)	97,652
Total expenses	47,209	22,926	8,874	14,246	(33,205)	60,050

Income (loss) before income taxes	27,240	7,640	3,523	2,859	(3,660)	37,602
Provision for income tax (expense) benefit	N/A	N/A	N/A	N/A	(15,855)	(15,855)

Net income (loss)	$27,240	7,640	3,523	2,859	(19,515)	21,747

(9)    Income Taxes

        In 2002, the Company was taxed as a C corporation. On March 14, 2003, the Company elected Subchapter S status for income tax purposes. This election was effective as of January 1, 2003 and has no impact on the consolidated operating results for 2002. As a result of this election, during the first quarter of 2003, the deferred tax asset recorded on the consolidated statement of condition as of December 31, 2002 was reversed through the consolidated statement of operations.

        Effective November 13, 2003, the Company revoked its S election. Effective November 13, 2003, FIC elected to be taxed as a Real Estate Investment Trust (REIT) under Section 856(c) of the Internal Revenue Code. As a REIT, FIC generally is not subject to federal income tax. To maintain its qualification as a REIT, FIC must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If FIC fails to qualify as a REIT in any taxable year, FIC will be subject to federal income tax on its taxable income at regular corporate rates. FIC may also be subject to certain state and local taxes. Under certain circumstances, even though FIC qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because FIC has paid or will pay dividends in amounts approximating its taxable income.

        On November 14, 2003, the Company filed an election to treat Fieldstone Mortgage Company as a taxable REIT subsidiary (TRS). A TRS is a corporation that is permitted to engage in non-qualifying REIT activities. Taxable income of a TRS is subject to federal, state, and local income taxes. As a result of this filing, a deferred tax asset was established on November 14, 2003 to recognize the temporary differences between the book and tax basis of assets and liabilities of FMC, the TRS.

        As of December 31, 2004, an income tax receivable of $4.9 million was recorded as a component of accounts receivable in the consolidated statements of condition. The receivable primarily related to the overpayment of estimated state and federal income taxes for the TRS for the year ended December 31, 2004. At December 31, 2003, the Company recorded $2.9 million in state and federal income taxes payable as a component of accounts payable and accrued expenses in the consolidated statements of condition, primarily related to the TRS taxable income for the period November 13 through December 31, 2003, following the revocation of the Company's S election.

        Income tax (expense) benefit for the years ending December 31, 2004, 2003, and 2002 consists of the following (in thousands):

	Current	Deferred	Total
Year ended December 31, 2004:
U.S. Federal	$(1,886)	(1,393)	(3,279)
State and Local	(498)	(189)	(687)

Total	$(2,384)	(1,582)	(3,966)

Year ended December 31, 2003:
U.S. Federal	$(2,095)	(1,158)	(3,253)
State and Local	(413)	(228)	(641)
TRS Election—Recognition of deferred tax assets	—	18,880	18,880
S Election—Elimination of deferred tax assets	—	(12,370)	(12,370)

Total	$(2,508)	5,124	2,616

Year ended December 31, 2002:
U.S. Federal	$(18,718)	6,442	(12,276)
State and Local	(5,050)	1,471	(3,579)

Total	$(23,768)	7,913	(15,855)

        A reconciliation of the statutory federal and state income tax rates to the Company's effective income tax rates for the years ending December 31, 2004, 2003, and 2002 is as follows:

	2004	2003	2002
Federal statutory rate	(34.0)%	(34.0)%	(35.0)%
State income tax rate (net of federal benefit)	(5.4)	(4.7)	(6.2)
Income during S Corp status	—	30.5	—
Non-deductible expenses	—	—	(0.3)
Non-taxable REIT income	33.7	—	—
Change in deferred tax asset during S Corp period	—	13.7	—
Other	—	—	(0.6)

Effective income tax rate	(5.7)%	5.5%	(42.1)%

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004, and 2003 are presented below (in thousands).

	2004	2003
Deferred tax asset:
Reserve for losses	$13,959	13,564
Mark to market on loans held for sale	1,725	4,229
Other	1,539	962

Total gross deferred tax assets	17,223	18,755

Deferred tax liability:
Net deferred origination costs	(406)	(600)
Furniture and equipment depreciation	(937)	(693)

Total deferred tax liabilities	(1,343)	(1,293)

Total deferred tax asset, net	$15,880	17,462

        Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset, will be realized. The ability of the Company to realize the deferred tax asset is periodically reviewed and the valuation allowance, if any, is adjusted accordingly.

(10)    Common Stock

        On November 14, 2003 Fieldstone Investment Corporation merged with Fieldstone Holdings Corp. in which the shareholders of Fieldstone Holdings Corp. received 565.38 shares of FIC common stock for each share of Fieldstone Holdings Corp. common stock. The transaction was treated as a reverse merger, with Fieldstone Investment Corporation as the surviving entity.

        Additionally on November 14, 2003, FIC sold 40.6 million shares of $.01 par value common stock at a price of $13.95 per share (net of underwriter's discount or placement agent's fee) and 356,540 of $.01 par value common stock to FIC officers at $15.00 per share, in a private placement offering. FIC incurred approximately $3.4 million of legal, consulting and accounting costs in connection with the issuance of common stock. Simultaneously with the sale of the 41.0 million shares, FIC sold 400,000 shares to Friedman, Billings, Ramsey & Co., Inc. (FBR) at a price of $0.01 per share. The value of the shares sold to FBR was $15.00 per share, and the difference between the value of the shares sold and the price paid represented compensation to FBR for financial advisory services related to the capital raised in the private placement offering. $188.1 million of the proceeds was used to redeem 94.83% of the common stock outstanding of Fieldstone Holdings Corp., representing the total holdings on non-employee shareholders immediately prior to the offering. The per share redemption price was $13.22. The amount was determined based on a contractual redemption agreement among FIC, Fieldstone Holdings Corp. and the redeeming shareholders.

        In connection with the private placement offering, FIC sold 5.7 million shares and 422,067 of over-allotment shares of $.01 par value common stock on November 18, 2003 and December 11, 2003, respectively. Total net proceeds for the over-allotment sales, after underwriter's discount and associated costs, were $85.8 million.

        As a result of the aforementioned transaction, certain change of control provisions included in the employee incentive and retention bonus plan adopted in July 2002 were triggered, and $16.2 million of expense was incurred and paid in the fourth quarter of 2003.

(11)    Earnings Per Share

        Information relating to the calculations of earnings per share (EPS) of common stock for the years ended December 31, 2004, 2003, and 2002 is summarized as follows (in thousands, except per share data):

	Year Ended December 31,
	2004	2003	2002
Basic earnings per share:
Net income	$65,564	47,832	21,747
Dividends on unvested restricted stock	(571)	—	—

Adjusted net income used in EPS computation	$64,993	47,832	21,747

Weighted average shares outstanding	48,328	19,289	15,090
Earnings per share	$1.34	2.48	1.44
Diluted earnings per share:
Net income	$65,564	47,832	21,747
Dividends on unvested restricted stock	(571)	—	—

Adjusted net income used in EPS computation	$64,993	47,832	21,747

Weighted average shares outstanding	48,328	19,289	15,090
Dilutive effect of options and restricted stock	43	76	—

Weighted average shares outstanding, diluted	48,371	19,365	15,090
Diluted earnings per share	$1.34	2.47	1.44

        Effects of potentially dilutive securities are presented only in periods in which they are dilutive. For the year ended December 31, 2004, 46,000 stock options, at a strike price of $19.25, and 396,250 shares of unvested restricted stock were excluded from the calculation of diluted earnings per share. These stock options and restricted stock would have an antidilutive effect on earnings per share. For the year ended December 31, 2003 no outstanding stock options or restricted stock were excluded from the calculation of diluted earnings per share. For the year ended December 31, 2002 the Company had no outstanding stock options or restricted stock.

(12)    Stock Options

        Under the Company's stock option plan approved by the board and shareholders in July 2003, options to purchase shares of common stock may be awarded to the Company's employees, outside directors and consultants and to any other individual whose participation in the plan is determined to be in the best interests of the Company by the compensation committee of FIC's Board of Directors. The exercise price of each stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of options granted to any 10% shareholder may not be less than 110% of the fair market value of our common stock on the date of grant. Stock options typically vest ratably over a four-year period with a term fixed by the compensation committee not to exceed 10 years from the date of grant.

        The following table summarizes stock option activity for the years ended December 31, 2004 and 2003:

	Shares	Weighted Average Exercise Price
Balance at January 1, 2003	—	—
Options granted	748,000	$15.00
Options exercised	—	—
Options expired or cancelled	—	—

Balance at December 31, 2003	748,000	15.00
Options granted	61,000	18.27
Options exercised	(14,400)	15.00
Options expired or cancelled	(33,000)	15.00

Balance at December 31, 2004	761,600	$15.26

        The weighted average exercise price of the options vesting in 2004 and 2003 was $15.30 and $15.00, respectively. The weighted average exercise price of nonvested options as of December 31, 2004 and 2003 was $15.29 and $15.00, respectively. In accordance with FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company has elected to expense its stock-based compensation by applying the fair value method to stock based compensation using the Black-Scholes option pricing model. Total compensation expense relating to stock option issuance of $283.8 thousand and $215.7 thousand was recorded in salaries and employee benefits for the years ending December 31, 2004 and 2003, respectively.

        The following table summarizes the weighted average fair value of the granted options, determined using the Black-Scholes option pricing model, and the assumptions used in their determination.

	December 31, 2004	December 31, 2003
Weighted average:
Fair value, at date of grant	$1.85	$1.82
Expected life in years	10	10
Annual risk-free interest rate	4.25%	4.25%
Expected volatility	40%	40%
Expected forfeitures	10%	10%
Expected dividend yield	10%	10%

        The following table summarizes additional information relating to outstanding and exercisable stock options at December 31, 2004:

Options Outstanding	Remaining Contractual Life in Years	Exercise Price	Options Exercisable
700,600	8.9	$15.00	239,350
46,000	9.2	19.25	11,500
15,000	9.6	15.25	—

761,600			250,850

(13)    Restricted Stock

        Pursuant to board and shareholder approval granted in July 2003, on November 14, 2003, the Company granted 510,000 shares of restricted stock to the Company's non-employee directors, and senior managers, valued at $15.00 per share, with twenty-five percent of the shares to vest annually, beginning December 31, 2004. On February 25, 2004, pursuant to board approval, the Company granted 20,000 shares of restricted stock to senior managers, valued at $19.25 per share, with twenty-five percent of the shares to vest annually, beginning December 31, 2004. On August 18, 2004, pursuant to board approval, the Company granted 10,000 shares of restricted stock to a newly appointed non-employee director, valued at $15.25 per share, with twenty-five percent of the shares to vest annually, beginning December 31, 2005. During the year ended December 31, 2004, 15,000 shares of restricted stock were forfeited and 9,384 shares of restricted stock were repurchased and cancelled. All of the awards are expensed on a straight-line method over the scheduled vesting period. The expected annual expense related to these grants in 2005 through 2007 is $1.8 million annually. Compensation expense related to the shares of restricted stock, which is included in the consolidated statements of operations, was $1.9 million and $0.1 million for the years ended December 31, 2004 and 2003, respectively.

(14)    Commitments and Contingencies

  (a)    Loan Commitments

        At December 31, 2004 and 2003, the Company had origination commitments outstanding to fund approximately $422 million and $414 million in mortgage loans, respectively. Fixed rate and hybrid ARM mortgages which are fixed for the initial two to three year term of the loan, comprised 96.9% and 99.5%, respectively, of the outstanding origination commitments. The Company had forward delivery commitments to sell approximately $0.4 billion and $1.1 billion of loans at December 31, 2004 and 2003, respectively, of which $63.1 million and $94.5 million, respectively, were mandatory sales of mortgage backed securities and investor whole loan trades. At December 31, 2004 and 2003, the Company had a commitment to sell $40 million and $325 million, respectively, of treasury note forward contracts, used to economically hedge the interest rate risk of its non-conforming loans.

  (b)    Office Leases

        The Company has entered into agreements to lease office space. The remaining future minimum lease payments under the noncancelable leases are (in thousands):

2005	$5,942
2006	4,857
2007	3,976
2008	2,776
2009	1,168
2010	211

Total	$18,930

        Rent expense was $6.8 million, $4.8 million, and $3.5 million for the years ended December 31, 2004, 2003, and 2002, respectively, which included $0.3 million of expense for lease termination costs in the year ended December 31, 2004.

  (c)    Leased Equipment

        The Company has entered into agreements to lease office equipment. The minimum lease payments are as follows (in thousands):

2005	$430
2006	224
2007	75
2008	3

Total	$732

        Equipment lease expense was $0.6 million, $0.7 million, and $0.6 million for the years ended December 31, 2004, 2003, and 2002, respectively.

  (d)    Legal Matters

        In 2004, one of the Company's former shareholders filed an action alleging that the shareholders, whose shares were redeemed following the closing of the private placement offering for approximately $188.1 million, are entitled to an additional post-closing redemption price payment of approximately $19.0 million. Presently, the ultimate outcome of this claim and the amount of liability, if any, that may result is not determinable, and no amounts have been accrued in the Company's financial statements with respect to this claim. Regardless of the outcome, in the opinion of management, the final resolution of this dispute will not have a material effect on the Company's business, financial condition or results of operations. If the Company is unsuccessful in defending this matter, the Company could be required to make a cash payment of approximately $19.0 million to the redeemed shareholders, the payment will be an increase in the redemption price of their shares, and accordingly, will be recorded as a reduction of paid in capital in the period in which the dispute is resolved, and will have no impact on the Company's statements of operations. In addition, the Company could be required to pay interest or third-party costs associated with the litigation, which, if payable as part of a settlement, will be recorded to current period earnings.

(15)    Employee Benefit Plans

        The Company maintains a 401(k) savings plan (the Plan) in which all eligible employees may participate after completing a period of service with the Company. The Company's policy is to match a percentage of an employee's contribution to the Plan. The Company may change the match percentage from time to time. The Company's contributions to the Plan become vested after an employee completes a period of service with the Company. For the years ended December 31, 2004, 2003, and 2002 the Company contributed $1.9 million, $1.8 million, and $1.4 million, respectively.

        The Company maintains a Section 125 cafeteria plan for medical and childcare expenses. All full time employees are eligible to participate in the cafeteria plan after completing a period of service with the Company.

        Effective July 2002, the board approved the adoption of an employee incentive and retention bonus plan (the Incentive Plan) for eligible senior management (the Participants.) Under the Incentive Plan, the board of directors may, at its discretion, periodically establish an aggregate amount to be awarded to the Participants, to be paid at a defined date, subject to their continued employment over a defined period of time. The Company has recorded $1.3 million, $2.1 million, and $0.9 million of expense for the deferred compensation portion of these obligations under this Incentive Plan for the year ended December 31, 2004, 2003, and 2002, respectively, which arose primarily as a result of awards granted in 2002. In 2003, the Company paid $0.6 million of accrued bonus relating to the deferred compensation portion of the Plan to the retired chief executive officer and chairman and $16.2 million of expense relating to the change of control component of the Plan.

(16)    Disclosures of Fair Value of Financial Instruments

        The assumptions used and the estimates disclosed represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of December 31, 2004 and 2003. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

        Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Company would realize in a market transaction. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Company.

  (a)    Cash and Restricted Cash

        The carrying amount of cash and restricted cash represents its fair value.

  (b)    Mortgage Loans Held for Sale, Net

        The estimated fair value of mortgage loans held for sale was determined by investor commitment prices for those loans allocated to a specific commitment. The fair value of loans not allocated to a specific commitment was estimated using current market pricing for similar assets.

  (c)    Mortgage Loans Held for Investment, Net

        The estimated fair value for mortgage loans held for investment was determined by obtaining dealer quotes for a whole loan sales price for the portfolio loan product.

  (d)    Accrued Interest Receivable and Interest Payable

        The carrying amount of accrued interest receivable and accrued interest payable approximates fair value because these instruments are of short duration and do not present significant credit concerns.

  (e)    Derivative Instruments

        The estimated fair value of derivative instruments is estimated by discounting projected future cash flows at appropriate rates and by obtaining dealer quotes.

  (f)    Warehouse Financing

        The carrying amount of warehouse financing approximates their fair value due to their variable rate.

  (g)    Securitization Financing

        Securitization financing is secured by mortgage loans held for investment and is tied to one month LIBOR and accordingly, carrying value is considered a reasonable estimate of fair value.

        The following table summarizes the carrying amount and estimated fair value of financial assets and financial liabilities as of December 31, 2004 and 2003 (in thousands).

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and restricted cash	$65,703	65,703	170,304	170,304
Mortgage loans held for sale	357,050	362,649	510,384	523,303
Mortgage loans held for investment, net	4,752,108	4,841,169	1,326,841	1,361,965
Accrued interest receivable	22,420	22,420	5,550	5,550
Derivative instruments	20,161	20,161	(1,323)	(1,323)
Financial liabilities:
Warehouse financing	710,002	710,002	987,588	987,588
Securitization financing	4,050,786	4,050,786	487,222	487,222
Accrued interest payable	3,083	3,083	1,414	1,414

(17)    Regulatory Requirements

        FMC is subject to a number of minimum net worth requirements resulting from contractual agreements with secondary market investors and state-imposed regulatory mandates. The most stringent net worth requirement imposed upon FMC by the U.S. Department of Housing and Urban Development (HUD) in connection with Federal Housing Authority loans originated by FMC. The table below summarizes the HUD net worth requirements of FMC as of December 31, 2004 and 2003, respectively.

	2004	2003
HUD net worth requirement	$1,000	1,000
FMC shareholder's equity as of December 31	75,073	68,939
Less: FMC non-acceptable assets	178	24,999

FMC adjusted net worth, as defined under contractual agreements with HUD	74,895	43,940

FMC excess net worth	$73,895	$42,940

(18)    Unaudited Selected Quarterly Financial Data for the Years Ended December 31, 2004 and 2003

	Quarter Ended (in thousands, except per share data)
	2004				2003
	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Operating Data:
Revenues:
Interest income:
Loans held for investment	$76,321	60,141	42,408	27,590	12,930	4,819	—	—
Loans held for sale	6,280	6,445	6,139	6,452	11,524	11,845	12,338	13,411

Total interest income	82,601	66,586	48,547	34,042	24,454	16,664	12,338	13,411

Interest expense:
Loans held for investment	30,334	20,274	11,266	7,165	3,184	1,953	—	—
Loans held for sale	1,227	1,543	1,318	1,410	3,893	4,271	4,724	4,536
Subordinated debt	—	—	—	—	160	121	101	128

Total interest expense	31,561	21,817	12,584	8,575	7,237	6,345	4,825	4,664

Net interest income	51,040	44,769	35,963	25,467	17,217	10,319	7,513	8,747
Provision for loan losses—loans held for investment	6,678	5,921	6,778	2,179	2,027	51	—	—

Net interest income after provision for loan losses	44,362	38,848	29,185	23,288	15,190	10,268	7,513	8,747
Gains on sales of mortgage loans, net	10,791	14,238	12,950	14,168	21,822	27,782	34,135	34,143
Other income (expense)—portfolio derivatives	13,277	(15,032)	20,376	(9,832)	(3,398)	—	—	—
Fees and other income	816	1,067	988	843	881	878	705	724

Total revenues	69,246	39,121	63,499	28,467	34,495	38,928	42,353	43,614

Expenses:
Payroll and related expenses, net	19,498	20,690	20,665	21,062	33,846	18,693	16,817	14,871
General and administrative expenses	15,059	12,944	11,399	9,486	9,660	7,424	7,064	5,799

Total expenses	34,557	33,634	32,064	30,548	43,506	26,117	23,881	20,670

Income (loss) before taxes	34,689	5,487	31,435	(2,081)	(9,011)	12,811	18,472	22,944
Provision for income tax (expense) benefit	572	(1,536)	(1,312)	(1,690)	15,352	—	1,362	(14,098)

Net income (loss)	$35,261	3,951	30,123	(3,771)	6,341	12,811	19,834	8,846

Earnings (loss) per share of common stock:
Basic	$0.72	0.08	0.62	(0.08)	0.20	0.85	1.32	0.59
Diluted	$0.72	0.08	0.62	(0.08)	0.20	0.85	1.32	0.59

Schedule IV

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Mortgage Loans on Real Estate

December 31, 2004

(In thousands)

Mortgage Loans Held for Investment

Description	Number of Mortgage Loans	Aggregate Principal Balance	Percent of Total	Weighted Average Interest Rate
Original Loan Amount
$50,000 or less	698	$29,700	0.6%	8.2%
$50,001 to $100,000	4,592	352,114	7.4%	7.6%
$100,001 to $150,000	5,029	621,083	13.1%	7.3%
$150,001 to $200,000	4,020	698,201	14.8%	7.0%
$200,001 to $250,000	3,190	710,919	15.0%	6.7%
$250,001 to $300,000	2,590	707,383	14.9%	6.6%
$300,001 to $350,000	1,830	592,253	12.5%	6.5%
$350,001 to $400,000	1,401	526,520	11.1%	6.4%
$400,001 to $450,000	392	166,078	3.5%	6.6%
$450,001 to $500,000	440	210,742	4.5%	6.6%
$500,001 to $550,000	77	40,693	0.9%	6.6%
$550,001 to $600,000	80	46,059	1.0%	6.4%
$600,001 to $650,000	43	27,044	0.6%	6.5%
$650,001 or greater	9	6,274	0.1%	6.3%

Total	24,391	4,735,063	100.0%	6.8%
Plus: Net deferred loan origination (fees)/costs		39,693
Less: Allowance for loan losses		(22,648)

Total mortgage loans held for investment, net		$4,752,108

Interest Rate Ranges
6.0% or less	3,388	$905,837	19.1%
6.01% to 6.5%	4,643	1,115,763	23.6%
6.51% to 7.0%	5,707	1,174,672	24.8%
7.01% to 7.5%	3,811	656,989	13.9%
7.51% to 8.0%	3,574	519,756	11.0%
8.01% to 8.5%	1,575	191,792	4.0%
8.51% to 9.0%	1,092	121,133	2.6%
9.01% to 9.5%	330	30,043	0.6%
9.51% to 10.0%	185	14,601	0.3%
10.01% to 10.5%	82	4,314	0.1%
10.51% to 11.0%	4	163	0.0%

Total	24,391	4,735,063	100.0%
Plus: Net deferred loan origination (fees)/costs		39,693
Less: Allowance for loan losses		(22,648)

Total mortgage loans held for investment, net		$4,752,108

Geographic Location
CA	8,009	$2,239,224	47.3%
IL	2,160	354,402	7.5%
CO	1,757	325,802	6.9%
AZ	1,550	232,337	4.9%
TX	1,548	175,873	3.7%
FL	1,143	174,864	3.7%
MA	693	168,174	3.6%
WA	897	168,165	3.6%
MD	397	84,557	1.8%
Other	6,237	811,665	17.0%

Total	24,391	4,735,063	100.0%
Plus: Net deferred loan origination (fees)/costs		39,693
Less: Allowance for loan losses		(22,648)

Total mortgage loans held for investment, net		$4,752,108

NOTES:

(1)
Mortgage loans held for investment primarily consist of non-conforming, adjustable rate, first lien loans.

(2)
As of December 31, 2004, 99.9% of the mortgage loans held for investment will contractually mature during the years of 2033 through 2035.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES
Reconciliation of Mortgage Loans on Real Estate
Mortgage Loans Held for Investment
(In thousands)

Year Ended December 31, 2004
Principal balance at beginning of period	$1,319,123
Additions during period:
New mortgage loans	4,112,190
Deductions during period:
Collections of principal	690,037
Transfers to real estate owned	6,213

Principal balance at close of period	4,735,063
Plus: Net deferred loan origination (fees)/costs	39,693

Ending balance mortgage loans held for investment	4,774,756
Less: Allowance for loan losses	22,648

Ending balance mortgage loans held for investment, net	$4,752,108

FIELDSTONE INVESTMENT CORPORATION

43,328,933 Shares of Common Stock

PROSPECTUS

April 4, 2005

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TABLE OF CONTENTS
SUMMARY
The Offering
Summary Selected Historical Consolidated Financial Data (In thousands)
Selected Consolidated Financial and Other Data (In thousands, except per share data)
RISK FACTORS
Risks Related to Our Business
APR and Points and Fees Thresholds
Risks Related to our Recent Restatement of our Financial Statements
Risks Related to this Offering
Risks Related to our Organization and Structure
Tax Risks
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET PRICE OF AND DISTRIBUTIONS ON OUR COMMON STOCK
OUR STRUCTURE AND FORMATION TRANSACTIONS; 144A OFFERING
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (In thousands)
Selected Consolidated Financial and Other Data (In thousands, except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Payment Due by Period (In thousands)
BUSINESS
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES AND TRANSACTIONS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Summary Employment Agreement Table
Option Grants in 2004 and 2003
Aggregate Option Exercises in 2004 and 2004 Option Values
PRINCIPAL STOCKHOLDERS
SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT FIELDSTONE INVESTMENT CORPORATION
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2004 and 2003 (In thousands, except share and per share data)
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations Years Ended December 31, 2004, 2003 and 2002 (In thousands, except share and per share data)
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years Ended December 31, 2004, 2003 and 2002 (In thousands)
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years Ended December 31, 2004, 2003 and 2002 (In thousands)
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
Schedule IV FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Mortgage Loans on Real Estate December 31, 2004 (In thousands) Mortgage Loans Held for Investment
FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES Reconciliation of Mortgage Loans on Real Estate Mortgage Loans Held for Investment (In thousands)